Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

between

DELL TECHNOLOGIES INC.

and

VMWARE, INC.

Dated as of April 14, 2021

TABLE OF CONTENTS

i

ii

iii

EXHIBITS

Exhibit A	Conversion Amendment
Exhibit B	Pre-Distribution A&R Bylaws
Exhibit C	Post-Distribution A&R Charter
Exhibit D	Post-Distribution A&R Bylaws
Exhibit E	Tax Matters Agreement
Exhibit F	Form of Stockholders Agreement
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of Covenant not to Sue and Release Agreement
Exhibit J	Form of Amendment and Termination of 2007 Intellectual Property Agreement
Exhibit K	Form of Commercial Framework Agreement
Exhibit L	Form of Governance Letter Amendment Agreement
Exhibit M	Distribution Step Plan

i

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of April 14, 2021 (this “Agreement”), is by and between Dell Technologies Inc., a Delaware corporation (“Dell”), and VMware, Inc., a Delaware corporation (“VMware”). Dell and VMware are referred to together as the “Parties” and individually as a “Party.” Capitalized terms used herein shall have the respective meanings assigned to them in Section 1.1 or elsewhere in this Agreement.

W I T N E S S E T H:

WHEREAS, Dell is currently the indirect owner of 80.6% of the issued and outstanding shares of VMware Common Stock;

WHEREAS, Dell and VMware desire to consummate a series of transactions in order to effect the separation of Dell and VMware, including the following (in each case on the terms and subject to the conditions set forth in this Agreement):

(i) the Internal Distribution of the VMware Common Stock owned by the EMC Entities to Dell Inc. (the “Initial Distribution”);

(ii) following such Initial Distribution, the conditional payment of a dividend to the VMware Common Stockholders in an aggregate amount equal to the VMware Special Dividend Amount, as more fully described in this Agreement (the “VMware Special Dividend”);

(iii) immediately following the payment of the VMware Special Dividend, the separation of the VMware Group from the Dell Group, including through the termination or settlement of certain intercompany accounts and intercompany Contracts and the other transactions described in Article II of this Agreement and the Ancillary Agreements (such transactions contemplated by Article II and the Ancillary Agreements, the “Separation”);

(iv) immediately following the receipt by Dell Inc. of its pro rata portion of the VMware Special Dividend and concurrently with the consummation of the Separation, then Dell shall consummate the distribution by Dell to the Dell Record Holders of all of the issued and outstanding shares of VMware Common Stock then owned by Dell, as more fully described in this Agreement (the “Distribution”); and

(v) in connection with and immediately following the Distribution, while the shares of VMware Class B Common Stock are held by the transfer agent and prior to receipt thereof by the Dell Record Holders, the automatic conversion of each share of VMware Class B Common Stock into one fully paid and non-assessable share of VMware Class A Common Stock in accordance with clause (vi)(k) of Section C of Article IV of the Conversion Amendment (as defined below) of the Certificate of Incorporation (the “Conversion” and together with the Distribution, the Separation, the Internal Distributions, the payment of the VMware Special Dividend and the other transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Distribution be treated as a transaction governed by section 355 of the Code;

WHEREAS, the Dell Board of Directors has, by the unanimous vote of all of the directors, (i) determined that it is in the best interests of Dell and its stockholders for Dell to enter into this Agreement and has declared this Agreement and the Transactions advisable and (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Dell and the consummation of the Transactions;

WHEREAS, the special committee (the “VMware Special Committee”) of the VMware Board of Directors, consisting solely of independent and disinterested directors of VMware, has, by the unanimous vote of all of its members, recommended that the VMware Board of Directors (i) authorize VMware to enter into this Agreement and (ii) authorize and declare the VMware Special Dividend, subject to and conditional upon, the satisfaction of the Dividend Payment Conditions;

WHEREAS, the VMware Board of Directors, acting upon the unanimous recommendation of the VMware Special Committee, has, by the unanimous vote of all of the directors, (i) determined that it is advisable and in the best interests of VMware and its stockholders (other than the Dell Group) for VMware to enter into this Agreement and (ii) subject to and conditional upon the satisfaction of the Dividend Payment Conditions, authorized, approved and declared the VMware Special Dividend with a record date of the close of business on the Business Day immediately preceding the Distribution Date (the “Dividend Record Date”) and a payment date of the Distribution Date (the “Dividend Payment Date”);

WHEREAS, the VMware Board of Directors, upon the recommendation of the VMware Special Committee, has approved, adopted, and declared advisable an amendment to the VMware Charter, substantially in the form attached hereto as Exhibit A (the “Conversion Amendment”) and an amended and restated bylaws of VMware, substantially in the form attached hereto as Exhibit B (the “Pre-Distribution A&R Bylaws”), and has directed the officers of VMware to submit the Conversion Amendment and Pre-Distribution A&R Bylaws to the stockholders of VMware for adoption;

WHEREAS, the EMC Entities acting in their capacity as the holders of VMware Common Stock, acting in accordance with section 228 of the Delaware General Corporation Law and Section 2.11 of the VMware Bylaws, delivered an irrevocable written consent approving, the Conversion Amendment and the Pre-Distribution A&R Bylaws;

WHEREAS, the VMware Board of Directors, upon the recommendation of the VMware Special Committee has (i) approved, adopted and declared advisable an amended and restated certificate of incorporation of VMware, substantially in the form attached hereto as Exhibit C (the “Post-Distribution A&R Charter”) and an amended and restated bylaws of VMware, substantially in the form attached hereto as Exhibit D (the “Post-Distribution A&R Bylaws”), in each case, to be effective following the Distribution, and (ii) has directed the officers of VMware to submit the Post-Distribution A&R Charter and Post-Distribution A&R Bylaws to the stockholders of VMware for adoption;

WHEREAS, the EMC Entities acting in their capacity as the holders of VMware Common Stock, acting in accordance with section 228 of the Delaware General Corporation Law and Section 2.11 of the VMware Bylaws, delivered an irrevocable written consent approving the Post-Distribution A&R Charter and Post-Distribution A&R Bylaws as of the Separation Effective Time;

WHEREAS, as a condition and material inducement to each Party’s execution and delivery of this Agreement, each Party has separately executed and delivered to each other, simultaneously with the execution and delivery of this agreement, a Tax Matters Agreement substantially in the form set forth on Exhibit E (the “Tax Matters Agreement”) which sets forth the respective responsibilities of the Parties with respect to taxes arising in connection with and following the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

SECTION 1.1 Definitions.

“Action” means any demand, request for inspection of corporate books and records, claim, action (judicial, administrative or otherwise), suit, countersuit, arbitration, inquiry, proceeding or investigation by any Person or any Governmental Authority or before any Governmental Authority or any arbitration or mediation tribunal.

“Additional Dividend Conditions” means, (a) at any time prior to the payment of the VMware Special Dividend, there shall not have occurred any event, development, circumstance, change, effect or occurrence that has had or is reasonably likely to have a VMware Material Adverse Effect and (b) no Rating Agency shall have downgraded or provided a public indication or Private Indication of a downgrade to the credit rating of VMware’s senior unsecured debt or corporate family rating to a level below Investment Grade for any reason, including as a result of the announcement or payment of the VMware Special Dividend (or the incurrence of debt in connection therewith), in each case which remains continuing as of immediately prior to the payment of the VMware Special Dividend (in all cases, after VMware’s compliance with the first sentence of Section 6.1(a), Section 6.2(a) and Section 6.2(c)); provided, that if VMware receives the lowest Investment Grade rating by any Rating Agency (or receives a public indication or Private Indication of the lowest Investment Grade rating by any Rating Agency), VMware shall not have received from such Rating Agency a Negative Indication from such Rating Agency which remains continuing as of immediately prior to the payment of the VMware Special Dividend (in all cases, after VMware’s compliance with the first sentence of Section 6.1(a), Section 6.2(a) and Section 6.2(c)).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, that, notwithstanding anything to the contrary herein, except with respect to the provisions of Section 12.15, in no event shall any MSD Entity, any SLP Entity, and other direct or indirect stockholder of Dell from time to time which is a professional financial investor, or any investment fund or vehicle affiliated with any of the foregoing, or any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any of the foregoing, be deemed, treated or considered to be an Affiliate of any member of the Dell Group or the VMware Group (or, in each case, vice versa); provided, further, that for purposes of this Agreement and the Ancillary Agreements, no member of the VMware Group shall be deemed an Affiliate of any member of the Dell Group and no member of the Dell Group shall be deemed an Affiliate of any member of the VMware Group.

“After Tax Amount” has the meaning set forth in the Tax Matters Agreement.

“Agent” has the meaning as set forth in Section 3.2(c).

“Agreement” has the meaning as set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in Section 2.7(f).

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of such Person, including rights and benefits pursuant to any contract, lease, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement. Notwithstanding anything herein to the contrary, the rights and obligations of the Parties with respect to Tax assets shall be governed by the Tax Matters Agreement and, therefore, Tax assets shall not be treated as “Assets” for purposes of this Agreement.

“Bankruptcy and Equity Exception” has the meaning as set forth in Section 4.3(a).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday under the Laws of the State of New York or under the Federal Laws of the United States of America.

“Claim Notice” has the meaning as set forth in Section 9.3(b).

“Claimant Party” has the meaning as set forth in Section 11.3(b).

“CNTS Agreement” has the meaning set forth in Section 2.7(d).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Framework Agreement” has the meaning as set forth in Section 2.7(f).

“Confidential Information” has the meaning as set forth in Section 10.7.

“Consent” means any consent, waiver or approval from, or notification requirement to, any Third Party.

“Contract” means any contract, agreement, note, bond, indenture, debenture, guarantee, mortgage, deed of trust, lease, sublease, license, instrument or other legally binding commitment, obligation, arrangement or understanding, whether or not in writing.

“Contracting Parties” has the meaning as set forth in Section 12.15.

“Conversion” has the meaning set forth in the Recitals.

“Conversion Amendment” has the meaning set forth in the Recitals.

“Conversion Amendment Information Statement” has the meaning set forth in Section 2.8(a).

“Conversion Notice” has the meaning set forth in Section 6.10.

“Debt Financing” has the meaning set forth in Section 6.6.

“Dell” has the meaning as set forth in the Preamble.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dell Affiliates” means the Affiliates of Dell other than members of the VMware Group.

“Dell Board of Directors” means the board of directors of Dell.

“Dell Business Portion” has the meaning as set forth in Section 2.3(a).

“Dell Class A Common Stock” means the shares of Class A Common Stock, par value $.01 per share, of Dell.

“Dell Class B Common Stock” means the shares of Class B Common Stock, par value $.01 per share, of Dell.

“Dell Class C Common Stock” means the shares of Class C Common Stock, par value $.01 per share, of Dell.

“Dell Common Stock” means the Dell Class A Common Stock, the Dell Class B Common Stock and the Dell Class C Common Stock.

“Dell Dividend Certificate” means a certificate executed by an authorized officer of Dell stating that the conditions set forth in Section 7.2 (other than Section 7.2(d)) are irrevocably satisfied or waived; provided, that notwithstanding anything in this definition to the contrary, if the condition specified in Section 7.2(d) shall not have been satisfied within 24 hours of receipt by VMware of a Dell Dividend Certificate, such Dell Dividend Certificate will no longer be effective and shall automatically be revoked and terminated and expire and be of no force or effect, and a subsequent Dell Dividend Certificate shall be required to be delivered to VMware in order to qualify as a “Dell Dividend Certificate” as such term is used in clause (ii) of the definition of Dividend Payment Conditions.

“Dell Group” means Dell and each Person that is a Subsidiary or a controlled Affiliate of Dell (other than any member of the VMware Group).

“Dell Indemnitees” has the meaning as set forth in Section 9.1.

“Dell Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, (a) has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of the Dell Group, taken as a whole; provided, however, that no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Dell Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the Dell Group operates, (ii) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (iii) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, (iv) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions, cyberattacks or any act of sabotage or terrorism, or any change in general national or international political or social conditions, or any epidemics, pandemics or disease outbreaks (including the COVID-19 virus), (v) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any member of the Dell Group’s compliance therewith, (vi) any failure by Dell to meet any published analyst estimates or expectations of Dell’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Dell to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, or (vii) compliance with the terms of, or the taking of any action expressly required by, this Agreement; except (A) in the cases of clause (i), (ii), (iii), (iv) or (v), to the extent that the Dell Group, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Dell Group operates in which case only such disproportionate effect shall be taken into account and (B) that clause (vi) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences (unless otherwise excepted under clauses (i)-(v) or (vii) hereof) underlying such changes or failures constitute or contribute to a Dell Material Adverse Effect or (b) prevents or materially delays or impairs the ability of Dell or its controlled Affiliates to consummate timely the Transactions or perform its respective obligations under this Agreement and the Ancillary Agreements.

“Dell Record Date” shall mean the close of business on the date to be determined by the Dell Board of Directors in its sole and absolute discretion as the record date for determining holders of shares of Dell Common Stock entitled to receive shares of VMware Common Stock pursuant to the Distribution.

“Dell Record Holders” means the holders of record of shares of Dell Common Stock as of the Dell Record Date.

“Disclosing Party” has the meaning as set forth in Section 10.8.

“Dispute” has the meaning as set forth in Section 11.1.

“Dispute Notice” has the meaning as set forth in Section 11.3(b).

“Dispute Parties” means the Claimant Party and the Responding Party in a Dispute.

“Distribution” has the meaning set forth in the Recitals; provided, that, for purposes of Section 3.2, the first two sentences of Section 3.3(a) and Section 3.3(e), “Distribution” shall be deemed to include each Internal Distribution.

“Distribution Date” has the meaning as set forth in Section 3.1(a).

“Distribution Effective Time” has the meaning as set forth in Section 3.3(a).

“Distribution Tax Opinion” means a written opinion of a nationally-recognized tax counsel or “Big Four” accounting firm chosen by Dell, addressed to Dell, in form and substance reasonably satisfactory to Dell, dated as of the Distribution Date, to the effect that the Distribution and each Internal Distribution will qualify for its Intended Tax Treatment.

“Dividend Payment Conditions” means (i) the condition that, as of the date of determination, all conditions set forth in Section 7.1 and Section 7.3 have been satisfied or, to the extent permitted by Law, waived (other than those conditions that by their nature are to be satisfied at the consummation of the Transactions) and (ii) the Dell Dividend Certificate shall have been delivered to VMware.

“Dividend Payment Date” has the meaning as set forth in the Recitals.

“Dividend Record Date” has the meaning as set forth in the Recitals.

“dollars” or “$” means lawful money of the United States of America.

“End Date” has the meaning as set forth in Section 8.1(b)(i).

“EMC Entities” means EMC Corporation, VMW Holdco LLC and EMC Equity Assets LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing VMware Credit Facilities” means that certain Five-Year Credit Agreement, dated as of September 12, 2017, by and among VMware, the lenders party thereto and JP Morgan Chase Bank, as administrative agent.

“Final Determination” means, with respect to any Action, (a) the parties to the Action have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered an order or judgment and all appeal rights have lapsed or have been exhausted, or (c) an arbitration or like panel to which the parties thereto have agreed to submit such Action shall have rendered determination and all appeal rights have lapsed or have been exhausted. The term “Finally Determined” shall have a correlative meaning.

“Final Tax Determination” has the meaning as set forth in the definition of “Final Determination” in the Tax Matters Agreement.

“Governance Letter” means that certain letter agreement, dated as of July 1, 2018, by and between Dell and VMware.

“Governmental Approval” means any consent, approval, license, permit, order, exemption, or authorization to be obtained from, or registration, declaration or filing to be made with, any Governmental Authority.

“Governmental Authority” means any government, court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local, domestic, foreign or multinational.

“Group” means the Dell Group or the VMware Group, as the context requires.

“Indemnified Party” has the meaning as set forth in Section 9.3(a).

“Indemnifying Party” has the meaning as set forth in Section 9.3(b).

“Intended Tax Treatment” means (i) the Distribution and each Internal Distribution (other than the distributions of VMware Common Stock owned by VMC Holdco LLC and EMC Equity Assets LLC to EMC Corporation) will qualify as a distribution within the meaning of section 355 of the Code and (ii) the VMware Special Dividend will constitute a distribution within the meaning of section 301 of the Code.

“Inter-Company Agreements” means the Ancillary Agreements and the Master Transaction Agreement

“Internal Distribution” means each of (i) the Initial Distribution, (ii) the distribution of VMware Common Stock owned by Dell Inc. to Denali Intermediate Inc. and (iii) the distribution of VMware Common Stock owned by Denali Intermediate Inc. to Dell.

“Investment Grade” means, with respect to VMware’s corporate family or senior unsecured debt, having (i) a rating equal to Baa3 (and stable or better outlook) by Moody’s, BBB- (and stable or better outlook) by S&P Global Ratings and BBB- (and stable or better outlook) by Fitch or (ii) a rating equal to or higher than Baa2 by Moody’s, BBB by S&P Global Ratings and BBB by Fitch (which, solely in the case of this clause (ii), shall not require any outlook or any applicable standard for any such outlook, in each case, from the applicable Rating Agency).

“IP Agreement” means the Intellectual Property Agreement, dated as of August 13, 2007, by and between EMC Corporation and VMware.

“IP Termination Agreement” has the meaning as set forth in Section 2.7(e).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law (including common law), ordinance, directive, code, treaty, Order, rule or regulation issued, promulgated or entered into by or with any Governmental Authority.

“Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or Order or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the Records or financial statements of any Person. Notwithstanding anything herein to the contrary, except with respect to Taxes that represent liabilities arising from any non-Tax Liability, the rights and obligations of the Parties with respect to Tax liabilities shall be governed by the Tax Matters Agreement and Taxes shall not be treated as “Liabilities” for purposes of this Agreement.

“Lien” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, hypothecation, assignment, deposit arrangement, adverse claim, encumbrance, other charger or security interest, easement, servitude, pre-emptive right, right of first refusal, transfer restriction, adverse ownership claim or other similar encumbrance or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever.

“Master Transaction Agreement” means the Amended and Restated Master Transaction Agreement, dated as of January 9, 2018, by and between EMC Corporation, Dell and VMware, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“MSD Entities” means the MSD Stockholders (as defined in the Stockholders Agreement).

“Negative Indication” means a public indication or Private Indication from a Rating Agency that includes a “negative outlook”, “negative watch”, “CreditWatch Negative”, “watchlist”, “on watch” or “rating watch” or that a rating is under review or under consideration for a rating action that would result in VMware’s corporate family or senior unsecured debt ceasing to be Investment Grade.

“Nonparty Affiliates” has the meaning as set forth in Section 12.15.

“Notice Period” has the meaning as set forth in Section 9.3(b).

“NYSE” means The New York Stock Exchange.

“Order” means any judgment, award (arbitration or otherwise), order, injunction, ruling, writ, assessment or decree issued, promulgated or entered into by or with any Governmental Authority.

“Parties” and “Party” have the meanings as set forth in the Preamble.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity or any other entity, including any Governmental Authority.

“Post-Distribution A&R Bylaws” has the meaning as set forth in the Recitals.

“Post-Distribution A&R Charter” has the meaning as set forth in the Recitals.

“Post-Distribution Requesting Party” has the meaning as set forth in Section 10.1(a)(ii).

“Pre-Distribution A&R Bylaws” has the meaning as set forth in the Recitals.

“Pre-Distribution Requesting Party” has the meaning as set forth in Section 10.1(a)(i).

“Prime Rate” means, on the applicable date a payment is due under this Agreement, the rate of interest per annum published in the “Money Rates” section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect, provided, that if such rate of interest becomes unavailable for any reason, the “Prime Rate” shall mean the prime lending rate in effect on such date by a major money center commercial bank agreed to by the Parties hereto.

“Private Indication” means, with respect to any Ratings Agency, a conclusive, written indication letter following a RES/RAS Process with such Ratings Agency.

“Private Letter Ruling” means an IRS private letter ruling applied for by Dell to the effect that, for U.S. federal income tax purposes, the Distribution, each of the Internal Distributions shall qualify for the Intended Tax Treatment, which ruling will be in form and substance reasonably satisfactory to Dell.

“Privileged Information” shall mean any information, documents and materials in written, oral, electronic or other tangible or intangible forms, to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other similar protection, including the attorney-client, joint defense, common interest and work product privileges.

“Rating Agency” means each of Moody’s, S&P Global Ratings and Fitch, as the case may be.

“Records” means all books, records, files, documents and information, including all books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Requesting Party” means a Pre-Distribution Requesting Party or a Post-Distribution Requesting Party, as the context requires.

“Required Party” has the meaning set forth in Section 10.8.

“RES/RAS Process” means VMware’s completion of the Rating Evaluation Service review with S&P Global Ratings and the Rating Assessment Service with Moody’s and Fitch.

“Responding Party” means, with respect to any Dispute, (i) if the Claimant Party is a member of the VMware Group, any member of the Dell Group and (ii) if the Claimant Party is a member of the Dell Group, any member of the VMware Group.

“Response” has the meaning as set forth in Section 11.3(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Party Representatives” has the meaning as set forth in Section 11.3(b).

“Separation” has the meaning as set forth in the Recitals.

“Separation Date” has the meaning as set forth in Section 2.1.

“Separation Effective Time” has the meaning as set forth in Section 2.1.

“Separation Manager” has the meaning set forth in Section 11.2.

“Shared Contract” has the meaning set forth in Section 2.3(a).

“SLP Entity” means the SLP Stockholders (as defined in the Stockholders Agreement) .

“Solvency Standards” means, with respect to any Person, that (i) the assets of such Person (on a consolidated basis), at a Fair Valuation, exceed its Debts (on a consolidated basis) (including contingent liabilities), (ii) such Person (on a consolidated basis) will be able to pay its Debts (on a consolidated basis) (including contingent liabilities) as they become due, and (iii) such Person (on a consolidated basis) will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management of such Person has indicated it intends to engage. For purposes of this definition of “Solvency Standards,” (A) “Fair Valuation” means the aggregate amount for which assets of a Person would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act and (B) “Debt” means a liability on a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

“Subsidiary” of any Person means any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner or managing member of which is such first Person.

“Tax Matters Agreement” has the meaning set forth in the Recitals.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Taxes” (and with a corresponding meaning, “Tax”) has the meaning set forth in the Tax Matters Agreement.

“Taxing Authority” has the meaning set forth in the Tax Matters Agreement.

“Third Party” means a Person (i) that is not a Party to this Agreement, other than a member of the VMware Group or the Dell Group, (ii) that is not an Affiliate thereof and (iii) that is not an MSD Entity or an SLP Entity.

“Third Party Claim” has the meaning as set forth in Section 9.3(b).

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Liabilities” means all Liabilities arising out of or resulting from any Transaction Litigation, including any settlement thereof in accordance with the terms of this Agreement, and including the costs and expenses of legal counsel retained by such Party and its Representatives in connection with any Transaction Litigation.

“Transaction Litigation” has the meaning as set forth in Section 6.5.

“Transactions” has the meaning as set forth in the Recitals.

“Transition Services Agreement” has the meaning as set forth in Section 2.7(c).

“VMware” has the meaning as set forth in the Preamble.

“VMware Affiliates” means the Affiliates of VMware other than the members of the Dell Group.

“VMware Board of Directors” means the board of directors of VMware.

“VMware Business Portion” has the meaning as set forth in Section 2.3(a).

“VMware Bylaws” means the Amended and Restated Bylaws of VMware.

“VMware Capital Stock” means, collectively, VMware Common Stock and VMware Preferred Stock.

“VMware Capitalization Date” has the meaning as set forth in Section 4.2(a).

“VMware Charter” means the Amended and Restated Certificate of Incorporation of VMware.

“VMware Class A Common Stock” means the shares of Class A Common Stock, par value $0.01 per share, of VMware.

“VMware Class B Common Stock” means the shares of Class B Common Stock, par value $0.01 per share, of VMware.

“VMware Common Stock” means the VMware Class A Common Stock and the VMware Class B Common Stock.

“VMware Common Stockholders” means the holders of record of shares of VMware Common Stock as of the Dividend Record Date immediately after the consummation of the Initial Distribution.

“VMware Group” means VMware and each Person that is a Subsidiary or a controlled Affiliate of VMware.

“VMware Indemnitees” has the meaning as set forth in Section 9.2.

“VMware Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, (a) has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of the VMware Group, taken as a whole; provided, however, that no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a VMware Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the VMware Group operates, (ii) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (iii) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, (iv) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions, cyberattacks or any act of sabotage or terrorism, or any change in general national or international political or social conditions, or any epidemics, pandemics or disease outbreaks (including the COVID-19 virus), (v) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any member of the VMware Group’s compliance therewith, (vi) any failure by VMware to meet any published analyst estimates or expectations of VMware’s revenue, earnings or other financial performance or results of operations for any period, or any failure by VMware to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or (vii) compliance with the terms of, or the taking of any action expressly required by, this Agreement; except (A) in the cases of clause (i), (ii), (iii), (iv) or (v), to the extent that the VMware Group, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the VMware Group operates and (B) that clause (vi) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences (unless otherwise excepted under clauses (i)-(v) or (vii) hereof) underlying such changes or failures constitute or contribute to a VMware Material Adverse Effect or (b) prevents or materially delays or impairs the ability of VMware or its controlled Affiliates to consummate timely the transactions contemplated hereby to be performed by VMware or perform its respective obligations under this Agreement and the Ancillary Agreements.

“VMware Preferred Stock” has the meaning as set forth in Section 4.2(a).

“VMware SEC Documents” has the meaning as set forth in Section 4.5.

“VMware Securities” has the meaning as set forth in Section 4.2(c).

“VMware Special Committee” has the meaning as set forth in the Recitals.

“VMware Special Dividend” has the meaning as set forth in the Recitals.

“VMware Special Dividend Amount” means an amount to be mutually agreed by the Parties in good faith including, with respect to VMware, with the approval of the VMware Special Committee and the VMware Board of Directors, prior to the Dividend Record Date that is not less than $11.5 billion and not more than $12.0 billion and determined taking into account each of the following factors: (i) the results of the RES/RAS Process, (ii) the net leverage ratio of VMware and its Subsidiaries taking into account the Debt Financing and (iii) the consolidated results of operations of VMware and its Subsidiaries as of the most recently completed fiscal quarter.

“Willful Breach” means a breach that is the result of an act or failure to act by a Party with knowledge that the taking of such act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

SECTION 1.2 Construction.

(a) In this Agreement and each of the Ancillary Agreements, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Ancillary Agreement; (v) reference to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any applicable Law means that provision of such applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement or such Ancillary Agreement, as applicable, and not to any particular article, section or other provision hereof or thereof; (vii) “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term; (viii) the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to and including;” (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (xi) the use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”, whether or not such phrase appears after such words, unless a provision expressly applies only to Affiliates or Subsidiaries existing on the Distribution Effective Time; (xii) the words “made available to Dell” and words of similar import refer to documents delivered in person or electronically to Dell or its Representatives or filed with, or furnished to, the SEC by VMware and publicly available on or before the day immediately prior to the date of this Agreement; (xiii) the words “made available to VMware” and words of similar import refer to documents delivered in person or electronically to VMware or its Representatives or filed with, or furnished to, the SEC by Dell and publicly available on or before the day immediately prior to the date of this Agreement; and (xiv) any consent required herein from a Party may be given or withheld in such Party’s sole discretion, unless otherwise indicated.

(b) This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

ARTICLE II

THE SEPARATION

SECTION 2.1 Separation Date. Subject to the terms and conditions of this Agreement, the Separation shall be consummated at a closing to be held at the offices of Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, California 94304 on the Distribution Date or at such other place or on such other date as Dell and VMware may mutually agree upon in writing (the day on which such closing takes place, the “Separation Date”). The Separation shall be deemed effective concurrently with the satisfaction (or, to the extent permitted by Law, waiver) of the condition set forth in Section 7.2(d) on the Separation Date or at such other time as Dell and VMware may mutually agree upon in writing (the “Separation Effective Time”).

SECTION 2.2 Release of Guarantees.

(a) At or prior to the Separation Date or as soon as practicable thereafter, each of Dell and VMware shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable members of such other Party’s Group, use reasonable best efforts to (i) have any members of the Dell Group removed as guarantor of or obligor for any Liability of the VMware Group, including the removal of any Lien on or in any Asset of the Dell Group that may serve as collateral or security for any such Liability of the VMware Group and (ii) have any members of the VMware Group removed as guarantor of or obligor for any Liability of the Dell Group, including the removal of any Lien on or in any Asset of the VMware Group that may serve as collateral or security for any such Liability of the Dell Group.

(b) If Dell or VMware is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in Section 2.2(a), (i) the Party or the relevant member of its Group that is responsible pursuant to this Agreement for the Liability associated with such guarantee shall indemnify, defend and hold harmless the guarantor or obligor, as applicable, against or from any Liability arising from or relating thereto in accordance with the provisions of Article IX and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Dell and VMware, on behalf of itself and the other members of its respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

SECTION 2.3 Treatment of Shared Contracts.

(a) Subject to applicable Law, the Parties shall use reasonable best efforts to enter into or to grant, and use reasonable best efforts to cause each Third Party counterparty to each Contract set forth in Schedule 2.3(a) (as such Schedule is updated by the mutual written agreement of the Parties (following approval by the VMware Special Committee) after the date of this Agreement) (each such Contract, a “Shared Contract”) to enter into or to grant, any new agreements, bifurcations, assignments, novations or consents so that each Party or the member of its Group shall, as of the Separation Effective Time, be entitled to the claims, rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses, as each such Person derives from such Shared Contract immediately prior to the Separation Effective Time (such portion of the claims, rights benefits and Liabilities that are related to any business or businesses of the VMware Group, is referred to herein as the “VMware Business Portion” and such portion of the claims, rights, benefits and Liabilities that are related to any business or businesses of the Dell Group, is referred to herein as the “Dell Business Portion”). If, at the Separation Effective Time, any such new agreement, bifurcation, assignment, novation or consent, as the case may be, is not obtained with respect to a Shared Contract, the Parties shall (i) continue to use reasonable best efforts for a period of 24 months following the Separation Date to enter into or to grant, and to cause each Third Party counterparty to such Shared Contract to enter into or to grant, any such new agreements, bifurcations, assignments, novations or consents, as applicable, (ii) cooperate (at their own expense) reasonably and lawfully for a period of 24 months following the Separation Date or until a new contract is entered into with the applicable Third Party, in a mutually acceptable arrangement under which the applicable Party or the applicable member of its Groups, would, where commercially reasonable and in compliance with applicable Law, continue to obtain the same claims, rights and benefits and assume and perform and bear the related Liabilities of the VMware Business Portion of such Shared Contract (in the case of VMware) and the Dell Business Portion of such Shared Contract (in the case of Dell), including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at the expense) of the applicable Party or the applicable member of its Group that is an intended beneficiary thereof pursuant to this Section 2.3(a) and (iii) pay, reimburse or otherwise be responsible for the VMware Business Portion or the Dell Business Portion, as applicable, of all license or other fees payable to any licensor or counterparty by any of the foregoing or any member of their respective Groups under any such Shared Contract on the same basis as in effect immediately prior to the Distribution Date.

(b) Each of Dell and VMware shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Separation Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Notwithstanding anything to the contrary set forth in this Section 2.3, neither Party nor any member of its Group shall (i) be required to take any action pursuant to Section 2.3(a) that would (x) result in a violation of any obligation which such Party or any member of its Group has to any Third Party, (y) constitute a breach or violation of any applicable Law (whether by operation of law or otherwise), or (z) adversely affect the rights of such Party or any member of its Group thereunder (unless the prior written consent of such Party has been obtained), (ii) be obligated to pay (or cause to be paid) (x) fees, costs or expenses in connection with their obligations under Section 2.3(a) (other than (x) immaterial administrative and legal costs and expenses or (y) as expressly set forth in Section 2.3(a)(iii)) or (y) any consideration to any Third Party who is requested to enter into or to grant any such new agreements, bifurcations, assignments, novations or consents (other than as expressly set forth in Section 2.3(a)(iii)), or (iii) be required to take any action pursuant to this Section 2.3 in connection with any Contract that is not a Shared Contract.

SECTION 2.4 Payments; Correspondence.

(a) The Dell Group shall promptly pay or deliver to the VMware Group any monies or checks primarily related to the VMware Group that have been sent to the Dell Group after the Separation by customers, suppliers or other contracting parties or other third parties of the VMware Group to the extent that they are in respect of the VMware Group. The VMware Group shall promptly pay or deliver to the Dell Group any monies or checks primarily related to the Dell Group that have been sent to the VMware Group after the Separation by customers, suppliers or other contracting parties of the Dell Group to the extent that they are in respect of the Dell Group.

(b) From and after the Separation Effective Time, (i) the Dell Group shall use reasonable best efforts to cause to be delivered promptly to the VMware Group any mail or other communications received by the Dell Group intended for the VMware Group and (ii) the VMware Group shall use reasonable best efforts to cause to be delivered promptly to the Dell Group any mail or other communications received by the VMware Group intended for the Dell Group. The provisions of this Section 2.4(b) are not intended to, and shall not be deemed to, constitute an authorization by any of the Parties to permit acceptance service of process on its behalf, and, from and after the Separation Effective Time, none of the Parties shall be deemed to be the agent of the other for service of process purposes.

SECTION 2.5 Termination of Certain Intercompany Contracts.

(a) At the Separation Effective Time, by virtue of the Separation and without any action on the part of any member of the Dell Group or any member of the VMware Group, each Contract (or provision(s) thereof) listed or described in Schedule 2.5(a) (as such Schedule is updated by the mutual written agreement of the Parties (following approval by the VMware Special Committee)) shall automatically terminate; provided, that to the extent any such Contract may not be terminated automatically without the action of any party thereto, Dell and VMware shall, and shall cause the members of their respective Groups to, with effect at or prior to the Separation Effective Time, terminate such Contract. No such terminated Contract shall be of any further force or effect, and no Party (nor any of its Affiliates) shall have further Liability thereunder, after the Separation Effective Time. Each of the Parties shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) To the extent not listed or described in Schedule 2.5(a), any and all Contracts between or among any member of the Dell Group, on the one hand, and any member of the VMware Group, on the other hand, shall continue in full force and effect in accordance with their terms; provided, that such Contracts (other than this Agreement and the Inter-Company Agreements) shall be subject to Sections 2 and 3 of Exhibit 6 of the Commercial Framework Agreement.

SECTION 2.6 Intercompany Accounts. Except to the extent arising from this Agreement, Dell and VMware shall, and shall cause the members of their respective Groups to, with effect at or prior to the Separation Effective Time, cause all intercompany accounts between any member of the Dell Group, on the one hand, and any member of the VMware Group, on the other hand, to be satisfied and settled in full in cash, including any account set forth on Schedule 2.6.

SECTION 2.7 Ancillary Agreements. The Parties shall, and shall cause the additional applicable members of their respective Groups to (i) with respect to the schedules specified in Section 2.7(c)(y), use reasonable best efforts to negotiate diligently and in good faith, and (ii) with respect to all agreements specified in this Section 2.7, execute and deliver, and cause any additional applicable members of their respective Groups to execute and deliver, to the other, with effect from the Separation Effective Time:

(a) a Stockholders Agreement substantially in the form set forth on Exhibit F (the “Stockholders Agreement”);

(b) a Registration Rights Agreement substantially in the form set forth on Exhibit G (the “Registration Rights Agreement”);

(c) (x) a Transition Services Agreement substantially in the form set forth on Exhibit H and (y) schedules thereto providing for transition services (the “Transition Services Agreement”);

(d) a Covenant not to Sue and Release Agreement substantially in the form set forth on Exhibit I (the “CNTS Agreement”);

(e) an Amendment and Termination of 2007 Intellectual Property Agreement with respect to the IP Agreement substantially in the form set forth on Exhibit J (the “IP Termination Agreement”);

(f) a Commercial Framework Agreement substantially in the form set forth on Exhibit K (the “Commercial Framework Agreement”); and

(g) an Amendment Agreement with respect to the Governance Letter substantially in the form set forth on Exhibit L (the “Governance Letter Amendment Agreement” and, together with the Stockholders Agreement, the Registration Rights Agreement, the Transition Services Agreement, the CNTS Agreement, the Commercial Framework Agreement and the Tax Matters Agreement, but excluding the IP Termination Agreement and the IP Agreement, the “Ancillary Agreements”).

SECTION 2.8 VMware Charter and VMware Bylaws.

(a) Conversion Amendment. VMware and Dell shall take all actions necessary to cause the Conversion Amendment to be approved and filed with the secretary of State of the State of Delaware on or prior to the date that is fifteen days before the Dividend Record Date, including with respect to VMware (with reasonable cooperation from Dell), preparing, mailing and causing to be effective with the SEC an information statement on Schedule 14C relating to the stockholder approval of the Conversion Amendment (together with any amendments thereof or supplements thereto, the “Conversion Amendment Information Statement”).

(b) Post-Distribution A&R Charter. VMware and Dell shall take all actions necessary to cause the Post-Distribution A&R Charter to be approved and, immediately following the Distribution, filed with the secretary of State of the State of Delaware, including with respect to VMware (with reasonable cooperation from Dell), preparing, mailing and causing to be effective with the SEC an information statement on Schedule 14C relating to the stockholder approval of the Post-Distribution A&R Charter (together with any amendments thereof or supplements thereto, the “A&R Charter Information Statement” and together with the Conversion Amendment Information Statement, the “Information Statement”).

(c) Pre-Distribution A&R Bylaws. Prior to the Distribution, the VMware Bylaws shall be amended and restated so that they read in their entirety as set forth on Exhibit B, and, as so amended, shall be the bylaws of VMware until thereafter amended in accordance with their terms, the certificate of incorporation of VMware and as provided by applicable Law.

(d) Post-Distribution A&R Bylaws. Immediately following the Distribution, the VMware Bylaws shall be amended and restated so that they read in their entirety as set forth on Exhibit C, and, as so amended, shall be the bylaws of VMware until thereafter amended in accordance with their terms, the certificate of incorporation of VMware and as provided by applicable Law.

SECTION 2.10 Disclaimer of Representations and Warranties. EACH OF DELL (ON BEHALF OF ITSELF AND EACH MEMBER OF THE DELL GROUP) AND VMWARE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE VMWARE GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO ITS ASSETS, BUSINESSES OR LIABILITIES, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), OR AS TO ANY OTHER MATTER.

ARTICLE III

THE DISTRIBUTION

SECTION 3.1 The Distribution.

(a) The consummation of the Distribution shall take place on the 12th day (or if such day is not a Business Day, the next succeeding Business Day) following the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Distribution, but subject to the satisfaction (or, to the extent permitted by applicable Law, waiver) of those conditions at the consummation of the Distribution); provided, that notwithstanding the foregoing, unless otherwise agreed in writing by Dell and VMware, the Parties shall not be required to consummate the Distribution prior to October 29, 2021 or on the first calendar day of any month; provided, further, that Dell may at any time prior to September 15, 2021, after reasonable and good faith consultation with VMware, elect to delay the consummation of the Distribution to any date that is not later than 90 days following the date such conditions set forth in Article VII shall have been satisfied or waived, as set forth above; provided, further, that if the consummation of the Distribution is delayed pursuant to the immediately foregoing proviso to a date that is after the End Date, then notwithstanding anything to the contrary in this Agreement, neither Party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(i) until the first day after such date. The date on which the Distribution is consummated is referred to herein as the “Distribution Date”. Unless otherwise agreed between the Parties in writing, the Distribution shall be effected in accordance with the Distribution Step Plan attached hereto as Exhibit M; provided, however, that, Dell may, in its sole and absolute discretion, effect the Distribution in any alternative manner, transaction or series of transactions (including as to the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution) provided that such alternative manner, transaction or series of transactions (i) does not give rise to or result in any non-de minimis Liability on the part of VMware or any member of its Group as compared to any Liability that would be incurred by VMware or any member of the VMware Group under the Distribution Step Plan, (ii) does not otherwise require any consent or approval of the stockholders of VMware under any applicable Law (or stock exchange listing rules or regulations) and (iii) does not otherwise result in non-de minimis adverse consequences to VMware or any member of the VMware Group in any respect.

(b) Subject to the terms and conditions set forth herein, VMware shall reasonably cooperate with Dell to accomplish the Distribution and shall, at Dell’s written request, take reasonable actions necessary to effect the Distribution. Each of Dell and VMware shall be entitled to select their own respective investment bank or manager in connection with the Distribution and the other Transactions, as well as any Agent, financial printer, solicitation or exchange agent and financial, legal, accounting and other advisors in connection with the Transactions to the extent necessary or desirable by such Party. VMware and Dell, as the case may be, will provide to the Agent all share certificates and any information reasonably required by the Agent in order to complete the Distribution.

SECTION 3.2 Actions Prior to the Distribution. Prior to the Distribution Date, and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Dell Securities Law Matters.

(i) Dell shall prepare and mail (or otherwise transmit in accordance with applicable Law), prior to the Distribution Date, to the holders of Dell Common Stock, such information concerning VMware, its business, operations and management, the Distribution and such other matters as Dell shall reasonably determine and as may be required by applicable Law, and VMware shall reasonably cooperate with Dell in connection with the preparation and mailing of such information. Dell shall prepare and, to the extent required under applicable Law, file with the SEC (at such time or times determined by Dell), and VMware will reasonably cooperate with Dell in connection with the preparation and filing by Dell of, any documentation, no-action letters and other filings which Dell determines, in consultation with VMware, are necessary or desirable to effectuate the Distribution, and Dell shall use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable and in any event prior to the Distribution Date. Dell shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution.

(b) VMware Securities Law Matters.

(i) VMware shall prepare and, to the extent required under applicable Law, file with the SEC (at such time or times determined by VMware in consultation with Dell), and Dell shall reasonably cooperate with VMware in connection with the preparation and filing by VMware of, any such documentation, no-action letters and other filings which VMware determines, in consultation with Dell, are necessary or desirable to effectuate the Distribution, and use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable and in any event prior to the Distribution Date. VMware shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution.

(ii) VMware shall prepare and mail (or otherwise transmit in accordance with applicable Law), on a date that is sufficiently prior to the Dividend Record Date to allow the Information Statement to be effective on or prior to the Dividend Record Date, to the holders of VMware Common Stock, the Information Statement, and Dell shall reasonably cooperate with VMware in connection with the preparation and mailing of such Information Statement. VMware shall use its reasonable best efforts to obtain all necessary approvals from the SEC with respect to the Information Statement (if any) as soon as practicable and in any event prior to the Dividend Record Date, and Dell shall reasonably cooperate with VMware in connection therewith. Without limiting any of the obligations under any other paragraph of this Agreement, VMware shall do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, including section 14(c) of the Exchange Act and section 228 of the DGCL, the governing and organizational documents of VMware, including VMware’s Amended and Restated Certificate of Incorporation, and the listing rules of the NYSE, to make effective the written stockholder approval in respect of the Conversion Amendment and the Post-Distribution A&R Charter prior to the Dividend Record Date.

(c) Distribution Agent. Dell shall enter into a distribution agent agreement, at Dell’s expense, with a bank, trust company or other appropriate service provider (the “Agent”) or otherwise provide instructions to the Agent regarding the Distribution.

SECTION 3.3 Certain Stockholder Matters.

(a) Subject to Article VII and Section 3.3(c), on or prior to the Distribution Date, VMware will deliver to the Agent, for the benefit of the Dell Record Holders, book-entry transfer authorizations for all of the issued and outstanding shares of VMware Common Stock as is necessary to effect the Distribution, and shall cause the transfer agent for the shares of Dell Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of shares of VMware Common Stock to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. VMware will not issue paper stock certificates in respect of the shares of VMware Common Stock. The Distribution shall be effective at 11:59 p.m., Eastern time, on the Distribution Date or at such other time as Dell and VMware may mutually determine (the “Distribution Effective Time”).

(b) Subject to Article VII and Section 3.3(c), each Dell Record Holder will be entitled to receive in the Distribution a number of whole shares of VMware Class A Common Stock (after giving effect to the Conversion) equal to (i) (x) the number of shares of VMware Class A Common Stock held by members of the Dell Group on the Dell Record Date, multiplied by (y) a fraction, the numerator of which is the number of shares of Dell Common Stock held by such Dell Record Holder on the Dell Record Date and the denominator of which is the number of issued and outstanding shares of Dell Common Stock on the Dell Record Date, plus (ii) (x) the number of shares of VMware Class B Common Stock held by members of the Dell Group on the Dell Record Date, multiplied by (y) a fraction, the numerator of which is the number of shares of Dell Common Stock held by such Dell Record Holder on the Dell Record Date and the denominator of which is the number of issued and outstanding shares of Dell Common Stock on the Dell Record Date.

(c) No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Dell Record Holder would otherwise be entitled shall not entitle such Dell Record Holder to vote or to any other rights as a stockholder of VMware. In lieu of any such fractional shares, each Dell Record Holder who, but for the provisions of this Section 3.3(c), would be entitled to receive a fractional share interest of a share of VMware Class A Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Distribution Date, Dell shall direct the Agent to determine the number of whole and fractional shares of VMware Class A Common Stock allocable to each Dell Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Dell Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Dell Record Holder, in lieu of any fractional share, such Dell Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Dell, VMware or the Agent will be required to guarantee any minimum sale price for the fractional shares of VMware Class A Common Stock sold in accordance with this Section 3.3(c). Neither Dell nor VMware will be required to pay any interest on the proceeds from the sale of fractional shares. Solely for purposes of computing fractional share interests pursuant to this Section 3.3(c) and Section 3.3(d), the beneficial owner of shares of Dell Common Stock held of record in the name of a nominee in any nominee account shall be treated as the Dell Record Holder with respect to such shares.

(d) Any shares of VMware Class A Common Stock or cash in lieu of fractional shares with respect to shares of VMware Class A Common Stock that remain unclaimed by any Dell Record Holder 12 months after the Distribution Date shall be delivered to VMware, and VMware or its transfer agent on its behalf shall hold such shares of VMware Class A Common Stock and cash for the account of such Dell Record Holder, and the Parties agree that all obligations to provide such shares of VMware Class A Common Stock and cash, if any, in lieu of fractional share interests shall solely be obligations of VMware, subject in each case to applicable escheat or other abandoned property Laws, and Dell shall have no Liability with respect thereto.

(e) Until the shares of VMware Class A Common Stock are duly transferred in accordance with this Section 3.3 and applicable Law, from and after the Distribution Date, VMware will regard the Persons entitled to receive such shares of VMware Class A Common Stock in accordance with this Section 3.3 as record holders of shares of VMware Class A Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. VMware agrees that, subject to any transfers of such shares, from and after the Distribution Date, (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of VMware Class A Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of VMware Class A Common Stock then held by such holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VMWARE

VMware represents and warrants to Dell that, except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by VMware from and after January 1, 2018, and publicly available prior to the date of this Agreement (other than disclosures in the “Risk Factors” sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact):

SECTION 4.1 Organization, Standing and Power.

(a) VMware is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties, rights and other assets and to conduct its business as currently conducted, except where the failure to be so duly organized, validly existing and in good standing, or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a VMware Material Adverse Effect.

(b) Each Subsidiary of VMware is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, and has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties, rights and other assets and to conduct its business as currently conducted, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a VMware Material Adverse Effect.

SECTION 4.2 Capital Structure of VMware.

(a) As of April 12, 2021, the authorized capital stock of VMware consists of 2,500,000,000 shares of VMware Class A Common Stock, 1,000,000,000 shares of VMware Class B Common Stock, and 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “VMware Preferred Stock”). At the close of business on April 12, 2021 (the “VMware Capitalization Date”), (i) 111,774,507 shares of VMware Class A Common Stock were issued and outstanding, (ii) 307,221,836 shares of VMware Class B Common Stock were issued and outstanding, (iii) no shares of VMware Preferred Stock were issued and outstanding and (iv) 145,167,881 shares of VMware Class A Common

Stock were reserved for issuance under the VMware Equity Plans, of which amount (A) stock options representing 1,025,973 shares of VMware Class A Common Stock were issued and outstanding and (B) restricted stock units covering 16,356,188 shares of VMware Class A Common Stock were issued and outstanding and (C) performance stock units representing 189,050 shares of VMware Common Stock were issued and outstanding (assuming target level of performance).

(b) All outstanding shares of VMware Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or the certificate of incorporation or bylaws of VMware. There are no bonds, debentures, notes or other indebtedness for borrowed money of VMware having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of VMware Capital Stock may vote. No Subsidiary of VMware owns any shares of capital stock of VMware.

(c) As of the date of this Agreement, except as set forth in Section 4.2(a) and except for changes since the VMware Capitalization Date resulting from the issuance of shares of VMware Class A Common Stock under the VMware Equity Plans pursuant to awards that were issued and outstanding on the VMware Capitalization Date as set forth above in Section 4.2(a), (i) there are no shares of capital stock of, or other equity or voting interests in, VMware issued, reserved for issuance or outstanding and (ii) there are no options, rights, warrants, convertible or exchangeable or other securities, “phantom” stock or other equity rights, stock-based performance units, stock appreciation rights, commitments, Contracts, arrangements or undertakings of any kind to which VMware or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound (A) obligating VMware or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, VMware or any of its Subsidiaries or any bonds, debentures, notes or other indebtedness for borrowed money of VMware having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of VMware Capital Stock may vote, (B) obligating VMware or any of its Subsidiaries to issue, grant, extend or enter into any such option, right, warrant, convertible or exchangeable or other security, “phantom” stock or other equity right, stock-based performance unit, stock appreciation right, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of VMware Capital Stock or the holders of the capital stock of any Subsidiary of VMware (the items in clauses (i) and (ii), collectively, “VMware Securities”). There are not any outstanding Contracts of any kind that obligate VMware or any of its Subsidiaries to repurchase, redeem or otherwise acquire any VMware Securities.

SECTION 4.3 Authority; Execution and Delivery; Enforceability.

(a) VMware and each other member of the VMware Group has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions to which it is a party. The execution and delivery by VMware of this Agreement and each Ancillary Agreement to which it is or is contemplated to be a party and the consummation by VMware of the transactions contemplated hereby and thereby to be performed by VMware (or any member of the VMware Group) have been duly authorized by the VMware Board of Directors and the VMware Special Committee, and no other corporate proceedings on the part of VMware are necessary to authorize this Agreement or any Ancillary Agreement to which it is or is contemplated to be a party or the consummation of the Transactions to which it is a party. VMware has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against VMware in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies (the “Bankruptcy and Equity Exception”). Upon the execution and delivery by VMware of each Ancillary Agreement to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each Ancillary Agreement to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The VMware Special Committee has, by the unanimous vote of all of its members, recommended that the VMware Board of Directors (i) authorize VMware to enter into this Agreement and (ii) authorize and declare the VMware Special Dividend, subject to and conditional upon, the satisfaction of the Dividend Payment Conditions. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

(c) The VMware Board of Directors, acting upon the unanimous recommendation of the VMware Special Committee, has, by the unanimous vote of all of the directors, (i) determined that it is in the best interests of VMware and its stockholders (other than the Dell Group) for VMware to enter into this Agreement and (ii) subject to and conditional upon the satisfaction of the Dividend Payment Conditions, authorized, approved and declared the VMware Special Dividend with a record date of the Dividend Record Date and a payment date of the Dividend Payment Date. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

(d) There are no votes or consents of holders of any class or series of capital stock of VMware necessary to approve this Agreement or the Transactions.

SECTION 4.4 Non-Contravention. The execution and delivery by VMware of this Agreement and the Ancillary Agreements to which VMware is a party or is contemplated to be a party, the performance of its obligations hereunder and thereunder and the consummation by VMware of the Transactions to which it is a party do not (a) conflict with or breach any provision of the certificate of incorporation or bylaws of VMware, (b) conflict with or breach any provision of any Law, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material contract binding upon any member of the VMware Group or any license, franchise, permit, certificate, approval or other similar authorization affecting any member of the VMware Group or (d) result in the creation or imposition of any Lien on any asset of any member of the VMware Group, except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby or have a VMware Material Adverse Effect.

SECTION 4.5 SEC Documents.

(a) VMware has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by VMware under the Exchange Act since January 1, 2018 (such documents, together with any documents filed or furnished since January 1, 2018 by VMware to the SEC on a voluntary basis on Current Reports on Form 8-K, the “VMware SEC Documents”). Each of the VMware SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such VMware SEC Document, and none of the VMware SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes) of VMware included in the VMware SEC Documents (or incorporated therein by reference) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of VMware and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). Except as disclosed, reflected or reserved against in the consolidated balance sheet of VMware and its Subsidiaries as of January 29, 2021, neither VMware nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of VMware and its Subsidiaries as of January 29, 2021, nor, to the knowledge of VMware, does any basis exist therefor, other than (A) liabilities or obligations incurred since January 29, 2021 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred in connection with this Agreement or any of the transactions contemplated hereby or (D) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a VMware Material Adverse Effect.

(b) None of the information supplied or to be supplied by VMware or any member of the VMware Group for inclusion or incorporation by reference in any document contemplated under Section 3.2(a) or Section 3.2(b) will, (i) at the time any such document is filed with the SEC, and, if applicable, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, or (ii) at the date any such document is first mailed to the holders of Dell Common Stock, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by VMware with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Dell or any member of the Dell Group for inclusion or incorporation by reference in any such document.

SECTION 4.6 VMware Special Dividend. VMware has all requisite corporate power and authority to declare and, subject to satisfaction of the Dividend Payment Conditions, to pay the VMware Special Dividend. The VMware Special Dividend has been duly authorized by all necessary corporate action on the part of VMware and no other corporate proceedings on the part of VMware are necessary to authorize the VMware Special Dividend or, subject to satisfaction of the Dividend Payment Conditions, to pay the VMware Special Dividend. The declaration of the VMware Special Dividend has not, and payment of the VMware Special Dividend will not, violate or result in a breach of applicable Law, the organizational documents of VMware, any Contract related to indebtedness for borrowed money of the VMware Group or any other Contract that is material to the VMware Group, taken as a whole. There are no material conditions, contingencies or other requirements to payment of the VMware Special Dividend by VMware, other than satisfaction of the Dividend Payment Conditions (including the Additional Dividend Conditions).

SECTION 4.7 No Other Representations or Warranties. VMware acknowledges and agrees, on behalf of itself and all members of the VMware Group, that, except for the representations and warranties contained in Article V and any representations and warranties of Dell contained in the Ancillary Agreements or in any certificate delivered hereunder or thereunder, no member of the Dell Group nor any other Person makes, and neither

VMware nor any member of the VMware Group is relying on, any representation or warranty, express or implied, with respect to the members of the Dell Group, their businesses or with respect to any information furnished, disclosed or otherwise made available to VMware or any of its Representatives in the course of their due diligence investigation of Dell’s businesses and the negotiation of this Agreement or otherwise in connection with the Transactions (including as to the accuracy and completeness thereof). VMware acknowledges and agrees that, except pursuant to the terms and conditions of this Agreement and the Ancillary Agreements, neither Dell nor any other Person shall be subject to any Liability or responsibility whatsoever to VMware or any of the VMware Affiliates or any of its stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Dell’s furnishing, disclosing or otherwise making available in connection with this Agreement and the transactions contemplated hereby any information, documents or material in any form to VMware or the VMware Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF DELL

Dell represents and warrants to VMware that, except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Dell from and after January 1, 2018, and publicly available prior to the date of this Agreement (other than disclosures in the “Risk Factors” sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact):

SECTION 5.1 Organization, Standing and Power.

(a) Dell is duly organized, validly existing and in good standing under the Laws of the State of Delaware has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties, rights and other assets and to conduct its business as currently conducted, except where the failure to be so duly organized, validly existing and in good standing, or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Dell Material Adverse Effect.

(b) Each Subsidiary of Dell is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, and has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties, rights and other assets and to conduct its business as currently conducted, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Dell Material Adverse Effect

SECTION 5.2 Authority; Execution and Delivery; Enforceability.

(a) Dell and each other member of the Dell Group has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions to which it is a party. The execution and delivery by Dell of this Agreement and each Ancillary Agreement to which it is or is contemplated to be a party and the consummation by Dell of the transactions contemplated hereby and thereby to be performed by Dell (or any member of the Dell Group) have been duly authorized by the Dell Board of Directors, and no other corporate proceedings on the part of Dell is necessary to authorize this Agreement or any Ancillary Agreement to which it is or is contemplated to be a party or the consummation of the Transactions to which it is a party. Dell has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against Dell in accordance with its terms, subject to the Bankruptcy and Equity Exception. Upon the execution and delivery by Dell of each Ancillary Agreement to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each Ancillary Agreement to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Dell Board of Directors has, by the unanimous vote of all of the directors, (i) determined that it is in the best interests of Dell and its stockholders for Dell to enter into this Agreement and has declared this Agreement and the transactions contemplated by this Agreement advisable and (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Dell and the consummation of the Transactions. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

(c) There are no votes or consents of holders of any class or series of capital stock of Dell necessary to approve this Agreement or the Transactions.

SECTION 5.3 Non-Contravention. The execution and delivery by Dell of this Agreement and the Ancillary Agreements to which it is a party or is contemplated to be a party, the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions do not (a) conflict with or breach any provision of the certificate of incorporation or bylaws of Dell, (b) conflict with or breach any provision of any Law, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material contract binding upon any member of the Dell Group or any license, franchise, permit, certificate, approval or other similar authorization affecting any member of the Dell Group or (d) result in the creation or imposition of any Lien on any asset of any member of the Dell Group, except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby or have a Dell Material Adverse Effect.

SECTION 5.4 No Other Representations and Warranties. Dell acknowledges and agrees, on behalf of itself and all members of the Dell Group that, except for the representations and warranties contained in Article IV and any representations and warranties of VMware contained in the Ancillary Agreements or in any certificate delivered hereunder or thereunder, neither VMware nor any of its Subsidiaries nor any other Person makes, and neither Dell nor any other member of the Dell Group is relying on, any representation or warranty, express or implied, with respect to VMware, its Subsidiaries, their businesses or with respect to any information furnished, disclosed or otherwise made available to Dell or any of its Representatives in the course of their due diligence investigation of VMware’s businesses and the negotiation of this Agreement or otherwise in connection with the Transactions (including as to the accuracy and completeness thereof). Dell acknowledges and agrees that, except pursuant to the terms and conditions of this Agreement and the Ancillary Agreements, neither VMware nor any other Person shall be subject to any Liability or responsibility whatsoever to Dell or any of the Dell Affiliates or any of its stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon VMware’s furnishing, disclosing or otherwise making available in connection with this Agreement and the transactions contemplated hereby any information, documents or material in any form to Dell or the Dell Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Required Efforts.

(a) On the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary or advisable under this Agreement and applicable Law to consummate and make effective, as promptly as reasonably practicable, the Transactions, including (a) obtaining all necessary or advisable Governmental Approvals and making all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and using reasonable best efforts to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (b) subject to Section 2.3 and the terms of this Section 6.1, obtaining all necessary or advisable Consents, and (c) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the Ancillary Agreements. Each of the Parties shall keep the other Parties reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals pursuant to this Section 6.1, and subject to applicable Law, shall furnish to the other Party as promptly as reasonably practicable all information required for obtaining any such necessary or advisable Consents and Governmental Approvals pursuant to this Section 6.1; provided, however, that such materials may be redacted (x) to remove references concerning valuation, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that such materials are covered by attorney-client or other privilege; provided, further, that the Parties may, as each deem advisable and necessary, designate any competitively sensitive information provided to the other under this Section 6.1 as “outside counsel only.” Subject to applicable Law, and to the extent reasonably practicable, each of the Parties shall consult with the other Parties in advance with respect to any written materials submitted to any Governmental Authority and consider in good faith any comments from the other Parties on such written materials, and, to the extent permitted by the applicable Governmental Authority and to the extent reasonably practicable, shall give the other Parties the opportunity to attend and participate in any meetings and conferences with Governmental Authorities, in each case in connection with the matters contemplated by this Section 6.1. If any Party receives a request for additional information or documentary material from any Governmental Authority in connection with the matters contemplated by this Section 6.1, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. Subject to Section 2.3, nothing in this Section 6.1 shall be construed to (x) require any of the Parties or any of the members of their respective Groups to pay any consideration to any Third Party from whom any Consent or Governmental Approval is requested, other than filing fees paid to Governmental Authorities and immaterial administrative or legal costs and expenses, (y) require any Party or any of the members of its Group to license, sell, divest or dispose of (or offer or commit to sell, divest or dispose of), by consent decree or otherwise, any assets, properties, rights or claims or to otherwise offer, take, commit to or accept any other action, restriction or limitation with respect to the businesses, governance, governing documents, management or otherwise of the Dell Group or the VMware Group or (z) require or permit any Party or any of the members of its Group to sell, divest or dispose of (or offer or commit to sell, divest or dispose of) any asset, property, right or claim or to otherwise offer, take, commit to or accept any action, restriction or limitation of or on any Party or any of the members of its Group.

(b) Neither Party shall, and each shall cause its respective members of its Group not to, take any action if such action, individually or in the aggregate, would, or would reasonably be expected to, delay or prevent or materially delay or impair the ability of either Party or its Affiliates to consummate timely the Transactions (or the satisfaction of the conditions set forth in Article VII) on or prior to the Distribution Date.

SECTION 6.2 VMware Special Dividend.

(a) During the period from the date of this Agreement to the Distribution Effective Time, except as required by applicable Law, VMware shall not, and shall cause the members of its Group not to, directly or indirectly, take any action that would reasonably be expected to prevent or materially delay VMware’s ability to pay the VMware Special Dividend by VMware (including not terminating, modifying or rescinding the resolutions of the VMware Board of Directors relating to the declaration of the VMware Special Dividend adopted on April 13, 2021); provided, that this Section 6.2 shall not prohibit VMware or any member of the VMware Group from taking any action in the ordinary course of business, including paying Liabilities as they come due and taking all actions in furtherance of VMware’s annual operating plan (as approved and modified by the VMware Board from time to time). Each of VMware and Dell shall use its respective reasonable best efforts to cause the Dividend Payment Conditions and the Additional Dividend Conditions to be satisfied, and VMware shall use reasonable best efforts to cause the VMware Special Dividend to be paid by VMware as contemplated by this Agreement.

(b) VMware shall provide to Dell drafts of presentation materials to be submitted in connection with any RES/RAS Process for Dell’s review and good faith consideration in advance of submission, and shall use reasonable best efforts to provide Dell with any material information Dell may request in connection with such review. Dell shall be permitted to include the individual listed on Schedule 6.2(b) in any substantive meeting initiated by VMware with a Rating Agency in connection with the RES/RAS Process. VMware shall promptly (and in any event within 24 hours) provide to Dell any written materials received by VMware from any Rating Agency in connection with the RES/RAS Process, together with other written correspondence related thereto to the extent inconsistent with any such written materials received by VMware from any Rating Agency.

(c) To the extent that at any time prior to the payment of the VMware Special Dividend, (i) VMware receives the lowest Investment Grade rating by any Rating Agency with respect to VMware’s corporate family or senior unsecured debt and such rating does not include any outlook or does not include a “(and stable or better outlook)” or any other higher outlook or (ii) VMware receives (x) the lowest Investment Grade rating by any Rating Agency with respect to VMware’s corporate family or senior unsecured debt and (y) a Negative Indication, then, in each of the case of the foregoing clauses (i) and (ii) of this Section 6.2(c), (A) VMware shall promptly inform Dell of such fact in writing, provide all documentation reasonably related thereto (including copies of any correspondence provided by the applicable Rating Agencies), and keep Dell reasonably apprised on a current basis of its efforts to comply with its obligations set forth in the succeeding clause (B) in this Section 6.2(c), (B) VMware shall, and shall cause the members of its Group to (I) undertake one or more RES/RAS Processes, including any such RES/RAS Processes requested by Dell, (II) use reasonable best efforts to obtain information from the applicable Rating Agency regarding the reasons underlying the credit rating from such Rating Agency or the Negative Indication, as applicable and (III) furnish (whether by documentation or by teleconference) the applicable Rating Agencies with all information regarding the VMware Group reasonably requested by the applicable Rating Agency to obtain from the applicable Rating Agencies, (1) an Investment Grade rating with respect to VMware’s corporate family and senior unsecured debt and (2) if applicable, the removal or discontinuation of each Negative Indication and (C) the VMware Special Committee and Dell shall work in good faith to consider additional actions to obtain from the applicable Rating Agencies, (1) an Investment Grade rating with respect to VMware’s corporate family and senior unsecured debt and (2) if applicable, the removal or discontinuation of each Negative Indication.

SECTION 6.3 Public Announcements. Until the date that is 90 days after the Distribution Effective Time, Dell and VMware shall consult with each other with respect to any press release or other public announcement with respect to this Agreement proposed to be issued by either Dell or VMware, each Party shall give the other Party a reasonable opportunity to review and comment on any such release or other public announcement prior to issuance and shall consider any comments received from the other Party in good faith and, prior to the issuance of any such release or other public announcement, each Party shall obtain consent from the other Party in respect of any such release or public announcement (such consent not to be unreasonably withheld, conditioned or delayed). The requirements of the immediately preceding sentence shall not apply to any press release or other public announcement (a) required by applicable Law or NYSE listing rules, as to which the disclosing Party will make reasonable efforts to have such statements be substantially consistent with prior statements permitted under this Section 6.3, (b) that includes only information with respect to this Agreement or the transactions contemplated hereby that is consistent with previous statements made by VMware or by Dell in compliance with this Section 6.3 or (c) customary interviews and conversations with media, analysts and investors by Representatives of Dell or VMware, as to which such Party will make reasonable efforts to have such statements be substantially consistent with prior statements permitted under this Section 6.3.

SECTION 6.4 Tax Matters.

(a) Efforts. From and after the date of this Agreement and until the Distribution Effective Time, (i) Dell shall use its reasonable best efforts to cause the Distribution, each Internal Distribution and the VMware Special Dividend to qualify for its Intended Tax Treatment; (ii) Dell shall use its reasonable best efforts to acquire the Private Letter Ruling and the Distribution Tax Opinion, and (iii) each Party shall not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Distribution, each Internal Distribution or the VMware Special Dividend from qualifying for its Intended Tax Treatment.

SECTION 6.5 Transaction Litigation. Each Party shall promptly notify the other Party in writing upon becoming aware of any Action related to this Agreement or the Transactions that is brought against any Party, any member of the Group of any Party or its or their respective Representatives (solely to the extent such Party may be required to indemnify such advisors or representatives with respect to such Action) (“Transaction Litigation”). Without limitation to the rights and obligations set forth in Article X, (a) Dell shall have the right to control any Transaction Litigation (provided, that VMware or its designee shall have the right to control any Transaction Litigation to which VMware or a member of the VMware Group is a party and no member of the Dell Group, or any Representative or Affiliate thereof, is a party), (b) Dell shall give VMware the opportunity to participate (subject to a customary joint defense agreement if appropriate) in the defense or settlement of any Transaction Litigation controlled by Dell and (c) each of Dell and VMware shall cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, and Dell shall cause the members of the Dell Group to cooperate and VMware shall cause the members of the VMware Group to cooperate, in each case in the defense against any Transaction Litigation. Neither Dell nor VMware (nor their respective Representatives) shall settle, compromise or offer to settle or compromise any Transaction Litigation without the consent of the other Party, such consent not to be unreasonably conditioned, withheld or delayed, unless such settlement or compromise involves solely a monetary payment by the settling party with no admission of wrongdoing and provides for a full, unconditional and irrevocable release of the other Party and its current and former directors and officers.

SECTION 6.6 Financing Matters.

(a) VMware shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to obtain debt financing from one or more Third Party lenders (the “Debt Financing”) at least 30 days prior to the Distribution Date and otherwise maintain or obtain sufficient funds to pay the VMware Special Dividend, including, if necessary, by (i) incurring loans under the Existing VMware Credit Facilities, (ii) entering into amendments or modifications or obtaining consents or waivers in relation to agreements governing existing indebtedness for borrowed money or other financing arrangements of VMware or the other members of its Group, or (iii) using the outstanding cash balances of VMware or the other members of its Group to pay the VMware Special Dividend.

SECTION 6.7 Solvency Opinions. From and after the date of this Agreement and until the Distribution Effective Time, VMware and Dell shall use their respective reasonable best efforts to obtain in connection with the Transactions such solvency opinions as are required in order to satisfy the conditions described in Section 7.1(b) and Section 7.1(c).

SECTION 6.8 Insurance Matters.

(a) General. Without limiting any rights or obligations of the Parties pursuant to this Section 6.8, Dell and VMware acknowledge that, as of immediately prior to the Distribution Effective Time, Dell may take such action as it may deem necessary or desirable to remove members of the VMware Group and their respective employees, officers and directors as insured parties under any Dell Group insurance policy. VMware shall use reasonable best efforts, and Dell shall reasonably cooperate with VMware, to cause VMware to have in effect as of the Distribution Effective Time all insurance policies required to comply with VMware’s and its Subsidiaries’ contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to VMware’s.

(b) Post-Distribution Effective Time Claims for Pre-Distribution Effective Time Occurrences. If, subsequent to the Distribution Effective Time, any person shall assert a claim against any member of the VMware Group actually or allegedly arising out of or relating to events that occurred prior to the Distribution Effective Time that are insured or insurable under one or more of the Dell Group’s insurance policies, Dell will provide VMware with access to, and VMware may make claims under, the occurrence-based insurance policies of the Dell Group and Dell shall be deemed to designate, without need of further documentation, VMware as the agent and attorney-in-fact to assert and to collect any related insurance proceeds under such insurance policy provided, however, that nothing in this Section 6.8 shall be deemed to constitute (or to reflect) an assignment of any insurance policy to VMware.

(c) Administration; Other Matters. From and after the Distribution Effective Time, each Party shall be responsible for claims administration with respect to its respective insured claims and shall provide reasonable assistance to the other Party at the request of the other Party in regards to such claims administration. Each Party shall provide prompt notice to the other Party of any claims submitted by any member of such Party’s Group under the other Party’s Group’s insurance policies and of any insurance proceeds related thereto after the submission of any such claim and again after the receipt of any such insurance proceeds. Each Party shall administer and pay any costs relating to defending its respective insured claims to the extent such defense costs are not covered under such policies, shall be responsible for any amounts of its respective insured claims that fall below applicable deductibles or self-insured retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective insured claims. Notwithstanding anything herein to the contrary, Dell shall retain the exclusive right to control the Dell Group’s insurance policies and to amend, modify or waive any of its rights under any such policies. Dell shall have the sole right to commute or otherwise terminate any of the Dell Group’s insurance policies.

(d) Liability Limitation and Indemnification. Notwithstanding anything herein to the contrary, in no event shall any member of the Dell Group be liable to any member of the VMware Group for claims not reimbursed by insurers for any reason, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, policy limitations or restrictions, any coverage disputes, any failure to timely file a claim, any defect in such claim or its processing, or in the event any insurance policy shall be terminated or otherwise cease to be in effect for any reason. VMware acknowledges that no member of the Dell Group shall have any liability whatsoever as a result of the insurance practices and policies of the Dell Group as in effect at any time, including as a result of the level or scope of any insurance, the creditworthiness of any insurance carrier, the terms and conditions of any insurance policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise. VMware shall indemnify, hold harmless and reimburse Dell and the members of the Dell Group for any coinsurance provisions, deductibles, self-insured retentions, fees, indemnity payments, settlements, judgements, allocated claims expenses and claim handling fees, and other out-of-pocket expenses incurred by Dell or any member of the Dell Group to the extent resulting from any access to, or any claims made by any member of the VMware Group under any Dell Group insurance policy, whether such claims are made by VMware, its Subsidiaries or controlled Affiliates or their respective employees.

(e) Maximization of Insurance Proceeds. Each Party agrees to use reasonable best efforts to maximize available coverage under those insurance policies applicable to it, and use reasonable best efforts to recover from all other responsible parties in respect of an insured claim, including, as may be applicable, pursuing recoveries under other insurance policies available to such Party.

(f) Agreement for Waiver of Conflict and Shared Defense. Subject to Section 6.5 and Section 10.5, in the event that insured claims of more than one Party exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense.

(g) Agreement for Waiver of Conflict and Insurance Litigation or Recovery Efforts. Subject to Section 6.5 and Section 10.5, in the event of any Action by either Party (or both Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action.

(h) No Coverage for Post-Distribution Effective Time Occurrences. Notwithstanding anything herein to the contrary, VMware, on behalf of itself and each member of the VMware Group, acknowledges and agrees that it will have no coverage under the Dell Group’s insurance policies for acts or events that occur after the Distribution Effective Time.

(i) Cooperation. The Parties agree to use their reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Agreement. Dell agrees to include Representatives of VMware in any substantive meeting with the insurance broker or underwriters that it, or its Representatives, hold related to VMware’s directors’ and officers’ liability insurance.

(j) Additional Premiums. If additional premiums are payable on any Dell Group insurance policies after the Distribution Date as a result of an insurance carrier’s retrospective audit of an insured exposure, each of Dell and VMware shall be responsible for its respective share of any such additional premium.

(k) Costs and Expenses. The Parties shall bear the costs and expenses set forth on Schedule 6.8(k) (subject to the terms and conditions set forth therein).

SECTION 6.9 Non-Solicitation.

(a) From and after the Separation Date until the one year anniversary of the Separation Date, Dell covenants and agrees, that it will not, and will cause each member of the Dell Group to not, directly or indirectly, solicit for employment or seek to induce or influence to leave employment with any member of the VMware Group or, except where prohibited by applicable law, hire, employ, engage or offer employment to, any employee at the level of vice president or above of the VMware Group; provided, that the foregoing shall not be deemed to prohibit (i) any member of the Dell Group from engaging in general media advertising or general employment solicitation that is not targeted towards such employees of the VMware Group or (ii) solicitations, targeting, or hiring, employing, engaging or offering employment to, former employees of the VMware Group; provided, that the employment of such person terminated at least six months prior to any member of the Dell Group taking any such action with respect to such person.

(b) From and after the Separation Date until the one year anniversary of the Separation Date, VMware covenants and agrees, that it will not, and will cause each member of the VMware Group to not, directly or indirectly, solicit for employment or seek to induce or influence to leave employment with any member of the Dell Group or, except where prohibited by applicable law, hire, employ, engage or offer employment to, any employee at the level of vice president or above of the Dell Group; provided, that the foregoing shall not be deemed to prohibit (i) any member of the VMware Group from engaging in general media advertising or general employment solicitation that is not targeted towards such employees of the Dell Group or (ii) solicitations, targeting, or hiring, employing, engaging or offering employment to, former employees of the Dell Group; provided, that the employment of such person terminated at least six months prior to any member of the VMware Group taking any such action with respect to such person.

(c) The Parties acknowledge and agree that the restrictions and limitations set forth in this Section 6.9 are reasonable, valid in geographical and temporal scope and in all other respects, enforceable, and essential to protect the value of the VMware Group and the Dell Group. If a court, tribunal or antitrust regulator of competent jurisdiction determines that any term or provision contained in this Section 6.9 is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided, that any such reduction, deletion or replacement shall only be to the extent necessary to render such term or provision valid and enforceable.

SECTION 6.10 Conversion Notice. No later than the Business Day immediately preceding the Dividend Record Date, Dell shall deliver to VMware notice of the irrevocable written election contemplated by clause (vi)(k) of Section C of Article IV of the Conversion Amendment (the “Conversion Notice”).

SECTION 6.11 Real Estate Subleases. Each of Dell and VMware shall use reasonable best efforts to negotiate diligently and in good faith to enter into sub-leases (or amend existing subleases, as applicable) prior to the Separation Date on terms to be agreed by the Parties for each of the facilities set forth on Schedule 6.11.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1 Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each of the Parties to effect the Transactions is subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Distribution Date of the following conditions:

(a) Dell shall have received the Distribution Tax Opinion and the Private Letter Ruling;

(b) an opinion from a nationally recognized and independent firm selected by Dell and reasonably acceptable to VMware and the VMware Special Committee shall have been obtained that, as of the Distribution Date and after giving effect to the VMware Special Dividend, (i) the surplus under the DGCL of each member of the Dell Group that is a corporation and must distribute VMware Common Stock in order to effect the Internal Distributions and the Distribution, exceeds the amount of the applicable Internal Distribution or the Distribution, as applicable, and (ii) immediately after the consummation of each such Internal Distribution or Distribution, as applicable, each member of the Dell Group that must distribute VMware Common Stock in order to effect the Internal Distributions and the Distribution will meet the Solvency Standards;

(c) an opinion from a nationally recognized and independent firm selected by VMware and reasonably acceptable to Dell shall have been obtained that, as of the Dividend Payment Date, (i) the surplus under the DGCL of VMware (on a consolidated basis) (x) exceeds the amount of the VMware Special Dividend immediately prior to giving effect to the VMware Special Dividend and (y) is greater than zero immediately after giving effect to the Transactions and (ii) immediately after the payment of the VMware Special Dividend, VMware will meet the Solvency Standards; and

(d) no court of competent jurisdiction or other Governmental Authority shall have issued an Order or enacted a Law that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transactions, and no Action shall be pending that would reasonably be expected to prohibit, impair or materially delay the ability of Dell or VMware to consummate the Transactions on the terms contemplated hereby or that seeks material damages or another material remedy in connection with this Agreement or the Transactions as contemplated hereby.

SECTION 7.2 Conditions to Obligations of Dell to Effect the Transactions. The obligation of Dell to effect the Transactions is further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Distribution Date of the following conditions:

(a) (i) the representations and warranties of VMware set forth in Section 4.1(a) and Section 4.2 and Section 4.3 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Distribution Date as though made on the Distribution Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) on and as of such earlier date) and (ii) all other representations and warranties of VMware set forth in this Agreement shall be true and correct in all respects (disregarding all materiality and “VMware Material Adverse Effect” qualifiers contained therein) as of the date hereof and as of the Distribution Date as though made on the Distribution Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), except where the failure of the representations and warranties contained in this clause (ii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a VMware Material Adverse Effect;

(b) VMware shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Distribution Date;

(c) Dell shall have received a certificate signed on behalf of VMware by an executive officer of VMware certifying the satisfaction by VMware of the conditions set forth in Sections 7.2(a) and 7.2(b);

(d) (i) the VMware Special Dividend shall have been paid to the registered VMware Common Stockholders (or the VMware transfer agent for further distribution to the registered holders of VMware Class A Common Stock) and (ii) Dell Inc. shall have received, in cash, the full amount of the VMware Special Dividend due and owing to such Person with respect to the VMware Class B Common Stock owned as of the Dividend Record Date;

(e) the shares of VMware Common Stock to be distributed in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution; and

(f) VMware and any other applicable member of the VMware Group shall have executed and delivered to Dell (or the applicable member of the Dell Group) each Ancillary Agreement to which such Person is a party.

SECTION 7.3 Conditions to the Obligation of VMware to Effect the Transactions. The obligation of VMware to effect the Transactions is further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Distribution Date of the following conditions:

(a) (i) the representations and warranties of Dell set forth in Section 5.1(a) and Section 5.2 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof as of the Distribution Date as though made on the Distribution Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) on and as of such earlier date) and (ii) all other representations and warranties of Dell set forth in this Agreement shall be true and correct in all respects (disregarding all materiality and “Dell Material Adverse Effect” qualifiers contained therein) as of the date hereof and as of Distribution Date as though made on the Distribution Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) except where the failure of the representations and warranties contained in this clause (ii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Dell Material Adverse Effect;

(b) Dell shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Distribution Date;

(c) VMware shall have received a certificate signed on behalf of Dell by an executive officer of Dell certifying the satisfaction by Dell of the conditions set forth in Sections 7.3(a) and 7.3(b);

(d) each of the Additional Dividend Conditions shall have been satisfied; provided, if clause (b) of the Additional Dividend Conditions is not satisfied as of the Distribution Date, VMware, the VMware Special Committee and Dell (at its option) shall agree to revisions, changes or amendments to this Agreement and the Ancillary Agreements, which may include changes or amendments with respect to the VMware Special Dividend, in each case, solely to the extent necessary for clause (b) of the Additional Dividend Condition to be satisfied;

(e) Dell and any other applicable member of the Dell Group shall have executed and delivered to VMware (or the applicable member of the VMware Group) each Ancillary Agreement to which such Person is a party; and

(f) Dell shall have delivered to VMware the Conversion Notice.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated at any time prior to consummation of the Distribution:

(a) by mutual written consent of Dell and VMware in a written instrument;

(b) by either Dell or VMware, upon written notice to the other Party:

(i) if the Distribution has not been consummated on or before January 28, 2022 (or any such other date agreed to in writing by Dell and VMware prior to the consummation of the Distribution) (the “End Date”), unless (x) in the case Dell is seeking to terminate this Agreement, Dell is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement and such material breach is the principal cause of the failure of the Distribution to be consummated on or before the End Date or (y) in the case VMware is seeking to terminate this Agreement, VMware is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement and such material breach is the principal cause of the failure of the Distribution to be consummated on or before the End Date;

(ii) if any court of competent jurisdiction or other Governmental Authority shall have issued an Order that permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions, and any such Order shall have become final and non-appealable; or

(iii) if any Governmental Authority shall have enacted a Law that prohibits or makes illegal the consummation of the Transactions; or

(c) by Dell, upon written notice to VMware if VMware shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured by VMware or is not cured within the earlier of (x) 30 days of written notice of such breach from Dell and (y) three Business Days prior to the End Date (provided, that Dell is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b)); or

(d) by VMware, upon written notice to Dell if Dell shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured by Dell or is not cured within the earlier of (x) 30 days of written notice of such breach from VMware and (y) three Business Days prior to the End Date (provided, that VMware is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b)); or

(e) by Dell, upon written notice to VMware if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the consummation of the Distribution, but which conditions are, at the time of the notice of termination of this Agreement is delivered to VMware, capable of being satisfied if the Distribution were to occur at such time), (ii) the Dividend Payment Conditions have been satisfied, (iii) Dell has irrevocably confirmed by written notice to VMware that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the consummation of the Distribution, but which conditions are, at the time of the notice of termination of this Agreement is delivered to VMware, capable of being satisfied if the Distribution were to occur at such time) or that Dell has irrevocably waived, to the extent permitted by applicable Law, any unsatisfied conditions in Section 7.1 and Section 7.2 and (B) Dell stands ready, willing and able to consummate the Distribution upon the satisfaction of the condition set forth in Section 7.2(d) and at all times thereafter and (iv) the condition set forth in Section 7.2(d) has not been satisfied by the later of (A) the Dividend Payment Date and (B) three Business Days following the delivery of such confirmation by Dell.

SECTION 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the Parties or their Affiliates or any of their respective directors, officers, employees, agents, representatives, successors or assigns, except (a) the provisions of this Section 8.2 and Article XII shall survive any such termination of this Agreement and no such termination shall relieve either Party from any liability or obligation under such provisions and (b) nothing contained herein shall relieve any Party from liability for any Willful Breach of this Agreement or actual and intentional fraud.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Indemnification by VMware. Subject to Section 9.10, from and after the Distribution Effective Time, VMware shall, and shall cause the other members of the VMware Group to, to the fullest extent permitted by Law, indemnify, defend and hold harmless Dell and each other member of the Dell Group and each of their respective Affiliates and current and former directors, officers and employees (in each case, in their respective capacities as such), and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “Dell Indemnitees”), from and against any and all Liabilities of the Dell Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Assets or Liabilities of the VMware Group (or failure of VMware, any other member of the VMware Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the VMware Group in accordance with their terms, whether prior to, at, or after the Distribution Effective Time) or the operation of any business conducted by any member of the VMware Group prior to, at, or after the Distribution Effective Time (including any act or failure to act by any Representative of any member of the VMware Group (whether or not such act or failure to act is or was within such Person’s authority));

(b) any Liability that is expressly contemplated by this Agreement or any Inter-Company Agreement (including the Schedules hereto and thereto and irrespective of any future termination of such Inter-Company Agreement) as Liabilities to be assumed or retained by VMware or any member of the VMware Group;

(c) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of a member of the VMware Group contained in this Agreement that survives the Distribution Effective Time pursuant to Section 12.1 or contained in any Inter-Company Agreement; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (i) with respect to all information contained in or incorporated into any document contemplated under Section 3.2(a) relating solely to a member of the VMware Group and expressly provided by VMware for inclusion therein and (ii) with respect to all information contained in or incorporated into any document contemplated under Section 3.2(b), other than with respect to information relating solely to a member of the Dell Group and expressly provided by Dell for inclusion therein.

SECTION 9.2 Indemnification by Dell. Subject to Section 9.10, from and after the Distribution Effective Time, Dell shall, and shall cause the other members of the Dell Group to, to the fullest extent permitted by Law, indemnify, defend and hold harmless VMware and each other member of the VMware Group and each of their respective Affiliates and current and former directors, officers and employees (in each case, in their respective capacities as such), and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “VMware Indemnitees”) from and against any and all Liabilities of the VMware Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Asset or Liability of the Dell Group (or failure of Dell, any other member of the Dell Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the Dell Group in accordance with their terms, whether prior to, at, or after the Distribution Effective Time) or the operation of any business conducted by any member of the Dell Group prior to, at, or after the Distribution Effective Time (including any act or failure to act by any Representative of any member of the Dell Group (whether or not such act or failure to act is or was within such Person’s authority));

(b) any Liability that is expressly contemplated by this Agreement or any Inter-Company Agreement (including the Schedules hereto and thereto and irrespective of any future termination of such Inter-Company Agreement) as Liabilities to be assumed or retained by Dell or any member of the Dell Group;

(c) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of a member of the Dell Group contained in this Agreement that survives the Distribution Effective Time pursuant to Section 12.1 or contained in any Inter-Company Agreement; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (i) with respect to all information contained in or incorporated into any document contemplated under Section 3.2(a), other than with respect to information relating solely to a member of the VMware Group and expressly provided by VMware for inclusion therein and (ii) with respect to all information contained in or incorporated into any document contemplated under Section 3.2(b) relating solely to a member of the Dell Group and expressly provided by Dell for inclusion therein.

SECTION 9.3 Procedures for Indemnification of Third Party Claims.

(a) All claims for indemnification relating to a Third Party Claim by any indemnified party (an “Indemnified Party”) under this Article IX shall be asserted and resolved as set forth in this Section 9.3.

(b) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party under this Article IX is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten Business Days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or a good faith estimate of the amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Claim Notice shall describe the Third Party Claim in reasonable detail and shall, where reasonably practicable, include copies of all letters, claims, complaints, filings, documents and correspondence received by the Indemnified Party or its Representatives with respect thereto. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by a court proceeding in the event of a litigated matter or such other number of days as may be agreed to in writing between the Indemnifying Party and the Indemnified Party) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether it desires to defend the Indemnified Party against such Third Party Claim; provided, that, in the event that the Indemnifying Party elects to notify the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, such notification will contain the acknowledgement of the Indemnifying Party that such Third Party Claim constitutes an indemnifiable Liability pursuant to this Article IX.

(c) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense, provided that such expense shall be the responsibility of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party’s counsel shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them (in which case the Indemnifying Party shall be responsible for expenses in respect of one counsel, plus one appropriate local counsel for the Indemnified Party in any single jurisdiction). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise, or enter into any Order with respect to, any Third Party Claim, other than a settlement or compromise or Order that (1) is on exclusively monetary terms with, subject to the limitations in Section 9.10, such monetary amounts paid by the Indemnifying Party concurrently with the effectiveness of the compromise, judgement or settlement, (2) does not involve any finding or admission of violation of Law or admission of wrongdoing by the Indemnified Party and (3) provides in customary form, an unconditional and irrevocable release of, or dismissal with prejudice of, all claims against any Indemnified Party potentially affected by such Third Party Claim. Notwithstanding the foregoing, if a Third Party Claim (A) seeks relief other than the payment of monetary damages or could result in the imposition of an Order, consent order, injunction or decree that would restrict any present or future activity or conduct of the Indemnified Party or any of its Affiliates, (B) seeks a finding or admission of a violation of applicable Law (including any Third Party Claim seeking to impose criminal fines, penalties or sanctions) or any Order or of a violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) is asserted by or on behalf of a material customer, supplier, vendor, partner or other business relationship of the Indemnified Party that is exclusively a customer, supplier, vendor, partner or other business relationship of such Indemnified Party and not the other Party or (D) seeks a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, then, in each such case, the Indemnified Party shall be entitled to solely direct the defense at their own expense of any such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not permitted to defend such Third Party Claim, or (iii) after assuming the defense of a Third Party Claim fails to use reasonable best efforts to defend diligently such Third Party Claim within 10 Business Days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party may, subject to the provisions of this Article X, seek indemnification for all Liabilities based upon, arising from or relating to such Third Party Claim, and the Indemnified Party’s right to indemnification for a Third Party Claim shall not be otherwise adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) The Indemnified Party and the Indemnifying Party shall cooperate in good faith in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant Records and employees consistent with Article X; it being understood that the reasonable and documented out-of-pocket costs and expenses of the Indemnified Party relating thereto shall be Liabilities, subject to indemnification.

(f) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of Confidential Information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing either party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

SECTION 9.4 Procedures for Indemnification of Direct Claims. Any claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by promptly delivering a written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder; provided, however, that the failure to promptly give such written notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such claim. Such notice shall include the amount or a good faith estimate of the amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. Such notice shall describe the claim in reasonable detail. Such Indemnifying Party shall have a period of 60 days (or such other period as may be agreed to in writing between the Indemnifying Party and the Indemnified Party) after the receipt of such notice within which to respond thereto; provided, that no failure by the Indemnifying Party to respond within such timeframe shall be deemed an acceptance of responsibility to make any such payment or prohibit the Indemnifying Party from contesting the validity of such claim. If such Indemnifying Party does respond within such period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XI.

SECTION 9.5 Adjustments to Liabilities.

(a) If, notwithstanding Section 9.6, an Indemnified Party receives any payment from an Indemnifying Party in respect of any Liabilities and the Indemnified Party recovers from a Third Party insurance proceeds or any other amount in respect of the underlying claim or demand asserted pursuant to this Article IX against such Indemnifying Party, such Indemnified Party shall promptly (and in any event, within five Business Days) pay over to the Indemnifying Party such insurance proceeds or other amount so recovered (after deducting therefrom the amount of reasonable and documented out-of-pocket expenses actually incurred by it in procuring such recovery and any increases in premiums), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any reasonable and documented out-of-pocket amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

SECTION 9.6 Payments.

(a) The Indemnifying Party shall pay all amounts payable pursuant to this Article IX by wire transfer of immediately available funds in accordance with Section 12.8. Any invoice from an Indemnified Party of a bill shall be accompanied by all reasonably detailed backup documentation for a Liability that is the subject of indemnification hereunder, except as is reasonably necessary to preserve privilege of the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Liability for which it is liable hereunder no later than 30 days (or such other period as may be agreed to in writing between the Indemnifying Party and the Indemnified Party) following any Final Determination of such Liability and the Indemnifying Party’s liability therefor.

(b) Unless otherwise required by a Final Tax Determination or this Agreement or otherwise mutually agreed to by the Parties, for U.S. federal income tax purposes any payment made pursuant to this Agreement (i) from VMware to Dell shall be treated for all Tax purposes as a distribution under section 301 of the Code from VMware to Dell occurring prior to the Distribution, (ii) from Dell to VMware shall be treated for all Tax purposes as a tax-free contribution by Dell to VMware with respect to its stock occurring prior to the Distribution, and, in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Tax Determination), such Party shall use reasonable best efforts to contest such challenge.

(c) If the receipt or accrual of any payment made pursuant to this Article IX results in taxable income to the Indemnified Party or its Affiliates, such payment shall be increased by the After Tax Amount with respect to such payment using the procedures described in Section 7.05(d) of the Tax Matters Agreement.

SECTION 9.7 Contribution; Mitigation.

(a) If the indemnification provided for in this Article IX shall, for any reason (other than the terms of such indemnification), be unavailable or insufficient to hold harmless the Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the Parties intending that their respective contributions hereunder be as close as possible to the indemnification under Section 9.1 and Section 9.2. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 9.1 and Section 9.2, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

(b) Any Indemnified Party shall use its reasonable best efforts to mitigate any Liabilities incurred by such Indemnified Party upon and after such Indemnified Party’s senior executives becoming aware of any event or condition to the extent required by applicable Law.

SECTION 9.8 Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 9.9 Survival of Indemnities. The rights and obligations of Dell, VMware and their respective Indemnified Parties under this Article IX shall survive the distribution, sale or other transfer by any Party of any assets or the delegation or assignment by it of any Liabilities. If Dell or VMware shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, proper provisions shall be made so that such surviving or acquiring Person(s), as the case may be, shall assume, in writing, all of the obligations of Dell or VMware, as the case may be, set forth under this Article IX.

SECTION 9.10 Limitation of Liability. In no event shall any member of the VMware Group or the Dell Group be liable to any member of the other Group for (x) any punitive or exemplary losses or damages arising in any way out of this Agreement or (y) any consequential losses or damages arising in any way out of this Agreement except to the extent such losses or damages are reasonably foreseeable (and in no event shall any such damages be measured based on a diminution in stock value); provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article IX solely to the extent such Liabilities are Finally Determined to be payable to a Third Party pursuant to any such Third Party Claim. Subject to Section 12.3, the provisions of this Article IX, Article XI and Section 12.11 shall be the Parties’ sole recourse for any breach hereof or any breach of the Ancillary Agreements from and after the Distribution Effective Time.

SECTION 9.11 Transaction Liabilities. Notwithstanding anything to the contrary in this Article IX, each Party shall bear all Transaction Liabilities incurred by itself and any other member of its Group (including any Transaction Liabilities incurred by its or their Representatives and any other Person entitled to indemnification from such Party or other member of such Party’s Group in respect of such Transaction Liabilities); provided, that (a) in the event any such Representatives or other Person is entitled to indemnification from both any member of the Dell Group, on the one hand, and any member of the VMware Group, on the other hand, in connection with any Transaction Liabilities incurred by such Person, or (b) the Parties jointly incur costs or expenses such as in connection with joint advisors for Transaction Litigation, the Parties shall in good faith determine a mutually acceptable allocation of such Transaction Liabilities between the Dell Group and the VMware Group, and any dispute between the Parties regarding such allocation shall be resolved in accordance with the procedures set forth in Article XI. The provisions of this Agreement relating to Transaction Liabilities are not intended to limit in any respect the rights of Dell and VMware and their respective Groups to appeal any decision relating to Transaction Liabilities.

ARTICLE X

EXCHANGE OF INFORMATION; CONFIDENTIALITY

SECTION 10.1 Agreement for Exchange of Information; Archives.

(a) Without limiting any rights or obligations under any Inter-Company Agreement between the Parties or any of the members of their respective Groups relating to confidentiality, and subject to the provisions of Section 10.10:

(i) at any time before the Distribution Effective Time, Dell agrees to provide, and to cause the other members of the Dell Group and its and such members’ Representatives to provide, to VMware or the applicable members of the VMware Group, and VMware agrees to provide, and to cause the other members of the VMware Group and its and such members’ Representatives to provide, to Dell or the applicable members of the Dell Group, as soon as reasonably practicable after written request therefor (such party making the request, a “Pre-Distribution Requesting Party”), any information within its possession or under its control or within the possession or under the control of one of such Persons which the Pre-Distribution Requesting Party reasonably needs (A) to comply with reporting, disclosure, accounting, filing or other requirements imposed on the Pre-Distribution Requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Pre-Distribution Requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or similar requirements of the Pre-Distribution Requesting Party, in each case other than claims, allegations or other Disputes that Dell or VMware, or any of their respective Group members, has or brings against the other Group or the applicable member thereof, or (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or any Ancillary Agreement, including any obligation of a member of the VMware Group to assume any Contract or Liability of the VMware Group at the Distribution Effective Time.

(ii) at any time after the Distribution Effective Time, Dell agrees to provide, and to cause the other members of the Dell Group and its and such members’ Representatives to provide, to VMware or the applicable members of the VMware Group, and VMware agrees to provide, and to cause the other members of the VMware Group and its and such members’ Representatives to provide, to Dell or the applicable members of the Dell Group, as soon as reasonably practicable after written request therefor (such party making the request, a “Post-Distribution Requesting Party”), any information within its possession or under its control or within the possession or under the control of one of such Persons which the Post-Distribution Requesting Party reasonably needs (A) to comply with reporting, disclosure, accounting, filing or other requirements imposed on the Post-Distribution Requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Post-Distribution Requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or similar requirements of the Post-Distribution Requesting Party, in each case other than claims, allegations or other Disputes that Dell or VMware, or any of their respective Group members, has or brings against the other Group or the applicable member thereof, (C) in connection with applicable transactions, including assistance in obtaining customary representation letters, comfort letters, or similar instruments, or (D) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or any Ancillary Agreement, including any obligation of a member of the Dell Group to assume any Contract or Liability of the Dell Group at the Distribution Effective Time.

Notwithstanding the foregoing, in the event that any Party reasonably determines that any provision of information could be commercially detrimental, violate any applicable Law or agreement, or waive any attorney-client privilege, the Parties shall take commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Without limiting the generality of the foregoing provisions, until the end of the Dell fiscal year during which the Separation Date occurs (and for a reasonable period of time afterwards as required for each of Dell and VMware to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Separation Date occurs), each of Dell and VMware shall use its reasonable best efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Law. In addition, following the Separation Date, each Party shall use its reasonable best efforts to cooperate with respect to access to historical financial information and related books and records, personnel and auditors to the extent the other Party requires such access in connection with its financial reporting and other obligations under applicable Law.

SECTION 10.2 Ownership of Information. The provision of any information pursuant to Section 10.1 or Section 10.5 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement, the Inter-Company Agreements and any other applicable agreements between the Parties or the members of their respective Groups), or constitute a grant of rights in or to any such information.

SECTION 10.3 Compensation for Providing Information. Each Party agrees to reimburse the providing Party for the material reasonable and documented out-of-pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of such Party (or a member of such Party’s Group) as a Requesting Party.

SECTION 10.4 Other Agreements Providing for Exchange of Information. The rights and obligations granted or created under this Article X are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Inter-Company Agreement.

SECTION 10.5 Production of Witnesses; Records; Cooperation.

(a) Until the seventh anniversary of the Distribution Effective Time, or solely with respect to Actions then pending at such anniversary, until the Final Determination of such Action, except in the case of any Dispute between Dell and VMware, or any of the members of their respective Groups, each of VMware and Dell shall use reasonable best efforts to, and shall cause the other relevant members of its Group to use reasonable best efforts to, make available to a Requesting Party, upon written request (e-mail being sufficient), its then former and current Representatives (and the former and current Representatives of its applicable Group members) as witnesses and any Records within its control (or that of its applicable Group members) or which it (or its applicable Group members) otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such Representatives) or Records may reasonably be required in connection with any Action in which the

Requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder; provided, that, to the extent practicable taking into account the facts and circumstances, the Requesting Party shall use reasonable best efforts to limit the extent of the Records or witnesses required of the non-requesting Party. The Requesting Party shall bear all costs and expenses in connection therewith.

(b) After the Distribution Effective Time, if either VMware or Dell, being entitled to do so under this Agreement, chooses to defend or to seek to settle or compromise any Third Party Claim, the other Party shall use reasonable best efforts to make available to such Party, upon written request and at the reasonable expense of the requesting Party, its then former and current Representatives and those of its respective Group members as witnesses and any Records within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such Representatives) or Records may reasonably be required in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be.

(c) From and after the Distribution Effective Time, notwithstanding anything to the contrary in Article IX, and except as set forth in Section 6.5 governing Transaction Litigation or as set forth in Schedule 10.5(c), (i) VMware shall have the right to control any Action which VMware had the right to control prior to the Distribution Effective Time, (ii) Dell shall have the right to control any Action which Dell had the right to control prior to the Distribution Effective Time, and (iii) each of Dell and VMware shall cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, and Dell shall cause the members of the Dell Group to cooperate and VMware shall cause the members of the VMware Group to cooperate, in each case in the defense of (A) the Actions which VMware has the right to control pursuant to clause (i) above to which a member of the Dell Group is a party and (B) the Actions which Dell has the right to control pursuant to clause (ii) above to which a member of the VMware Group is a party. From and after the Distribution Effective Time, except as set forth in Section 6.5 governing Transaction Litigation and as set forth in Schedule 10.5(c), neither Dell nor VMware shall settle, compromise or offer to settle or compromise any Action to which members of both the Dell Group and the VMware Group are a party without the consent of the other Party, such consent not to be unreasonably conditioned, withheld or delayed, unless such settlement or compromise involves solely a monetary payment by the settling party, does not involve any finding or admission of violation of Law or admission of wrongdoing by the other Party of any member of its Group, and provides for a full, unconditional and irrevocable release of the other Party, members of its Group and their respective current and former directors and officers.

(d) The obligation to provide witnesses pursuant to this Section 10.5 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 10.5(a) with respect to Disputes between Dell and VMware, or any of the members of their respective Groups).

SECTION 10.6 Privileged Matters.

(a) From and after the Distribution Effective Time, the Parties agree as follows:

(i) Dell shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates:

(A) solely to the businesses of the Dell Group or to a member of the Dell Group and not to the businesses of the VMware Group or to a member of the VMware Group;

(B) solely to any Liabilities of the Dell Group resulting from any Actions that are now pending or may be asserted in the future;

(C) to any individual who served as a director or officer of any member of the Dell Group prior to the Distribution Effective Time, other than any individual who was also a director, employee or officer of a member of the VMware Group except to the extent that Dell and VMware jointly determine that such Privileged Information relates solely to such individual’s role as a director, employee or officer of Dell; or

(D) to any communications between internal Dell counsel or outside counsel engaged by Dell, on the one hand, and, on the other hand, Dell, any director, employee or officer of Dell, or any member of the Dell Group in connection with this Agreement, any of the Ancillary Agreements, the Transactions or any matters relating to such agreements or to the Transactions (including in connection with a dispute between a member of the Dell Group and a member of the VMware Group), other than, in the case of any such director, employee or officer, to the extent such communication relates solely to such individual’s role as a director, employee or officer of a member of the VMware Group;

in each case, whether or not the Privileged Information is in the possession or under the control of any member of the Dell Group or any member of the VMware Group; and

(ii) VMware shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates:

(A) solely to the businesses of the VMware Group or to a member of the VMware Group and not to the businesses of the Dell Group or a member of the Dell Group;

(B) solely to any Liabilities of the VMware Group resulting from any Actions that are now pending or may be asserted in the future;

(C) to any individual who served as a director or officer of any member of the VMware Group prior to the Distribution Effective Time, other than any individual who was also a director, employee or officer of a member of the Dell Group except to the extent that Dell and VMware jointly determine that such Privileged Information relates solely to such individual’s role as a director, employee or officer of VMware; or

(D) to any communications between internal VMware counsel or outside counsel engaged by VMware, on the one hand, and, on the other hand, VMware, any director, employee or officer of VMware or any member of the VMware Group in connection with this Agreement, any of the Ancillary Agreements, the Transactions or any matters relating to such agreements or to the Transactions (including in connection with a dispute between a member of the Dell Group and a member of the VMware Group), to the extent that, in the case of any such director, employee or officer, such communication relates solely to such individual’s role as a director, employee or officer of VMware;

in each case, whether or not the Privileged Information is in the possession or under the control of any member of the VMware Group or any member of the Dell Group.

(iii) If Dell and VMware do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article XI to resolve any disputes as to whether any information is subject to Section 10.6(a)(i), Section 10.6(a)(ii) or Section 10.6(b).

(b) Subject to the remaining provisions of this Section 10.6, each of Dell and VMware agrees on behalf of its and the members of its Group that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 10.6(a) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Dell or VMware without the consent of the other Party.

(c) For the avoidance of doubt, nothing herein is intended to or shall adversely affect the right of any individual who had an attorney-client relationship with counsel to control the assertion or waiver of all privileges and immunities in connection with such representation (regardless of whether such representation may or may not have been deemed to be joint with any Party or any member of any Party’s Group).

(d) If any Dispute arises between Dell and VMware or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.

(e) Subject to Section 10.6(f), in the event of any Dispute between Dell and VMware, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 10.6(b); provided, that Dell and VMware intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by Dell or VMware, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party at least ten Business Days before production is required to occur, to the extent practicable) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 10.6 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Dell and VMware set forth in this Section 10.6 and in Section 10.7 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 10.5 or this Section 10.6, the Parties agree to, and to cause the applicable members of their Group to hold Privileged Information in strict confidence and to maintain their respective separate and joint privileges and immunities, including by executing joint defense or common interest agreements where necessary or useful for this purpose.

SECTION 10.7 Confidentiality. Subject to Section 10.8, each Party shall hold, and cause the members of its Group to hold, in strict confidence, with at least the same degree of care that it takes with respect to its own similar confidential and proprietary information, all confidential information that concerns the other Party or any member of its Group (or was provided to such Party or member of its Group in confidence by a Third Party) that is either in the possession of such other Party or any such member of its Group as of the Distribution Effective Time or furnished by the first Party or any member of its Group or any of their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement (any such information referred to herein as “Confidential Information”), and shall not (i) disclose the same to any Person other than members of its Group and their respective Representatives (“Recipients”) on a need to know basis (and subject to reasonable confidentiality protections) or (ii) use (and shall cause its Recipients not to use) any such Confidential Information other than in connection with performing the actions contemplated hereby or under any Ancillary Agreement. Notwithstanding the foregoing, Confidential Information shall not include information that is or was (i) in the public domain other than by the breach of this Agreement, (ii) lawfully acquired by the other Party or any member of its Group from a Third Party not bound by a confidentiality obligation, or (iii) independently generated or developed by Persons who do not and did not have access to, or descriptions of, any such confidential or proprietary information. Each Party is liable to the other Party for any unauthorized use or disclosure of such other Party’s Confidential Information by any of such first Party’s Recipients, shall promptly inform such other Party of same and take all required actions to remediate same, at such first Party’s expense.

SECTION 10.8 Legal Requirements. In the event that any Party or any member of its Group (the “Required Party”) is required to disclose any Confidential Information of the other Party or any member of its Group (the “Disclosing Party”) in response to a subpoena, document demand or other legal process pursuant to applicable Law, or to enforce the Required Party’s rights herein or under any Ancillary Agreement, the Required Party shall promptly, unless prohibited by applicable Law, notify the Disclosing Party, cooperate with any request by the Disclosing Party, at the Disclosing Party’s expense, to seek a protective order or similar confidential treatment of such Confidential Information prior to its disclosure, and, to the extent disclosure is compelled or required, disclose no more information than is necessary to satisfy its legal obligations. The Disclosing Party shall request confidential treatment under applicable Law for any Confidential Information it is required to disclose.

SECTION 10.9 Personal Data. Each Party shall comply (and cause its Affiliates and its and their Representatives to comply) with all applicable Laws relating to privacy, personal and personally identifiable information in connection with the transactions contemplated hereby. The Parties shall fully cooperate, take all required actions and execute all required agreements in this regard. In the event of a conflict between this Section 10.9 and the other provisions of this Article X, this Section 10.9 shall control.

SECTION 10.10 Record Retention. To facilitate the possible exchange of information pursuant to this Article X and other provisions of this Agreement after the Separation Date, each of VMware and Dell agrees to use reasonable best efforts to retain, and to cause the members of their respective Group to retain, all information or Records in their respective possession or control at the Distribution Effective Time in accordance with its respective record retention policies and practices, and for such longer period as may be required by any Governmental Authority, any litigation matter, any applicable Law, any Inter-Company Agreement or at the request of the other Party. Prior to the seventh anniversary of the Distribution Effective Time, neither VMware nor Dell will destroy, or permit any member of their respective Groups to destroy, any information which the other Party or any member of its Group may have the right to obtain pursuant to Section 10.1(a)(ii)(A)-(B) of this Agreement without first offering to turn over possession thereof to the other Party by notice to such Party at least thirty days prior to the proposed date of destruction. Notwithstanding the foregoing, the Tax Matters Agreement will govern the retention of Tax related Records.

SECTION 10.11 Related Persons Transaction Reporting. From and after the Distribution Effective Time, to the extent VMware and Dell are required to report any related persons transactions with respect to each other pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, each Party shall provide the other Party with a reasonable opportunity to review and comment on any such draft disclosure prior to its inclusion in any filing with the SEC and shall consider any comments received from the other Party in good faith.

ARTICLE XI

DISPUTE RESOLUTION

SECTION 11.1 Agreement to Resolve Disputes. The procedures for discussion, negotiation and dispute resolution set forth in this Article XI shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Inter-Company Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any of the members of the Dell Group on the one hand and any of the members of the VMware Group on the other hand (each a “Dispute”). Each of the Parties agrees that the procedures set forth in this Article XI shall be the sole and exclusive procedures in connection with any Dispute. Notwithstanding the foregoing, (i) the procedures set forth in the Commercial Framework Agreement shall control with respect to any Dispute arising under the Commercial Framework Agreement, (ii) the procedures set forth in the Transition Services Agreement shall control with respect to any Dispute arising under the Transition Services Agreement and (iii) the procedures set forth in the CNTS Agreement (and for clarity, the IP Termination Agreement) shall control with respect to any Dispute arising under such agreements.

SECTION 11.2 Separation Managers. Dell and VMware shall each appoint an individual to act as the primary point of operational contact for the administration of matters relating to this Agreement and the Inter-Company Agreements (each, a “Separation Manager”). Each Separation Manager shall have overall responsibility for (1) coordinating, on behalf of Dell or VMware, as applicable, all activities undertaken by Dell or VMware, as applicable, under this Agreement and the Inter-Company Agreements, (2) acting as a day-to-day contact with the other Party’s Separation Manager and (3) making available to the other Party the data, facilities, resources and other support services required for the performance of each Party’s obligations in accordance with the requirements of this Agreement and the applicable Inter-Company Agreements. Either Party may change its Separation Manager by providing written notice to the other Party. Each Separation Manager may by written notice to his or her counterpart hereunder appoint subordinate managers to be responsible for specified matters and delegate such Separation Manager’s authority under this Agreement and the applicable Inter-Company Agreements to such delegated individual(s).

SECTION 11.3 Dispute Resolution.

(a) Any Dispute shall be first considered in person or by telephone by the Separation Managers within five Business Days after receipt of a written notice from either Party specifying the nature of the Dispute. The Parties shall cause the Separation Managers to, attempt in good faith, to resolve any Dispute by negotiation.

(b) If the Separation Managers cannot agree on a resolution to the Dispute within 15 Business Days of their first meeting to consider such Dispute, any Party may, and may cause or permit a member of its Group (a “Claimant Party”) to, commence the dispute resolution process of this Section 11.3 with a Responding Party with whom there is any Dispute by giving such Responding Party written notice (a “Dispute Notice”) of such Dispute to the extent that it has not been resolved in the normal course of business. To the extent that they are Parties, the Dispute Parties shall, and to the extent that they are not Parties, the Parties shall cause the Dispute Parties to, attempt in good faith to resolve any Dispute by negotiation among their respective executives (“Senior Party Representatives”) who have authority to settle the Dispute and who are at a higher level of management than the persons who have direct responsibility for the administration of this Agreement (including the Separation Managers). Within 15 days after delivery of the Dispute Notice, to the extent that it is a Party, the Responding Party shall, and to the extent that the Responding Party is not a Party, the Parties of such Responding Party’s Group shall cause such Responding Party to, submit to the Claimant Party a written response (the “Response”). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Dispute Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Dispute Party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which the Dispute Parties will attempt to settle the Dispute. Within 30 days after the delivery of the Dispute Notice, the Senior Party Representatives of the Dispute Parties shall meet at a mutually acceptable time and place (either in person or via video conference), and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. To the extent that they are Parties, the Dispute Parties shall, and to the extent that they are not Parties, the Parties shall cause the Dispute Parties to, cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.

(c) If (x) the Dispute involves an amount in controversy greater than $100 million or implicates the right to indemnification pursuant to any indemnification agreement or any indemnification obligation by under Law and (y) the Dispute has not been resolved within 60 days after delivery of the Dispute Notice, then the Senior Party Representatives of each Dispute Party may mutually agree to submit the Dispute to the Boards of Directors of Dell and VMware. Representatives of each Board of Directors shall then meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

SECTION 11.4 Arbitration. If the Dispute has not been resolved by the dispute resolution process described in Section 11.3 within 120 days after the delivery of the Dispute Notice, then, on the request of any Party, the Parties agree that any such Dispute, including any dispute regarding whether the preconditions for arbitration are satisfied, shall be finally resolved by confidential arbitration in accordance with the rules of the American Arbitration Association then in force. The arbitration shall be conducted by three arbitrators, of whom each party shall designate one, with the third arbitrator to be designated by the two party-appointed arbitrators. The award rendered by the arbitrators shall be final and binding on the Parties, and judgment upon the award may be entered by any court having jurisdiction over the relevant party or its assets. The seat of the arbitration shall a neutral location to be mutually agreed upon by the Dispute Parties. The default substantive law of the dispute will be the law of the State of Delaware, without regard to its choice of law rules; provided, however, to the extent the Dispute relates to a particular contract or agreement with an alternative choice of law, that agreement shall govern. The arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. The Parties hereby waive their right to any form of recourse based on grounds other than those expressly contained in the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. insofar as such waiver can validly be made.

SECTION 11.5 Limitations. Notwithstanding the foregoing provisions of this Article XI, prior to or at the Distribution Effective Time, (i) a Party may seek preliminary provisional or injunctive judicial relief (including specific performance subject to the terms of this Agreement of the other Party’s obligations hereunder) with respect to a Dispute without first complying with the procedures set forth in Section 11.1, Section 11.3 and Section 11.4 if such Action is reasonably necessary to avoid irreparable damage (it being understood that such initiating Party may, at its election, pursue arbitration, including seeking arbitral relief on a preliminary or interim basis, in lieu of such judicial relief) and (ii) Dell may seek any remedy to which it may be entitled at law or in equity (including by initiating an Action in the Chosen Courts or seeking preliminary provisional or injunctive judicial relief (including specific performance subject to the terms of this Agreement of VMware’s obligations hereunder) with respect to a Dispute without first complying with the procedures set forth in Section 11.1, Section 11.3 and Section 11.4 if such Action relates to the enforcement of Dell’s rights under this Agreement to consummate the Separation or the Distribution (or both) (it being understood that Dell may, at its election, pursue arbitration, including seeking arbitral relief on a preliminary or interim basis, in lieu of any such remedy) and (iii) the procedures set forth in Section 11.1, Section 11.3 and Section 11.4 shall not apply to any Dispute between the Parties as to whether any information is subject to Section 10.6(a)(i), Section 10.6(a)(ii) or Section 10.6(b), which Disputes shall be submitted directly in accordance with the procedures set forth in Section 11.3 and, if necessary arbitration in accordance with the procedures set forth in Section 11.4.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Survival. None of the representations or warranties contained in Article IV and Article V (or in any certificate delivered pursuant to Section 7.2(c) or Section 7.3(c)) shall survive the consummation of the Distribution, and no claim with respect thereto may be brought by any Person after the Distribution Effective Time. The covenants and agreements contained in this Agreement (i) that are required to be performed in whole prior to the consummation of the Distribution shall not survive the consummation of the Distribution and no claim with respect thereto may be brought by any Person after the Distribution Effective Time and (ii) that require performance after the consummation of the Distribution shall survive the consummation of the Distribution until fully performed in accordance with their terms.

SECTION 12.2 Notices. All notices or other communications under this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be in writing and shall be deemed to be duly given (a) when delivered personally by hand (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), addressed as follows:

(i)	if to Dell, to:

Dell Technologies Inc.

One Dell Way, RR1–33

Round Rock, Texas 78682

Email:             dell_corporate_legal_notices@dell.com

Attention:       Richard Rothberg, General Counsel

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Email:            aazher@stblaw.com

                        naveed.anwar@stblaw.com

Attention:      Atif I. Azher

                      Naveed Anwar

and:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Email:           wdougherty@stblaw.com

Attention:     William R. Dougherty

and:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Email:          sarosenblum@wlrk.com

                    gsmoodie@wlrk.com

Attention:    Steven A. Rosenblum

                    Gordon S. Moodie

(ii)	if to VMware, to:

VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

Attention:     Amy Olli, General Counsel

Email:           [REDACTED]

with a copy (which shall not constitute actual or constructive notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Email:         bbecker@gibsondunn.com

                     smuzumdar@gibsondunn.com

                    akaplan@gibsondunn.com

Attention:    Barbara L. Becker

                    Saee Muzumdar

                    Andrew Kaplan

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 12.2.

SECTION 12.3 Entire Agreement. This Agreement, the Ancillary Agreements, the other Inter-Company Agreements, and the Schedules, Exhibits and Annexes hereto and thereto and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. In the event of any inconsistency between this Agreement and the Ancillary Agreements with respect to matters addressed in the Ancillary Agreements, the provisions of the Ancillary Agreements shall control. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall control.

SECTION 12.4 Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other party. Copies of executed counterparts transmitted by electronic signature (including by means of e-mail in .pdf format) shall be considered original executed counterparts for purposes of this Section 12.4.

SECTION 12.5 Costs and Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, all costs and expenses of the Parties (and each member of their respective Groups) in connection with the Transactions shall be paid by the Party incurring such costs and expenses. For the avoidance of doubt, Dell shall bear all costs and expenses in connection with its acquisition of a Private Letter Ruling pursuant to Section 6.4.

SECTION 12.6 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as specifically provided in any Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto, and any assignment without such consent shall be null and void.

SECTION 12.7 Third Party Beneficiaries. Except for (i) the rights of the Dell Indemnitees and the VMware Indemnitees under the provisions of Article IX, (ii) the rights of the Nonparty Affiliates under the provisions of Section 12.15 and (iii) as specifically provided in any Ancillary Agreement:

(a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder; and

(b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement; and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

SECTION 12.8 Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by one Party to the other under this Agreement shall be paid or reimbursed hereunder promptly after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within 90 days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

SECTION 12.9 Governing Law; Jurisdiction. Except as set forth in Article XI, this Agreement and each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. Subject to Article XI, each Party agrees that it shall bring any Action between the Parties or involving any member of the Dell Group or any member of the VMware Group arising out of or related to this Agreement, the Ancillary Agreements or the transactions contained in or contemplated by this Agreement, or the Ancillary Agreements exclusively in the Delaware Court of Chancery or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any appropriate state or federal court within the State of Delaware (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto or any member of the Dell Group or VMware Group and (iv) agrees that service of process or summons upon such Party in any such Action shall be effective if notice is given in accordance with Section 12.2.

SECTION 12.10 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

SECTION 12.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the provisions of Article XI, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document without proof of actual damages or otherwise (and each

Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy) in the Chosen Courts and agrees not to assert and hereby waives any defense to the effect that a remedy of injunctive relief or specific performance is unenforceable, invalid or contrary to Law or that a remedy of monetary damages would provide an adequate remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 12.12 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party hereto or thereto. Upon such determination, the relevant Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

SECTION 12.13 Amendment; Waiver.

(a) This Agreement and each Ancillary Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Notwithstanding the foregoing, any amendment, supplement, modification or waiver by VMware or the VMware Board shall require the prior written consent of the VMware Special Committee.

(b) Waiver by any Party of any default by another Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any other Party. Except as provided in Section 12.13(a), no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any right, power or privilege hereunder, shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 12.14 Conflicts.

(a) Each of the Parties acknowledges that certain members of their respective Groups are currently represented by (or have been represented by) any or all of Simpson Thacher & Bartlett LLP, Wachtell, Lipton, Rosen & Katz, Alston & Bird LLP and Richard, Layton & Finger, PA (“Dell’s Counsel”) in various matters. VMware waives and will not assert, and agrees to cause each other member of the VMware Group, to waive and not to assert, any conflict of interest arising out of, or relating to, (i) such common representation or (ii) any representation by Dell’s Counsel after the consummation of the Distribution of Dell, any member of the Dell Group, any of their Affiliates or any director, officer, employee or shareholder of any such Person in any matter involving this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby, thereby or otherwise related hereto or thereto. VMware, on behalf of itself and each other member of the VMware Group, hereby agrees that, in the event that a dispute arises between Dell, any member of the Dell Group, any of their Affiliates or any director, officer, employee or shareholder of any such Person, on the one hand, and any member of the VMware Group, on the other hand, with respect to the transactions contemplated by this Agreement or the Ancillary Agreements, as to all communications among Dell’s Counsel and Dell, any member of the Dell Group, any of their Affiliates or any director, officer, employee or shareholder of any such Person that relate in any way to the transactions contemplated by this Agreement or the Ancillary Agreements, the attorney-client privilege and the expectation of client confidence belongs to such applicable Person and may be controlled by such Person and shall not pass to or be claimed by VMware or any member of the VMware Group.

(b) Each of the Parties acknowledges that certain members of their respective Groups are currently represented by (or have been represented by) either or both of Gibson, Dunn & Crutcher LLP and Morris, Nichols, Arsht & Tunnell LLP (“VMware’s Counsel”) in various matters. Dell waives and will not assert, and agrees to cause each other member of the Dell Group, to waive and not to assert, any conflict of interest arising out of, or relating to, (i) such common representation or (ii) any representation by VMware’s Counsel after the consummation of the Distribution of VMware, any member of the VMware Group, any of their Affiliates or any director, officer, employee or shareholder of any such Person in any matter involving this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby, thereby or otherwise related hereto or thereto. Dell, on behalf of itself and each other member of the Dell Group, hereby agrees that, in the event that a dispute arises between VMware, any member of the VMware Group, any of their Affiliates or any director, officer, employee or shareholder of any such Person, on the one hand, and any member of the Dell Group, on the other hand, with respect to the transactions contemplated by this Agreement or the Ancillary Agreements, as to all communications among VMware’s Counsel and VMware, any member of the VMware Group, any of their Affiliates or any director, officer, employee or shareholder of any such Person that relate in any way to the transactions contemplated by this Agreement or the Ancillary Agreements, the attorney-client privilege and the expectation of client confidence belongs to such applicable Person and may be controlled by such Person and shall not pass to or be claimed by Dell or any member of the Dell Group.

SECTION 12.15 Non-Recourse. Except as expressly set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, at law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling person, general or limited partner, member, Affiliate, or assignee or Representative of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling person, general or limited partner, Affiliate, or assignee or Representative of, and any financial advisor or lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, at law or in equity, granted by statute or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the Ancillary Agreements) against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise expressly set forth in the Ancillary Agreements, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether in contract or in tort, at law or in equity, granted by statute or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case, arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach and (ii) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Dell Technologies Inc.

By:	/s/ Robert Potts
Name: Robert Potts
Title: Senior Vice President and Assistant Secretary

VMware, Inc.

By:	/s/ Zane Rowe
Name: Zane Rowe
Title: Chief Financial Officer and Interim Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]

Exhibit A

Conversion Amendment

EXHIBIT A

FINAL FORM

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VMWARE, INC.

VMware, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Amended and Restated Certificate of Incorporation (the “Charter”) was filed on June 8, 2017.

SECOND: Subclause (b) of clause (vi) of Section C of Article IV of the Charter is hereby amended and restated in its entirety to provide for the following:

Prior to the date of a Distribution (as defined in Article XI), the holders of Class B Common Stock shall be entitled to convert, at any time and from time to time, any share of Class B Common Stock into one (1) fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to sub-clause (g) of this clause (vi) of this Section C. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender. Following a Distribution, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock except as hereinafter set forth in Section C(vi) (d) of this Article IV or pursuant to a Distribution Election (as defined below).

THIRD: Subclause (g) of clause (vi) of Section C of Article IV of the Charter is hereby amended and restated in its entirety to provide for the following:

Immediately upon conversion of shares of Class B Common Stock in the manner provided in sub-clauses (b) or (c) of this clause (vi) of this Section C, as applicable, the rights of the holders of shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this clause (vi) of this Section C is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend and prior to or on the date on which such dividend is to be paid to such holders, the holder of the Class A Common Stock issued upon the conversion of such converted share of

Class B Common Stock will be entitled to receive such dividend on such payment date; provided, however, that to the extent that such dividend is payable in shares of Class B Common Stock, no such shares of Class B Common Stock shall be issued in payment thereof and such dividend shall instead be paid by the issuance of such number of shares of Class A Common Stock into which such shares of Class B Common Stock, if issued, would have been convertible on such payment date.

FOURTH: Clause (vi) of Section C of Article IV of the Charter is hereby amended by adding a new subclause (k), which shall provide the following:

(k)    Each share of Class B Common Stock shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock upon the written election of the holders of a majority of the shares of Class B Common Stock in connection with a Distribution (a “Distribution Election”), which (i) may be provided to the Corporation prior to any such Distribution and be contingent upon the occurrence of such Distribution and (ii) shall provide that the conversion shall be effective immediately following such Distribution while such share of Class B Common Stock is held by the Transfer Agent and prior to receipt thereof by the recipients of such Distribution.

FIFTH: The definition of “EMC” in Article XI of the Charter is hereby amended and restated in its entirety to provide for the following:

“EMC” means any or all of (1) EMC Corporation, a Massachusetts corporation, (2) Dell Technologies, Inc., a Delaware corporation, (3) all successors to EMC Corporation or Dell Technologies, Inc. by way of merger, consolidation or sale of substantially all of its assets, and (4) all corporations, limited liability companies, joint ventures, partnerships, trusts, associations or other entities in which EMC Corporation or Dell Technologies, Inc.: (i) beneficially owns, either directly or indirectly, more than 50% of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any Subsidiary of the Corporation (any such successor in interest, corporation, limited liability company, joint venture, partnership, trust, association or other entity referred to in this definition shall be deemed to be an “EMC Company”); provided that for purposes of Article V and clause (viii) of Section A of Article VI hereof, “EMC” shall mean any or all of (1) EMC Corporation, a Massachusetts corporation, (2) all successors to EMC Corporation by way of merger, consolidation or sale of substantially all of its assets, and (3) all corporations, limited liability companies, joint ventures, partnerships, trusts, associations or other entities in which EMC Corporation: (i) beneficially owns, either directly or indirectly, more than 50% of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any Subsidiary of the Corporation.

2

SIXTH: This Certificate of Amendment has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the Charter and Sections 228 and 242 of the DGCL.

SEVENTH: Other than as set forth in this Certificate of Amendment, the Charter shall remain in full force and effect, without modification, amendment or change.

Remainder of page left intentionally blank; signature page follows.

3

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this _______ day of _________, 2021.

VMware, Inc.

By:
Name:
Title:

[Signature Page to Certificate of Amendment]

Exhibit B

Pre-Distribution A&R Bylaws

EXHIBIT B

FINAL FORM

SECOND AMENDED AND RESTATED

BYLAWS

OF

VMWARE, INC.

Incorporated under the Laws of the State of Delaware

ARTICLE I

OFFICES AND RECORDS

Section 1.1 Offices. VMware, Inc. (the “Corporation”) may have such offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

Section 1.2 Books and Records. The books and records of the Corporation may be kept inside or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such place, if any, and time as may be fixed by resolution of the Board of Directors.

Section 2.2 Special Meeting. Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock and the Certificate of Designations filed by the Corporation with respect thereto (collectively, a “Certificate of Designations”), and except as set forth in the Corporation’s Certificate of Incorporation, as amended or restated (the “Certificate of Incorporation”), special meetings of stockholders of the Corporation may be called only by (1) the Chairman of the Board of Directors, (2) the Board of Directors or the Secretary of the Corporation pursuant to a resolution adopted by a majority of directors then in office or (3) EMC, so long as EMC is the beneficial owner of at least a majority of votes entitled to be cast by the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class. For purposes of these Bylaws, “EMC” means any or all of (w) EMC Corporation, a Massachusetts corporation, (x) Dell Technologies, Inc., a Delaware corporation, (y) all successors to EMC Corporation or Dell Technologies, Inc. by way of merger, consolidation or sale of substantially all of its assets, and (z) all corporations, limited liability companies, joint ventures, partnerships, trusts, associations or other entities in which EMC Corporation or Dell Technologies, Inc.: (i) beneficially owns, either directly or indirectly, more than 50% of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any Subsidiary of the Corporation.

Section 2.3 Place of Meeting. The Board of Directors or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Board of Directors or the Chairman of the Board. If no designation is so made, the place of meeting shall be the principal executive office of the Corporation. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may determine that any such meeting shall not be held at any place, but may instead be held solely by means of remote communication.

Section 2.4 Notice of Meeting. Written or printed notice, stating the place, if any, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be delivered by the Corporation not less than 10 days nor more than 60 days before the date of the meeting, either personally, by mail or by other lawful means, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Except as otherwise permitted by Section 2.8, business may not be conducted at a special meeting of stockholders unless it has been brought before the meeting pursuant to the Corporation’s notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 6.6 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed, and, unless the Certificate of Incorporation otherwise provides, any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 2.5 Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of shares of then-outstanding capital stock of the Corporation representing a majority of the then-outstanding shares entitled to vote generally at a meeting of stockholders, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a separate class or series, the holders of a majority of the then-outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. Attendance of a person at a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened shall not constitute the presence of such person for the purposes of determining whether a quorum exists. The chairman of the meeting or the holders of shares representing a majority of the votes entitled to be cast by stockholders so present may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place, if any, of the adjourned meeting or the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting need be given except as required by law; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given in conformity herewith. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

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Section 2.6 Conduct of Business. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time for the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 2.7 Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the General Corporation Law of the State of Delaware (the “DGCL”)) by the stockholder, or by his or her duly authorized attorney-in-fact. Such proxy must be filed with the Secretary or his or her representative at or before the time of the meeting at which such proxy will be voted. No proxy shall be valid after three years from the date of its execution, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable or unless otherwise made irrevocable by law.

Section 2.8 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation (i) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Paragraphs (A)(2) and (A)(3) of this Section 2.8 is delivered to, or mailed to and received by, the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the meeting, (ii) who is entitled to vote at the meeting upon such election of directors or upon such business, as the case may be, and (iii) who complies with the notice procedures set forth in Paragraphs (A)(2) and (A)(3) of this Section 2.8. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders.In addition, for business (other than the nomination of persons for election to the Board of Directors) to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the Certificate of Incorporation, these Bylaws, and applicable law.

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(2) For nominations of persons for election to the Board of Directors or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of Paragraph (A)(1) of this Section 2.8, the stockholder (a) must have given timely notice thereof in writing to the Secretary and (b) must provide any updates or supplements to such notice at such times and in the forms required by this Section 2.8. To be timely, a stockholder’s notice shall be delivered to, or mailed to and received by, the Secretary at the principal executive office of the Corporation not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of any annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder, to be timely, must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. Except as provided in Section 2.5 of these Bylaws, the public announcement of an adjournment of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(3) To be in proper form for purposes of this Section 2.8, a stockholder’s notice to the Secretary (whether pursuant to this Paragraph (A) or Paragraph (B) of this Section 2.8) must set forth:

(a) as to each Proposing Person (as defined below) (i) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (ii) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person (provided that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future);

(b) as to each Proposing Person, (i) any derivative, swap, or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of capital stock of the Corporation, including due to the fact that the value of such derivative, swap, or other transactions are determined by reference to the price, value, or volatility of any shares of any class or series of capital stock of the Corporation, or which derivative, swap, or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of capital stock of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap, or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap, or other transactions are required to be, or are capable of being, settled through delivery of such shares, or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap, or other transactions; (ii) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding, or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of capital stock of the Corporation (including the number of shares and class or series of capital stock of the Corporation that are subject to such proxy, agreement, arrangement, understanding, or relationship); (iii) any agreement, arrangement, understanding, or relationship,

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including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of capital stock of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of capital stock of the Corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”); (iv) any rights to dividends on the shares of any class or series of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (v) any performance related fees (other than an asset based fee) to which such Proposing Person is entitled based on any increase or decrease in the price or value of shares of any class or series of the capital stock of the Corporation, or any Synthetic Equity Interests or Short Interests, if any; and (vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the nominations or business proposed to be brought before the meeting pursuant to Regulation 14A under the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (i) through (vi) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company, or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(c) if such notice pertains to the nomination by the stockholder of a person or persons for election to the Board of Directors (each, a “nominee”), as to each nominee, (i) the name, age, business and residence address, and principal occupation or employment of the nominee; (ii) all other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director in an election contest (whether or not such proxies are or will be solicited), or that is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; (iii) such nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected; and (iv) all information with respect to such nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.8 if such nominee were a Proposing Person;

(d) if the notice relates to any business (other than the nomination of persons for election to the Board of Directors) that the stockholder proposes to bring before the meeting, (i) a reasonably brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting, and (iv) any material interest in such business of each Proposing Person;

(e) a representation that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

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(f) a representation whether any Proposing Person intends or is part of a group that intends (a) to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

(4) The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine (i) the eligibility of such proposed nominee to serve as a director of the Corporation, and (ii) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation.

(5) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 2.8 to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming all of the Corporation’s nominees for director or specifying the size of the increased Board of Directors at least 120 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice pursuant to this Section 2.8 shall also be considered timely, but only with respect to nominees for any new seats on the Board of Directors created by such increase, if it is delivered to, or mailed to and received by, the Secretary at the principal executive office of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(B) Special Meetings of Stockholders.

(1) No business other than that stated in the Corporation’s notice of a special meeting of stockholders shall be transacted at such special meeting. If the business stated in the Corporation’s notice of a special meeting of stockholders includes electing one or more directors to the Board of Directors, nominations of persons for election to the Board of Directors at such special meeting may be made (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation (i) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Paragraph (B)(2) of this Section 2.8 is delivered to the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the special meeting, (ii) who is entitled to vote at the meeting and upon such election, and (iii) who complies with the notice procedures set forth in Paragraph (B)(2) of this Section 2.8; provided, however, that a stockholder may nominate persons for election at a special meeting only to such position(s) as specified in the Corporation’s notice of the meeting.

(2) If a special meeting has been called in accordance with Section 2.2 for the purpose of electing one or more directors to the Board of Directors, then for nominations of persons for election to the Board of Directors to be properly brought before such special meeting by a stockholder pursuant to clause (b) of Paragraph (B)(1) of this Section 2.8, the stockholder (a) must have given timely notice thereof in writing and in the proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (b) must provide any updates or supplements to such notice

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at such times and in the forms required by this Section 2.8. To be timely, a stockholder’s notice relating to a special meeting shall be delivered to, or mailed to and received by, the Secretary at the principal executive office of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (a) the 90th day prior to such special meeting and (b) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form for purposes of this Paragraph (B) of this Section 2.8, such notice shall set forth the information required by clauses (a), (b), (c), (e), and (f) of Paragraph (A)(3) of this Section 2.8.

(C) General.

(1) Only such persons as are nominated in accordance with the procedures set forth in this Section 2.8 shall be eligible to be elected at an annual or special meeting of directors to serve as directors, and no business may be conducted at a meeting of stockholders unless it has been brought before the meeting in accordance with the procedures set forth in this Section 2.8. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.8 and, if any proposed nomination or business was not made or proposed in compliance with this Section 2.8, to declare that such non-compliant proposal or nomination be disregarded.

(2) Notwithstanding the foregoing provisions of this Section 2.8, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.8, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(3) For purposes of this Section 2.8, (a) “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and (b) “Proposing Person” means (i) the stockholder giving the notice required by Paragraph (A) or Paragraph (B) of this Section 2.8, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such notice is given, and (iii) any affiliates or associates (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner.

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(4) Notwithstanding the foregoing provisions of this Section 2.8, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the nomination of persons for election to the Board of Directors or the proposal of business to be considered by the stockholders at a meeting of stockholders. Paragraph (A) of this Section 2.8 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. Nothing in this Section 2.8 shall be deemed to (a) affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act, (b) confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, except to the extent provided in Rule 14a-11 promulgated under the Exchange Act, or (c) affect any rights of the holders of any class or series of Preferred Stock to nominate and elect directors pursuant to and to the extent provided in any applicable provisions of the Certificate of Incorporation.

(5) EMC. Notwithstanding anything to the contrary contained in these Bylaws, until such time as EMC ceases to be the beneficial owner of shares representing at least a majority of the votes entitled to be cast by the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, EMC shall be entitled to nominate persons for election to the Board of Directors and propose business to be considered by the stockholders at any meeting of stockholders without compliance with the notice requirements and procedures of this Section 2.8.

Section 2.9 Required Vote. Except as otherwise provided by law, the Certificate of Incorporation, any Certificate of Designations or these Bylaws, when a quorum is present, the affirmative vote of the holders of shares representing at least a majority of votes actually present in person or represented by proxy at the meeting and entitled to vote on a matter constitutes the act of the stockholders. No stockholder shall be entitled to exercise any right of cumulative voting. Every reference in these Bylaws to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of then-outstanding capital stock of the Corporation (or any one or more classes or series of such stock) shall refer to such majority or other proportion of the votes to which such shares of capital stock entitle their holders to cast as provided in the Certificate of Incorporation or any Certificate of Designations.

Section 2.10 Inspectors of Elections; Opening and Closing the Polls. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

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Section 2.11 Stockholder Action by Written Consent. Any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, however, that, and except as otherwise provided by a Certificate of Designations, from and after the date that EMC ceases to be the beneficial owner of shares representing at least a majority of votes entitled to be cast by the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting. All written consents authorized by this Section 2.11 shall be delivered to the Corporation by delivery to its registered office, its principal place of business or the Secretary. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of any corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 2.11. In the event that the action that is consented to is such as would have required the filing of a certificate under the General Corporation Law of the State of Delaware that such action had been voted on by stockholders or by members at a meeting thereof, the certificate filed shall state, in lieu of any statement concerning any vote of stockholders or members, that written consent has been given in accordance with the General Corporation Law of the State of Delaware.

Section 2.12 Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least 10 days prior to the meeting in the manner provided by law. The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. So long as EMC is the beneficial owner of shares representing at least a majority of votes entitled to be cast by the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, upon the request of EMC, the stock list shall be provided to EMC promptly. If the meeting is to be held solely by means of remote communication, then, in addition to the foregoing requirements, the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.13 Specification of Treatment of Abstentions and Broker Non-Votes. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all action taken by the holders of a majority of the votes cast on a matter affirmatively or negatively shall be valid and binding upon the Corporation. For purposes of these Bylaws, a share present at a meeting, but for which there is an abstention or as to which a stockholder gives no authority or direction as to a particular proposal or director nominee, shall be counted as present for the purpose of establishing a quorum but shall not be counted as a vote cast.

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ARTICLE III

BOARD OF DIRECTORS

Section 3.1 General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by these Bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws required to be exercised or done by the stockholders.

Section 3.2 Number, Tenure, Qualifications and Election of Directors.

(A) The Board of Directors shall consist of not less than six nor more than twelve members. Subject to the limitations of the foregoing sentence and the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed, and may be increased or decreased from time to time, exclusively by a resolution adopted by an affirmative vote of a majority of the entire Board of Directors which the Corporation would have if there were no vacancies at the time such resolution is adopted (the “Entire Board of Directors”).

(B) Each director shall be elected at the annual meeting of stockholders in the manner set forth in the Certificate of Incorporation. A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder intends to nominate a person for election to the Board in compliance with either (x) the advance notice requirements for stockholder nominees for director set forth in Section 2.8 of these Bylaws, or (y) Rule 14a-11 under the Exchange Act; and (ii) such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

(C) Each director shall be elected by the vote of the majority of the votes cast with respect to such director at any meeting for the election of such director at which a quorum is present, provided that, except as otherwise provided by the Certificate of Incorporation, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 3.2, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee for director is not elected, the director shall offer to tender his or her resignation to the Board of Directors. The Corporate Governance Committee will make a recommendation to the Board of Directors to accept or reject the resignation or whether other action should be taken. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who has so tendered his or her resignation will not participate in the Board of Directors’ decision.

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(D) The Board of Directors, other than with respect to any directors who may be elected by the holders of any series of Preferred Stock, shall be divided into two groups, designated Group I and Group II. Except as otherwise provided by the Certificate of Incorporation, any director elected by the holders of Class B Common Stock voting separately as a class shall be a Group I member (a “Group I Member”), and the remaining directors shall be Group II members (each a “Group II Member”). The directors, other than those who may be elected by holders of any series of Preferred Stock, shall be further divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Entire Board of Directors and one-third of the respective Group I Members and Group II Members. No director shall be a member of more than one class of directors. The class designation and the duration of the then-current term of office of each director in office at the time of adoption of these Second Amended and Restated Bylaws (the “Effective Time”) will remain unchanged following the Effective Time. At each annual meeting of stockholders following the Effective Time, successors to the members of the class of directors whose term expires at such annual meeting shall be elected to serve as directors for a three-year term and until their respective successors are duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors and the respective number of Group I Members and Group II Members in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If an additional director could be added to more than one class, such director shall be added to the class with the shortest remaining term.

Section 3.3 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, if any, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 3.4 Special Meetings. Special meetings of the Board of Directors shall be called by the Chairman of the Board, the Chief Executive Officer, a majority of directors then in office or, until EMC ceases to be the beneficial owner of shares representing at least a majority of the votes entitled to be cast by the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, EMC. The person or persons authorized to call special meetings of the Board of Directors may fix the place, if any, and time of the meetings.

Section 3.5 Notice. Notice of any special meeting of directors shall be given to each director at his or her business or residence (as he or she may specify) in writing by hand delivery, first-class mail, overnight mail or courier service, confirmed facsimile transmission or electronic transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five days before such meeting. If given by overnight mail or courier service, such notice shall be

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deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If given by telephone, hand delivery or confirmed facsimile transmission or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 24 hours before such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 6.6 of these Bylaws.

Section 3.6 Action by Consent of Board of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.7 Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors, or such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and communicate with each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.8 Quorum; Voting. Subject to Section 3.9, at all meetings of the Board of Directors, the presence of a majority of the directors then in office shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, the directors present thereat may adjourn the meeting without further notice. Attendance of a director at a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened shall not constitute the presence of such director for the purposes of determining whether a quorum exists. Except as otherwise provided by the Certificate of Incorporation, the act of a majority of directors present at a meeting at which there is a quorum constitutes the act of the Board of Directors.

Section 3.9 Vacancies. Except as otherwise provided by the Certificate of Incorporation or a Certificate of Designations, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. No decrease in the number of directors shall shorten the term of any incumbent director.

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Section 3.10 Committees of the Board of Directors. The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present.

No committee shall have the power or authority in reference to any of the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by General Corporation Law of the State of Delaware to be submitted to stockholders for approval or (b) altering, amending or repealing any Bylaw, or adopting any new Bylaw.

Section 3.11 Removal. Any Group I Member may be removed from office at any time, with or without cause, by the affirmative vote of holders of at least 80% of the shares of Class B Common Stock, voting separately as a class. Any Group II Member may be removed from office at any time, with or without cause, by the affirmative vote of holders of at least a majority of the votes entitled to be cast to elect any such director.

Section 3.12 Records. The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board of Directors, and of any committee thereof, and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

Section 3.13 Compensation. The Board of Directors shall have authority to determine from time to time the amount of compensation, if any, that shall be paid to its members for their services as directors and as members of standing or special committees of the Board of Directors. The Board of Directors shall also have power, in its discretion, to provide for and to pay to directors rendering services to the Corporation not ordinarily rendered by directors as such, special compensation appropriate to the value of such services as determined by the Board of Directors from time to time. Nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.14 Chairman of the Board. The Chairman of the Board, who shall not be deemed an officer of the Corporation, shall be chosen from among the directors. The Chairman of the Board shall, if present and except as set forth in Section 4.3, preside at all meetings of the stockholders and of

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the Board of Directors. The Chairman of the Board shall have such other powers and duties as may from time to time be prescribed by the Board of Directors or these Bylaws. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors. He or she may also preside at any such meeting attended by the Chairman of the Board if he or she is so designated by the Chairman.

ARTICLE IV

OFFICERS

Section 4.1 Officers Designated. The elected officers of the Corporation (the “Elected Officers”) shall be a Chief Executive Officer, a President, a Secretary, a Chief Financial Officer and such other officers as the Board of Directors from time to time may deem proper. Elected Officers shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such Elected Officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors. Subject to the requirements of the Certificate of Incorporation, the Chairman of the Board or Chief Executive Officer may appoint, such other officers (including one or more Treasurers, Controllers, Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers) (each, an “Appointed Officer”) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such Appointed Officers and agents shall have such powers and duties as generally pertain to their respective offices and shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by Chairman of the Board or Chief Executive Officer, as the case may be.

Section 4.2 Term of Office. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign, but, subject to the requirements of the Certificate of Incorporation, any officer may be removed pursuant to the provisions set forth in Section 4.8.

Section 4.3 Chief Executive Officer. The Chief Executive Officer, subject to the control of the Board of Directors, shall act in a general executive capacity and shall control the business and affairs of the Corporation. Subject to the requirements of the Certificate of Incorporation, the Chief Executive Officer shall have the power to appoint and remove subordinate officers, agents and employees, except those elected by the Board of Directors. The Chief Executive Officer shall keep the Board of Directors informed of material developments regarding the business of the Corporation and shall consult with them concerning the business of the Corporation.

Section 4.4 President. The President shall have such duties as may be determined from time to time by resolution of the Board of Directors not inconsistent with these Bylaws and, in the absence or incapacity of the Chief Executive Officer, shall also perform the duties of that office. In general, the President shall perform all other duties normally incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

Section 4.5 Vice-Presidents. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Chairman of the Board, Chief Executive Officer, such other officer who the Vice President reports into or by the Board of Directors.

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Section 4.6 Chief Financial Officer. The Chief Financial Officer shall act in an executive financial capacity. He or she shall assist the Chairman of the Board and the Chief Executive Officer in the general supervision of the Corporation’s financial policies and affairs. The Chief Financial Officer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Chief Financial Officer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board of Directors. He or she shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him or her from time to time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

Section 4.7 Secretary. The Secretary shall keep, or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders; he or she shall see that all notices are duly given in accordance with the provisions of the Certificate of Incorporation, these Bylaws and as required by law; he or she shall be custodian of the records and the seal of the Corporation; and he or she shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

Section 4.8 Removal. Except as otherwise provided by the Certificate of Incorporation, any Elected Officer may be removed by the affirmative vote of a majority of directors then in office whenever, in their judgment, the best interests of the Corporation would be served thereby. Any Appointed Officer may be removed by the Board of Directors, the Chairman of the Board or the Chief Executive Officer whenever, in their, his or her judgment, the best interests of the Corporation would be served thereby. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the Corporation.

Section 4.9 Vacancies. Except as otherwise provided by the Certificate of Incorporation, any newly created elected office and any vacancy in any elected office because of death, resignation or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors. Any vacancy in an office appointed by the Chairman of the Board or the Chief Executive Officer because of death, resignation or removal may be filled by the Chairman of the Board or the Chief Executive Officer.

ARTICLE V

STOCK

Section 5.1 Stock Certificates and Transfers; Direct Registration.

(A) The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe. Subject to the satisfaction of any additional requirements specified

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in the Certificate of Incorporation, the shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his or her attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(B) Notwithstanding any other provision in these Bylaws, the Board of Directors may resolve to adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates (a “Direct Registration System”), including provisions for notice to purchasers in substitution for any required statements on certificates, and as may be required by applicable corporate securities laws or stock exchange listing rules. Any Direct Registration System so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the Corporation.

Section 5.2 Record Date.

(A) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting of stockholders, nor more than 60 days prior to the time for such other action as described above. If the Board of Directors so fixes a date for notice of any meeting of stockholders or any adjournment thereof, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

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A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 5.2 at the adjourned meeting.

(B) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors and prior action by the Board of Director is required by applicable law, the Certificate of Incorporation, or these Bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

Section 5.3 Lost, Mutilated, Stolen or Destroyed Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, mutilated, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors, or any financial officer of the Corporation, may in its, or his or her, discretion require.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 6.2 Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

Section 6.3 Seal. The corporate seal shall have inscribed thereon the words “Corporate Seal,” the year of incorporation and around the margin thereof the words “VMware, Inc.”

Section 6.4 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or any committee thereof.

Section 6.5 Reliance upon Books, Reports and Records. The Board of Directors, each committee thereof, each member of the Board of Directors and such committees and each officer of the Corporation shall, in the performance of its, his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or documents presented to it or them by any of the Corporation’s officers or employees, by any committee of the Board of Directors or by any other person as to matters that the Board, such committee, such member or such officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

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Section 6.6 Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.7 Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, or a committee thereof, and it shall be the duty of the Board of Directors, or such committee, to cause such audit to be done annually.

Section 6.8 Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the Chief Executive Officer or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective, other than as required by Section 3.2.

Section 6.9 Indemnification and Insurance.

(A) As and to the extent provided in the Certificate of Incorporation, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of this paragraph (A) shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

(B) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee

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benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees and expenses, judgments, fines, amounts to be paid in settlement and excise payments or penalties arising under the Employee Retirement Income Security Act of 1974 (“ERISA”)) reasonably incurred by such Covered Person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in this Section 6.9, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. The Corporation may, by the action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(C) The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees and expenses) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 6.9 or otherwise. The rights contained in this paragraph (C) shall inure to the benefit of a Covered Person’s heirs, executors and administrators.

(D) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 6.9 is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E) The rights conferred on any Covered Person by this Section 6.9 shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of these Bylaws or the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise.

(F) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such individual or entity against such expense, liability or loss under the DGCL.

(G) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person is entitled to collect and is collectible as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust, enterprise or non-profit enterprise.

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(H) Any repeal or modification of the foregoing provisions of this Section 6.9 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(I) This Section 6.9 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons, to a greater extent or in an manner otherwise different than provided for in this Section 6.9 when and as authorized by appropriate corporate action.

(J) If this Section 6.9 or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify each Covered Person entitled to indemnification under paragraph (B) of this Section 6.9 as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Covered Person and for which indemnification is available to such Covered Person pursuant to this Section 6.9 to the fullest extent permitted by any applicable portion of this Section 6.9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 6.10 Establishing Forum for Certain Actions. Unless the Corporation consents in writing to the selection of any alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine.

Section 6.11 Remote Communication. For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, so long as (i) the Corporation implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation implements reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholder, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

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ARTICLE VII

CONTRACTS, PROXIES, ETC.

Section 7.1 Contracts. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time specify. Such authority may be general or confined to specific instances as the Board of Directors may determine. The Chairman of the Board, the Chief Executive Officer or such other persons as the Board of Directors may authorize may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the Chief Executive Officer or such other persons as the Board of Directors may authorize may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such person of responsibility with respect to the exercise of such delegated power.

Section 7.2 Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes that the Corporation may be entitled to cast as the holder of stock or other securities in any other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.

ARTICLE VIII

AMENDMENTS

Section 8.1 Amendments. These Bylaws may be altered, amended or repealed at any meeting of the Board of Directors or of the stockholders, provided that notice of the proposed change was given in the notice of the meeting; provided, however, that, in the case of amendments by the Board of Directors, notwithstanding any other provisions of these Bylaws or any provision of law that might otherwise permit a lesser vote or no vote, the affirmative vote of a majority of the Entire Board of Directors shall be required to alter, amend or repeal any provision of these Bylaws, or to adopt any new Bylaw. Notwithstanding any other provision of these Bylaws or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by the Certificate of Incorporation or by a Certificate of Designations, the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast by the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal any provision of these Bylaws, or to adopt any new Bylaw; provided, however, that, from and after

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the date that EMC ceases to be the beneficial owner of shares representing at least a majority of votes entitled to be cast by the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, the affirmative vote of the holders of shares representing at least 80% of votes entitled to be cast thereon, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any Bylaw inconsistent with, the following provisions of these Bylaws: Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.8, 2.9 and 2.11 of Article II; Sections 3.1, 3.2, 3.9 and 3.11 of Article III; Section 6.9 of Article VI; and this Section 8.1 of Article VIII, or in each case, any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Bylaw).

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Exhibit C

Post-Distribution A&R Charter

EXHIBIT C

FINAL FORM

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

VMWARE, INC.

VMWARE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.

The name of the Corporation is VMware, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 10, 1998 under its current name, the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 8, 2017 under its current name and that certain Certificate of Amendment was filed with the Secretary of State of the State of Delaware on [___], 2021.

2.

This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly adopted by the Board of Directors and the stockholders of the Corporation.

3.

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation amends and integrates and restates the provisions of the Amended and Restated Certificate of Incorporation of this Corporation.

The text of this Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is VMware, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”), subject to the limitations and other restrictions contained herein.

ARTICLE IV

CAPITAL STOCK

A. The Corporation shall be authorized to issue 2,600,000,000 shares of capital stock, of which (i) 2,500,000,000 shares shall be shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) 100,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

B. Shares of Preferred Stock may be issued from time to time in one or more series. The board of directors (the “Board of Directors”) of the Corporation is hereby authorized, by resolution or resolutions, to provide for series of Preferred Stock to be issued and, by filing a certificate pursuant to the DGCL (a “Certificate of Designations”), to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding), and with respect to each such series, to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(iii) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(iv) dates at which dividends, if any, shall be payable;

(v) the redemption rights and price or prices, if any, for shares of the series;

(vi) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) the amounts payable on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(ix) restrictions on the issuance of shares of the same series or of any other class or series;

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(x) the voting rights, if any, of the holders of shares of the series; and

(xi) such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

C. The voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(i) Subject to the other provisions of this Certificate of Incorporation and the provisions of any Certificate of Designations, the holders of Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the Corporation, when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions.

(ii) (a) Except as may be otherwise required by law or by this Certificate of Incorporation and subject to any voting rights that may be granted to holders of Preferred Stock pursuant to the provisions of a Certificate of Designations, all rights to vote and all voting power of the capital stock of the Corporation, whether for the election of directors or any other matter submitted to a vote of stockholders of the Corporation, shall be vested exclusively in the holders of Common Stock.

(b) Except as may be otherwise required by law or by this Certificate of Incorporation, at every meeting of the stockholders of the Corporation, in connection with the election of directors and on all other matters submitted to a vote of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the transfer books of the Corporation.

(iii) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock pursuant to the provisions of a Certificate of Designations, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this clause (iii) of this Section C, the voluntary sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other entities (whether or not the Corporation is the entity surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(iv) The holders of Common Stock shall not be entitled to convert any share of Common Stock into any other security of the Corporation or any other property.

(v) The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class or series of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock of the Corporation.

(vi) No stockholder shall be entitled to exercise any right of cumulative voting.

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ARTICLE V

BOARD OF DIRECTORS

A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors shall consist of no less than six directors. Subject to the limitation in the preceding sentence, the number of directors shall be determined from time to time solely by resolution adopted by affirmative vote of a majority of the entire Board of Directors which the Corporation would have if there were no vacancies at the time such resolution is adopted (the “Entire Board of Directors”).

B. Elections of the members of the Board of Directors shall be held annually at the annual meeting of stockholders and each member of the Board of Directors shall hold office until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Elections of the members of the Board of Directors need not be by written ballot unless the bylaws of the Corporation (the “Bylaws”) shall so provide.

C. Subject to any rights of any series of Preferred Stock to elect directors as provided for or fixed pursuant to the provisions of Article IV hereof, the holders of Common Stock shall be entitled to elect the members of the Board of Directors. In the event that the rights of any series of Preferred Stock to elect directors would preclude the holders of Common Stock from electing at least one director, the Board of Directors shall increase the number of directors prior to the issuance of such Preferred Stock to the extent necessary to allow such holders of Common Stock to elect at least one director in accordance with the provisions of this Article V.

D. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Entire Board of Directors. The class designation and term of office of each director in office at the time of filing of this Second Amended and Restated Certificate of Incorporation (the “Effective Time”) shall remain unchanged following the Effective Time. At each annual meeting of stockholders following the Effective Time, successors to the members of the class of directors having a term expiring at such annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class to be as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If an additional director could be added to more than one class, such director shall be added to the class with the shortest remaining term.

E. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. No decrease in the number of directors shall shorten the term of any incumbent director.

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F. Any director may be removed from office only for cause and only by the affirmative vote of holders of at least a majority of the votes entitled to be cast to elect any such director.

G. Advance notice of stockholder nominations for the election of directors and stockholder proposals for business to be conducted at any meeting of stockholders shall be given in the manner provided in the Bylaws.

H. The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws.

I. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any vote required by applicable law, the affirmative vote of at least 67% of the votes entitled to be cast thereon shall be required to amend, alter, change or repeal, or to adopt any provision of this Certificate of Incorporation in a manner inconsistent with the purpose and intent of this Article V.

ARTICLE VI

STOCKHOLDER ACTION

A. Except with respect to actions required or permitted to be taken solely by holders of Preferred Stock pursuant to the provisions of Article IV hereof, no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

B. Except as otherwise required by law or provided by a Certificate of Designations, special meetings of stockholders of the Corporation may be called only by (1) the Chairman of the Board of Directors or (2) the Board of Directors or the Secretary of the Corporation pursuant to a resolution adopted by a majority of directors then in office. No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.

ARTICLE VII

AMENDMENT OF BYLAWS AND CERTIFICATE OF INCORPORATION

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to, by the affirmative vote of a majority of the Entire Board of Directors, adopt, amend and repeal the Bylaws at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal the Bylaws as set forth in this Article VII. The stockholders shall have the power to adopt, amend or repeal the Bylaws by the affirmative vote of the holders of shares representing at least a majority of the votes entitled to be cast by the holders of Common Stock; provided, however, that Section 2.8, Section 3.2 and Section 3.11 of the Bylaws shall not be amended, altered or repealed by the stockholders other than by the affirmative vote of 67% of the votes entitled to be cast thereon. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least 67% of the votes entitled to be cast thereon shall be required to adopt, amend, alter or repeal any provision part of Article V, this Article VII and Article VIII of this Certificate of Incorporation in a manner inconsistent with the purpose and intent of such Articles.

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ARTICLE VIII

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

A. A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists at the Effective Time or may hereafter be amended. Any repeal or modification of this Section A shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

B. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees and expenses, judgments, fines, amounts to be paid in settlement and excise payments or penalties arising under the Employee Retirement Income Security Act of 1974 (“ERISA”)) reasonably incurred by such Covered Person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in this Article VIII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. The Corporation may, by the action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

C. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees and expenses) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise. The rights contained in this Section C shall inure to the benefit of a Covered Person’s heirs, executors and administrators.

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D. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VIII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

E. The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

F. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such individual, corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss under the DGCL.

G. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person is entitled to collect and is collectible as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust, enterprise or non-profit enterprise.

H. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

I. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons, to a greater extent or in an manner otherwise different than provided for in this Article VIII when and as authorized by appropriate corporate action.

J. If this Article VIII or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify each Covered Person entitled to indemnification under Section B of this Article VIII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Covered Person and for which indemnification is available to such Covered Person pursuant to this Article VIII to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

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ARTICLE IX

AMENDMENTS TO CERTIFICATE OF INCORPORATION

Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to amend and repeal any provisions contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of stockholders shall be subject to this reservation.

IN WITNESS WHEREOF, the Corporation has executed this Second Amended and Restated Certificate of Incorporation on this ___ day of ________, ____.

By:
Name: Craig Norris Title: Assistant Secretary

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Exhibit D

Post-Distribution A&R Bylaws

EXHIBIT D

FINAL FORM

THIRD AMENDED AND RESTATED

BYLAWS

OF

VMWARE, INC.

Incorporated under the Laws of the State of Delaware

ARTICLE I

OFFICES AND RECORDS

Section 1.1 Offices. VMware, Inc. (the “Corporation”) may have such offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

Section 1.2 Books and Records. The books and records of the Corporation may be kept inside or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such place, if any, and time as may be fixed by resolution of the Board of Directors.

Section 2.2 Special Meeting. Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock and the Certificate of Designations filed by the Corporation with respect thereto (collectively, a “Certificate of Designations”), and except as set forth in the Corporation’s Certificate of Incorporation, as amended or restated (the “Certificate of Incorporation”), special meetings of stockholders of the Corporation may be called only by (1) the Chairman of the Board of Directors or (2) the Board of Directors or the Secretary of the Corporation pursuant to a resolution adopted by a majority of directors then in office.

Section 2.3 Place of Meeting. The Board of Directors or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Board of Directors or the Chairman of the Board. If no designation is so made, the place of meeting shall be the principal executive office of the Corporation. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may determine that any such meeting shall not be held at any place, but may instead be held solely by means of remote communication.

Section 2.4 Notice of Meeting. Written or printed notice, stating the place, if any, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be delivered by the Corporation not less than 10 days nor more than 60 days before the date of the meeting, either personally, by mail or by other lawful means, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Except as otherwise permitted by Section 2.8, business may not be conducted at a special meeting of stockholders unless it has been brought before the meeting pursuant to the Corporation’s notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 6.6 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed, and, unless the Certificate of Incorporation otherwise provides, any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 2.5 Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of shares of then-outstanding capital stock of the Corporation representing a majority of the then-outstanding shares entitled to vote generally at a meeting of stockholders, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a separate class or series, the holders of a majority of the then-outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. Attendance of a person at a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened shall not constitute the presence of such person for the purposes of determining whether a quorum exists. The chairman of the meeting or the holders of shares representing a majority of the votes entitled to be cast by stockholders so present may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place, if any, of the adjourned meeting or the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting need be given except as required by law; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given in conformity herewith. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.6 Conduct of Business. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time for the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

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Section 2.7 Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the General Corporation Law of the State of Delaware (the “DGCL”)) by the stockholder, or by his or her duly authorized attorney-in-fact. Such proxy must be filed with the Secretary or his or her representative at or before the time of the meeting at which such proxy will be voted. No proxy shall be valid after three years from the date of its execution, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable or unless otherwise made irrevocable by law.

Section 2.8 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation (i) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Paragraphs (A)(2) and (A)(3) of this Section 2.8 is delivered to, or mailed to and received by, the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the meeting, (ii) who is entitled to vote at the meeting upon such election of directors or upon such business, as the case may be, and (iii) who complies with the notice procedures set forth in Paragraphs (A)(2) and (A)(3) of this Section 2.8 or (d) as provided in the Stockholder Agreement, dated as of [_____], 2021 between the Corporation and the stockholders party thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time). Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders. In addition, for business (other than the nomination of persons for election to the Board of Directors) to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the Certificate of Incorporation, these Bylaws, and applicable law.

(2) For nominations of persons for election to the Board of Directors or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of Paragraph (A)(1) of this Section 2.8, the stockholder (a) must have given timely notice thereof in writing to the Secretary and (b) must provide any updates or supplements to such notice at such times and in the forms required by this Section 2.8. To be timely, a stockholder’s notice shall be delivered to, or mailed to and received by, the Secretary at the principal executive office of the Corporation not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of any annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder, to be timely, must be so delivered, or mailed and received, not earlier than the close of business on the

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120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. Except as provided in Section 2.5 of these Bylaws, the public announcement of an adjournment of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(3) To be in proper form for purposes of this Section 2.8, a stockholder’s notice to the Secretary (whether pursuant to this Paragraph (A) or Paragraph (B) of this Section 2.8) must set forth:

(a) as to each Proposing Person (as defined below) (i) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (ii) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person (provided that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future);

(b) as to each Proposing Person, (i) any derivative, swap, or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of capital stock of the Corporation, including due to the fact that the value of such derivative, swap, or other transactions are determined by reference to the price, value, or volatility of any shares of any class or series of capital stock of the Corporation, or which derivative, swap, or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of capital stock of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap, or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap, or other transactions are required to be, or are capable of being, settled through delivery of such shares, or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap, or other transactions; (ii) any proxy (other than a revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding, or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of capital stock of the Corporation (including the number of shares and class or series of capital stock of the Corporation that are subject to such proxy, agreement, arrangement, understanding, or relationship); (iii) any agreement, arrangement, understanding, or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of capital stock of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of capital stock of the Corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”); (iv) any rights to dividends on the shares of any class or series

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of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (v) any performance related fees (other than an asset based fee) to which such Proposing Person is entitled based on any increase or decrease in the price or value of shares of any class or series of the capital stock of the Corporation, or any Synthetic Equity Interests or Short Interests, if any; and (vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies by such Proposing Person in support of the nominations or business proposed to be brought before the meeting pursuant to Regulation 14A under the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (i) through (vi) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company, or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(c) if such notice pertains to the nomination by the stockholder of a person or persons for election to the Board of Directors (each, a “nominee”), as to each nominee, (i) the name, age, business and residence address, and principal occupation or employment of the nominee; (ii) all other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director in an election contest (whether or not such proxies are or will be solicited), or that is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; (iii) such nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected; and (iv) all information with respect to such nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.8 if such nominee were a Proposing Person;

(d) if the notice relates to any business (other than the nomination of persons for election to the Board of Directors) that the stockholder proposes to bring before the meeting, (i) a reasonably brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting, and (iv) any material interest in such business of each Proposing Person;

(e) a representation that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

(f) a representation whether any Proposing Person intends or is part of a group that intends (a) to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

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(4) The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine (i) the eligibility of such proposed nominee to serve as a director of the Corporation, and (ii) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation.

(5) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 2.8 to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming all of the Corporation’s nominees for director or specifying the size of the increased Board of Directors at least 120 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice pursuant to this Section 2.8 shall also be considered timely, but only with respect to nominees for any new seats on the Board of Directors created by such increase, if it is delivered to, or mailed to and received by, the Secretary at the principal executive office of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(B) Special Meetings of Stockholders.

(1) No business other than that stated in the Corporation’s notice of a special meeting of stockholders shall be transacted at such special meeting. If the business stated in the Corporation’s notice of a special meeting of stockholders includes electing one or more directors to the Board of Directors, nominations of persons for election to the Board of Directors at such special meeting may be made (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation (i) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Paragraph (B)(2) of this Section 2.8 is delivered to the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the special meeting, (ii) who is entitled to vote at the meeting and upon such election, and (iii) who complies with the notice procedures set forth in Paragraph (B)(2) of this Section 2.8; provided, however, that a stockholder may nominate persons for election at a special meeting only to such position(s) as specified in the Corporation’s notice of the meeting.

(2) If a special meeting has been called in accordance with Section 2.2 for the purpose of electing one or more directors to the Board of Directors, then for nominations of persons for election to the Board of Directors to be properly brought before such special meeting by a stockholder pursuant to clause (b) of Paragraph (B)(1) of this Section 2.8, the stockholder (a) must have given timely notice thereof in writing and in the proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (b) must provide any updates or supplements to such notice at such times and in the forms required by this Section 2.8. To be timely, a stockholder’s notice relating to a special meeting shall be delivered to, or mailed to and received by, the Secretary at the principal executive office of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (a) the 90th day prior to such special meeting and (b) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form for purposes of this Paragraph (B) of this Section 2.8, such notice shall set forth the information required by clauses (a), (b), (c), (e), and (f) of Paragraph (A)(3) of this Section 2.8.

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(C) General.

(1) Only such persons as are nominated in accordance with the procedures set forth in this Section 2.8 shall be eligible to be elected at an annual or special meeting of directors to serve as directors, and no business may be conducted at a meeting of stockholders unless it has been brought before the meeting in accordance with the procedures set forth in this Section 2.8. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.8 and, if any proposed nomination or business was not made or proposed in compliance with this Section 2.8, to declare that such non-compliant proposal or nomination be disregarded.

(2) Notwithstanding the foregoing provisions of this Section 2.8, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.8, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(3) For purposes of this Section 2.8, (a) “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and (b) “Proposing Person” means (i) the stockholder giving the notice required by Paragraph (A) or Paragraph (B) of this Section 2.8, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such notice is given, and (iii) any affiliates or associates (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner.

(4) Notwithstanding the foregoing provisions of this Section 2.8, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the nomination of persons for election to the Board of Directors or the proposal of business to be considered by the stockholders at a meeting of stockholders. Paragraph (A) of this Section 2.8 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. Nothing in this Section 2.8 shall be deemed to (a) affect any rights of stockholders to request inclusion of proposals in the Corporation’s

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proxy statement pursuant to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act, (b) confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, except to the extent provided in Rule 14a-11 promulgated under the Exchange Act, or (c) affect any rights of the holders of any class or series of Preferred Stock to nominate and elect directors pursuant to and to the extent provided in any applicable provisions of the Certificate of Incorporation.

Section 2.9 Required Vote. Except as otherwise provided by law, the Certificate of Incorporation, any Certificate of Designations or these Bylaws, when a quorum is present, the affirmative vote of the holders of shares representing at least a majority of votes actually present in person or represented by proxy at the meeting and entitled to vote on a matter constitutes the act of the stockholders. No stockholder shall be entitled to exercise any right of cumulative voting. Every reference in these Bylaws to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of then-outstanding capital stock of the Corporation (or any one or more classes or series of such stock) shall refer to such majority or other proportion of the votes to which such shares of capital stock entitle their holders to cast as provided in the Certificate of Incorporation or any Certificate of Designations.

Section 2.10 Inspectors of Elections; Opening and Closing the Polls. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.11 Stockholder Action by Written Consent. Any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Section 2.12 Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least 10 days prior to the meeting in the manner provided by law. The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. If the meeting is to be held solely by means of remote communication, then, in addition to the foregoing requirements, the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

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Section 2.13 Specification of Treatment of Abstentions and Broker Non-Votes. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all action taken by the holders of a majority of the votes cast on a matter affirmatively or negatively shall be valid and binding upon the Corporation. For purposes of these Bylaws, a share present at a meeting, but for which there is an abstention or as to which a stockholder gives no authority or direction as to a particular proposal or director nominee, shall be counted as present for the purpose of establishing a quorum but shall not be counted as a vote cast.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by these Bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws required to be exercised or done by the stockholders.

Section 3.2 Number, Tenure, Qualifications and Election of Directors.

(A) The Board of Directors shall consist of not less than six nor more than twelve members. Subject to the limitations of the foregoing sentence and the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed, and may be increased or decreased from time to time, exclusively by a resolution adopted by an affirmative vote of a majority of the entire Board of Directors which the Corporation would have if there were no vacancies at the time such resolution is adopted (the “Entire Board of Directors”).

(B) Each director shall be elected at the annual meeting of stockholders in the manner set forth in the Certificate of Incorporation. A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder intends to nominate a person for election to the Board in compliance with either (x) the advance notice requirements for stockholder nominees for director set forth in Section 2.8 of these Bylaws, or (y) Rule 14a-11 under the Exchange Act; and (ii) such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

(C) Each director shall be elected by the vote of the majority of the votes cast with respect to such director at any meeting for the election of such director at which a quorum is present, provided that, except as otherwise provided by the Certificate of Incorporation, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at

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any such meeting and entitled to vote on the election of directors. For purposes of this Section 3.2, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee for director is not elected, the director shall offer to tender his or her resignation to the Board of Directors. The Corporate Governance Committee will make a recommendation to the Board of Directors to accept or reject the resignation or whether other action should be taken. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who has so tendered his or her resignation will not participate in the Board of Directors’ decision.

(D) The directors, other than those who may be elected by holders of any series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Entire Board of Directors. The class designation and term of office of each director in office at the time of adoption of these Third Amended and Restated Bylaws (the “Effective Time”) shall remain unchanged following the Effective Time. At each annual meeting of stockholders following the Effective Time, successors to the members of the class of directors having a term expiring at such annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class to be as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If an additional director could be added to more than one class, such director shall be added to the class with the shortest remaining term.

Section 3.3 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, if any, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 3.4 Special Meetings. Special meetings of the Board of Directors shall be called by the Chairman of the Board, the Chief Executive Officer or a majority of directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, if any, and time of the meetings.

Section 3.5 Notice. Notice of any special meeting of directors shall be given to each director at his or her business or residence (as he or she may specify) in writing by hand delivery, first-class mail, overnight mail or courier service, confirmed facsimile transmission or electronic transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five days before such meeting. If given by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If given by telephone, hand delivery or confirmed facsimile transmission or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 24 hours before such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 6.6 of these Bylaws.

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Section 3.6 Action by Consent of Board of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.7 Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors, or such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and communicate with each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.8 Quorum; Voting. Subject to Section 3.9, at all meetings of the Board of Directors, the presence of a majority of the directors then in office shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, the directors present thereat may adjourn the meeting without further notice. Attendance of a director at a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened shall not constitute the presence of such director for the purposes of determining whether a quorum exists. Except as otherwise provided by the Certificate of Incorporation, the act of a majority of directors present at a meeting at which there is a quorum constitutes the act of the Board of Directors.

Section 3.9 Vacancies. Except as otherwise provided by the Certificate of Incorporation or a Certificate of Designations, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 3.10 Committees of the Board of Directors. The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

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Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present.

No committee shall have the power or authority in reference to any of the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) altering, amending or repealing any Bylaw, or adopting any new Bylaw.

Section 3.11 Removal. Any director may be removed from office at any time, only for cause, by the affirmative vote of holders of at least a majority of the votes entitled to be cast to elect any such director.

Section 3.12 Records. The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board of Directors, and of any committee thereof, and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

Section 3.13 Compensation. The Board of Directors shall have authority to determine from time to time the amount of compensation, if any, that shall be paid to its members for their services as directors and as members of standing or special committees of the Board of Directors. The Board of Directors shall also have power, in its discretion, to provide for and to pay to directors rendering services to the Corporation not ordinarily rendered by directors as such, special compensation appropriate to the value of such services as determined by the Board of Directors from time to time. Nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.14 Chairman of the Board. The Chairman of the Board, who shall not be deemed an officer of the Corporation, shall be chosen from among the directors. The Chairman of the Board shall, if present and except as set forth in Section 4.3, preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall have such other powers and duties as may from time to time be prescribed by the Board of Directors or these Bylaws. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors. He or she may also preside at any such meeting attended by the Chairman of the Board if he or she is so designated by the Chairman.

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ARTICLE IV

OFFICERS

Section 4.1 Officers Designated. The elected officers of the Corporation (the “Elected Officers”) shall be a Chief Executive Officer, a President, a Secretary, a Chief Financial Officer and such other officers as the Board of Directors from time to time may deem proper. Elected Officers shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such Elected Officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors. Subject to the requirements of the Certificate of Incorporation, the Chairman of the Board or Chief Executive Officer may appoint, such other officers (including one or more Treasurers, Controllers, Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers) (each, an “Appointed Officer”) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such Appointed Officers and agents shall have such powers and duties as generally pertain to their respective offices and shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by Chairman of the Board or Chief Executive Officer, as the case may be.

Section 4.2 Term of Office. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign, but, subject to the requirements of the Certificate of Incorporation, any officer may be removed pursuant to the provisions set forth in Section 4.8.

Section 4.3 Chief Executive Officer. The Chief Executive Officer, subject to the control of the Board of Directors, shall act in a general executive capacity and shall control the business and affairs of the Corporation. Subject to the requirements of the Certificate of Incorporation, the Chief Executive Officer shall have the power to appoint and remove subordinate officers, agents and employees, except those elected by the Board of Directors. The Chief Executive Officer shall keep the Board of Directors informed of material developments regarding the business of the Corporation and shall consult with them concerning the business of the Corporation.

Section 4.4 President. The President shall have such duties as may be determined from time to time by resolution of the Board of Directors not inconsistent with these Bylaws and, in the absence or incapacity of the Chief Executive Officer, shall also perform the duties of that office. In general, the President shall perform all other duties normally incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

Section 4.5 Vice-Presidents. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Chairman of the Board, Chief Executive Officer, such other officer who the Vice President reports into or by the Board of Directors.

Section 4.6 Chief Financial Officer. The Chief Financial Officer shall act in an executive financial capacity. He or she shall assist the Chairman of the Board and the Chief Executive Officer in the general supervision of the Corporation’s financial policies and affairs. The Chief Financial Officer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Chief Financial Officer shall cause the funds of the

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Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board of Directors. He or she shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him or her from time to time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

Section 4.7 Secretary. The Secretary shall keep, or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders; he or she shall see that all notices are duly given in accordance with the provisions of the Certificate of Incorporation, these Bylaws and as required by law; he or she shall be custodian of the records and the seal of the Corporation; and he or she shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

Section 4.8 Removal. Except as otherwise provided by the Certificate of Incorporation, any Elected Officer may be removed by the affirmative vote of a majority of directors then in office whenever, in their judgment, the best interests of the Corporation would be served thereby. Any Appointed Officer may be removed by the Board of Directors, the Chairman of the Board or the Chief Executive Officer whenever, in their, his or her judgment, the best interests of the Corporation would be served thereby. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the Corporation.

Section 4.9 Vacancies. Except as otherwise provided by the Certificate of Incorporation, any newly created elected office and any vacancy in any elected office because of death, resignation or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors. Any vacancy in an office appointed by the Chairman of the Board or the Chief Executive Officer because of death, resignation or removal may be filled by the Chairman of the Board or the Chief Executive Officer.

ARTICLE V

STOCK

Section 5.1 Stock Certificates and Transfers; Direct Registration.

(A) The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe. Subject to the satisfaction of any additional requirements specified in the Certificate of Incorporation, the shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his or her attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

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The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(B) Notwithstanding any other provision in these Bylaws, the Board of Directors may resolve to adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates (a “Direct Registration System”), including provisions for notice to purchasers in substitution for any required statements on certificates, and as may be required by applicable corporate securities laws or stock exchange listing rules. Any Direct Registration System so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the Corporation.

Section 5.2 Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 days nor less than 10 days before the date of such meeting of stockholders, nor more than 60 days prior to the time for such other action as described above. If the Board of Directors so fixes a date for notice of any meeting of stockholders or any adjournment thereof, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 5.2 at the adjourned meeting.

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Section 5.3 Lost, Mutilated, Stolen or Destroyed Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, mutilated, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors, or any financial officer of the Corporation, may in its, or his or her, discretion require.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 6.2 Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

Section 6.3 Seal. The corporate seal shall have inscribed thereon the words “Corporate Seal,” the year of incorporation and around the margin thereof the words “VMware, Inc.”

Section 6.4 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or any committee thereof.

Section 6.5 Reliance upon Books, Reports and Records. The Board of Directors, each committee thereof, each member of the Board of Directors and such committees and each officer of the Corporation shall, in the performance of its, his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or documents presented to it or them by any of the Corporation’s officers or employees, by any committee of the Board of Directors or by any other person as to matters that the Board, such committee, such member or such officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 6.6 Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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Section 6.7 Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, or a committee thereof, and it shall be the duty of the Board of Directors, or such committee, to cause such audit to be done annually.

Section 6.8 Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the Chief Executive Officer or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective, other than as required by Section 3.2.

Section 6.9 Indemnification and Insurance.

(A) As and to the extent provided in the Certificate of Incorporation, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists at the Effective Time or may hereafter be amended. Any repeal or modification of this paragraph (A) shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

(B) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees and expenses, judgments, fines, amounts to be paid in settlement and excise payments or penalties arising under the Employee Retirement Income Security Act of 1974 (“ERISA”)) reasonably incurred by such Covered Person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in this Section 6.9, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. The Corporation may, by the action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

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(C) The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees and expenses) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 6.9 or otherwise. The rights contained in this paragraph (C) shall inure to the benefit of a Covered Person’s heirs, executors and administrators.

(D) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 6.9 is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E) The rights conferred on any Covered Person by this Section 6.9 shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of these Bylaws or the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise.

(F) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such individual or entity against such expense, liability or loss under the DGCL.

(G) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person is entitled to collect and is collectible as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust, enterprise or non-profit enterprise.

(H) Any repeal or modification of the foregoing provisions of this Section 6.9 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(I) This Section 6.9 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons, to a greater extent or in an manner otherwise different than provided for in this Section 6.9 when and as authorized by appropriate corporate action.

(J) If this Section 6.9 or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify each Covered Person entitled to indemnification under paragraph (B) of this Section 6.9 as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Covered Person and for which indemnification is available to such Covered Person pursuant to this Section 6.9 to the fullest extent permitted by any applicable portion of this Section 6.9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

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Section 6.10 Establishing Forum for Certain Actions. Unless the Corporation consents in writing to the selection of any alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine.

Section 6.11 Remote Communication. For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, so long as (i) the Corporation implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation implements reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholder, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE VII

CONTRACTS, PROXIES, ETC.

Section 7.1 Contracts. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time specify. Such authority may be general or confined to specific instances as the Board of Directors may determine. The Chairman of the Board, the Chief Executive Officer or such other persons as the Board of Directors may authorize may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the Chief Executive Officer or such other persons as the Board of Directors may authorize may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such person of responsibility with respect to the exercise of such delegated power.

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Section 7.2 Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes that the Corporation may be entitled to cast as the holder of stock or other securities in any other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.

ARTICLE VIII

AMENDMENTS

Amendments. These Bylaws may be altered, amended or repealed at any meeting of the Board of Directors or of the stockholders, provided that notice of the proposed change was given in the notice of the meeting; provided, however, that, in the case of amendments by the Board of Directors, notwithstanding any other provisions of these Bylaws or any provision of law that might otherwise permit a lesser vote or no vote, the affirmative vote of a majority of the Entire Board of Directors shall be required to alter, amend or repeal any provision of these Bylaws, or to adopt any new Bylaw. Notwithstanding any other provision of these Bylaws or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by the Certificate of Incorporation or by a Certificate of Designations, the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast by the holders of Common Stock shall be required for the stockholders of the Corporation to alter, amend or repeal any provision of these Bylaws, or to adopt any new Bylaw; provided, however, that, the affirmative vote of the holders of shares representing at least 67% of votes entitled to be cast thereon shall be required for the stockholders of the Corporation to alter, amend, repeal or adopt any Bylaw inconsistent with the following provisions of these Bylaws: Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.8, 2.9 and 2.11 of Article II, Sections 3.1, 3.2, 3.9 and 3.11 of Article III, Section 6.9 of Article VI and this Section 8.1 of Article VIII or in each case, any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Bylaw).

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Exhibit E

Tax Matters Agreement

EXHIBIT E

FINAL FORM

TAX MATTERS AGREEMENT

by and among

DELL TECHNOLOGIES INC.

AND ITS AFFILIATES

and

VMWARE, INC.

AND ITS AFFILIATES,

Dated

April 14, 2021

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of April 14, 2021 (the “Effective Date”), is entered into by and among Dell Technologies Inc., a Delaware corporation (“Dell”), each Dell Affiliate (as defined below), VMware, Inc., a Delaware corporation (“VMware”), and each VMware Affiliate (as defined below).

RECITALS

WHEREAS, Dell and EMC were parties to the Agreement and Plan of Merger dated as of October 12, 2015, as amended by the First Amendment to Agreement and Plan of Merger, dated as of May 16, 2016, by and among Dell, Dell Inc., a Delaware corporation, Universal Acquisition Co., a Delaware corporation and wholly owned subsidiary of Dell, and EMC (collectively, the “Merger Agreement”);

WHEREAS, at the Effective Time of the Merger (as defined in the Merger Agreement), EMC and its direct and indirect domestic subsidiaries, including VMware and each VMware Affiliate, became members of an Affiliated Group of which Dell is the common parent corporation;

WHEREAS, EMC and VMware are parties to that certain Tax Sharing Agreement dated August 13, 2007, as amended on January 1, 2011 (the “Prior TSA”);

WHEREAS, the parties amended and restated the Prior TSA on September 6, 2016 (as amended, the “First Amended and Restated TSA”);

WHEREAS, the parties amended and restated the First Amended and Restated TSA on December 30, 2019 (as amended, the “Second Amended and Restated TSA” and, together with the Prior TSA and the First Amended and Restated TSA, the “Pre-Spin TSAs”); and

WHEREAS, in connection with the External Distribution (as defined below), the parties have determined that it is appropriate to terminate the Pre-Spin TSAs and enter into this Tax Matters Agreement as of the Effective Date and having the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1 Definitions.

As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Accelerated Amount” has the meaning set forth in Section 5.01(d) of this Agreement.

“Advance Payments” has the meaning set forth in Section 5.01(d) of this Agreement.

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“Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a) of the Code that files a consolidated return for United States federal Income Tax purposes.

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” has the meaning set forth in the preamble hereto.

“Assumed Tax Rate” has the meaning set forth in Section 5.01(d) of this Agreement.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein VMware or one or more VMware Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Dell or one or more Dell Affiliates.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein VMware or one or more VMware Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Dell or one or more Dell Affiliates.

“Controlling Party” has the meaning set forth in Section 8.01 of this Agreement.

“Deconsolidation Event” means, with respect to VMware and each VMware Affiliate, any event or transaction that causes VMware and/or one or more VMware Affiliates to no longer be eligible to join with Dell or one or more Dell Affiliates in the filing of a Consolidated Return or a Combined Return, including an External Distribution; provided, that no event or transaction with respect to Pivotal that occurred before the Effective Date shall be considered a Deconsolidation Event for purposes of this Agreement.

“Dell Affiliated Group” means the Affiliated Group that includes the Dell Group and the VMware Group.

“Dell Affiliate” means any corporation or other entity directly or indirectly “controlled” by Dell where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding VMware or any VMware Affiliate.

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“Dell Business” means all of the businesses and operations conducted by Dell and Dell Affiliates, excluding the VMware Business, at any time.

“Dell Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Dell is the common parent corporation, and any corporation or other entity that may be, may have been or may become a member of such group from time to time, but excluding any member of the VMware Group.

“Distribution” means any distribution by Dell or any Dell Affiliate of its issued and outstanding shares of VMware stock (and securities, if any) that Dell holds at such time to Dell shareholders and/or security holders or the shareholders and/or security holders of a Dell Affiliate in a transaction intended to qualify as a distribution under section 355 of the Code, including an External Distribution.

“Distribution Date” means the date on which the External Distribution is consummated.

“Distribution Taxes” means (i) any Taxes imposed on, or increase in Taxes incurred by, Dell or any Dell Affiliate, and any Taxes of a Dell shareholder (or former Dell shareholder), including VMware by reason of Treasury Regulations Section 1.1502-6, that are required to be paid or reimbursed by Dell or any Dell Affiliate pursuant to a legal determination, provided that Dell shall have vigorously defended itself in any legal proceeding involving Taxes of a Dell shareholder (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of a Distribution to qualify as a tax-free transaction under section 355 of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to a Distribution) or corresponding provisions of the laws of any other jurisdictions or (ii) any Taxes with respect to the recognition of an Excess Loss Account in Dell’s direct or indirect shares of VMware stock, but only to the extent caused by or attributable to a Distribution. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

“EMC” means EMC Corporation, a Massachusetts corporation that is a Dell Affiliate.

“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

“Excess Loss Account” has the meaning set forth in Treasury Regulation section 1.1502-19.

“External Distribution” means any distribution by Dell of the issued and outstanding shares of VMware stock (and securities, if any) that Dell holds at such time to Dell shareholders in a transaction intended to qualify as a distribution under section 355 of the Code.

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“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under section 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” shall mean any federal, state, local or non-U.S. Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term “Income Tax” includes any franchise tax or any Taxes imposed in lieu of such a tax.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“Indemnification Notice” has the meaning set forth in Section 6.04 of this Agreement

“Indemnified Party” has the meaning set forth in Section 6.04 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 6.04 of this Agreement.

“Independent Accountant” has the meaning set forth in Section 2.04(b) of this Agreement.

“Independent Firm” has the meaning set forth in Section 10.03 of this Agreement.

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Joint Liability Return” has the meaning set forth in Section 8.06 of this Agreement.

“Joint Responsibility Item” means any Tax Item for which the non-Controlling Party’s responsibility under this Agreement could exceed one hundred fifty thousand dollars ($150,000), but not a Sole Responsibility Item.

“MD Stockholders” has the meaning set forth in the Registration Rights Agreement.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of Dell or VMware and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including nonqualified stock options, discounted nonqualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

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“Owed Party” has the meaning set forth in Section 7.05 of this Agreement.

“Payment Period” has the meaning set forth in Section 7.05(e) of this Agreement.

“Pivotal” means Pivotal Software, Inc., a Delaware corporation, and its subsidiaries.

“Pivotal Acquisition” means the acquisition of Pivotal Software, Inc. by VMware from Dell on December 31, 2019.

“Pivotal Tax Sharing Agreement” means the Tax Sharing Agreement by and among Dell and its Affiliates, EMC and its Affiliates, and Pivotal dated as of February 8, 2017.

“Post-Pivotal Acquisition Period” means taxable periods (or portions thereof) beginning after the date of the Pivotal Acquisition.

“Post-Deconsolidation Period” means any taxable period beginning after the date of a Deconsolidation Event.

“Pre-Pivotal Acquisition Period” means taxable periods (or portions thereof) ending on or before the date of the Pivotal Acquisition.

“Pre-Deconsolidation Period” means any taxable period beginning on or before the date of a Deconsolidation Event.

“Present Value of Accelerated Taxes” has the meaning set forth in Section 5.01(d) of this Agreement.

“Proposed Acquisition Transaction” means a transaction or series of transactions (i) as a result of which VMware would merge or consolidate with any other Person (other than mergers of direct or indirect wholly owned subsidiaries with or into VMware (with VMware surviving)), or (ii) as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from VMware or any VMware Affiliate and/or one or more holders of their stock, any amount of stock of VMware that would, when combined with any other relevant changes in ownership and/or voting power of the stock of VMware (including, for the avoidance of doubt, any changes in voting power as a result of the conversion of VMware Class B Common Stock to VMware Class A Common Stock following the External Distribution), result in a shift of more than forty percent (40%) of (a) the value of all outstanding shares of stock of VMware as of the date of the Distribution, or (b) the total combined voting power of all outstanding shares of voting stock of such party as of the date of the Distribution. For purposes of the preceding sentence, (i) the conversion of VMware Class B Common Stock to VMware Class A Common Stock following the External Distribution will be treated as resulting in a shift of nineteen percent (19%) of the total combined voting power of all outstanding shares of voting stock of VMware, and (ii) the total value or total combined voting power of all VMware stock issued and outstanding immediately after the Distribution shall be reduced by any

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redemption or repurchase (directly or indirectly) by VMware (or any VMware Affiliate) of VMware stock following the Distribution. For purposes of determining whether and to what extent a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption or repurchase of shares of stock shall be treated as an indirect acquisition of shares of stock by the benefitted or non-exchanging stockholders. Notwithstanding the two previous sentences, the effect of any such recapitalization, other action, or redemption or repurchase (directly or indirectly) of shares shall take into account any applicable IRS private letter ruling received by VMware. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted in accordance with that intention. For the avoidance of doubt, the term Proposed Acquisition Transaction does not include any transaction required by the Transaction Agreements.

“Reasonable Comment” means a comment with respect to a Tax Return or Tax calculation (excluding, to the extent such items primarily impact Dell, elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported) that takes a position that satisfies at least a “more likely than not” standard of confidence, or, if such comment relates to a position taken by Dell that does not itself satisfy a “more likely than not” standard, a position that satisfies a “substantial authority” standard of confidence.

“Registration Rights Agreement” has the meaning set forth in Section 2.7(b) of the Separation and Distribution Agreement.

“Response” has the meaning set forth in Section 6.04 of this Agreement.

“Ruling” means (i) any private letter ruling issued by the IRS in connection with a Distribution in response to a request for such a private letter ruling filed by Dell (or any Dell Affiliate) prior to the date of a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Ruling Documents” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Dell, its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to Dell (or any Dell Affiliate) in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement between Dell and VMware, dated as of April 14, 2021.

“SLP Stockholders” has the meaning set forth in the Registration Rights Agreement.

“Sole Responsibility Item” means any Tax Item for which the non-Controlling Party has the entire economic liability under this Agreement.

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“Special Dividend” has the meaning set forth in Section 5.01(b).

“Stockholders Agreement” has the meaning set forth in Section 2.7(a) of the Separation and Distribution Agreement.

“Stub Period” means a Taxable year of less than twelve months.

“Supplemental Ruling” means (i) any ruling (other than the Ruling) issued by the IRS in connection with a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Supplemental Ruling Documents” means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Supplemental Tax Opinion” has the meaning set forth in Section 5.02(c) of this Agreement.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Counsel” means (i) for purposes of Section 5.02(c), a nationally-recognized law firm or “Big Four” accounting firm selected by VMware and (ii) for all other purposes, a nationally-recognized law firm or “Big Four” accounting firm selected by Dell to provide a Tax Opinion.

“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

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“Tax Opinion” means an opinion issued by Tax Counsel as one of the conditions to completing a Distribution addressing certain United States federal Income Tax consequences of a Distribution under section 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, net worth, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value-added or other taxes (including any interest, penalties or additions attributable thereto), and a “Tax” shall mean any one of such Taxes.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Taxpayer” means any taxpayer and its Affiliated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which a taxpayer is a member.

“Transaction Agreements” means any and all agreements entered into between Dell and VMware, and any other persons, related to a Distribution, including but not limited the Separation and Distribution Agreement, the Stockholders Agreement, and the Registration Rights Agreement.

“VMware” has the meaning set forth in the preamble hereto.

“VMware Affiliate” means any corporation or other entity directly or indirectly “controlled” by VMware at the time in question, where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

“VMware Business” means the business and operations conducted by VMware and VMware Affiliates.

“VMware Business Records” has the meaning set forth in Section 10.02(b) of this Agreement.

“VMware Class A Common Stock” means the shares of Class A Common Stock, par value $0.01 per share, of VMware.

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“VMware Class B Common Stock” means the shares of Class B Common Stock, par value $0.01 per share, of VMware.

“VMware Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which VMware will be the common parent corporation immediately after a Deconsolidation Event and including any corporation or other entity which may become a member of such group from time to time.

“VMware Separate Tax Liability” means an amount equal to the Tax liability that VMware and each VMware Affiliate that is included in a Consolidated Return or Combined Return would have incurred if they had filed a consolidated return, combined return (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary return or a separate return, as the case may be, separate from the members of the Dell Group, for the relevant Tax period, and such amount shall be computed by Dell (A) in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, and (iii) past practice, if any, and (B) taking into account any Tax Asset of VMware and any VMware Affiliate that is included in a Consolidated Return or Combined Return attributable to any Tax period beginning on or after January 1, 2007 other than any Tax Assets of Pivotal that arose during a Pre-Pivotal Acquisition Period (or portion thereof); provided, however, that, although the VMware Separate Tax Liability is to be computed on a hypothetical basis as if VMware and each VMware Affiliate were separate from the members of the Dell Group, the fact that VMware or any VMware Affiliate is included in a Consolidated Return or a Combined Return and the effect that such inclusion has on the calculation of any Tax Item shall nevertheless be taken into account for purposes of computing the VMware Separate Tax Liability (for example, for purposes of calculating its R&D credit, VMware shall be entitled to its allocable share of the consolidated R&D credit of the Dell Group); provided, further, that the VMware Separate Tax Liability shall not exceed for any relevant Tax period the amount of the Tax liability VMware would have incurred had the VMware Group not been a member of the Dell Affiliated Group for such period. For the avoidance of doubt, the VMware Separate Tax Liability shall be computed for the relevant Tax period without regard to whether or not VMware or any VMware Affiliate would be able, on a hypothetical basis separate from the members of the Dell Group, to utilize in an earlier or later Tax period a Tax Asset resulting from such computation.

Section 2 Preparation and Filing of Tax Returns.

2.01 Dell’s Responsibility. Subject to the other applicable provisions of this Agreement, Dell shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Consolidated Returns and all Combined Returns for any taxable period;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Dell and/or any Dell Affiliate for any taxable period; and

(c) all Non-Income Tax Returns with respect to Dell, any Dell Affiliate, or the Dell Business or any part thereof for any taxable period.

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2.02 VMware’s Responsibility. Subject to the other applicable provisions of this Agreement, VMware shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to VMware and/or any VMware Affiliate that are required to be filed (taking into account any extension of time which has been requested or received); and

(b) all Non-Income Tax Returns with respect to VMware, any VMware Affiliate, or the VMware Business or any part thereof for any taxable period.

2.03 Agent. Subject to the other applicable provisions of this Agreement, VMware hereby irrevocably designates, and agrees to cause each VMware Affiliate to so designate, Dell as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Dell, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

2.04 Manner of Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Tax Opinion, (3) any Supplemental Tax Opinion, (4) any Ruling, and (5) any Supplemental Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

(b) Subject to the provisions of this Agreement, Dell shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01 of this Agreement, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by Dell, any Dell Affiliate, VMware, and/or any VMware Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns; provided, however, that Dell shall consult with VMware prior to changing any method of accounting if such action would solely impact VMware or VMware Affiliates. In the case of any Consolidated Return or Combined Return that reports a VMware Separate Tax Liability in excess of five million dollars ($5,000,000), Dell shall provide to VMware a pro forma draft of the portion of such Tax Return that reflects the VMware Separate Tax Liability and a statement showing in reasonable detail Dell’s calculation of the VMware Separate Tax Liability (including copies of all worksheets and other materials used in preparation thereof) at least twenty-one (21) days prior to the due date (with applicable extensions) for the filing of such Tax Return for VMware’s review and comment. VMware shall provide its comments to Dell at least ten (10) days prior to the due date (with applicable extensions) for the filing of such Tax Return and Dell shall consider all comments in good faith and accept all Reasonable Comments. In the case of a dispute regarding the reporting of any Tax Item on such Tax Return or the requesting of a change of method of accounting which would solely impact VMware

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or VMware Affiliates, which the parties cannot resolve, Dell and VMware shall jointly retain a nationally recognized accounting firm that is mutually agreed upon by Dell and VMware (the “Independent Accountant”) to determine whether the proposed reporting of Dell or VMware is more appropriate under the principles set forth in Section 10.06 mutatis mutandis. If Dell and VMware are unable to agree, the Independent Accountant shall be Deloitte Tax LLP. The relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on Dell and VMware. If VMware has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (with applicable extension) for the filing of any Tax Return, Dell shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to VMware; provided, however, that Dell agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax Item as agreed upon by Dell and VMware. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by Dell and VMware, except that if the Independent Accountant determines that the proposed reporting of the disputed Tax Item(s) submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such party.

(c) Information. VMware shall timely provide, in accordance with Dell’s internal tax return calendar, which will be provided to VMware on a rolling one-year schedule, all information necessary for Dell to prepare all Tax Returns and compute all estimated Tax payments (for purposes of Section 7.01 of this Agreement). If VMware does not meet these deadlines, the Section 2.04(b) notice period to VMware shall be waived.

(d) Post-Distribution Tax Returns. Notwithstanding any provision of this Section 2 to the contrary, each Tax Return that is required to be filed after the Distribution Date will be prepared and filed by the party required by applicable law to file such Tax Return. In the event that Dell is required to file any Consolidated Return or Combined Return after the Distribution Date that reports a VMware Separate Tax Liability in excess of one million dollars ($1,000,000), VMware shall have the right to review and comment on Tax Items that affect VMware in such Tax Return. VMware’s comments shall be made pursuant to the procedures described in Section 2.04(b) of this Agreement, which for the avoidance of doubt will continue to apply to such Tax Returns required to be filed after the Distribution Date, and Dell shall consider all such comments in good faith and accept all Reasonable Comments. The parties will cooperate and share information necessary for the preparation of any Tax Returns after the Distribution Date.

Section 3 Liability for Taxes.

3.01 VMware’s Liability for Taxes. VMware and each VMware Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by VMware, any VMware Affiliate, or the VMware Business with respect to such Taxes:

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(a) all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to (i) the VMware Separate Tax Liability, or (ii) the VMware Business, for any taxable period;

(b) all Taxes with respect to Tax Returns described in Section 2.02 of this Agreement; and

(c) all Taxes imposed by any Taxing Authority with respect to the VMware Business, VMware or any VMware Affiliate (other than in connection with the required filing of a Tax Return described in Sections 2.01(a) or 2.02 of this Agreement) for any taxable period.

(d) The parties acknowledge that Section 3.01(a) of the Pre-Spin TSAs was interpreted to require VMware to pay the amount of the VMware Separate Tax Liability to Dell without regard to whether Dell actually paid any Tax in connection with a Tax Return described in Section 2.01(a) of the applicable Pre-Spin TSA. The parties agree that such interpretation shall be continued with respect to this Agreement; provided, that VMware’s liability to Dell pursuant to this Section 3.01 shall not exceed with respect to all Tax periods during which VMware was a member of the Affiliated Group of which Dell was the parent, the aggregate VMware Separate Tax Liability for those periods; provided, further, that based on the facts and circumstances as of the date of this Agreement, Dell and VMware understand and agree that, except in the case of liabilities related to any Tax Returns not yet filed on the Effective Date, the foregoing proviso is intended solely to limit VMware’s liability to Dell under this Agreement in the event that Tax Returns for Tax periods during which VMware was a member of the Affiliated Group of which Dell was the parent are finally adjusted pursuant to an Audit, amendment, or other re-opening or re-filing of a Tax Return filed before the Effective Date and is not, as of the date hereof, intended to result in any payment from Dell to VMware hereunder. For the avoidance of doubt, the “VMware Separate Tax Liability” referred to in the preceding sentence shall be calculated in accordance with this Agreement.

3.02 Dell’s Liability for Taxes. Dell shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Dell, any Dell Affiliate, or the Dell Business with respect to such Taxes:

(a) except as provided in Section 3.01(a) of this Agreement, all Taxes with respect to Tax Returns described in Sections 2.01(a) of this Agreement;

(b) all Taxes with respect to Tax Returns described in Section 2.01(b) or 2.01(c) of this Agreement; and

(c) all Taxes imposed by any Taxing Authority with respect to Dell, any Dell Affiliate, or the Dell Business (other than in connection with the required filing of a Tax Return described in Section 2.01 of this Agreement) for any taxable period.

3.03 Taxes, Refunds and Credits. Notwithstanding Sections 3.01 and 3.02 of this Agreement, (i) Dell shall be liable for all Taxes incurred by any person with respect to the Dell Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) VMware and each VMware Affiliate shall be jointly and severally liable for all Taxes incurred by any person with respect

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to the VMware Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes (including, for the avoidance of doubt, any refund or credit with respect to amounts paid by VMware to Dell as a result of the VMware Separate Tax Liability). Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed to require compensation, by payment, credit, offset or otherwise, by Dell (or any Dell Affiliate) to VMware (or any VMware Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, VMware, any VMware Affiliate, or the VMware Business, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01 of this Agreement; provided, however, that in the event that the VMware Separate Tax Liability with respect to a particular taxable period is less than zero, Dell shall pay to VMware an amount equal to the Tax Benefit that the Dell Group recognizes as a result of the VMware Separate Tax Liability being less than zero for such taxable period.

3.04 Payment of Tax Liability. If one party is liable or responsible for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to Section 7.05 of this Agreement.

3.05 Computation. Dell shall provide VMware with a written calculation in reasonable detail (including, upon reasonable request, copies of all worksheets and other materials used in preparation thereof) setting forth the amount of any VMware Separate Tax Liability or estimated VMware Separate Tax Liability (for purposes of Section 7.01 of this Agreement) and any Taxes related to the VMware Business. VMware shall have the right to review and comment on such calculation, and Dell shall consider all comments in good faith and accept all Reasonable Comments. Any dispute with respect to such calculation shall be resolved pursuant to Section 10.04 of this Agreement; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any VMware Separate Tax Liability or estimated VMware Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement; provided, further, that VMware shall be entitled to delay payment to Dell with respect to any amount subject to dispute pursuant to this Section 3.05 but only to the extent (and for so long) Dell is not required to make a payment of Tax with respect to such amount to a Taxing Authority in connection with such VMware Separate Tax Liability (or estimate thereof).

Section 3A. Section 965 Letter Agreement.

VMware’s liability for amounts pursuant to Section 965 of the Code shall be solely governed by the Section 965 Letter Agreement dated April 1, 2019 (the “Section 965 Letter Agreement”). In the event of any conflict between the Section 965 Letter Agreement and Section 4.01(b) of this Agreement, the provisions of Section 4.01(b) of this Agreement shall control, provided, however, that there shall be no increase in VMware’s Tax liability in respect of any such amounts beyond what is contemplated in the Section 965 Letter Agreement. Any Tax of Pivotal arising in connection with Section 965 of the Code shall be deemed to be attributable to a Pre-Pivotal Acquisition Period for purposes of this Agreement. If any change to the timing of payments under the Toll Charge Agreement is necessary, Dell will compensate VMware for the present value associated with making such

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early payment using a discount rate equal to one (1) plus the annual Applicable Federal Rate (whether short-term or mid-term, depending on the original installment due date under Section 965(h) of the Code) published by the IRS in effect for the date of the accelerated payment. In connection with the External Distribution, Dell and VMware will discuss entering into a protective transfer agreement that satisfies the requirements of Treasury Regulations Section 1.965-7(b)(3)(iii)(B) (but shall not be obligated to enter into such an agreement). In the event that the parties agree to enter into such a protective transfer agreement, the Section 965 Letter Agreement will be amended accordingly in a manner that, as nearly as possible, preserves the economic arrangement of the parties.

Section 4 Deconsolidation Events.

4.01 Tax Allocations.

(a) Allocation of Tax Items. In the case of a Deconsolidation Event, all Tax computations for (1) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (2) the immediately following taxable period of VMware or any VMware Affiliate shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by Dell. VMware shall have the right to review and comment on any proposed Tax computation, and Dell shall consider all comments in good faith and accept all Reasonable Comments. Any dispute with respect to such calculation shall be resolved pursuant to the procedures described in Section 10.04 of this Agreement.

(b) Allocation of Tax Assets.

(i) In the case of a Deconsolidation Event, Dell and VMware shall cooperate in determining the allocation of any Tax Assets among Dell, each Dell Affiliate, VMware, and each VMware Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Section 3 of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no party is required hereunder to bear such liability, the party that incurred the cost or burden associated with the creation of such Tax Asset. To the maximum extent possible under applicable law, no Tax Asset taken into account for VMware’s benefit in determining the VMware Separate Tax Liability for any relevant period prior to a Deconsolidation Event shall again be allocated to VMware upon a Deconsolidation Event.

(ii) To the extent any Tax Asset that is attributable to the VMware Business is not allocated to VMware or a VMware Affiliate under applicable law and this Agreement upon a Deconsolidation Event, Dell shall pay VMware an amount such that VMware is in the same position it would have been in had the Tax Asset been allocated to VMware or a VMware Affiliate and used by VMware or a VMware Affiliate to reduce its Tax payment (determined on a “with-and-without” basis treating the Tax Asset in question as the first attribute taken into account by VMware or a VMware Affiliate, as applicable). No payment shall be required pursuant to the preceding sentence to the extent VMware or a VMware Affiliate has already received the economic benefit of such Tax Asset pursuant to the Pre-Spin TSAs, this Agreement or the Section 965 Letter Agreement.

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(iii) To the extent VMware is allocated any Tax Asset under applicable law and this Agreement upon a Deconsolidation Event that has reduced amounts due from VMware to Dell or a Dell Affiliate pursuant to the Pre-Spin TSAs, this Agreement or the Section 965 Letter Agreement, VMware shall pay Dell an amount such that Dell or such Dell Affiliate is in the same position Dell or such Dell Affiliate would have been in had the Tax Asset been allocated to Dell or a Dell Affiliate and used by Dell or a Dell Affiliate to reduce its Tax payment (determined on a “with-and-without” basis treating the Tax Asset in question as the first attribute taken into account by Dell or a Dell Affiliate, as applicable). No payment shall be required pursuant to the preceding sentence to the extent Dell or a Dell Affiliate has already received the economic benefit of such Tax Asset pursuant to the Pre-Spin TSAs, this Agreement or the Section 965 Letter Agreement.

4.02 Carrybacks.

(a) In General. Dell agrees not to carry back any Tax Asset of or attributable to the VMware group without VMware’s written consent. In the case of a Deconsolidation Event, Dell agrees to pay to VMware the Tax Benefit from the use in any Pre-Deconsolidation Period of a carryback of any Tax Asset of the VMware Group from a Post-Deconsolidation Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by Dell or any Dell Affiliate). If subsequent to the payment by Dell to VMware of the Tax Benefit of a carryback of a Tax Asset of the VMware Group, there shall be a Final Determination which results in a decrease (1) to the amount of the Tax Asset so carried back or (2) to the amount of such Tax Benefit, VMware shall repay to Dell any amount which would not have been payable to VMware pursuant to this Section 4.02(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.02(a) shall require Dell to file an amended Tax Return or claim for refund of Income Taxes; provided, however, that Dell shall use its reasonable efforts to use any carryback of a Tax Asset of the VMware Group that is carried back under this Section 4.02(a). This Section 4.02(a) shall not apply with respect to any Tax Asset in respect of which Dell has previously made a payment to VMware under Section 4.01(a).

(b) Net Operating Losses. In the case of a Deconsolidation Event, notwithstanding any other provision of this Agreement, VMware hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or non-U.S. Tax law, including section 1.1502-21T(b)(3) of the Treasury Regulations) to relinquish any right to carry back net operating losses to any Pre-Deconsolidation Periods of Dell (in which event no payment shall be due from Dell to VMware in respect of such net operating losses).

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4.03 Continuing Covenants.

(a) Generally. Each of Dell (for itself and each Dell Affiliate) and VMware (for itself and each VMware Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

(b) Actions with Respect to Pivotal. Each of Dell (for itself and each Dell Affiliate) and VMware (for itself and each VMware Affiliate) agrees not to take, and to cause Pivotal (and its affiliates) not to take, any of the following actions on or prior to the Distribution Date without the prior written consent of Dell: (i) the liquidation or deemed liquidation of Pivotal for U.S. federal income tax purposes, (ii) the transfer by Pivotal or its subsidiaries of any material amount of assets outside the ordinary course of business, (iii) the merger of Pivotal or any subsidiary of Pivotal into any other entity, or (iv) the sale, transfer or other disposition of equity interests in Pivotal; provided, that (x) VMware shall not be required to seek Dell’s consent for any such action if VMware determines in good faith that the risk such action would cause VMware to cease to be a member of the Dell Affiliated Group is de minimis and (y) if VMware is required to seek Dell’s consent, Dell may not withhold such consent unless Dell determines, in its good faith sole discretion that such action could reasonably be expected to cause VMware to cease to be a member of the Dell Affiliated Group. VMware shall keep Dell reasonably informed in advance of any non-de minimis action described in clauses (i)-(iv) of this Section 4.03(b). For the avoidance of doubt, this Section 4.03(b) shall not apply after the Distribution Date.

Section 5 Distribution Taxes.

5.01 Liability for Distribution Taxes.

(a) Dell’s Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, Dell and each Dell Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Dell (or any Dell Affiliate) inconsistent with any information, covenant, representation, or material related to Dell, any Dell Affiliate, or the Dell Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Dell (or any Dell Affiliate) of liability under this Agreement);

(ii) any action or omission by Dell (or any Dell Affiliate), including a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Dell (or any Dell Affiliate) following a Distribution;

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(iii) any acquisition of any stock or assets of Dell (or any Dell Affiliate) by one or more other persons (other than VMware or a VMware Affiliate) prior to or following a Distribution; or

(iv) any issuance of stock by Dell (or any Dell Affiliate), or change in ownership of stock in Dell (or any Dell Affiliate).

(b) VMware’s Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, VMware and each VMware Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by VMware (or any VMware Affiliate), after the External Distribution at any time, that is inconsistent with any information, covenant, representation, or material related to VMware, any VMware Affiliate, or the VMware Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by VMware (or any VMware Affiliate) to Dell (or any Dell Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve VMware (or any VMware Affiliate) of liability under this Agreement;

(ii) any action or omission by VMware (or any VMware Affiliate) after the date of the External Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of VMware (or any VMware Affiliate), stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of VMware (or any VMware Affiliate) by one or more other persons (other than Dell or any Dell Affiliate) following the External Distribution; or

(iv) any issuance of stock by VMware (or any VMware Affiliate) after the External Distribution, or change in ownership of stock in VMware (or any VMware Affiliate) after a Distribution.

For the avoidance of doubt, VMware’s payment of a special dividend to its shareholders in connection with the Distribution (the “Special Dividend”) shall not be considered an act or omission of VMware for purposes of this Section 5.01(b).

(c) Liability for Remaining Distribution Taxes. Dell shall be liable for one hundred percent (100%) of any Distribution Taxes not otherwise allocated by Section 5.01(a) or (b) of this Agreement.

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(d) Deferred Revenue. Dell shall be liable for any increase in the present value of Taxes arising as a result of the acceleration of advance payments defined in Treasury Regulations Section 1.451-8(a) (such advance payments, the “Advance Payments,” and the present value of such Taxes arising as a result of the acceleration of Advance Payments, the “Present Value of Accelerated Taxes”) if the Distribution causes VMware to have a Stub Period immediately following the Distribution of more than ninety-two (92) days. The Present Value of Accelerated Taxes shall be calculated in the following manner: (i) determining the amount of Advance Payments that would have been eligible to be deferred to the first full taxable year after the Stub Period immediately following the Distribution if such Stub Period were ninety-two (92) days or less that are recognized in the Stub Period immediately following the Distribution (the “Accelerated Amount”); (ii) multiplying the Accelerated Amount by an assumed tax rate equal to the highest then-current U.S. federal income tax rate applicable to a corporation tax rate plus 3.5% (the “Assumed Tax Rate”); and (iii) dividing the product of the Accelerated Amount and the Assumed Tax Rate by a discount rate equal to one (1) plus the short-term annual Applicable Federal Rate published by the IRS in effect for the date of the External Distribution. The increase in the Present Value of Accelerated Taxes shall be calculated by subtracting the Present Value of Accelerated Taxes as determined in the prior sentence from the product of the Accelerated Amount and the Assumed Tax Rate as determined in step (ii) in the prior sentence.

5.02 Continuing Covenants.

(a) VMware Restrictions. From the Effective Date and until the External Distribution, VMware agrees that, so long as a Distribution could, in the reasonable discretion of Dell, be effectuated, VMware will not knowingly take or fail to take, or permit any VMware Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude Dell’s ability to effectuate a Distribution. In the event of a Distribution, VMware agrees that (1) it will take, or cause any VMware Affiliate to take, any action reasonably requested by Dell in order to enable Dell to effectuate a Distribution and (2) it will not take or fail to take, or permit any VMware Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to VMware (or any VMware Affiliate) or within the control of VMware and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such information, covenant, representation, or material was not previously disclosed to VMware) other than as permitted by Section 5.02(c) of this Agreement. For this purpose, an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, VMware agrees that it will not take (and it will cause the VMware Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under section 355 of the Code.

(b) Dell Restrictions. From the Effective Date and until the Distribution, Dell agrees that it will not take or fail to take, or permit any Dell Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Dell (or any Dell Affiliate) or within the control of Dell and is contained in an Officer’s

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Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose, an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, Dell agrees that it will not take (and it will cause the Dell Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under section 355 of the Code.

(c) Certain VMware Actions Following a Distribution.

(i) In the event of a Distribution, VMware agrees that, during the two (2)-year period following a Distribution, without first obtaining, at VMware’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case Dell and VMware agree otherwise, VMware shall not:

(1) sell all or substantially all of the direct or indirect assets of VMware;

(2) merge VMware or any VMware Affiliate with another entity, without regard to which party is the surviving entity (except for mergers of direct or indirect wholly owned subsidiaries with or into VMware (with VMware surviving) or with or into other direct or indirect wholly owned subsidiaries);

(3) transfer any assets of VMware in a transaction described in section 351(a) (other than a transfer to a corporation that files a Consolidated Return with VMware and that is wholly owned, directly or indirectly, by VMware) or subparagraph (C) or (D) of section 368(a)(1) of the Code;

(4) engage in a Proposed Acquisition Transaction; provided that VMware shall not be required to obtain a Supplemental Tax Opinion or Supplemental Ruling with respect to a transfer of VMware stock by an MD Stockholder or an SLP Stockholder in which the sole action of VMware with respect to such transfer of VMware stock is to cooperate with such MD Stockholder or SLP Stockholder pursuant its obligations under the Transaction Documents; provided further, for the avoidance of doubt, that the forgoing shall not be interpreted to prevent any such transfer by an MD Stockholder or an SLP Stockholder from being relevant for the purposes of calculating the forty percent (40%) shift described in clause (ii) of the first sentence of the definition of Proposed Acquisition Transaction;

(5) purchase, directly or through any VMware Affiliate, any of its outstanding stock, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30; or

(6) facilitate or otherwise participate in any acquisition of stock in VMware that would result in any shareholder owning five percent (5%) or more of the outstanding stock of VMware (Section 5.02(c)(i)(1)–(5), collectively, the “Restricted Actions”).

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VMware (or any VMware Affiliate) shall undertake any Restricted Action only after Dell’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by Dell. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 5.02(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

(ii) For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.02(c), VMware may, without obtaining a Supplement Tax Opinion, Supplemental Ruling, or consent from Dell (a) transfer VMware stock in a transaction that qualifies for Safe Harbor VIII or Safe Harbor IX under Treasury Regulations Section 1.355-7(d); (b) transfer any of VMware’s assets in the ordinary course of business or for fair market value; or (c) take any other action that is not a specifically enumerated Restricted Action.

(d) Notice of Restricted Actions. Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later than five (5) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention) regarding any of the Restricted Actions, VMware shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to Dell.

(e) Cooperation With Respect to Rulings. VMware agrees that, at the request of Dell, VMware shall cooperate fully with Dell to take any action necessary or reasonably helpful to effectuate a Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including any (i) power of attorney, (ii) Officer’s Certificate, (iii) Ruling Documents, (iv) Supplemental Ruling Documents, and/or (v) reasonably requested written representations confirming that (a) VMware has read the Officer’s Certificate, Ruling Documents, and/or Supplemental Ruling Documents and (b) all information and representations, if any, relating to VMware, any VMware Affiliate or the VMware Business contained therein, are true, correct and complete in all material respects). Dell agrees that it shall provide VMware and its advisors reasonable opportunity (and, in the case of any submission made to the IRS, in no event fewer than five (5) days) to review and comment on any document described in the preceding sentence (or any filing or submission in connection therewith) and shall consider in good faith all comments provided by VMware and its advisors in connection with that review.

(f) Earnings and Profits and Tax Attributes. The parties shall cooperate in good faith to determine the amount of earnings and profits and any Tax attributes that should be allocated or apportioned to VMware or the VMware group under applicable law. As soon as practicable following the External Distribution after receipt of a written request from VMware, Dell shall provide copies of any studies, reports, and work papers supporting the earnings and profits and other Tax attributes allocable to VMware. If the parties are not able to resolve any such issues regarding the allocation of earnings and profits and Tax attributes, then the matter shall be resolved in the manner set forth in Section 2.04(b).

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5.03 Tax Actions. Notwithstanding anything to the contrary in this Agreement, VMware shall have the right to review and consent to any action or decision related to the preparation and filing of Tax Returns that Dell may propose as a result of a change in Tax law after the date of this Agreement and that would materially and disproportionately affect VMware and its Subsidiaries (in comparison to Dell and its Subsidiaries) in an adverse manner and would reasonably be expected to result in Tax liability to VMware in excess of one million dollars ($1,000,000) in or with respect to any Tax period (or portion thereof) beginning on or after the Distribution Date.

Section 6 Indemnification.

6.01 In General. Dell and each member of the Dell Group shall jointly and severally indemnify VMware, each VMware Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Dell or any Dell Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Dell, any Dell Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. VMware and each member of the VMware Group shall jointly and severally indemnify Dell, each Dell Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which VMware or any VMware Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of VMware, any VMware Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

6.02 Inaccurate or Incomplete Information. Dell and each member of the Dell Group shall jointly and severally indemnify VMware, each VMware Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the failure of Dell or any Dell Affiliate in supplying VMware or any VMware Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. VMware and each member of the VMware Group shall jointly and severally indemnify Dell, each Dell Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of VMware or any VMware Affiliate in supplying Dell or any Dell Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

6.03 No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Dell, any Dell Affiliate, VMware or any VMware Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

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6.04 Notice and Dispute Resolution. Any claim for indemnification made directly by one party (the “Indemnified Party”) against the other party (the “Indemnifying Party”) shall be asserted by promptly delivering a written notice (the “Indemnification Notice”) from the Indemnified Party to the Indemnifying Party specifically claiming indemnification; provided, however, that the failure to promptly give such written notice shall affect the rights of an Indemnified Party only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such claim. Within fifteen (15) business days after delivery of the Indemnification Notice, the Indemnifying Party shall submit to the Indemnified Party a written response (the “Response”). If such Indemnifying Party does respond within such time period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Section 10.04 of this Agreement.

Section 7 Payments.

7.01 Estimated Tax Payments. Not later than three (3) days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, VMware shall pay to Dell on behalf of the VMware Group an amount equal to the amount of any estimated VMware Separate Tax Liability that VMware otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date. If the VMware Separate Tax Liability for such taxable period is less than zero, then Dell shall pay to VMware an amount equal to the Tax Benefit that the Dell Group anticipates it will recognize for the entire year as a result of the VMware Separate Tax Liability being less than zero for such taxable period. Not later than seven (7) days prior to each such Estimated Tax Installment Date, Dell shall provide VMware with a written notice setting forth the amount payable by VMware in respect of such estimated VMware Separate Tax Liability and a calculation of such amount.

7.02 True-Up Payments. Not later than ten (10) business days after receipt of any VMware Separate Tax Liability computation pursuant to Section 3.05 of this Agreement, VMware shall pay to Dell, or Dell shall pay to VMware, as appropriate, an amount equal to the difference, if any, between the (i) VMware Separate Tax Liability and (ii) the amount equal to (A) the aggregate amount paid by VMware to Dell with respect to such period under Section 7.01 of this Agreement minus (B) the aggregate amounts paid by Dell to VMware with respect to such period under Section 7.01 of this Agreement.

7.03 Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return, as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority that in any such case would affect the VMware Separate Tax Liability, Dell shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. VMware shall pay to Dell, or Dell shall pay to VMware, as appropriate, an amount equal to the difference, if any, between the VMware Separate Tax Liability reflected on such revised pro forma Tax Return and the VMware Separate Tax liability for such period as originally computed pursuant to this Agreement.

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7.04 Payments of Refunds, Credits and Reimbursements. If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.03 of this Agreement, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.05 of this Agreement. If one party pays a Tax with respect to which the other party is liable of responsible pursuant to Sections 3.01 through 3.03 of this Agreement, then the liable or responsible party shall pay to the other party the amount of such Tax pursuant to Section 7.05 of this Agreement.

7.05 Payments Under This Agreement. In the event that one party is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

(a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party pursuant to this Agreement (other than (i) payments for the VMware Separate Tax Liability for any Post-Deconsolidation Period, (ii) payments of interest pursuant to Section 7.05(e) of this Agreement, and (iii) payments of After Tax Amounts pursuant to Section 7.05(d) of this Agreement) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Deconsolidation Event and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per-annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which it is due.

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Section 8 Tax Proceedings.

8.01 In General. Except as otherwise provided in this Agreement, (i) with respect to Tax Returns described in Section 2.01 of this Agreement, Dell, and (ii) with respect to Tax Returns described in Section 2.02 of this Agreement, VMware (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Dell, any Dell Affiliate, VMware, and/or any VMware Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Controlling Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.

8.02 Participation of non-Controlling Party. Except as otherwise provided in Section 8.04 of this Agreement, the non-Controlling Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party and the non-Controlling Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Controlling Party by at least one hundred fifty thousand dollars ($150,000) without obtaining such non-Controlling Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Controlling Party.

8.03 Notice. Within ten (10) business days after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 10.15 of this Agreement to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.03, and the failure results in a detriment to the other party, then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

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8.04 Control of Distribution Tax Proceedings. In the event of a Distribution, Dell shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Dell, any Dell Affiliate, VMware, and/or any VMware Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that Dell shall not settle any such audit with respect to Distribution Taxes with a Taxing Authority that would reasonably be expected to result in a material Tax cost to VMware or any VMware Affiliate, without the prior consent of VMware, which consent shall not be unreasonably withheld, conditioned or delayed. Dell’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, however, that to the extent that VMware is obligated to bear at least fifty percent (50%) of the liability for any Distribution Taxes under Section 5.01 of this Agreement, Dell and VMware shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. VMware may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement that might arise in such Audit and can demonstrate to the reasonable satisfaction of Dell that it can satisfy its liability for any such Distribution Taxes. If VMware is unable to demonstrate to the reasonable satisfaction of Dell that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement, VMware and Dell shall have joint control over the Audit.

8.05 Post-Distribution Audits. Notwithstanding the provisions in Sections 8.01- 8.04, after the Distribution Date, any Audit shall be administered and controlled exclusively by the party that will bear the entire economic liability for any Taxes resulting from such Audit. If both Dell and VMware could bear a portion of the economic liability for any Taxes resulting from an Audit (a “Joint Liability Return”), Dell shall control the Audit, and VMware shall have the right to participate in such Audit, including by attending any formally scheduled meetings with Tax Authorities or proceedings before judicial authorities in connection with any potential adjustment pursuant to which VMware may reasonably be expected to become liable for any Taxes or to make any indemnification payment. Dell shall not settle any Audit regarding Joint Liability Returns without the prior consent of VMware, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9 Stock Options and Restricted Stock.

9.01 In General.

(a) The parties hereto agree that, so long as VMware continues to be a member of the Consolidated Group of which Dell is the common parent, Dell shall be entitled to any Tax Benefit arising by reason of (i) exercises of Options to purchase shares of Dell stock and (ii) the lapse of any restrictions with respect to shares of Dell stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code). The parties hereto agree (i) to report all Tax deductions with respect to exercises of Options to purchase shares of Dell stock and the lapse of any restrictions with respect to shares of Dell stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code) consistently with this Section 9.01(a), to the extent permitted by the Tax law, and (ii) that such Tax deductions shall not be considered Tax deductions of VMware or any VMware Affiliate for purposes of computing the VMware Separate Tax Liability.

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(b) The parties hereto agree that, once VMware ceases to be a member of the Consolidated Group of which Dell is the common parent, so long as Dell and/or any Dell Affiliate own shares of VMware stock possessing at least twenty percent (20%) of the total voting power of all of the issued and outstanding shares of VMware stock, VMware shall pay the amount of the Tax Benefit arising by reason of (i) exercises of Options to purchase shares of Dell stock and (ii) the lapse of any restrictions with respect to shares of Dell stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code) to Dell.

(c) The parties hereto agree that, once the shares of VMware stock owned by Dell and any Dell Affiliates possess less than twenty percent (20%) of the total voting power of all of the issued and outstanding shares of VMware stock, then upon the exercise of any Option to purchase shares of Dell stock by any VMware Group employee of former employee, VMware shall pay to Dell an amount equal to the excess of (i) the fair market value of such shares of Dell stock issued over (ii) the strike price paid by the VMware Group employee of former employee with respect thereto.

9.02 Notices, Withholding, Reporting. Dell shall promptly notify VMware of any event giving rise to income to any VMware Group employees or former employees in connection with exercises of Options to purchase shares of Dell stock or the lapse of any restrictions with respect to shares of Dell stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code). If required by the Tax law, VMware shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

9.03 Adjustments. If VMware or any VMware Affiliate as a result of a Final Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which Dell is entitled under Section 9.01 of this Agreement, VMware shall pay the amount of such Tax Benefit to Dell. If Dell or any Dell Affiliate as a result of a Final Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which VMware is entitled under Section 9.01 of this Agreement, Dell shall pay the amount of such Tax Benefit to VMware.

Section 10 Miscellaneous Provisions.

10.01 Effectiveness. This Agreement shall become effective upon execution by the parties hereto.

10.02 Other Tax Sharing Agreements.

(a) Termination of Pre-Spin TSAs. Pre-Spin TSAs are hereby terminated and, notwithstanding any other provision of this Agreement, including Section 10.02(b), to the contrary, this Agreement supersedes all Pre-Spin Tax Sharing Agreements with respect to all Tax periods.

(b) Pivotal Tax Sharing Agreement. Except as otherwise provided in this Agreement, the provisions of the Pivotal Tax Sharing Agreement shall survive and remain in effect with respect to Pre-Pivotal Acquisition Periods; provided, that in the event of any conflict between the Pivotal Tax Sharing Agreements, on the one hand, and the Prior TSA, the First Amended and Restated TSA, or this Agreement (as applicable), on the other, the provisions of the Prior TSA, the First Amended and Restated TSA, or this Agreement (as applicable) shall control, and, for the avoidance of doubt:

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(i) If any Taxes of Pivotal attributable to a Pre-Pivotal Acquisition Period (or portion thereof) during which Pivotal was consolidated with Dell for U.S. federal income tax purposes are paid in a Post-Pivotal Acquisition Period, Dell shall not require Pivotal to make a payment under the Pivotal Tax Sharing Agreement in respect of such Taxes.

(ii) If any Taxes of Pivotal attributable to a Pre-Pivotal Acquisition Period (or portion thereof) during which Pivotal was not consolidated with Dell for U.S. federal income tax purposes are paid in a Post-Pivotal Acquisition Period, Dell shall pay Pivotal an amount (in cash) sufficient to put Pivotal in the same position it would have been in had no such Tax been paid.

(iii) Neither Pivotal nor VMware shall be required to make any payment to Dell in respect of Pivotal Tax Assets that Pivotal is able to use to reduce its Tax liability with respect to a Post-Pivotal Acquisition Period during which Pivotal is not consolidated with VMware for U.S. federal income tax purposes.

(iv) With respect to any Post-Pivotal Acquisition Period during which Pivotal is consolidated with VMware for U.S. federal income tax purposes, the taxable income of Pivotal will be included in, and certain Tax Assets of Pivotal will be excluded from, the calculation of VMware Separate Tax Liability, in each case as provided in (and subject to) the definition of VMware Separate Tax Liability.

(v) With respect to any Pre-Pivotal Acquisition Periods of Pivotal, Dell shall control Tax Returns and Audits pursuant to Section 2 and Section 8.01 of this Agreement as if Pivotal were a Dell Affiliate for all such periods.

(vi) Notwithstanding anything in this Agreement to the contrary, there shall be no duplication of payments with respect to Taxes or Tax benefits under this Agreement, the First Amended and Restated TSA and the Pivotal Tax Sharing Agreement. For purposes of this Section 10.02, the term “Tax” with respect to Pivotal includes any payments made as a result of the Pivotal Tax Sharing Agreement.

10.03 Cooperation and Exchange of Information.

(a) Cooperation. VMware and Dell shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

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(ii) the execution of any document that may be necessary or reasonably helpful in connection with any tax proceeding, or the filing of a Tax Return or refund claim by a member of the Dell Group or the VMware Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii) the use of the party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Retention of Records. Any party that is in possession of documentation of Dell (or any Dell Affiliate) or VMware (or any VMware Affiliate) relating to the VMware Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the “VMware Business Records”), shall retain such VMware Business Records for a period of seven (7) years following the Effective Time. Thereafter, any party wishing to dispose of VMware Business Records in its possession (after the expiration of the applicable statute of limitations) shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60)-day period.

10.04 Dispute Resolution(a) . In the event that Dell and VMware disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Dell and VMware shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, Dell and VMware shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by Dell and VMware, except that if the Independent Firm determines that the position advanced by either party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Firm shall be borne by such party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.04 (i) shall not be applicable to any disagreement between the parties relating to Distribution Taxes, and any such dispute shall be settled as contemplated in Article XI of the Separation and Distribution Agreement, provided that any arbitrators chosen to resolve a dispute relating to Distribution Taxes shall be nationally recognized tax counsel, and (ii) shall not be applicable to VMware’s review and comment rights with respect to the Ruling and the Tax Opinion under Section 6.5 of the Separation and Distribution Agreement.

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10.05 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of ten (10) business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Dell or any Dell Affiliate, to the Vice President of Corporate Tax of Dell, with a copy to the General Counsel of Dell, at:

Dell Technologies Inc.

One Dell Way, RR1-33

Round Rock, Texas 78682

Attn.: Richard Rothberg, General Counsel

If to VMware or any VMware Affiliate, to Vice President of Corporate Tax of VMware, with a copy to the General Counsel of VMware, at:

VMware, Inc.

3401 Hillview Avenue

Palo Alto, California 94304

Attention: Legal Department

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents are to be delivered.

10.06 Changes in Law.

(a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.07 Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each

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party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 10.07. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

10.08 Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

10.09 Affiliates. Dell shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Dell Affiliate, and VMware shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any VMware Affiliate; provided, however, that, if it is contemplated that a Dell Affiliate may cease to be a Dell Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Dell Group to the shareholders of Dell, then (a) VMware shall execute a release of such Dell Affiliate from its obligations under this Agreement effective as of such transfer, provided that Dell shall have confirmed in writing its obligations and the obligations of its remaining Dell Affiliates with respect to their own obligations and the obligations of the departing Dell Affiliate and that such departing Dell Affiliate shall have executed a release of any rights it may have against VMware or any VMware Affiliate by reason of this Agreement, or (b) Dell shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of Dell and each Dell Affiliate (including the departing Dell Affiliate) under this Agreement. If at any time VMware shall, directly or indirectly, obtain beneficial ownership of more than fifty percent (50%) of the total combined voting power of any other entity, VMware shall cause such entity to become a party to this Agreement by executing together with Dell an agreement in substantially the same form as set forth in Schedule 10.09 and such entity shall have all rights and obligations of a VMware Affiliate under this Agreement.

10.10 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

10.11 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between Dell (or any Dell Affiliate) and VMware (or any VMware Affiliate) and such prior tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with a Distribution or another Deconsolidation Event, the provisions of this Agreement shall control.

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10.12 Applicable Law; Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES THAT THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY OF LAW RULES, (ii) TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (iii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY’S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS AND (iv) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (iii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.14 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

10.15 No Third Party Beneficiaries. This Agreement is solely for the benefit of Dell, the Dell Affiliates, VMware and the VMware Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

10.16 Waivers, Etc. No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

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10.17 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

10.18 Other Remedies. VMware recognizes that any failure by it or any VMware Affiliate to comply with its obligations under Section 5 of this Agreement would, in the event of a Distribution, result in Distribution Taxes that would cause irreparable harm to Dell, Dell Affiliates, and their stockholders. Accordingly, Dell shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Dell is entitled at law or in equity.

10.19 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

10.20 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

10.21 Interpretations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

DELL TECHNOLOGIES INC.

By:
	Name:	Robert Potts
	Title:	Senior Vice President and Assistant Secretary

VMWARE, INC.

By:
	Name:	Zane Rowe
	Title:	Chief Financial Officer and Interim Chief Executive Officer

[Signature Page to Tax Matters Agreement]

Exhibit F

Form of Stockholders Agreement

EXHIBIT F

FINAL FORM

VMWARE INC.

STOCKHOLDERS AGREEMENT

Dated as of [●], 2021

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

SECTION 1.1.	Definitions	1
SECTION 1.2.	General Interpretive Principles	7

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1.	Representations and Warranties of the Parties	7

ARTICLE III

GOVERNANCE

SECTION 3.1.	Board of Directors of the Company	8
SECTION 3.2.	Standstill; Voting	13
SECTION 3.3.	Affiliate Transactions	16
SECTION 3.4.	VCOC Investors	16

ARTICLE IV

ADDITIONAL AGREEMENTS

SECTION 4.1.	Further Assurances	17
SECTION 4.2.	Other Businesses; Waiver of Certain Duties	17
SECTION 4.3.	Confidentiality	19
SECTION 4.4.	Expense Reimbursement	20
SECTION 4.5.	Information Rights; Visitation Rights	20

ARTICLE V

INDEMNIFICATION; INSURANCE

SECTION 5.1.	Indemnification of Directors	22
SECTION 5.2.	Insurance	22

ARTICLE VI

MISCELLANEOUS

SECTION 6.1.	Entire Agreement	22

i

ANNEXES AND EXHIBITS

ANNEX A	FORM OF SPOUSAL CONSENT

ii

VMWARE, INC.

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”) is made as of [•], 2021, by and among:

(a)	VMware, Inc. a Delaware corporation (together with its successors and assigns, the “Company”);

(b)

Michael S. Dell (“MSD”), Susan Lieberman Dell Separate Property Trust (the “SLD Trust” and, together with MSD and their respective Permitted Assignees (as defined herein) that hold Securities (as defined herein), the “MSD Stockholders”); and

(c)

SL SPV-2, L.P., a Delaware limited partnership (“SL SPV-2”), Silver Lake Partners IV, L.P., a Delaware limited partnership (“SLP IV”), Silver Lake Technology Investors IV, L.P., a Delaware limited partnership (“SLTI IV”) Silver Lake Partners V DE (AIV), L.P., a Delaware limited partnership (“SLP V”), Silver Lake Technology Investors V, L.P., a Delaware limited partnership (“SLTI V”) (and together with SL SPV-2, SLP IV, SLTI IV, SLP V and their respective Permitted Assignees that hold Securities, the “SLP Stockholders” and together with the MSD Stockholders, the “Stockholders”).

WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated as of April 14, 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Separation and Distribution Agreement”), by and between the Company and Dell Technologies Inc., a Delaware corporation (“Dell”), at the Distribution Effective Time (as defined therein), upon the terms and subject to the conditions set forth therein, the Company and Dell consummated the Distribution (as defined below);

WHEREAS, as a result of the Distribution, the Stockholders became holders of record of Common Stock; and

WHEREAS, pursuant to this Agreement, the parties hereto desire to set forth the respective rights and obligations of the Stockholders generally.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional MSD Director” has the meaning ascribed to such term in Section 3.1(a)(i)(A).

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, (i) the Company, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of any of the Stockholders or of any Affiliates of any of the Stockholders (except that the Company, its Subsidiaries and its other controlled Affiliates may be considered Affiliates of each other), (ii) none of the MSD Stockholders, on the one hand, and the SLP Stockholders, on the other hand, shall be considered Affiliates of each other, and (iii) except with respect to Section 4.2 and Section 6.13, none of the Stockholders shall be considered Affiliates of (x) any portfolio company in which any of the Stockholders or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) or (y) any limited partners, non-managing members or other similar direct or indirect investors in any of the Stockholders or their affiliated investment funds.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Approved Exchange” means the New York Stock Exchange and the Nasdaq Stock Market.

“beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that (i) subject to Section 6.15, no party hereto shall be deemed to beneficially own any Securities held by any other party hereto solely by virtue of the provisions of this Agreement (other than this definition) and (ii) with respect to any Securities held by a party hereto that are exercisable for, convertible into or exchangeable for shares of Common Stock upon delivery of consideration to the Company or any of its Subsidiaries, such shares of Common Stock shall not be deemed to be beneficially owned by such party unless, until and to the extent such Securities have been exercised, converted or exchanged and such consideration has been delivered by such party to the Company or such Subsidiary.

“Board” means the Board of Directors of the Company.

“Business Day” means a day, other than a Saturday, Sunday or other day on which banks located in New York, New York or San Francisco, California are authorized or required by law to close.

“CCGC” means the Compensation and Corporate Governance Committee of the Board or any successor committee responsible for the nomination of directors for election to the Board.

“Class I MSD Director” has the meaning ascribed to such term in Section 3.1(a)(i)(A).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commercial Framework Agreement” means that certain Commercial Framework Agreement, dated as of the date hereof, by and between the Company and Dell, as the same may be amended, restated, supplemented or modified from time to time.

“Common Stock” means the Class A common stock and any other class or series of common stock of the Company.

“Company” has the meaning ascribed to such term in the Preamble.

“Confidential Information” has the meaning ascribed to such term in Section 4.3(a).

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“Covered Person” means (i) any director or officer of the Company or any of its Subsidiaries who is also a director, officer, employee, managing director or other Affiliate of any Stockholder, (ii) MSD and the MSD Stockholders, and (iii) SLP and the SLP Stockholders.

“DGCL” means the General Corporation Law of the State of Delaware.

“Distribution” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Immediate Family Member” means, with respect to any natural person (including MSD), such natural person’s parent, spouse, children (whether natural or adopted), grandchildren or more remote descendants, siblings and spouse’s parents and siblings.

“MSD” has the meaning ascribed to such term in the Preamble.

“MSD Charitable Entity” means the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the Code) established and principally funded directly or indirectly by MSD or his spouse or by MSD and his spouse together.

“MSD Director Nominee” has the meaning ascribed to such term in Section 3.1(a)(i).

“MSD Fiduciary” means any trustee of an inter vivos or testamentary trust appointed by MSD.

“MSD Stockholders” has the meaning ascribed to such term in the Preamble.

“MSD Stockholders’ Initial Stake” means the [•] shares of Common Stock beneficially owned by the MSD Stockholders in the aggregate immediately following the Distribution (equitably adjusted for any stock splits, reverse stock splits, recapitalizations or similar transactions that may occur following the Distribution).

“Organizational Documents” means, with respect to any Person, the articles or memorandum of association, certificate of incorporation, certificate of organization, bylaws, partnership agreement, limited liability company agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of such Person.

“Permitted Assignee”:

(i) in the case of the MSD Stockholders, means:

(A) MSD, the SLD Trust or any Immediate Family Member of MSD;

(B) any MSD Charitable Entity;

(C) one or more trusts whose current beneficiaries are and will remain for so long as such trust holds Securities, any of (or any combination of) MSD, one or more Immediate Family Members of MSD or MSD Charitable Entities;

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(D) any corporation, limited liability company, partnership or other entity wholly-owned by any one or more persons or entities described in clause (i)(A), (i)(B) or (i)(C) of this definition of “Permitted Assignee”; or

(E) from and after MSD’s death, any recipient of Securities under MSD’s will, any revocable trust established by MSD that becomes irrevocable upon MSD’s death, or by the laws of descent and distribution;

provided, that in each of clauses (A) through (E) above, such person or entity executes and delivers to the Company a joinder or counterpart to this Agreement in form and substance reasonably acceptable to the Company pursuant to which such Permitted Assignee shall agree to be bound by the provisions of this Agreement applicable to MSD Stockholders.

(ii) in the case of the SLP Stockholders, (A) any other SLP Stockholder or (B) any Affiliate of the SLP Stockholders (including, for the avoidance of doubt, (x) an affiliated private equity fund of such Stockholder and (y) any special purpose entity formed as part of a “fund-to-fund” transfer or “back-leverage” of all or a portion of such Stockholder’s investment in the Company); provided, that in each of clauses (A) and (B), such person or entity executes and delivers to the Company a joinder or counterpart to this Agreement in form and substance reasonably acceptable to the Company pursuant to which such Permitted Assignee shall agree to be bound by the provisions of this Agreement applicable to SLP Stockholders.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Plan Assets Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Reasonable Approval of the CCGC” means the approval (not to be unreasonably withheld, conditioned or delayed, but subject to the CCGC’s fiduciary duties in all respects) of a director nominee in the reasonable good faith judgment of the CCGC based on criteria that is no more burdensome to such designee than criteria to serve as a director set forth in the Company’s Corporate Governance Guidelines and the Charter of the CCGC, in each case, as in effect at the time of the determination; provided, that in the case of an SLP Director Nominee, any investment professional of SLP with the title of Managing Director or above shall be deemed to have the “Reasonable Approval of the CCGC.”

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company, the Stockholders and the other signatories party thereto, as the same may be amended, restated, supplemented or modified from time to time.

“Related Persons Transactions Committee” means the Related Persons Transactions Committee of the Board.

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“Representatives” means, with respect to any Person, such Person’s and its Affiliates’ respective directors, officers, employees, trustees, partners, members, stockholders, controlling persons, investment committee, financial advisors, attorneys, consultants, valuators, accountants, agents and other representatives.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time.

“Sale Transaction” means (i) any merger, consolidation, business combination or amalgamation of the Company with or into any Person in one or a series of related transactions (other than a merger, consolidation, business combination or amalgamation in which the holders (excluding the acquiror and persons acting with the acquiror in such transaction) of the voting securities of the Company outstanding immediately prior to such transaction continue to hold at least 50% of the combined voting power of the securities of the Company or the surviving entity or any parent thereof outstanding immediately after such merger of consolidation), (ii) the sale of voting equity securities of the Company that represents a majority of the aggregate voting power of such voting equity securities (including by means of merger, consolidation, business combination, share exchange or other reorganization in one or a series of related transactions and taking into account the voting securities held by the acquiror prior to such transaction) or (iii) the direct or indirect sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company and its Subsidiaries’ assets (determined on a consolidated basis) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization); provided, that in each case, any transaction solely between and among the Company and one or more of its wholly-owned Subsidiaries shall not be considered a Sale Transaction hereunder.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities” means any equity securities of the Company, including any Common Stock, any debt securities of the Company exercisable or exchangeable for, or convertible into, equity securities of the Company, or any option, warrant or other right to acquire any such equity securities or debt securities of the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Separation and Distribution Agreement” has the meaning ascribed to such term in the Recitals.

“Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities.

“Significant Subsidiary” has the meaning ascribed to such term in Section 210.1-02 of Regulation S-X promulgated by the SEC.

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“SL SPV-2” has the meaning ascribed to such term in the Preamble.

“SLD Trust” has the meaning ascribed to such term in the Preamble.

“SLP” means Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C., Silver Lake Management Company V, L.L.C. and their respective affiliated management companies and investment vehicles.

“SLP IV” has the meaning ascribed to such term in the Preamble.

“SLP V” has the meaning ascribed to such term in the Preamble.

“SLP Director Nominee” has the meaning ascribed to such term in Section 3.1(a)(i).

“SLP Stockholders” has the meaning ascribed to such term in the Preamble.

“SLP Stockholders’ Initial Stake” means the [•] shares of Common Stock beneficially owned by the SLP Stockholders in the aggregate immediately following the Distribution (equitably adjusted for any stock splits, reverse stock splits, recapitalizations or similar transactions that may occur following the Distribution).

“SLTI IV” has the meaning ascribed to such term in the Preamble.

“SLTI V” has the meaning ascribed to such term in the Preamble.

“Spousal Consent” has the meaning ascribed to such term in Section 2.1(f).

“Stockholders” has the meaning ascribed to such term in the Preamble.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to

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whether (A) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (B) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (C) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

“VCOC Investor” has the meaning ascribed to such term in Section 3.4(a).

SECTION 1.2. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. The use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination.” The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Furthermore, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application to the parties hereto and is expressly waived.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1. Representations and Warranties of the Parties. Each of the MSD Stockholders and the SLP Stockholders hereby represents and warrants, severally and not jointly, to the Company, and the Company hereby represents and warrants to the MSD Stockholders and the SLP Stockholders, in each case, as of the date hereof (and in respect of any Stockholder who becomes a party to this Agreement after the date hereof, such Stockholder hereby represents and warrants to the Company on the date of its, his or her execution of this Agreement) as follows:

(a) Such party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such party has the full power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action, corporate or otherwise, of such party. This Agreement has been duly executed and delivered by such party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery by such party of this Agreement, the performance by such party of its, his or her obligations hereunder by such party does not and will not violate (i) in the case of parties who are not individuals, any provision of its Organizational Documents, (ii) any provision of any material agreement to which it, he or she is a party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

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(d) Such party is not as of such date in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such party’s ability to enter into this Agreement or to perform its, his or her obligations hereunder.

(e) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such party to enter into this Agreement or to perform its, his or her obligations hereunder.

(f) If such Stockholder is an individual and married, he or she has delivered to the Company a duly executed copy of a Spousal Consent in the form attached hereto as Annex A (a “Spousal Consent”).

(g) Such Stockholder has not granted and is not a party to any proxy, voting trust or other similar agreement in effect as of the date hereof that violates the provisions of this Agreement.

ARTICLE III

GOVERNANCE

SECTION 3.1. Board of Directors of the Company.

(a) Board Representation.

(i) Director Nominees.

(A) MSD Nomination Rights. To the extent permitted by applicable law and the rules of the Approved Exchange on which the Company’s equity securities are traded or listed, the Company agrees that unless otherwise agreed to by the MSD Stockholders, (x) for so long as the MSD Stockholders collectively beneficially own a number of shares of Common Stock equal to at least 47% of the MSD Stockholders’ Initial Stake (or, if less, equal to at least 20% of all outstanding Common Stock), the CCGC (or the Board) shall nominate (i) one individual (the “Class I MSD Director”) designated by the MSD Stockholders for election to the Board as a Class I director (as referenced in the Company’s certificate of incorporation) at each annual meeting or action by written consent at which Class I directors will be elected and (ii) following a timely written request from the MSD Stockholders, shall promptly appoint to the Board and thereafter nominate a second individual (the “Additional MSD Director”) designated by the MSD Stockholders for election to the Board at each annual meeting or action by written consent at which the class of directors that the Additional MSD Director becomes a member of, will be elected, in each case for so long as the Board remains classified and (y) for so long as the MSD Stockholders collectively beneficially own a number of shares of Common Stock equal to at least 18% but less than 47% of the MSD Stockholders’ Initial Stake (or, if less, equal to at least 7.5% but less than 20% of all outstanding Common Stock), the CCGC (or the Board) shall nominate the Class I MSD Director for election to the Board at each annual meeting or action by written consent at which Class I directors will be elected. If the MSD Stockholders cease to collectively beneficially own a number of shares of Common Stock equal to at least 47% of the MSD Stockholders’ Initial Stake (or, if less, equal to at least 20% of all outstanding Common Stock), the MSD Stockholders shall cause any Additional MSD Director to offer to promptly resign from the Board (which resignation may or may not be accepted by the Board in its

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sole discretion). If the MSD Stockholders cease to collectively beneficially own a number of shares of Common Stock equal to at least 18% of the MSD Stockholders’ Initial Stake (or, if less, equal to at least 7.5% of all outstanding Common Stock), the MSD Stockholders shall cause the Class I MSD Director to offer to promptly resign from the Board (which resignation may or may not be accepted by the Board in its sole discretion). The Class I MSD Director and the Additional MSD Director are each referred to as an “MSD Director Nominee”; provided, that in the case of any MSD Director Nominee other than MSD, such individual will be subject to the Reasonable Approval of the CCGC; provided, further, that in no event shall any MSD Director Nominee, other than MSD, be an officer or employee of Dell. The initial Class I MSD Director shall be MSD and as of the date hereof, MSD is the sole “MSD Director Nominee”. In the event the MSD Stockholders exercise their right to designate the Additional MSD Director following the date hereof, at the Board’s election, either the size of the Board will be expanded to include such MSD Director Nominee or such MSD Director Nominee will replace an existing Board member, and the Additional MSD Director will be added to the class of directors standing for election at the Company’s next annual meeting, unless otherwise required by the Company’s certificate of incorporation. If the MSD Stockholders wish to designate the Additional MSD Director, the MSD Stockholders shall deliver written notice to the Company; provided, that such notice shall not be delivered between the date that is 30 days after the end of any fiscal year and the filing by the Company of a proxy statement relating to the Company’s next annual meeting. If at any time following the date hereof, the Board of Directors is no longer classified and all directors stand for annual election, then the CCGC (or the Board) shall nominate at each meeting or action by written consent at which directors are elected (I) two MSD Director Nominees (or such lesser number as may be requested by MSD) for so long as the MSD Stockholders collectively beneficially own a number of shares of Common Stock equal to at least 47% of the MSD Stockholders’ Initial Stake (or, if less, equal to at least 20% of all outstanding Common Stock) and (II) one MSD Director Nominee for so long as the MSD Stockholders collectively beneficially own a number of shares of Common Stock equal to at least 18% but less than 47% of the MSD Stockholders’ Initial Stake (or, if less, equal to at least 7.5% but less than 20% of all outstanding Common Stock). The MSD Stockholders shall cause each MSD Director Nominee, and any replacement, to complete the Company’s standard director and officer questionnaire and other governance and nomination documents provided in the ordinary course to all other director nominees.

(B) SLP Nomination Rights. To the extent permitted by applicable law and the rules of the Approved Exchange on which the Company’s equity securities are traded or listed, the Company agrees that unless otherwise agreed to by the SLP Stockholders, for so long as the SLP Stockholders collectively beneficially own a number of shares of Common Stock equal to at least 67% of the SLP Stockholders’ Initial Stake (or, if less, equal to at least 7.5% of all outstanding Common Stock), the CCGC (or the Board) shall nominate one individual designated by the SLP Stockholders for election to the Board as a Class I director (as referenced in the Company’s certificate of incorporation) at each annual meeting or action by written consent at which Class I directors will be elected (such individual, the “SLP Director Nominee”); provided, that in the event the SLP Director Nominee is other than Egon Durban, such individual will be subject to the Reasonable Approval of the CCGC; provided, further, that in no event shall the SLP Director Nominee be an officer or employee of Dell. If the SLP Stockholders cease to collectively beneficially own a number of shares of Common Stock equal to at least 67% of the SLP Stockholders’ Initial Stake (or, if less, equal to at least 7.5% of all outstanding Common Stock), the SLP Stockholders shall cause the SLP Director Nominee to offer to promptly resign from the Board (which resignation may or may not be accepted by the

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Board in its sole discretion). As of the date hereof, Egon Durban is the “SLP Director Nominee”. If at any time following the date hereof, the Board of Directors is no longer classified and all directors stand for annual election, then the CCGC (or the Board) shall nominate the SLP Director Nominee at each meeting or action by written consent at which directors are elected for so long as the SLP Stockholders collectively beneficially own a number of shares of Common Stock equal to at least 67% of the SLP Stockholders’ Initial Stake (or, if less, equal to at least 7.5% of all outstanding Common Stock). The SLP Stockholders shall cause each SLP Director Nominee, and any replacement, to complete the Company’s standard director and officer questionnaire and other nomination and governance documents provided in the ordinary course to all other director nominees.

(ii) Support.

(A) For so long as the MSD Stockholders have the right to designate at least one MSD Director Nominee or the SLP Stockholders have the right to designate an SLP Director Nominee, in each case, for election pursuant to Section 3.1(a)(i), each of the CCGC (or the Board) and the Company shall nominate each such MSD Director Nominee and SLP Director Nominee when applicable as part of the slate of directors that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to such election of directors, and shall provide the same support for the election of each such SLP Director Nominee and MSD Director Nominee as it provides for all other individuals standing for election.

(B) During such period as the CCGC (or the Board) or the Company continues to nominate the MSD Director Nominee(s) and unless the MSD Stockholders notify the Company or the Board in writing of their desire to irrevocably renounce their rights to designate all MSD Director Nominees and all MSD Director Nominees have resigned from the Board in accordance with Section 3.1(c), the MSD Stockholders agree with the Company (and not any other party hereto) that (A) no MSD Stockholder shall otherwise act, alone or in concert with others, to seek to propose to the Company or any of its stockholders to nominate or support any Person as a director who is not an MSD Director Nominee or otherwise nominated by the CCGC (or the Board) and (B) at the Company’s annual meeting of stockholders and at any other meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, the MSD Stockholders shall, to the extent that their shares of Common Stock are entitled to vote thereon, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, (1) appear at each such meeting or otherwise cause all of the Common Stock beneficially owned by the MSD Stockholders (and for which the MSD Stockholders have the right to vote) as of the applicable record date to be counted as present thereat for purposes of calculating a quorum and (2) vote (or cause to be voted), in person or by proxy, all of the MSD Stockholders’ Common Stock as of the applicable record date for each MSD Director Nominee and each other individual nominated by the CCGC (or the Board) for election to the Board.

(C) During such period as the CCGC (or the Board) continues to nominate the SLP Director Nominee and unless the SLP Stockholders notify the Company or the Board in writing of their desire to irrevocably renounce their rights to designate an SLP Director Nominee and such SLP Director Nominee has resigned from the Board in accordance with Section 3.1(c), the SLP Stockholders agree with the Company (and not any other party hereto) that (A) no SLP Stockholder shall otherwise act, alone or in concert with others, to seek to propose to the Company or any of its stockholders to nominate or support any Person as a director who is not an SLP Director

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Nominee or otherwise nominated by the CCGC (or the Board) and (B) at the Company’s annual meeting of stockholders and at any other meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, the SLP Stockholders shall, to the extent that their shares of Common Stock are entitled to vote thereon, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, (1) appear at each such meeting or otherwise cause all of the Common Stock beneficially owned by the SLP Stockholders (and for which the SLP Stockholders have the right to vote) as of the applicable record date to be counted as present thereat for purposes of calculating a quorum and (2) vote (or cause to be voted), in person or by proxy, all of the SLP Stockholders’ Common Stock as of the applicable record date for each SLP Director Nominee and each other individual nominated by the CCGC (or the Board) for election to the Board.

(iii) Director Replacements. In the event that any MSD Director Nominee or SLP Director Nominee resigns as a director or is unable to serve as a director due to death, disability or other incapacity, subject to the reduction and elimination provisions contained in Section 3.1(a)(i), the MSD Stockholders or the SLP Stockholders, as applicable, shall have the right to immediately nominate another MSD Director Nominee or SLP Director Nominee, as applicable, who shall promptly be appointed by the CCGC (or the Board) to fill the vacancy resulting therefrom, subject to the requirements set forth in Section 3.1(a)(i)(A) or Section 3.1(a)(i)(B), as applicable. The Company shall take all actions consistent with actions taken by the Company in connection with the election of other members of the Board, including soliciting the vote of the stockholders of the Company, in order to elect or appoint any such SLP Director Nominee or any MSD Director Nominee nominated pursuant to this Section 3.1(a)(iii), and, in the event that the Company solicits the vote of the stockholders of the Company with respect to any such MSD Director Nominee or SLP Director Nominee, (A) the MSD Stockholders agree with the Company (and not any other party hereto) to vote their Common Stock for the election of such nominee and (B) the SLP Stockholders agree with the Company (and not any other party hereto) to vote their Common Stock for the election of such nominee. For the avoidance of doubt, it is understood that the failure of the stockholders of the Company to elect or appoint any MSD Director Nominee or SLP Director Nominee shall not be a breach of this Agreement by the Company (provided that such failure has not resulted from a breach of this Agreement by the Company) or affect the right of the MSD Stockholders or the SLP Stockholders to nominate any MSD Director Nominee or SLP Director Nominee, as applicable, for election pursuant to Section 3.1(a)(i) in connection with any future election of directors of the Company.

(iv) Board Committees. For so long as the MSD Stockholders have the right to designate any MSD Director Nominee for election pursuant to Section 3.1(a)(i) and to the extent permitted by applicable law and the rules of the Approved Exchange on which the Company’s equity securities are traded or listed, the MSD Stockholders shall be entitled to have an MSD Director Nominee, to the extent then serving on the Board, serve as a member of each committee of the Board (other than the audit committee); provided, that, no MSD Director Nominee shall be entitled to serve as a member of a committee of the Board if, at the time such MSD Director Nominee is to be appointed to such committee, there exists, solely as a result of such MSD Director Nominee serving on such committee, an actual conflict of interest between the Company, on the one hand, and such MSD Director Nominee, on the other hand. For so long as the SLP Stockholders have the right to designate an SLP Director Nominee for election pursuant to Section 3.1(a)(i) and to the extent permitted by applicable law and the rules of the Approved Exchange on which the Company’s equity securities are traded or listed, the SLP Stockholders shall be entitled to have an SLP Director Nominee, to the extent then

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serving on the Board, serve as a member of each committee of the Board (other than the audit committee); provided, that, no SLP Director Nominee shall be entitled to serve as a member of a committee of the Board if, at the time such SLP Director Nominee is to be appointed to such committee, there exists, solely as a result of such SLP Director Nominee serving on such committee, an actual conflict of interest between the Company, on the one hand, and such SLP Director Nominee, on the other hand. In addition, no MSD Director Nominee or SLP Director Nominee shall serve on the audit or related persons transactions committees of the Board. The MSD Stockholders and the SLP Stockholders acknowledge that any appointment to a currently existing committee will occur, following a request by a MSD Director Nominee or SLP Director Nominee, in accordance with the Board’s customary committee assignment timeline. In the event the Board forms a new committee or materially changes the delegation of authority to an existing committee and an MSD Director Nominee or SLP Director Nominee (or both) elect to serve on such committee, the Board shall appoint such individual(s) to such committee at the time of formation of, or change in authority of, the committee.

(b) Board Chairman. As of the date hereof, the Chairman of the Board shall be MSD. For so long as the MSD Stockholders have the right to nominate a director pursuant to Section 3.1(a)(i)(A), the Chairman of the Board shall remain MSD for so long as he remains a member of the Board.

(c) Renunciation of Director Designation Right. In the event that the MSD Stockholders notify the Company or the Board in writing of their decision to irrevocably renounce their rights to designate an MSD Director Nominee, the MSD Stockholders shall cause each MSD Director Nominee then serving on the Board to resign promptly, but in any event within one Business Day of such notice. In the event that the SLP Stockholders notify the Company or the Board in writing of their decision to irrevocably renounce their rights to designate an SLP Director Nominee, the SLP Stockholders shall cause such SLP Director Nominee then serving on the Board to resign promptly, but in any event within one Business Day of such notice.

(d) Compliance with Policies. At all times while serving as a member of the Board, the MSD Director Nominees and SLP Director Nominee shall comply with all duly adopted policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-executive Board members, including the Company’s Business Conduct Guidelines, director policies and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees (subject to Section 4.2 and Section 4.3 below). For so long as there is any MSD Director Nominee or SLP Director Nominee serving or participating on the Board, (i) any share ownership requirement for each such nominee serving on the Board will be deemed satisfied by the Securities owned by MSD Stockholders (in the case of any MSD Director Nominee) and the SLP Stockholders (in the case of the SLP Director Nominee), (ii) no policy, procedure, code, rule, standard or guideline applicable to the Board adopted after the date hereof shall be deemed violated by the MSD Director Nominees or the SLP Director Nominee (x) accepting an invitation to serve on another board of directors of a company whose principal lines(s) of business do not compete with the principal line(s) of business of the Company (provided that clause (ii) shall not exempt compliance with any policy, procedure, process, code, rule, standard or guideline adopted by the Board to reflect guidelines or recommendations published by Institutional Shareholder Services or other leading proxy advisory services) or (y) receiving compensation (1), in the case of MSD, from Dell or its Affiliates or (2) in the case of the SLP Director Nominee, from any SLP Stockholder or its Affiliates and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board (other than with respect to insider trading, hedging (as governed by the Company’s insider trading policy in effect as of the date of this Agreement) and other applicable law) be deemed to impose any restrictions on sales of Securities by the MSD Stockholders or the SLP Stockholders.

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SECTION 3.2. Standstill; Voting.

(a) Acquisition of Common Stock.

(i) The MSD Stockholders, severally and not jointly, agree with the Company (and not any other party hereto) not to acquire, whether by purchase, tender or exchange offer, by joining a partnership, limited partnership, syndicate or other group, through swap or hedging transactions or otherwise, beneficial ownership of any Securities, Synthetic Equity Interests or Short Interests other than: (A) the Common Stock received by the MSD Stockholders in the Distribution; (B) acquisitions of up to 2% in the aggregate of the Common Stock outstanding as of the date of any such acquisition (measured immediately prior to such acquisition) that do not result in the MSD Stockholders beneficially owning in the aggregate a percentage of the outstanding Common Stock that is greater than the percentage of the outstanding Common Stock represented by the MSD Stockholders’ Initial Stake; (C) acquisitions of up to 1% in the aggregate of the Common Stock outstanding as of the date of any such acquisition (measured immediately prior to such acquisition) that would not be permitted under the preceding clause (B) (whether because such acquisitions would result in the MSD Stockholders beneficially owning in the aggregate a percentage of the outstanding Common Stock that is greater than that permitted thereby or because the MSD Stockholders have already acquired the maximum aggregate amount permitted thereby); or (D) acquisitions that are otherwise approved by the Board. For the avoidance of doubt, but subject to compliance with duly adopted policies, procedures, processes, codes, rules, standards and guidelines adopted by the Company with respect to insider trading and other applicable law, this Section 3.2(a)(i) shall not in any way limit, restrict or prevent a disposition of Securities, Synthetic Equity Interests or Short Interests by the MSD Stockholders regardless of the manner of such disposition (including any deferred disposition, forward contract, installment sale, collateralized convertible security or similar instrument).For the avoidance of doubt, the MSD Stockholders may not acquire Securities that would result in the MSD Stockholders holding, in the aggregate, a percentage of the then outstanding Common Stock that is greater than one percentage point more than the percentage of the outstanding Common Stock represented by the MSD Stockholders’ Initial Stake on the date hereof.

(ii) The SLP Stockholders, severally and not jointly, agree with the Company (and not any other party hereto) not to acquire, whether by purchase, tender or exchange offer, by joining a partnership, limited partnership, syndicate or other group, through swap or hedging transactions or otherwise, beneficial ownership of any Securities, Synthetic Equity Interests or Short Interests other than: (A) the Common Stock received by the SLP Stockholders in the Distribution; (B) acquisitions of up to 2% in the aggregate of the Common Stock outstanding as of the date of any such acquisition (measured immediately prior to such acquisition) that do not result in the SLP Stockholders beneficially owning in the aggregate a percentage of the outstanding Common Stock that is greater than the percentage of the outstanding Common Stock represented by the SLP Stockholders’ Initial Stake; (C) acquisitions of up to 1% in the aggregate of the Common Stock outstanding as of the date of any such acquisition (measured immediately prior to such acquisition) that would not be permitted under the preceding clause (B) (whether because such acquisitions would result in the SLP Stockholders beneficially owning in the aggregate a percentage of the outstanding Common Stock that is greater than that permitted thereby or because the SLP Stockholders have already acquired the maximum aggregate amount permitted thereby); or (D) acquisitions that are otherwise approved by the Board. For the avoidance of doubt, but subject to compliance with duly adopted policies, procedures, processes, codes, rules, standards and guidelines adopted by the Company with respect to insider trading and other applicable law, this Section 3.2(a)(ii) shall not in any way limit, restrict or prevent a disposition of Securities, Synthetic Equity Interests or Short Interests by the SLP Stockholders regardless of the manner of such disposition (including any deferred disposition, forward contract, installment sale, collateralized convertible security or similar instrument).For the avoidance of doubt, the SLP Stockholders may not acquire Securities that would result in the SLP Stockholders holding, in the aggregate, a percentage of the then outstanding Common Stock that is greater than one percentage point more than the percentage of the outstanding Common Stock represented by the SLP Stockholders’ Initial Stake on the date hereof.

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(iii) For so long as the MSD Stockholders (with respect to the MSD Stockholders) have the right to nominate a director to the Board pursuant to Section 3.1 and the SLP Stockholders (with respect to the SLP Stockholders) have the right to nominate a director to the Board pursuant to Section 3.1, the MSD Stockholders and the SLP Stockholders, as applicable, shall, upon reasonable written request of the Company, inform the Company of their respective beneficial ownership to the extent that such Stockholders are no longer subject to Section 16 of the Exchange Act and such position differs from the ownership positions publicly reported on their respective Schedule 13D and amendments thereto.

(b) Other Stockholder Action.

(i) The MSD Stockholders, severally and jointly, agree with the Company (and not any other party hereto) not to (A) make any public proposal or announcement (individually, together or with a third party) or (B) take any public or private action with any third party, in the case of each of the foregoing clauses (A) and (B), other than in any MSD Director Nominee’s capacity as a member of the Board (and subject in all respects to such MSD Director Nominee’s fiduciary duties under applicable law), that constitutes: (w) controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number of directors or to fill any vacancies on the Board; (x) any material change in the capitalization, share repurchase programs and practices, capital allocation programs and practices or dividend practice of the Company; (y) any other material change in the Company’s management, business or corporate structure; or (z) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws.

(ii) The SLP Stockholders, severally and jointly, agree with the Company (and not any other party hereto) not to (A) make any public proposal or announcement (individually, together or with a third party) or (B) take any public or private action with any third party, in the case of each of the foregoing clauses (A) and (B), other than in the SLP Director Nominee’s capacity as a member of the Board (and subject in all respects to such SLP Director Nominee’s fiduciary duties under applicable law), that constitutes: (w) controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number of directors or to fill any vacancies on the Board; (x) any material change in the capitalization, share repurchase programs and practices, capital allocation programs and practices or dividend practice of the Company; (y) any other material change in the Company’s management, business or corporate structure; or (z) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws.

(c) Stockholder Voting.

(i) Except as otherwise set forth below, in the event the Board approves and recommends that the Company’s stockholders vote in favor of a transaction that requires approval of the Company’s stockholders relating to mergers, acquisitions or other business combinations or extraordinary transactions involving the Company, or the issuance of Securities in connection with any such transaction (in each such case, other than a Sale Transaction), the MSD Stockholders, severally and not jointly, agree with the Company (and not any other party hereto) to, at any applicable meeting of stockholders of the Company, however called, including any adjournment, recess or postponement thereof, to the extent that their

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shares of Common Stock are entitled to vote thereon, (A) appear at each such meeting or otherwise cause all of the Common Stock beneficially owned by such MSD Stockholder (and for which the MSD Stockholders have the right to vote) as of the applicable record date to be counted as present thereat for purposes of calculating a quorum and (B) vote (or cause to be voted), in person or by proxy, all of such MSD Stockholder’s Common Stock as of the applicable record date in favor of such transaction. Notwithstanding the foregoing, no MSD Stockholder shall have any obligations with respect to any transaction pursuant to this Section 3.2(c)(i) unless (x) MSD (or any MSD Director Nominee who is an Immediate Family Member of MSD) has voted in favor of the applicable transaction in his or her capacity as a director, (y) the Board has not “changed” or “withdrawn” its recommendation that the Company’s stockholders vote in favor of such applicable transaction and (z) such applicable transaction does not require any MSD Stockholder to forfeit, terminate or relinquish any or all of its rights under this Agreement (for the avoidance of doubt, any increase to the size of the Board or grant of director nomination rights to any Person in connection with any such transaction shall not be deemed to be a forfeiture, termination or relinquishment of the MSD Stockholders’ rights so long as such transaction does not otherwise limit the MSD Stockholders’ ability to nominate directors pursuant to Section 3.1(a)(i)(A)).

(ii) Except as otherwise set forth below, in the event the Board approves and recommends that the Company’s stockholders vote in favor of a transaction that requires approval of the Company’s stockholders relating to mergers, acquisitions or other business combinations or extraordinary transactions involving the Company, or the issuance of Securities in connection with any such transaction (in each such case, other than a Sale Transaction), the SLP Stockholders, severally and not jointly, agree with the Company (and not any other party hereto) to, at any applicable meeting of stockholders of the Company, however called, including any adjournment, recess or postponement thereof, to the extent that their shares of Common Stock are entitled to vote thereon, (A) appear at each such meeting or otherwise cause all of the Common Stock beneficially owned by such SLP Stockholder (and for which the SLP Stockholders have the right to vote) as of the applicable record date to be counted as present thereat for purposes of calculating a quorum and (B) vote (or cause to be voted), in person or by proxy, all of such SLP Stockholder’s Common Stock as of the applicable record date in favor of such transaction. Notwithstanding the foregoing, no SLP Stockholder shall have any obligations with respect to any transaction pursuant to this Section 3.2(c)(ii) unless (x) Egon Durban (or any SLP Director Nominee who is a Managing Director of SLP) has voted in favor of the applicable transaction in his or her capacity as a director, (y) the Board has not “changed” or “withdrawn” its recommendation that the Company’s stockholders vote in favor of such applicable transaction and (z) such applicable transaction does not require any SLP Stockholder to forfeit, terminate or relinquish any or all of its rights under this Agreement (for the avoidance of doubt, any increase to the size of the Board or grant of director nomination rights to any Person in connection with any such transaction shall not be deemed to be a forfeiture, termination or relinquishment of the SLP Stockholders’ rights so long as such transaction does not otherwise limit the SLP Stockholders’ ability to nominate directors pursuant to Section 3.1(a)(i)(A)).

(d) The MSD Stockholders, on the one hand, and the SLP Stockholders, on the other hand, agree not to have voting or investment power (as such terms are used in Rule 13d-3 under the Exchange Act) over the Common Stock beneficially owned by the other.

(e) This Section 3.2 shall terminate and cease to have any force or effect (i) with respect to the MSD Stockholders, upon the earliest of (A) the date on which the MSD Stockholders beneficially own less than 7.5% of the outstanding Common Stock, (B) the later of (x) the three year anniversary after the date of the Distribution and (y) the one year anniversary of the date on which the MSD Stockholders cease to have (or irrevocably renounce in a writing delivered to the Company or the Board) the right to designate an MSD Director Nominee pursuant to Section 3.1(a)(i), or (C) the expiration of

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the initial term (or earlier termination) of the Commercial Framework Agreement and (ii) (i) with respect to the SLP Stockholders, upon the earliest of (A) the date on which the SLP Stockholders beneficially own less than 7.5% of the outstanding Common Stock, (B) the later of (x) the three year anniversary after the date of the Distribution and (y) the one year anniversary of the date on which the SLP Stockholders cease to have (or irrevocably renounce in a writing delivered to the Company or the Board) the right to designate an SLP Director Nominee pursuant to Section 3.1(a)(i), or (C) the expiration of the initial term (or earlier termination) of the Commercial Framework Agreement.

SECTION 3.3. Affiliate Transactions. All transactions that occur following the Distribution between the Company, on the one hand, and (a) MSD or his Affiliates, on the other hand, shall remain subject to review and approval by the Related Persons Transactions Committee of the Board until such time that the MSD Stockholders cease to have (or irrevocably renounce in a writing delivered to the Board) the right to designate an MSD Director Nominee pursuant to Section 3.1(a)(i) (and all such MSD Director Nominees have resigned pursuant to Section 3.1(c)) and cease to collectively beneficially own 10% or more of the outstanding Common Stock (and after such time, such transactions shall not be subject to review or approval by the Related Persons Transactions Committee) and (b) SLP or its Affiliates, on the other hand, shall remain subject to review and approval by the Related Persons Transactions Committee of the Board until such time that the SLP Stockholders cease to have (or irrevocably renounce in a writing delivered to the Board) the right to designate an SLP Director Nominee pursuant to Section 3.1(a)(i) (and such SLP Director Nominee has resigned pursuant to Section 3.1(c)) and cease to collectively beneficially own 10% or more of the outstanding Common Stock (and after such time, such transactions shall not be subject to review or approval by the Related Persons Transactions Committee).

SECTION 3.4. VCOC Investors.

(a) With respect to (X) each SLP Stockholder and (Y) each Affiliate thereof that directly or indirectly has an interest in the Company, in each such case of (X) and (Y) that is intended to qualify as a “venture capital operating company” as defined in the Plan Assets Regulations (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one or more Subsidiaries, continues to beneficially own at least 5% of the outstanding Securities (or other securities of the Company into which such Securities may be converted or for which such Securities may be exchanged), in each case, without limitation or prejudice of any the rights provided to the SLP Stockholders hereunder, the Company shall, with respect to each such VCOC Investor:

(i) provide such VCOC Investor or its designated representative with the following:

(A) the information rights and the visitation rights set forth in Section 4.5(a)(i)(A), Section 4.5(a)(i)(B), Section 4.5(a)(i)(C), Section 4.5(a)(iii) and Section 4.5(b)(i)(B);

(B) to the extent the Company or any of its Subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Company or such Subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company or such Subsidiary as soon as available; and

(C) copies of all materials provided to the Board at substantially the same time as provided to the members of the Board and, if requested, copies of the materials provided to the board of directors (or equivalent governing body) of any Significant Subsidiary of the Company; provided, that no materials provided to committees of the Board but not to the full Board shall be required to be delivered pursuant to this Section 3.4(a)(i)(C); provided, further, that the Company or such Significant Subsidiary shall be entitled to exclude

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portions of such materials to the extent providing such portions would be reasonably likely to result in the waiver of attorney-client privilege or for which the Company reasonably expects there to be a conflict of interest between the Company or such Significant Subsidiary, on the one hand, and the VCOC Investor, on the other hand; provided that

(ii) solely for purposes of Section 3.4(a)(i)(A), Section 3.4(a)(i)(B) and Section 3.4(a)(i)(C), the obligation of the Company to deliver the materials described therein shall be deemed satisfied if delivered by the Company to a designated representative of the VCOC Investor, including, with respect to the SLP Stockholders, the SLP Director Nominee (it being understood that the designated representative shall be entitled to distribute copies of such materials to each VCOC Investor) and (ii) solely for purposes of Section 3.4(a)(i)(A) and Section 3.4(a)(i)(B), the obligation of the Company to deliver the materials described therein shall be deemed satisfied if the Company makes such information available through public filings on the EDGAR system or any successor or replacement system of the SEC or provides such materials on the Company’s website; and

(iii) make appropriate officers of the Company and its Subsidiaries and members of the Board available periodically and at such times as reasonably requested by such VCOC Investor for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries.

(b) The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c) Any VCOC Investor, for so long as such VCOC Investor directly or indirectly, or through one or more Subsidiaries, continues to beneficially own at least 5% of the outstanding Securities (or other securities of the Company into which such Securities may be converted or for which such Securities may be exchanged) shall be an express third party beneficiary of this Section 3.4.

ARTICLE IV

ADDITIONAL AGREEMENTS

SECTION 4.1. Further Assurances. From time to time, at the reasonable request of a party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement; including, with respect to the Stockholders, the delivery to the Company of director questionnaires and such other information that is requested of each other director of the Board as is reasonably requested by the CCGC in connection with the nomination or continued director service of an MSD Director Nominee or the SLP Director Nominee, as applicable.

SECTION 4.2. Other Businesses; Waiver of Certain Duties.

(a) The Company (for itself and on behalf of each of its Subsidiaries and controlled Affiliates), hereby expressly acknowledges and agrees, subject to any express agreement that may from time to time be in effect, that, subject to Section 4.2(b), any Covered Person may, and shall have no duty not to:

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(i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries or controlled Affiliates;

(ii) do business with any client, customer, vendor or lessor of any of the Company or any of its Subsidiaries or controlled Affiliates; or

(iii) make investments in any kind of property in which the Company or its Subsidiaries or controlled Affiliates may make investments.

(b) To the fullest extent permitted by Section 122(17) of the DGCL or any other applicable law in the event that the applicable entity is not incorporated, formed or organized as a corporation in the State of Delaware, the Company (for itself and on behalf of each of its Subsidiaries and controlled Affiliates) hereby renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business or investment. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision. In the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person and (y) the Company or any of its Subsidiaries or controlled Affiliates, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or any of its Subsidiaries or controlled Affiliates. To the fullest extent permitted by Section 122(17) of the DGCL or any other applicable law in the event that the applicable entity is not incorporated, formed or organized as a corporation in the State of Delaware, the Company (for itself and on behalf of each of its Subsidiaries and controlled Affiliates) hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing stating that such offer is being provided to such Covered Person solely in his or her capacity as a director of the Company and such corporate opportunity is intended solely for the benefit of the Company, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Company; provided, however, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing stating that such offer is being provided to such Covered Person solely in his or her capacity as an officer or director of the Company shall belong to the Company. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Section 4.2(b), in which case any such advanced expenses shall be promptly reimbursed to the Company.

(c) The provisions of this Section 4.2, to the extent that they restrict the duties and liabilities of the Stockholders or any MSD Director Nominee or SLP Director Nominee otherwise existing at law or in equity, are agreed by the Company and each of the Stockholders to replace such other duties and liabilities of the Stockholders or any MSD Director Nominee or SLP Director Nominee to the fullest extent permitted by applicable law.

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SECTION 4.3. Confidentiality.

(a) Each Stockholder agrees to keep confidential and not disclose to any third party any materials and information provided to it by or on behalf of the Company or any of its Subsidiaries, and, subject to Section 4.3(b), not to use any such information other than in connection with its investment in the Company (“Confidential Information”); provided, however, that the term “Confidential Information” does not include information that:

(i) is already in such recipient’s possession (provided, that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any Person);

(ii) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such recipient or its Representatives;

(iii) is or becomes available to such recipient on a non-confidential basis from a source other than any of the Stockholders or any of their respective Representatives (provided, that such source is not known by such recipient to be bound by a confidentiality agreement with or other obligation of secrecy to any Person); or

(iv) is or was independently developed by such recipient or its Representatives without the use of any Confidential Information.

(b) The Company acknowledges that the Stockholders’ (including their affiliated private equity funds’) review of the Confidential Information will inevitably enhance their knowledge and understanding of the Company’s and its Subsidiaries’ industries in a way that cannot be separated from such Stockholder’s or its affiliated private equity funds’ other knowledge and the Company agrees that Section 4.3(a) shall not restrict such Stockholder’s (including its affiliated private equity funds’) use of such overall knowledge and understanding of such industries, including in connection with the purchase, sale, consideration of and decisions related to other investments and serving on the boards of such investments.

(c) Notwithstanding anything in this Section 4.3 to the contrary, any such Stockholder may disclose Confidential Information to:

(i) such Stockholder’s and its Affiliates’ Representatives who are subject to a customary confidentiality obligation to such Stockholder or its Affiliates;

(ii) any Person to which such Stockholder offers or may propose to offer to transfer any Securities (provided, that (x) such transfer would be permitted by the terms of this Agreement (assuming the receipt of all consents required hereunder) and (y) the prospective transferee agrees to be subject to a customary confidentiality agreement with the Company);

(iii) any other Stockholder or its Affiliates, or their respective Representatives, or any member of the Board or any board of directors of any Subsidiary of the Company;

(iv) the extent required to be disclosed by such Stockholder or its Affiliates, or their respective Representatives, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, law, regulation, legal or judicial process or audit or inquiries by a regulator, bank examiner or self-regulatory organization or pursuant to mandatory professional ethics rules (but only to the extent so required and after notifying the Company to the extent reasonably practicable and requesting confidential treatment of the Confidential Information required to be disclosed);

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(v) current or prospective limited partners of a Stockholder or its affiliated private equity funds who are subject to confidentiality obligations to such Stockholder or its affiliated private equity funds; and

(vi) other Person(s) with the Company’s prior written consent; provided, that each Stockholder shall be liable for any breaches of the confidentiality obligations under this Section 4.3 by any Person (including its Representatives) to which it discloses Confidential Information.

(d) Notwithstanding anything herein to the contrary, the Company and each Stockholder acknowledges and agrees (i) that the MSD Director Nominees may share confidential, non-public information about the Company and its Subsidiaries (including any materials received in their capacities as members of a Board or committee of the Company) with the MSD Stockholders and their respective Affiliates and (ii) that the SLP Director Nominee may share confidential, non-public information about the Company and its Subsidiaries (including any materials received in their capacities as members of a Board or committee of the Company) with the SLP Stockholders and their respective Affiliates, limited partners, members and direct and indirect investors, in each case, on a confidential basis (provided, that with respect to limited partners, members and direct and indirect investors, the SLP Director Nominee may only share such information solely to the extent necessary in connection with such Stockholder’s fundraising activities).

SECTION 4.4. Expense Reimbursement. The Company shall, promptly and upon request, reimburse the Stockholders for all reasonable and documented out-of-pocket costs and expenses of their respective director nominees of the Board, if any, incurred in connection with Board service, including travel, lodging and meal expenses in connection with Board or committee meetings, in accordance with the Company’s duly adopted policies with respect to director expense reimbursement as in effect from time to time. In the event the Company, in its sole discretion, requests the services of “value creation” personnel or employees of SLP or its Affiliates, SLP shall only be required to provide such services pursuant to a customary engagement letter on mutually agreeable terms and conditions (or such other services agreement which is mutually acceptable).

SECTION 4.5. Information Rights; Visitation Rights.

(a) Information Rights.

(i) Information Generally. The Company shall deliver, or cause to be delivered, to each of the Stockholders (for so long as they are entitled to nominate a MSD Director Nominee or SLP Director Nominee, as applicable):

(A) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of such period, and the related consolidated statements of income, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries for the period then ended and the portion of the fiscal year then ended, in each case (x) prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments and (y) setting forth the figures for the corresponding periods of the previous fiscal year, or, in the case of such balance sheet, for the last day of such fiscal quarter, in comparative form, all in reasonable detail;

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(B) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, (1) a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal year, and the audited consolidated statements of income, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries for the fiscal year then ended, in each case, (x) prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein and (y) setting forth in comparative form the figures for the immediately preceding fiscal year, all in reasonable detail and (2) a copy of the report, opinion or certification of the Company’s independent accountant with respect to the Company’s financial statements for such fiscal year; and

(C) with reasonable promptness after the transmission or occurrence (but in any event, within three Business Days), other reports, including communications directed at stockholders of the Company generally or the financial community, and any reports filed by the Company with the SEC or any stock exchange (if and when applicable).

(ii) Other Information. The Company shall deliver, or cause to be delivered, with reasonable promptness to the Stockholders such other information and data with respect to the Company or any of its consolidated Subsidiaries as from time to time may be reasonably requested by such Stockholder.

(iii) SEC Filings. At any time during which the Company is subject to the periodic reporting requirements of the Exchange Act or voluntarily reports thereunder, the Company may satisfy its obligations pursuant to Section 4.5(a)(i)(A), Section 4.5(a)(i)(B) and Section 4.5(a)(i)(C) by filing with the SEC (via the EDGAR system) on a timely basis annual and quarterly reports satisfying the requirements of the Exchange Act or otherwise filing with the SEC such other reports and materials or providing such reports on the Company’s website.

(b) Visitation Rights.

(i) The Company shall, and shall cause its Subsidiaries to, permit each of the Stockholders (for so long as they are entitled to nominate a MSD Director Nominee or SLP Director Nominee, as applicable), at such Stockholder’s own expense and at any time and from time to time during normal business hours and with reasonable prior notice, reasonable access (in a manner that does not unreasonably interfere with the normal business operations of the Company and its Subsidiaries) to:

(A) examine and make copies of and abstracts from the books, records, material contracts, properties, employees and management of the Company and its Subsidiaries;

(B) visit the properties of the Company and its Subsidiaries; and

(C) discuss the affairs, finances and accounts of the Company and its Subsidiaries with any of the directors, officers or employees of the Company and the independent accountants of the Company.

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ARTICLE V

INDEMNIFICATION; INSURANCE

SECTION 5.1. Indemnification of Directors. In addition to any other indemnification rights that the directors have pursuant to the Organizational Documents of the Company, each of the directors of the Company shall have the right to enter into, and the Company agrees to enter into, an indemnification agreement that (a) is no less favorable to such director than any indemnification agreement such director may have with the Company as of the date hereof, and in any event no less favorable to such director than any indemnification agreement the Company may enter into with any other director of the Company from time to time, and (b) provides that the Company shall be the indemnitor of first resort.

SECTION 5.2. Insurance. The Company shall at all times maintain a policy or policies of insurance providing directors’ and officers’ liability insurance to the extent reasonably satisfactory to the MSD Stockholder and the SLP Stockholders.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1. Entire Agreement. This Agreement (together with the Registration Rights Agreement) constitutes the entire understanding and agreement between the parties and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including the Organizational Documents of any Person, this Agreement shall govern as among the parties hereto. Each of the parties hereto shall exercise all voting and other rights and powers available to it so as to give effect to the provisions of this Agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the Company’s or its Subsidiaries’ Organizational Documents, in order to cure any such inconsistency.

SECTION 6.2. Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

SECTION 6.3. Governing Law. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

SECTION 6.4. Submissions to Jurisdictions; Waiver of Jury Trial.

(a) Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to this Agreement or any of the obligations arising under or relating to this Agreement shall be brought and determined exclusively in the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any Federal

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court of the United States of America sitting in the State of Delaware), and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware). Each party hereby further irrevocably waives any claim that the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware) lacks jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), that any such court lacks jurisdiction over such party.

(b) Each party irrevocably consents to the service of process in any legal action or proceeding brought with respect to this Agreement or any of the obligations arising under or relating to this Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices as provided in Section 6.12, such service to become effective ten days after such mailing. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Subject to Section 6.4(c), the foregoing shall not limit the rights of any party to serve process in any other manner permitted by applicable law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

(c) Each of the parties hereto hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement or any of the obligations under or relating to this Agreement. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding with respect to this Agreement or any of the obligations arising under or relating to this Agreement in the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and hereby further irrevocably waives and agrees not to plead or claim that the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware) is not a convenient forum for any such suit, action or proceeding.

(d) The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

(e) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING,

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SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.4(E).

SECTION 6.5. Obligations. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

SECTION 6.6. Consents, Approvals and Actions. All actions required to be taken by, or approvals or consents of, the MSD Stockholders or the SLP Stockholders under this Agreement or the Registration Rights Agreement shall be taken by consent or approval by, or agreement of, the holders of a majority of the Securities held by the MSD Stockholders or the SLP Stockholders, as applicable, and in each case such consent, approval or agreement shall constitute the necessary action, approval or consent by the MSD Stockholders or the SLP Stockholders, as applicable.

SECTION 6.7. Amendment; Waiver.

(a) Any amendment, modification, supplement or waiver to or of any provision of this Agreement shall require the prior written approval of (i) the Stockholder(s) to which the rights or obligations to be amended, modified, supplemental or waived apply and (ii) the Company. For the avoidance of doubt, any assignment pursuant to Section 6.8(b) shall not constitute an amendment hereto and the applicable assignment agreement need be signed only by the applicable transferor and transferee.

(b) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision or any other provisions hereof. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

SECTION 6.8. Assignment of Rights By Stockholders.

(a) Subject to Section 6.8(b), no Stockholder may assign or transfer its rights or obligations under this Agreement except with the prior consent of the Company. Any purported assignment of rights or obligations under this Agreement in derogation of this Section 6.8 shall be null and void and shall not bind or be recognized by the Company or any other Person.

(b) Notwithstanding anything in this Agreement to the contrary, the Stockholders may assign or transfer any or all of their rights or obligations under this Agreement to their respective Permitted Assignees who hold Securities and have the voting power to comply with the contractual obligations of Section 3.2(c) (and, for the avoidance of doubt, any such assignees who are transferred such rights or obligations shall be deemed to be MSD Stockholders or SLP Stockholders, as applicable, for all purposes hereunder).

SECTION 6.9. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns. Except upon the consummation of a Sale Transaction in which the consideration paid to the SLP Stockholders and the MSD Stockholders consists solely of cash, if the Company (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii), shall transfer all or substantially all of its properties and assets to any Person, then, in each case of clauses (i) and (ii), the Company shall cause such Person that is the surviving entity or acquirer of the assets

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of the Company (and any Person that is the parent company of such surviving entity or acquirer in which a Stockholder receives securities in connection with such transaction) to execute a stockholders agreement with terms with respect to the right of the MSD Stockholders and the SLP Stockholders to designate Board nominees that are substantially equivalent to the rights set forth in Sections 3.1(a)(i), (ii) and (iii) of this Agreement (assuming any applicable ownership thresholds of the MSD Stockholders and the SLP Stockholders with respect to such rights (applied mutatis mutandis to such Person and its securities) are satisfied in any such Person), such that such Person shall assume all of the obligations of the Company set forth in Sections 3.1(a)(i), (ii) and (iii) of this Agreement.

SECTION 6.10. Third Party Beneficiaries. Except for Section 3.4, Section 4.2, Article V and Section 6.13 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein), this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

SECTION 6.11. Termination of this Agreement. This Agreement shall terminate only (i) (x) (A) with respect to the MSD Stockholders, by written consent of the MSD Stockholders (for so long as such Stockholders own Securities) and (B) with respect to the SLP Stockholders, by written consent of the SLP Stockholders (for so long as such Stockholders own Securities) and (y) the written consent of the Company; provided, that the MSD Stockholders and the SLP Stockholders may, in their sole discretion, terminate their respective rights and obligations under Section 3.1(a) at any time, (ii) subject to Section 6.9, upon the dissolution or liquidation of the Company, or (iii) upon the consummation of a Sale Transaction in which (1) the consideration paid to the SLP Stockholders and the MSD Stockholders consists solely of cash or (2) the MSD Stockholders and the SLP Stockholders receive the same rights to designate board nominees with respect to any surviving or acquiring parent company in such Sale Transaction (in each case, in which such Stockholders receive securities in connection with such Sale Transaction) as the MSD Stockholders and the SLP Stockholders are entitled to pursuant to Sections 3.1(a)(i), (ii) and (iii) (assuming any applicable ownership thresholds of the MSD Stockholders and the SLP Stockholders with respect to such rights (applied mutatis mutandis to any such surviving or acquiring parent company and its securities) are satisfied in any such surviving or acquiring parent company); provided, that in the case of a termination pursuant to clause (i), Section 3.4, Section 4.2, Section 4.4, Article V and Article VI shall survive any such termination and remain in full force and effect unless and solely to the extent expressly waived in writing, with reference to such provisions, by the applicable Stockholder.

SECTION 6.12. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by e-mail (with written confirmation of receipt) or nationally recognized overnight courier, which shall be addressed:

(a) in the case of the Company, to its principal office to the attention of its General Counsel (email [REDACTED]), with a copy (which shall not constitute actual or constructive notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:     Barbara L. Becker

Saee M. Muzumdar

Andrew Kaplan

Email:           bbecker@gibsondunn.com

Email:           smuzumdar@gibsondunn.com

Email:           akaplan@gibsondunn.com

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(b) in the case of the Stockholders identified below, to the following respective addresses or e-mail addresses:

If to any of the MSD Stockholders, to:

Michael S. Dell

c/o Dell Inc.

One Dell Way

Round Rock, TX 76882

with a copy (which shall not constitute actual or constructive notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:      Steven A. Rosenblum

Gordon S. Moodie

Email:           sarosenblum@wlrk.com

Email:           gsmoodie@wlrk.com

If to any of the SLP Stockholders, to:

c/o Silver Lake Partners

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention:      Karen King

E-mail:          karen.king@silverlake.com

and

c/o Silver Lake Partners

9 West 57th Street

32nd Floor

New York, NY 10019

Attention:      Andrew J. Schader

E-mail:          andy.schader@silverlake.com

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:      William R. Dougherty

Email:            wdougherty@stblaw.com

and

26

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:    Atif I. Azher

 Naveed Anwar

Email:         aazher@stblaw.com

Email:         naveed.anwar@stblaw.com

(c) in the case of any other Stockholder, to the address or e-mail address appearing in the books and records of the Company.

Any and all notices, designations, offers, acceptances or other communications shall be conclusively deemed to have been given, delivered or received (i) in the case of personal delivery, on the day of actual delivery thereof, (ii) in the case of e-mail, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day and (iii) in the case of dispatch by nationally recognized overnight courier, on the next Business Day following the disposition with such nationally recognized overnight courier. By notice complying with the foregoing provisions of this Section 6.12, each party shall have the right to change its mailing address or e-mail address for the notices and communications to such party. The Stockholders hereby consent to the delivery of any and all notices, designations, offers, acceptances or other communications provided for herein by email to the email address of such Stockholders as provided herein.

SECTION 6.13. No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

SECTION 6.14. No Partnership. Nothing in this Agreement and no actions taken by the parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose.

SECTION 6.15. Aggregation; Beneficial Ownership.

(a) Subject to Section 6.15(d), all Securities held or acquired by the MSD Stockholders and their Affiliates and Permitted Assignees shall be aggregated for the purpose of determining the availability of any rights under and application of any limitations under this Agreement, and each such MSD Stockholder and its Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

(b) All Securities held or acquired by the SLP Stockholders and their Affiliates and Permitted Assignees shall be aggregated for the purpose of determining the availability of any rights under and application of any limitations under this Agreement, and each such SLP Stockholder and its Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

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(c) Subject to Section 6.15(d), without limiting the generality of the foregoing, for the purposes of calculating the beneficial ownership of any Stockholder, all of such Stockholder’s Common Stock, all of its Affiliates’ Common Stock and all of its Permitted Assignees’ Common Stock shall be included as being owned by such Stockholder and as being outstanding; and

(d) Notwithstanding anything herein to the contrary, in the case of any transfer of Securities by the MSD Stockholders, their Affiliates or their Permitted Assignees after MSD’s death to an individual or Person other than an (i) individual or entity described in clause (i)(A), (i)(B), (i)(C) or (i)(D) of the definition of “Permitted Assignee” or (ii) MSD Fiduciary, such Securities shall not be deemed to be owned by the MSD Stockholders for purposes of Section 3.1.

SECTION 6.16. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects to be valid and enforceable.

SECTION 6.17. Counterparts. This Agreement may be executed in any number of counterparts (which delivery may be via facsimile transmission or e-mail if in .pdf format or otherwise by way of electronic signature), each of which shall be deemed an original, but all of which together shall constitute a single instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be signed by its officer thereunto duly authorized as of the date first written above.

COMPANY:
VMWARE, INC.
By:
Name:
Title:

[Signature Page to Stockholders Agreement]

SLP STOCKHOLDERS:
SL SPV-2, L.P.
By: SLTA SPV-2, L.P., its general partner
By: SLTA SPV-2 (GP), L.L.C., its general partner
By: Silver Lake Group, L.L.C., its managing member
By:
Name:
Title:
SILVER LAKE PARTNERS IV, L.P.
By: Silver Lake Technology Associates IV, L.P., its general partner
By: SLTA IV (GP), L.L.C., its general partner
By: Silver Lake Group, L.L.C., its managing member
By:
Name:
Title:
SILVER LAKE TECHNOLOGY INVESTORS IV, L.P.
By: Silver Lake Technology Associates IV, L.P., its general partner
By: SLTA IV (GP), L.L.C., its general partner
By: Silver Lake Group, L.L.C., its managing member
By:
Name:
Title:

[Signature Page to Stockholders Agreement]

SILVER LAKE PARTNERS V DE (AIV), L.P.

By: Silver Lake Technology Associates V, L.P., its general partner

By: SLTA V (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

By:
Name:
Title:

SILVER LAKE TECHNOLOGY INVESTORS V, L.P.

By: Silver Lake Technology Associates V, L.P., its general partner

By: SLTA V (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

MSD STOCKHOLDERS:
MICHAEL S. DELL
SUSAN LIEBERMAN DELL SEPARATE
PROPERTY TRUST
By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Exhibit G

Form of Registration Rights Agreement

EXHIBIT G

FINAL FORM

VMWARE, INC.

REGISTRATION RIGHTS AGREEMENT

Dated as of [•], 2021

i

Section 3.10	Binding Effect	35
Section 3.11	Third Party Beneficiaries	35
Section 3.12	Notices	35
Section 3.13	No Third Party Liability	38
Section 3.14	No Partnership	38
Section 3.15	Severability	38
Section 3.16	Counterparts	38

EXHIBITS

Exhibit A	Form of Joinder Agreement

ii

VMWARE, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT is made as of [•], 2021, by and among VMware, Inc., a Delaware corporation, and each of the following (hereinafter severally referred to as a “Stockholder” and collectively referred to as the “Stockholders”):

(a)	Michael S. Dell (“MD”) and Susan Lieberman Dell Separate Property Trust (the “SLD Trust” and together with MD, the “MD Stockholders”);

(b)

Silver Lake Partners V DE (AIV), L.P., a Delaware limited partnership, Silver Lake Partners IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors V, L.P., a Delaware limited partnership, and SL SPV-2, L.P., a Delaware limited partnership (collectively, the “SLP Stockholders”, and together with the MD Stockholders, the “Existing Stockholders”); and

(c)	any other Person who becomes a party hereto pursuant to, and in accordance with, Section 2.9.

WHEREAS, in connection with the distribution of Common Stock held by Dell Technologies Inc. and its subsidiaries (collectively, “Dell”) to Dell’s stockholders, the Company desires to grant registration rights to the Existing Stockholders on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board’s good faith judgment, after consultation with outside counsel to the Company, (i) would be required to be made in any report or Registration Statement filed with the SEC by the Company so that such report or Registration Statement would not contain any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or Registration Statement and (iii) would be expected to materially and adversely interfere with a bona fide financing transaction, disposition or acquisition by the Company or its Subsidiaries that is material to the Company and its Subsidiaries (on a consolidated basis).

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, (i) the Company, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of any of the Existing Stockholders or any of such party’s Affiliates (except that the Company, its Subsidiaries and its other controlled Affiliates may be considered Affiliates of each other), (ii) none of the MD Stockholders, on the one hand, or the SLP Stockholders, on the other hand, shall be considered Affiliates of each other and (iii) none of the Existing Stockholders shall be considered Affiliates of (x) any portfolio company in which any of the Existing Stockholders or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) or (y) any limited partners, non-managing members or other similar direct or indirect investors in any of the Existing Stockholders or their affiliated investment funds.

“Agreement” means this Registration Rights Agreement (including the schedules, annexes and exhibits attached hereto) as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.

“beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that (i) no party hereto shall be deemed to beneficially own any Securities held by any other party hereto solely by virtue of the provisions of this Agreement (other than this definition) and (ii) with respect to any Securities held by a party hereto that are exercisable for, convertible into or exchangeable for Shares upon delivery of consideration to the Company or any of its Subsidiaries, such Shares shall not be deemed to be beneficially owned by such party unless, until and to the extent such Securities have been exercised, converted or exchanged and such consideration has been delivered by such party to the Company or such Subsidiary.

“Blackout Period Restrictions” means (i) offering for sale, selling, hypothecating, transferring, making any short sale of, loaning, granting any option or right to purchase of or otherwise disposing of any Securities (including Securities that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Securities that may be issued upon exercise of any Company Stock Options or warrants) or securities convertible into or exercisable or exchangeable for Securities, (ii) entering into any swap, hedging arrangement or other derivatives transaction with respect to any Securities (including Securities that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Securities that may be issued upon exercise of any Company Stock Options or warrants) or securities convertible into or exercisable or exchangeable for Securities, whether any such transaction described in clause (i) above or this clause (ii) is

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to be settled by delivery of Securities, in cash or otherwise, (iii) making any demand for or exercising any right or causing to be filed a Registration Statement, including any amendments thereto, with respect to the registration of any Securities or securities convertible into or exercisable or exchangeable for Securities and (iv) publicly disclosing the intention to do any of the foregoing; provided, that the foregoing shall not prohibit a Holder that has a contractual right to transfer Registrable Securities in a registered sale pursuant to this Agreement from transferring its Registrable Securities in an applicable Underwritten Shelf Take-Down or an underwritten offering of Shares pursuant to Section 2.3 or Section 2.4.

“Board” means the Board of Directors of the Company.

“Business Day” means a day, other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Company” means VMware, Inc. (including any of its successors by merger, acquisition, reorganization, conversion or otherwise).

“Company Indemnifiable Persons” has the meaning ascribed to such term in Section 2.7(a).

“Company Stock Option” means an option to subscribe for, purchase or otherwise acquire shares of Common Stock.

“Control Holder” has the meaning ascribed to such term in Section 2.6(d).

“Dell” has the meaning ascribed thereto in the Preamble.

“Demand Delay” has the meaning ascribed to such term in Section 2.3(a)(ii).

“Demand Initiating Existing Holders” has the meaning ascribed to such term in Section 2.3(a).

“Demand Participating Existing Holders” has the meaning ascribed to such term in Section 2.3(a)(ii).

“Demand Period” has the meaning ascribed to such term in Section 2.3(b).

“Demand Registration” has the meaning ascribed to such term in Section 2.3(a).

“Disabling Event” means either the death of MD, or the continuation of any physical or mental disability or infirmity that prevents the performance of MD’s duties for a period of 180 consecutive days.

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“Eligible Non-Marketed Underwritten Shelf Take-Down Holder” means, in the case of a Non-Marketed Underwritten Shelf Take-Down initiated by one or more Initiating Shelf Take-Down Holders, the Existing Holders.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Existing Holders” means, collectively, the MD Holders and the SLP Holders.

“Existing Stockholders” has the meaning ascribed thereto in the Preamble.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities.

“Holder Indemnifiable Persons” has the meaning ascribed to such term in Section 2.7(b).

“Holders” means, collectively, the MD Holders, the SLP Holders and the Transferee Holders.

“Indemnified Party” has the meaning ascribed to such term in Section 2.7(c).

“Indemnifying Party” has the meaning ascribed to such term in Section 2.7(c).

“Initiating Shelf Take-Down Holder” has the meaning ascribed to such term in Section 2.2(a).

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit A attached hereto.

“Marketed Underwritten Shelf Take-Down” has the meaning ascribed to such term in Section 2.2(c)(i).

“Marketed Underwritten Shelf Take-Down Notice” has the meaning ascribed to such term in Section 2.2(c)(i).

“MD” has the meaning ascribed to such term in the Preamble.

“MD Charitable Entity” means the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the Internal Revenue Code of 1986, as amended) established and principally funded directly or indirectly by MD or his spouse.

“MD Fiduciary” means any trustee of an inter vivos or testamentary trust appointed by MD.

“MD Holders” means, collectively, (i) the MD Stockholders and (ii) any designated transferees or successors of any MD Stockholder pursuant to Section 2.9 below that, in each such case, hold Registrable Securities or Securities exercisable or exchangeable for, or convertible into, Registrable Securities.

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“MD Immediate Family Member” means, with respect to any MD Stockholder that is a natural person, such natural person’s parent, spouse, children (whether natural or adopted as minors), grandchildren or more remote descendants, siblings and spouse’s parents and siblings.

“MD Stockholders” has the meaning ascribed to such term in the Preamble.

“Non-Marketed Underwritten Shelf Take-Down” has the meaning ascribed to such term in Section 2.2(d)(i).

“Non-Marketed Underwritten Shelf Take-Down Election Period” has the meaning ascribed to such term in Section 2.2(d)(i).

“Non-Marketed Underwritten Shelf Take-Down Notice” has the meaning ascribed to such term in Section 2.2(d)(i).

“Permitted Transferees” means:

(i) In the case of the MD Stockholders:

(A) MD, SLD Trust or any MD Immediate Family Member;

(B) any MD Charitable Entity;

(C) one or more trusts whose current beneficiaries are and will remain for so long as such trust holds Securities, any of (or any combination of) MD, one or more MD Immediate Family Members or MD Charitable Entities;

(D) any corporation, limited liability company, partnership or other entity wholly-owned by any one or more persons or entities described in clauses (i)(A), (i)(B) or (i)(C) of this definition of “Permitted Transferee”; or

(E) from and after MD’s death, any recipient under MD’s will, any revocable trust established by MD that becomes irrevocable upon MD’s death, or by the laws of descent and distribution.

(ii) In the case of the SLP Stockholders, (A) any other SLP Stockholder or (B) any Affiliate of the SLP Stockholders (including, for the avoidance of doubt, (x) an affiliated private equity fund of such Stockholder and (y) any special purpose entity formed as part of a “fund to fund” transfer or “back-leverage” of all or a portion of such Stockholder’s investment in the Company).

For the avoidance of doubt, (x) each MD Stockholder will be a Permitted Transferee of each other MD Stockholder and (y) each SLP Stockholder will be a Permitted Transferee of each other SLP Stockholder.

5

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“register,” “registered” and “registration” means a registration effected pursuant to a Registration Statement in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

“Registrable Securities” means (i) Shares held (whether now held or hereafter acquired) by a party to this Agreement other than the Company or any designated transferee or successor to the extent permitted by Section 2.9 below or, without duplication, by any stockholder of the Company that holds registration or similar rights pursuant to an agreement between such stockholder and the Company and (ii) any Shares issued as (or as of any such date of determination then currently issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, such Shares contemplated by the immediately foregoing clause (i); provided, however, that Shares shall cease to be Registrable Securities if (1) a Registration Statement covering such Shares has been declared effective by the SEC and such Shares have been disposed of pursuant to such effective Registration Statement, (2) such Shares are distributed pursuant to Rule 144 or 145 promulgated under the Securities Act (or any successor rule or other exemption from the registration requirements of the Securities Act), (3) such Shares cease to be outstanding, (4) the holder of such Shares together with its Affiliates owns less than 1% of the issued and outstanding shares of Common Stock and all Shares held by such holder and its Affiliates can be sold during any three month period without registration pursuant to Rule 144 in a single transaction without being restricted by the volume limitation thereunder or (5) such Shares shall have been otherwise transferred and such Shares may be publicly resold without registration under the Securities Act.

“Registration Expenses” means any and all expenses incident to the performance by the Company of its obligations under this Agreement, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA and, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in FINRA Rule 5121 (or any successor provision), and of its counsel, (ii) all fees and expenses of complying with any securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses and Free Writing Prospectuses), (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (v) all applicable rating agency fees with respect to the Registrable Securities, (vi) the reasonable fees and disbursements of counsel for the Company and of its

6

independent public accountants, including the expenses of any special audits or comfort letters required by or incident to such performance and compliance, (vii) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities but excluding underwriting discounts and commissions and transfer taxes, if any, (viii) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (ix) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, (x) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), (xi) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the registration or marketing of the Registrable Securities and (xii) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means a registration statement filed with the SEC.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities” means any equity securities of the Company, including any Common Stock, any debt securities exercisable or exchangeable for, or convertible into equity securities of the Company, or any option, warrant or other right to acquire any such equity securities or debt securities of the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Share Equivalents” means (i) Shares and (ii) Shares issuable upon exercise, conversion or exchange of any security that is currently exercisable for, convertible into or exchangeable for, as of any such date of determination, Shares.

“Shares” means the shares of Common Stock of the Company and any securities into which such shares shall have been exchanged, or any securities resulting from any reclassification, recapitalization or similar transactions with respect to such shares.

“Shelf Holder” means, with respect to any Shelf Registration Statement, each Holder, including the Shelf Initiating Existing Holder, if any, that has its Registrable Securities registered on such Shelf Registration Statement.

“Shelf Initiating Existing Holders” has the meaning ascribed to such term in Section 2.1(a).

“Shelf Participating Existing Holders” means, collectively, all Shelf Holders that are Existing Holders.

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“Shelf Percentage” means, with respect to any Shelf Request, the fraction, expressed as a percentage, determined by dividing (i) the Shelf Request by (ii) the total number of Registrable Securities held by the Shelf Initiating Existing Holders as of the date of such Shelf Request.

“Shelf Registration Notice” has the meaning ascribed to such term in Section 2.1(a).

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-3 or Form F-3, or on Form S-1 or Form F-1 (or any successor form) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Request” has the meaning ascribed to such term in Section 2.1(a).

“Shelf Suspension” has the meaning ascribed to such term in Section 2.1(c).

“Shelf Take-Down” has the meaning ascribed to such term in Section 2.2(a).

“Shelf Take-Down Percentage” has the meaning ascribed to such term in Section 2.2(d)(i).

“SLD Trust” has the meaning ascribed to such term in the Preamble.

“SLP Holders” means, collectively, (i) the SLP Stockholders and (ii) any designated transferees or successors of any SLP Stockholder pursuant to Section 2.9 below that, in each such case, hold Registrable Securities or Securities exercisable or exchangeable for, or convertible into, Registrable Securities.

“SLP Stockholders” has the meaning ascribed to such term in the Preamble.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof, by and among the Company, the Stockholders and the other signatories party thereto, as the same may be amended, restated, supplemented or modified from time to time

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

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“Transferee Holders” means any Person (other than the Company or the Existing Holders) that becomes a party to this Agreement pursuant to Section 2.9 and that holds Registrable Securities or Securities exercisable or exchangeable for, or convertible into, Registrable Securities.

“Underwritten Shelf Take-Down” has the meaning ascribed to such term in Section 2.2(b).

“Underwritten Shelf Take-Down Notice” has the meaning ascribed to such term in Section 2.2(b).

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.

Section 1.2 General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. The use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination.” Except as otherwise set forth herein, Shares underlying unexercised Company Stock Options that have been issued by the Company shall not be deemed “outstanding” for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Furthermore, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application to the parties hereto and is expressly waived.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Holder Initiated Shelf Registration.

(a) Filing. One or more of the Existing Holders may deliver a written request to the Company (the Existing Holders delivering such a request, the “Shelf Initiating Existing Holders”) to file a Shelf Registration Statement (a “Shelf Registration Notice”), and subject to the Company’s rights under Section 2.1(c) and the limitations set forth in Section 2.2, the Company shall (i) promptly (but in any event no later than five days prior to the date such Shelf Registration Statement is declared effective) give written notice of the proposed registration to all other Holders (which such notice will include the applicable Shelf Percentage) and (ii) use its reasonable best efforts to file and have such Shelf Registration Statement (which shall be designated by the Company as an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer at the time of filing such Shelf

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Registration Statement with the SEC) become effective with the SEC concurrently with filing or as soon as practicable thereafter, but in no event later than the 90th day after the receipt of such Shelf Registration Notice. Such Shelf Registration Statement will permit or facilitate the sale and distribution of all or such portion of such Shelf Initiating Existing Holders’ Registrable Securities as are specified in such Shelf Registration Notice (such portion, the “Shelf Request”), together with all or such portion of the Registrable Securities of any other Holders joining in such demand as are specified in a written demand received by the Company within five days after such written notice is given (such amount not in any event to exceed the Shelf Percentage of the total Registrable Securities held by such Holder as of the date of such written notice); provided, however, that if the Company is permitted by applicable law, rule or regulation to add selling stockholders to a Shelf Registration Statement without filing a post-effective amendment, a Holder may request the inclusion of such Holder’s Registrable Securities (such amount not in any event to exceed the Shelf Percentage of the total Registrable Securities held by such Holder) in such Shelf Registration Statement at any time or from time to time, and the Company shall add such Registrable Securities to the Shelf Registration Statement as promptly as reasonably practicable, and such Holder shall be deemed a Shelf Holder. If, on the date of any such demand, the Company does not qualify to file a Shelf Registration Statement, then the provisions of Section 2.3 hereof shall apply instead of this Section 2.1. In no event shall the Company be required to file, and maintain effectiveness pursuant to Section 2.1(b) of, more than one Shelf Registration Statement at any one time pursuant to this Section 2.1. To the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

(b) Continued Effectiveness. The Company shall use its commercially reasonable efforts to keep such Shelf Registration Statement filed pursuant to Section 2.1(a) hereof continuously effective under the Securities Act in order to permit the Prospectus or any Free Writing Prospectus forming a part thereof to be usable by the Shelf Holders until the earlier of (i) the date as of which all Registrable Securities registered by such Shelf Registration Statement have been sold and (ii) such shorter period as the Shelf Initiating Existing Holders and any other Shelf Participating Existing Holders may mutually determine.

(c) Suspension of Filing or Registration. If the Company shall furnish to the Shelf Participating Existing Holders, a certificate signed by the Chief Executive Officer, Chief Financial Officer or equivalent senior executive of the Company, stating that the filing, effectiveness or continued use of the Shelf Registration Statement would require the Company to make an Adverse Disclosure, then the Company shall have a period of not more than 60 days or such longer period as the Shelf Participating Existing Holders shall mutually consent to in writing, within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that, unless consented to in writing by the Shelf Participating Existing Holders, the Company shall not be permitted to exercise more than two Shelf Suspensions

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pursuant to this Section 2.1(c) and Demand Delays pursuant to Section 2.3(a)(ii) in the aggregate, or aggregate Shelf Suspensions pursuant to this Section 2.1(c) or Demand Delays pursuant to Section 2.3(a)(ii) of more than 60 days, in each case, during any 12-month period (and the exercise of such Shelf Suspensions and Demand Delays shall not individually or together exceed 90 consecutive days). Each Shelf Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by the Company, except (A) in the case of any Shelf Holder, for disclosure to any of such Shelf Holder’s employees, agents and professional advisers who are obligated to keep it confidential, (B) in the case of any Shelf Participating Existing Holder, for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law, rule, regulation or legal process. In the case of a Shelf Suspension that occurs after the effectiveness of the Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus and any Free Writing Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. The Company shall immediately notify the Shelf Holders upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall, prior to the expiration of the Shelf Suspension, (x) amend or supplement the Prospectus and any Free Writing Prospectus, if necessary, so it does not contain any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Shelf Holders such numbers of copies of the Prospectus and any Free Writing Prospectus as so amended or supplemented as the Shelf Holders may reasonably request and (y) if applicable, cause any post-effective amendment to the Registration Statement to become effective. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by the Company for such offering or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by any Shelf Participating Existing Holder.

Section 2.2 Shelf Take-Downs.

(a) Initiating Holder(s). Subject to Section 2.3(e), an unlimited number of offerings or sales of Registrable Securities pursuant to a Shelf Registration Statement (each, a “Shelf Take-Down”) may be initiated by any of the Shelf Participating Existing Holders (each, an “Initiating Shelf Take-Down Holder”).

(b) Underwritten Shelf Take-Downs. Subject to Section 2.3(e) and Section 2.9, if the Initiating Shelf Take-Down Holder so elects by written request to the Company (such request, an “Underwritten Shelf Take-Down Notice”), a Shelf Take-Down shall be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”) and if necessary or if requested by the Initiating Shelf Take-Down Holders that initiated the applicable Underwritten Shelf Take-Down, the Company shall amend or supplement the Shelf Registration Statement for such purpose as soon as possible. Such

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Initiating Shelf Take-Down Holders that initiated the applicable Underwritten Shelf Take-Down shall have the right to select the managing underwriter or underwriters to administer such Underwritten Shelf Take-Down; provided, that such managing underwriter or underwriters shall be reasonably acceptable to the Company. Notwithstanding the delivery of any Underwritten Shelf Take-Down Notice, all determinations as to whether to complete any Underwritten Shelf Take-Down and as to the timing, manner, price and other terms and conditions of any Underwritten Shelf Take-Down shall be at the sole discretion of the Initiating Shelf Take-Down Holders that initiated the applicable Underwritten Shelf Take-Down. In connection with any Underwritten Shelf Take-Down, the Company shall, together with all participating Shelf Holders of Registrable Securities of the Company (if any) proposing (and permitted) to distribute their securities through such Underwritten Shelf Take-Down in accordance with this Section 2.2, enter into an underwriting agreement in customary form (containing such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type) with the managing underwriter or underwriters selected by the Initiating Shelf Take-Down Holders that initiated the applicable Underwritten Shelf Take-Down in accordance with this Section 2.2(b). Such underwriting agreement shall contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Shelf Holders party thereto as are customarily made by issuers to selling stockholders in secondary underwritten public offerings. No Shelf Holder shall be entitled to participate in an Underwritten Shelf Take-Down in accordance with this Section 2.2 unless such Shelf Holder completes and executes all questionnaires, powers of attorney, indemnities and other documents required under the terms of such underwriting agreement.

(c) Marketed Underwritten Shelf Take-Downs.

(i) If the plan of distribution set forth in any Underwritten Shelf Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other marketing efforts by the Company and one or more underwriters (a “Marketed Underwritten Shelf Take-Down”), promptly upon delivery of such Underwritten Shelf Take-Down Notice (but in no event more than one Business Day thereafter), the Company shall promptly deliver a written notice (a “Marketed Underwritten Shelf Take-Down Notice”) of such Marketed Underwritten Shelf Take-Down to all Shelf Holders of Registrable Securities under such Shelf Registration Statement (other than the Initiating Shelf Take-Down Holders that initiated the applicable Marketed Underwritten Shelf Take-Down), and, in each case subject to Section 2.2(c)(ii), the Company shall include in such Marketed Underwritten Shelf Take-Down all such Registrable Securities of such Shelf Holders that are registered on such Shelf Registration Statement for which the Company has received written requests, which requests must specify the aggregate amount of such Registrable Securities of such Holder to be offered and sold pursuant to such Marketed Underwritten Shelf Take-Down, for inclusion therein within three (3) Business Days after the date that such Marketed Underwritten Shelf Take-Down Notice has been delivered. Notwithstanding the delivery of any Marketed Underwritten Shelf Take-Down Notice, all determinations as to whether to complete any Marketed Underwritten Shelf Take-Down and as to the timing, manner, price and other terms and conditions of any Marketed Underwritten Shelf Take-Down shall be at the sole discretion of the Initiating Shelf Take-Down Holders that initiated the applicable Marketed Underwritten Shelf Take-Down.

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(ii) The right of any Shelf Holders to participate in a Marketed Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s compliance with the terms and conditions of Section 2.2(b) and this Section 2.2(c)(ii). Notwithstanding anything herein to the contrary, if the managing underwriter or underwriters of a proposed underwritten offering of the Registrable Securities included in a Marketed Underwritten Shelf Take-Down shall advise the Company and the Initiating Shelf Take-Down Holders that initiated the applicable Marketed Underwritten Shelf Take-Down that the number of securities requested to be included in such Marketed Underwritten Shelf Take-Down exceeds the number which can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the Company shall so advise all Shelf Holders of Registrable Securities that have requested to participate in such Marketed Underwritten Shelf Take-Down (other than the Initiating Shelf Take-Down Holders that initiated the applicable Marketed Underwritten Shelf Take-Down), and the number of shares of Registrable Securities that may be included in such Marketed Underwritten Shelf Take-Down (1) first, shall be allocated pro rata among the Shelf Holders that have requested to participate in such Marketed Underwritten Shelf Take-Down based on the relative number of Registrable Securities then held by each such Shelf Holder (provided, that any securities thereby allocated to such a Shelf Holder that exceed such Shelf Holder’s request shall be reallocated among the remaining requesting Shelf Holders in like manner) and (2) second, and only if all the securities referred to in clause (1) have been included in such registration, the number of securities that the Company proposes to include in such registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect. No Registrable Securities excluded from a Marketed Underwritten Shelf Take-Down by reason of the managing underwriter’s or underwriters’ marketing limitation shall be included in such underwritten offering.

(iii) Notwithstanding anything herein to the contrary, a Marketed Underwritten Shelf Take-Down must reasonably be anticipated to result in an aggregate offering price (after deduction of underwriter commissions and offering expenses) of at least $100,000,000 (or such lesser amount constituting all remaining Registrable Securities beneficially owned by the Initiating Shelf Take-Down Holder that initiated such Marketed Underwritten Shelf Take-Down).

(d) Non-Marketed Underwritten Shelf Take-Downs.

(i) If the Initiating Shelf Take-Down Holders that initiated the applicable Underwritten Shelf Take-Down intend to effect a plan of distribution pursuant to an Underwritten Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down (a “Non-Marketed Underwritten Shelf Take-Down”), such Initiating Shelf Take-Down Holders shall provide an Underwritten Shelf Take-Down Notice (a “Non-Marketed Underwritten Shelf Take-Down Notice”) of such Non-Marketed Underwritten Shelf Take-Down to the Company and, to the extent there are any Eligible Non-Marketed Underwritten Shelf Take-Down Holders that may be permitted to participate in such Non-Marketed Underwritten Shelf Take-Down, the Company shall immediately provide a copy of such notice to each Eligible Non-Marketed Underwritten Shelf

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Take-Down Holder, in each case, at least one Business Day in advance of the pricing of such Non-Marketed Underwritten Shelf Take-Down. Each Non-Marketed Underwritten Shelf Take-Down Notice shall set forth (1) the total number of Registrable Securities expected to be offered and sold by the Initiating Shelf Take-Down Holders in such Non-Marketed Underwritten Shelf Take-Down, (2) the expected plan of distribution of such Non-Marketed Underwritten Shelf Take-Down, (3) the fraction, expressed as a percentage, determined by dividing the number of Registrable Securities anticipated to be sold by the Initiating Shelf Take-Down Holders that initiated the applicable Non-Marketed Underwritten Shelf Take-Down in such Non-Marketed Underwritten Shelf Take-Down by the total number of Registrable Securities held by such Initiating Shelf Take-Down Holders (the “Shelf Take-Down Percentage”), (4) to the extent there are any Eligible Non-Marketed Underwritten Shelf Take-Down Holders that may be permitted to participate in such Non-Marketed Underwritten Shelf Take-Down, an invitation to each Eligible Non-Marketed Underwritten Shelf Take-Down Holder who is a Shelf Holder of Registrable Securities under such Shelf Registration Statement to elect to include, on the same terms and conditions as the applicable Initiating Shelf Take-Down Holders in such Non-Marketed Underwritten Shelf Take-Down, Registrable Securities held by such Eligible Non-Marketed Underwritten Shelf Take-Down Holder (such amount not in any event to exceed the Shelf Take-Down Percentage of the total Registrable Securities held by such Eligible Non-Marketed Underwritten Shelf Take-Down Holder) and (5) to the extent there are any Eligible Non-Marketed Underwritten Shelf Take-Down Holders that may be permitted to participate in such Non-Marketed Underwritten Shelf Take-Down, the action or actions required to be taken by such Eligible Non-Marketed Underwritten Shelf Take-Down Holders in connection with such Non-Marketed Underwritten Shelf Take-Down should any such Eligible Non-Marketed Underwritten Shelf Take-Down Holder elect to participate in such Non-Marketed Underwritten Shelf Take-Down (including the timing thereof, which shall require written requests for inclusion therein by no later than 11:00 A.M., New York City time, on the Business Day after the date such notice was provided to such Eligible Non-Marketed Underwritten Shelf Take-Down Holders). Subject to Section 2.2(c)(ii), the Company shall include in such Non-Marketed Underwritten Shelf Take-Down all such Registrable Securities of such electing Eligible Non-Marketed Underwritten Shelf Take-Down Holders that are registered on such Shelf Registration Statement for which the Company has received written requests, which requests must specify the aggregate amount of such Registrable Securities of such Eligible Non-Marketed Underwritten Shelf Take-Down Holder to be offered and sold pursuant to such Non-Marketed Underwritten Shelf Take-Down, for inclusion therein within the time period specified in the applicable Non-Marketed Underwritten Shelf Take-Down Notice (the “Non-Marketed Underwritten Shelf Take-Down Election Period”). Notwithstanding the delivery of any Non-Marketed Underwritten Shelf Take-Down Notice, all determinations as to whether to complete any Non-Marketed Underwritten Shelf Take-Down and as to the timing, manner, price and other terms and conditions of any Non-Marketed Underwritten Shelf Take-Down shall be at the sole discretion of the applicable Initiating Shelf Take-Down Holders that initiated the applicable Non-Marketed Underwritten Shelf Take-Down.

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(ii) In the case of a Non-Marketed Underwritten Shelf Take-Down initiated by an Initiating Shelf Take-Down Holder, in each such case, the right of any Eligible Non-Marketed Underwritten Shelf Take-Down Holder to participate in such Non-Marketed Underwritten Shelf Take-Down shall be conditioned upon such Eligible Non-Marketed Underwritten Shelf Take-Down Holder’s compliance with the terms and conditions of Section 2.2(b) and this Section 2.2(d)(ii). Notwithstanding anything herein to the contrary, if the managing underwriter or underwriters of a proposed underwritten offering of the Registrable Securities included in a Non-Marketed Underwritten Shelf Take-Down shall advise the Company and the Initiating Shelf Take-Down Holders that initiated the applicable Non-Marketed Underwritten Shelf Take-Down that the number of securities requested to be included in such Non-Marketed Underwritten Shelf Take-Down exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the Company shall so advise the Initiating Shelf Take-Down Holders that have initiated such Non-Marketed Underwritten Shelf Take-Down and any other Existing Holders and the Eligible Non-Marketed Underwritten Shelf Take-Down Holders that have the right to, and have, requested to participate in such Non-Marketed Underwritten Shelf Take-Down, and the number of shares of Registrable Securities that may be included in such Non-Marketed Underwritten Shelf Take-Down shall be allocated pro rata among the Initiating Shelf Take-Down Holders that have initiated such Non-Marketed Underwritten Shelf Take-Down and the Eligible Non-Marketed Underwritten Shelf Take-Down Holders that have the right to, and have, provided the Company written requests to participate in such Non-Marketed Underwritten Shelf Take-Down within the Non-Marketed Underwritten Shelf Take-Down Election Period based on the relative number of Registrable Securities then held by each such Holder.

(iii) Notwithstanding anything herein to the contrary, in the event that an Initiating Shelf Take-Down Holder that initiated a Non-Marketed Underwritten Shelf Take-Down abandons or terminates such Non-Marketed Underwritten Shelf Take-Down, neither such Initiating Shelf Take-Down Holder nor any of its Affiliates shall be permitted to initiate a Non-Marketed Underwritten Shelf Take-Down for a period of 45 days following such abandonment or termination.

Section 2.3 Demand Registration.

(a) Demand for Registration. Subject to the limitations set forth in Section 2.1 and Section 2.2, if the Company shall receive from one or more of the Existing Holders (such Existing Holders, the “Demand Initiating Existing Holders”) a written demand that the Company effect any registration (a “Demand Registration,” which term, for the avoidance of doubt, shall also include a demand for a Marketed Underwritten Shelf Take-Down pursuant to Section 2.2(c) or a Non-Marketed Underwritten Shelf Take-Down pursuant to Section 2.2(d)), in each case, of Registrable Securities held by such Existing Holders having a reasonably anticipated aggregate offering price (after deduction of underwriter commissions and offering expenses) of at least $100,000,000 (or such lesser amount constituting all remaining Registrable Securities beneficially owned by the Demand Initiating Existing Holders that initiated the applicable Demand Registration), the Company will:

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(i) promptly (but in any event within two days after the date a Registration Statement for such Demand Registration is initially filed) give written notice of the proposed registration to all other Holders; and

(ii) use its reasonable best efforts to effect such registration as soon as practicable as will permit or facilitate the sale and distribution of all or such portion of such Demand Initiating Existing Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Holders joining in such demand as are specified in a written demand received by the Company within five days after such written notice is given (subject to, for the avoidance of doubt, the limitations set forth in Section 2.1 and Section 2.2); provided, that the Company shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 2.3 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if the Company shall furnish to the Demand Initiating Existing Holders and any other Existing Holder participating in such Demand Registration (collectively, the “Demand Participating Existing Holders”) a certificate signed by the Chief Executive Officer, Chief Financial Officer or equivalent senior executive of the Company, stating that the filing or effectiveness of such Registration Statement would require the Company to make an Adverse Disclosure, in which case the Company shall have an additional period (each, a “Demand Delay”) of not more than 60 days (or such longer period as may be mutually agreed upon by the Demand Participating Existing Holders) within which to file such Registration Statement; provided, however, that the Company shall not exercise more than two Demand Delays pursuant to this Section 2.3(a)(ii) and Shelf Suspensions pursuant to Section 2.1(c) in the aggregate, or aggregate Demand Delays pursuant to this Section 2.3(a)(ii) or Shelf Suspensions pursuant to Section 2.1(c) of more than 60 days, in each case, during any 12-month period (and the exercise of such Shelf Suspensions and Demand Delays shall not individually or together exceed 90 consecutive days). Each Holder shall keep confidential the fact that a Demand Delay is in effect, the certificate referred to above and its contents for the permitted duration of the Demand Delay or until otherwise notified by the Company, except (A) in the case of any Holder, for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) in the case of the Existing Holders, for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law, rule, regulation or legal process. In the case of a Demand Delay, the Holders agree to suspend use of the applicable Prospectus and any Free Writing Prospectus for the permitted duration of such Demand Delay in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. The Company shall immediately notify the Holders upon the termination of any Demand Delay, and (i) in the case of a Registration Statement that has not been declared effective, shall promptly thereafter file the Registration Statement and use its reasonable best efforts to have such Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Registration Statement, shall amend or supplement the Prospectus and any Free Writing Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Demand Delay and furnish to the Holders such numbers of copies of the Prospectus and any Free Writing

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Prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Registration Statement if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by any Demand Participating Existing Holders.

(b) Effective Registration. The Company shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such Demand Registration is declared effective by the SEC and remains effective until (i) the date as of which all Registrable Securities registered by such Registration Statement pursuant to such Demand Registration have been sold and (ii) such shorter period, if such Registration Statement relates to an underwritten offering, as the Demand Initiating Existing Holders and the underwriter may mutually determine or until the Holder or Holders have completed the distribution relating thereto (the applicable period, the “Demand Period”); provided, that no Demand Registration shall be deemed to have been effected if (A) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, (B) the conditions specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by (a) a participating Holder or (b) the underwriters chosen by the Demand Initiating Existing Holders pursuant to Section 2.2(c) below and/or (C) the Demand Initiating Existing Holders that initiated the applicable Demand Registration have terminated, withdrawn or delayed any Demand Registration initiated by them pursuant to, and in accordance with Section 2.3(d) and such termination, withdrawal or delay is made (1) (x) following the occurrence of a material adverse change of the Company and its Subsidiaries taken as a whole, (y) if, as of the date of such termination withdrawal or delay, the per share stock price of Shares has declined by 10% or more as compared to the closing per share stock price of Shares on the date of the delivery of the written notice requesting such Demand Registration or (z) following the discovery by the Demand Initiating Existing Holders that initiated the applicable Demand Registration of material adverse or undisclosed information concerning the Company or its Subsidiaries of which such Person did not have prior actual knowledge or (2) because the registration would require the Company to make an Adverse Disclosure.

(c) Underwriting. If the Demand Initiating Existing Holders that initiated the applicable Demand Registration intend to distribute the Registrable Securities covered by their demand by means of an underwritten offering, they shall so advise the Company as part of their demand made pursuant to this Section 2.3, and the Company shall include such information in the written notice referred to in Section 2.3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. The Company shall, together with all participating Holders of Registrable Securities of the Company (if any) proposing (and permitted) to distribute their securities through such underwritten offering, enter into an underwriting agreement in customary form (containing such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type) with the managing underwriter or underwriters selected by the Demand Initiating Existing Holders

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that initiated the applicable Demand Registration. Such underwriting agreement shall contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Holders party thereto as are customarily made by issuers to selling stockholders in secondary underwritten public offerings. No Holder shall be entitled to participate in such underwritten offering unless such Holder completes and executes all questionnaires, powers of attorney, indemnities and other documents required under the terms of such underwriting agreement. Notwithstanding any other provision of this Section 2.3, if the managing underwriter or underwriters of a proposed underwritten offering of the Registrable Securities included in a Demand Registration shall advise the Company and the Demand Initiating Existing Holders that initiated the applicable Demand Registration that the number of securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the Company shall so advise all Holders of Registrable Securities that have requested to participate in such Demand Registration (other than the Demand Initiating Existing Holders that initiated the applicable Demand Registration), and the number of shares of Registrable Securities that may be included in such Demand Registration (1) first, shall be allocated pro rata among the Demand Participating Existing Holders that have requested to participate in such Demand Registration based on the relative number of Registrable Securities then held by each such Demand Participating Existing Holder (provided, that any securities thereby allocated to such a Demand Participating Existing Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Demand Participating Existing Holders in like manner) and (2) second, and only if all of the securities referred to in clause (1) have been included in such Demand Registration, the number of securities that the Company proposes to include in such Demand Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect. No Registrable Securities excluded from the underwritten offering by reason of the managing underwriter’s or underwriters’ marketing limitation shall be included in such Demand Registration. Notwithstanding the delivery of any notice of a Demand Registration, all determinations as to whether to complete any Demand Registration and as to the timing, manner, price and other terms and conditions of any Demand Registration shall be at the sole discretion of the Demand Initiating Existing Holders that initiated the applicable Demand Registration. Each of the Holders agrees to reasonably cooperate with each of the other Holders to establish notice, delivery and documentation procedures and measures to facilitate such other Holder’s participation in future potential Demand Registrations pursuant this Section 2.3.

(d) Right to Terminate, Withdraw or Delay Registration. The Demand Initiating Existing Holders that initiated the applicable Demand Registration shall have the right to terminate, withdraw or delay any Demand Registration initiated by them under this Section 2.3 prior to the effectiveness of such Demand Registration whether or not any Holder has elected to include Registrable Securities in such Demand Registration and, thereupon, the Company shall be relieved of its obligation to register any Registrable Securities under this Section 2.3 in connection with such Demand Registration (but not from its obligation to pay the Registration Expenses in connection therewith pursuant to Section 2.5), and in the case of a determination to delay registration, the Company shall delay registering all Registrable Securities under this Section 2.3, for the same period as the delay in registering the Registrable Securities proposed to be included by the Demand Initiating Existing Holders that initiated the applicable Demand

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Registration. For the avoidance of doubt, (i) none of the Demand Initiating Existing Holders shall have any liability or obligation to any other Holders following their determination to terminate, withdraw or delay any Demand Registration initiated by them under Section 2.2 and (ii) none of the Demand Initiating Existing Holders that initiated the applicable Demand Registration shall have any liability or obligation to any other Holder following their determination to terminate, withdraw or delay any Demand Registration initiated by them under this Section 2.3.

(e) Restrictions on Demand Registrations. Notwithstanding the rights and obligations set forth elsewhere in this Section 2.3, in no event shall the Company be obligated to take any action to effect more than two Demand Registrations in any calendar year initiated by any of the Holders, together with their respective designated transferees or successors pursuant to Section 2.9, excluding (A) Demand Registrations that are not deemed to be effected pursuant to Section 2.3(b) and (B) Demand Registrations that are abandoned by the Holders and/or their respective designated transferees or successors pursuant to Section 2.9; provided, that, for the avoidance of doubt, any Demand Registration for the Company to file a Registration Statement substantially concurrently with the offering of Registrable Securities pursuant to a Shelf Take-Down thereunder, such substantially concurrent Registration Statement and Shelf Take-Down shall be deemed to be one Demand Registration for purposes of this Section 2.3(e).

Section 2.4 Piggyback Registration.

(a) If at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or for the account of security holders (other than (1) in a registration relating solely to employee benefit plans, (2) a Registration Statement on Form S-4, Form F-4, Form S-8 or Form F-8 (or any successor forms), (3) a registration pursuant to which the Company is offering to exchange its own securities for other securities, (4) a Registration Statement relating solely to dividend reinvestment or similar plans, (5) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any Subsidiary that are convertible for Share Equivalents and that are initially issued pursuant to Rule 144A or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Share Equivalents into which such notes may be converted, or (6) a registration pursuant to Section 2.1, Section 2.2 or Section 2.3 hereof), the Company will:

(i) promptly (but in any event at least 10 Business Days prior to the date the relevant Registration Statement is initially filed) give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwritten offering involved therein, all the Registrable Securities specified in a written request or requests made within seven Business Days after receipt of such written notice from the Company by any Holder or Holders, except as set forth in Section 2.4(b) below.

For the avoidance of doubt, the inclusion of the Registrable Securities of any Holder in such Registration Statement pursuant to this Section 2.4 shall in all cases be subject to Section 2.9.

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(b) Underwriting. If the Company intends to distribute the Registrable Securities covered by its registration by means of an underwritten offering, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.4(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. The Company shall, together with all participating Holders of Registrable Securities of the Company (if any) proposing (and permitted) to distribute their securities through such underwritten offering, enter into an underwriting agreement in customary form (containing such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type) with the managing underwriter or underwriters selected for such underwriting by the Company. Such underwriting agreement shall contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Holders party thereto as are customarily made by issuers to selling stockholders in secondary underwritten public offerings. No Holder shall be entitled to participate in such underwritten offering unless such Holder completes and executes all questionnaires, powers of attorney, indemnities and other documents required under the terms of such underwriting agreement. Notwithstanding any other provision of this Section 2.4, if the managing underwriter or underwriters of a proposed underwritten offering of the Registrable Securities included in a registration pursuant to this Section 2.4 shall advise the Company and the Existing Holders that have requested to participate in such registration that the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the number of shares of Registrable Securities that may be included in such registration shall be (1) first, 100% of the securities that the Company proposes to sell, (2) second, and only if all the securities referred to in clause (1) have been included, the number of Registrable Securities that the Existing Holders proposed to include in such registration, which, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect in such registration, with such number to be allocated pro rata among such Existing Holders that have requested to participate in such registration based on the relative number of Registrable Securities then held by each such Existing Holder (provided, that any securities thereby allocated to an Existing Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Existing Holders in like manner) and (3) third, only if all of the Registrable Securities referred to in clause (2) have been included in such registration, any other securities eligible for inclusion in such registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect in such registration. No securities excluded from the underwriting by reason of the managing underwriter’s or underwriters’ marketing limitation shall be included in such registration.

(c) Right to Terminate, Withdraw or Delay Registration. The Company shall have the right to terminate, withdraw or delay any registration initiated by it (and not a Holder) under this Section 2.4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration and, thereupon, (i) in the case of a determination to terminate or withdraw any registration, the Company shall be relieved of its obligation to register any Registrable Securities under this Section 2.4 in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith pursuant to Section 2.5), without prejudice, however, to the rights of the Existing Holders who had

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elected to participate in such registration to request that such registration be effected as a Demand Registration under Section 2.3, and (ii) in the case of a determination to delay registration, in the absence of a request by the Existing Holders who had elected to participate in such registration that such registration be effected as a Demand Registration under Section 2.3, the Company shall be permitted to delay registering any Registrable Securities under this Section 2.4, for the same period as the delay in registering the other equity securities covered by such registration.

Section 2.5 Expenses of Registration. All Registration Expenses shall be borne by the Company; provided, however, that the Company shall not be required to pay (1) stock transfer taxes or underwriters’ discounts or selling commissions relating to Registrable Securities or (2) the costs and expenses of legal counsel of the MD Holders or the SLP Holders.

Section 2.6 Obligations of the Company. In connection with the Company’s registration obligations under this Article II and subject to the applicable terms and conditions set forth therein, the Company shall use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing any such Registration Statement, the Prospectus or any Free Writing Prospectus, or any amendments or supplements thereto, (i) furnish to the underwriters, if any, and the participating Existing Holders, if any, copies of all such documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Existing Holders and their respective counsel and (ii) except in the case of a registration under Section 2.4, not file any Registration Statement or Prospectus or amendments or supplements thereto to which any Existing Holder or underwriters, if any, shall reasonably object;

(b) subject to Section 2.1(b) in the case of a Shelf Registration Statement, use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable, and keep such Registration Statement effective for the later of (i) until the Holder or Holders of Registrable Securities covered by such Registration Statement have completed the distribution relating thereto or (ii) for such longer period as may be prescribed herein;

(c) prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement, supplements to the Prospectus and such amendments or supplements to any Free Writing Prospectus as may be (x) reasonably requested by any participating Existing Holder, (y) reasonably requested by any other participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

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(d) permit any Holder and its counsel that (in the good faith reasonable judgment of such Holder) might be deemed to be a controlling person of the Company (a “Control Holder”) to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included;

(e) promptly incorporate in a Prospectus supplement, Free Writing Prospectus or post-effective amendment to the applicable Registration Statement such information as the managing underwriter or underwriters and any participating Existing Holder agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, and make all required filings of such Prospectus supplement, Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Free Writing Prospectus or post-effective amendment;

(f) furnish to the Holders of Registrable Securities covered by such Registration Statement and each underwriter, if any, without charge, such numbers of copies of the Registration Statement and the related Prospectus and any Free Writing Prospectus and any amendment or supplement thereto, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act (it being understood that the Company consents to the use of such Prospectus, any Free Writing Prospectus and any amendment or supplement thereto by such Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities thereby), and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities;

(g) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form (containing such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type), with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(h) notify each Holder of Registrable Securities covered by such Registration Statement and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or Free Writing Prospectus or any amendment or supplement thereto has been filed, (ii) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement, Prospectus or Free Writing Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or any Free Writing Prospectus or the initiation or threatening of any proceedings for such purposes, (iv) if, at any time, the representations

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and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction and (vi) of the receipt by the Company of any notification with respect to the initiation or threatening of any proceeding for the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction;

(i) promptly notify each Holder of Registrable Securities covered by such Registration Statement and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, any preliminary Prospectus or any Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, when any Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to such Holders or the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, Prospectus or Free Writing Prospectus that shall correct such misstatement or omission or effect such compliance;

(j) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(k) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(l) make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(m) use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” or securities laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 2.1(b); provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation service of process in any such jurisdiction where it is not then so subject;

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(n) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(o) make such representations and warranties to the Holders including Registrable Securities in such registration and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

(p) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as any Existing Holder participating in such registration or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

(q) obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the underwriters, if any, an opinion(s) and negative assurance letter(s) from counsel for the Company, dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions and negative assurance letters shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(r) in the case of an underwritten offering, obtain for delivery to the Company and the underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(s) use its reasonable best efforts to list the Registrable Securities that are Share Equivalents covered by such Registration Statement with any securities exchange or automated quotation system on which the Share Equivalents are then listed;

(t) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(u) cooperate with Holders including Registrable Securities in such registration and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two Business Days prior to any sale of Registrable Securities;

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(v) cooperate with each Holder of Registrable Securities covered by such Registration Statement and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA;

(w) use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(x) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by any Existing Holder or Control Holder participating in such registration, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Existing Holder(s) or Control Holder(s) or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided, that any such Person gaining access to information regarding the Company pursuant to this Section 2.6(x) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required by law or by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process, (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has actual knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (z) such information is independently developed by such Person; and

(y) in the case of a marketed underwritten offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

Section 2.7 Indemnification.

(a) The Company agrees to indemnify and hold harmless, to the fullest extent permitted by applicable law, each Holder of Registrable Securities, each of such Holder’s respective direct or indirect partners, managers, members or stockholders and each of such partner’s, manager’s, member’s or stockholder’s partners, managers, members or stockholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, officers, directors, employees, trustees, beneficiaries or agents and each Person, if any, who controls such Persons within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any registration, qualification, compliance or sale effected pursuant to this Article II,

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and each underwriter, if any, and each Person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder (collectively, the “Company Indemnifiable Persons”), against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular, Free Writing Prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, compliance or sale effected pursuant to this Article II, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company or any of its Subsidiaries in connection with any such registration, qualification, compliance or sale, (iii) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing (including pursuant to Section 2.6(m)) that the Company (the undertaking of any underwriter being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) or (iv) any actions or inactions or proceedings in respect of the foregoing whether or not any such Company Indemnifiable Person is a party thereto, and the Company will reimburse, as incurred, each such Company Indemnifiable Person for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to the Company by such Holder or underwriter expressly for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Company Indemnifiable Person.

(b) Each Holder (if Registrable Securities held by or issuable to such Holder are included in such registration, qualification, compliance or sale pursuant to this Article II) agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by applicable law, the Company, each of its officers, directors, employees, stockholders, Affiliates and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each underwriter, if any, and each Person who controls any underwriter, of the Company’s securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s respective direct or indirect partners, members or stockholders and each of such partner’s, member’s or stockholder’s partners, members or stockholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, officers, directors, employees, trustees or agents and each Person, if any, who controls such Persons within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Holder Indemnifiable Persons”), against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular, Free Writing Prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, compliance or sale effected

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pursuant to this Article II, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse, as incurred, each such Holder Indemnifiable Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, Prospectus, offering circular, Free Writing Prospectus or other document, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein that was not corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the gross proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Each Company Indemnifiable Person and Holder Indemnifiable Person entitled to indemnification under this Section 2.7 (the “Indemnified Party”) shall give written notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof (and in any event, within 15 Business Days) and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if (i) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Indemnifying Party or (ii) in the reasonable judgment of the Indemnified Party (based upon the advice of its counsel) a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such claim or any litigation resulting therefrom (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that the Indemnified Party elects to employ separate counsel at the Indemnifying Party’s expense, the Indemnifying Party shall not have the right to assume the defense of such claim or any litigation resulting therefrom on behalf of the Indemnified Party); provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article II, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party; provided, that any sums payable in connection with such settlement are paid in full by the Indemnifying Party. If such defense is not assumed by the Indemnifying Party, the Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the Indemnifying Party or Parties shall not, except as specifically set forth in this Section 2.7(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one

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counsel has been authorized in writing by the Indemnifying Party or Parties, (y) an Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other Indemnified Parties, or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an Indemnified Party) between such Indemnified Party and the other Indemnified Parties, in each of which cases the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d) If for any reason the indemnification provided for in Section 2.7(a) or Section 2.7(b) is unavailable to an Indemnified Party or insufficient in respect of any claims, losses, damages and liabilities referred to therein, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such claims, losses, damages and liabilities (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party or Parties, on the other hand, in connection with the acts, statements or omissions that resulted in such claims, losses, damages and liabilities, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.7(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an Indemnified Party as a result of the claims, losses, damages and liabilities referred to in Section 2.7(a) and Section 2.7(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.7(d), in connection with any Registration Statement filed by the Company, any Holder of Registrable Securities covered by such Registration Statement shall not be required to contribute any amount in excess of the dollar amount of the gross proceeds (less underwriting discounts and commissions) received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation less any amount paid by such Holders pursuant to Section 2.7(b). If indemnification is available under this Section 2.7, the Indemnifying Parties shall indemnify each Indemnified Party to the full extent provided in Section 2.7(a) and Section 2.7(b) without regard to the provisions of this Section 2.7(d).

(e) The indemnities provided in this Section 2.7 (i) shall survive the transfer of any Registrable Securities by such Holder and (ii) are not exclusive and shall not limit any rights or remedies which may be available to any Indemnified Party at law or in equity or pursuant to any other agreement.

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Section 2.8 Information by Holder. Each Holder of Registrable Securities included in any registration shall promptly furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Article II.

Section 2.9 Transfer of Registration Rights; Additional Holders; General Transfer Restrictions on Exercise of Rights.

(a) The rights of a Holder contained in Section 2.1, Section 2.2, Section 2.3 and Section 2.4 hereof to cause the Company to register Registrable Securities of such Holder may be assigned in respect of those Registrable Securities (i) conveyed by an Existing Holder to its Permitted Transferees or (ii) conveyed by any other Holder solely with the prior written consent of the Existing Holders and the Company (which consent of the Company shall not be unreasonably withheld, delayed or conditioned); provided, that such transferee shall only be admitted as a party hereunder upon his, her or its execution and delivery of a Joinder Agreement and the acceptance thereof by the Company, whereupon such Person will be treated as a Holder for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as the transferring Holder with respect to the transferred Registrable Securities (except that if the transferee was a Holder prior to such transfer, such transferee shall have the same rights, benefits and obligations with respect to such transferred Registrable Securities as were applicable to Registrable Securities held by such transferee prior to such transfer). Notwithstanding anything herein to the contrary, for the avoidance of doubt, any registration rights or allocations provided under this Agreement to (x) a MD Holder may be assigned without limitation by such MD Holder to any other MD Holder and (y) a SLP Holder may be assigned without limitation by such SLP Holder to any other SLP Holder. Further, notwithstanding anything herein to the contrary, in the case of any transfer of Registrable Securities by the MD Holders after MD’s death to an individual or Person other than an (i) individual or entity described in clause (i)(A), (i)(B), (i)(C) or (i)(D) of the definition of “Permitted Transferee” or (ii) MD Fiduciary, such Registrable Securities shall not be deemed to be owned by the MD Holders for purposes of this Agreement.

Section 2.10 Delay of Registration. No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.

Section 2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the MD Holders and the SLP Holders, enter into any agreement with respect to its Securities that is inconsistent with the rights granted to the Holders by this Agreement, including by allowing any holder or prospective holder of any Securities of the Company (a) to include any Securities in any registration initiated by the MD Holders or the SLP Holders and filed under Section 2.1, Section 2.2, Section 2.3 or Section 2.4 hereof, (b) to include any Securities in any other registration filed under Section 2.1, Section 2.2, Section 2.3 or Section 2.4 hereof, unless, in each case, under the terms of such agreement, such holder or prospective holder may include such Securities in any such registration only to the extent that the inclusion of such Securities will not diminish the amount of Registrable Securities held by the Holders that are included in such registration or (c) to require the Company to effect a registration pursuant to demand registration rights.

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Section 2.12 Reporting. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the reasonable request of any of the Existing Holders, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act), and it will take such further action as any Existing Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar or analogous rule or regulation hereafter adopted by the SEC, including making and keeping current public information available, within the meaning of Rule 144 (or any similar or analogous rule or regulation hereafter adopted by the SEC) promulgated under the Securities Act, at all times after it has become subject to the reporting requirements of the Exchange Act.

Upon the reasonable request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 2.13 Blackout Periods.

(a) Offerings Blackout Periods. If requested by the managing underwriter or underwriters in an underwritten offering and agreed to by each participating Holder in such transaction, each of the Company and each Holder participating in such transaction will enter into a customary lock-up agreement not to take or commit to take any actions that are, or would constitute, a Blackout Period Restriction; provided that if any Existing Holder is released from its Blackout Period Restrictions pursuant to this Section 2.13(a), the other Existing Holders subject to such Blackout Period Restrictions shall be simultaneously released, on a pro rata basis.

(b) Certain Matters. The Company agrees to use its reasonable best efforts to obtain from each holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in Section 2.13(b), except as part of any such registration, if permitted. Without limiting the foregoing (but subject to Section 2.11), if after the date hereof the Company grants any Person (other than a Holder) any rights to demand or participate in a registration, the Company agrees that the agreement with respect thereto shall include such Person’s agreement to comply with any Blackout Period Restrictions required by this Section 2.13 as if it were a Holder hereunder. If requested by the managing underwriter or underwriters of any such underwritten offering, the Company and each Holder shall, and shall cause each other Person subject to the Blackout Period Restrictions referred to in this Section 2.13 to, execute a customary agreement reflecting its agreement set forth in this Section 2.13. The Company shall impose stop-transfer instructions with respect to the Securities subject to the foregoing restriction until the end of the period referenced above.

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(c) Clear Market. With respect to any underwritten offerings of Registrable Securities of the Existing Holders, the Company agrees to enter into an underwriting agreement containing customary clear market provisions with the managing underwriter or underwriters selected by the Demand Initiating Existing Holders or Initiating Shelf Take-Down Holders, as applicable, that initiated the applicable Demand Registration or Underwritten Shelf Take-Down.

(d) Additional Restrictions. In addition to the foregoing, for so long as a Holder or Holders are entitled to designate a MSD Director Nominee or SLP Director Nominee (each as defined in Section 3(a)(i) of the Stockholders Agreement), as the case may be, such MSD Director Nominee or SLP Director Nominee, as applicable, shall, for the avoidance of doubt, remain subject in all respects to the restrictions imposed by the Company on members of the Board with respect to sales or other transfers of Securities.

Section 2.14 Discontinuance of Distributions and Use of Prospectus and Free Writing Prospectus. Each Holder of Registrable Securities included in any Registration Statement agrees that, upon delivery of any notice by the Company of the happening of any event of the kind described in Section 2.6(h)(iii), (v), or (vi) or Section 2.6(i), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until (a) such Holder’s receipt of the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by Section 2.6(i), (b) such Holder is advised in writing by the Company that the use of the Prospectus or Free Writing Prospectus, as the case may be, may be resumed, (c) such Holder is advised in writing by the Company of the termination, expiration or cessation of such order or suspension referenced in Section 2.6(h)(iii) or Section 2.6(h)(v) or (d) such Holder is advised in writing by the Company that the representations and warranties of the Company in such applicable underwriting agreement are true and correct in all material respects. If so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus or any Free Writing Prospectus covering such Registrable Securities current at the time of delivery of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by Section 2.6(i) or is advised in writing by the Company that the use of the Prospectus or Free Writing Prospectus may be resumed.

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ARTICLE III

MISCELLANEOUS

Section 3.1 Term. This Agreement shall terminate (a) with respect to all Holders, with the prior written consent of the MD Holders and the SLP Holders, or (b) with respect to any Holder, at such time as such Holder, together with its Affiliates, does not beneficially own any Registrable Securities. Notwithstanding the foregoing, the provisions of Section 2.7, Section 2.12 and all of this Article III shall survive any such termination.

Section 3.2 Further Assurances. From time to time, at the reasonable request of a party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 3.3 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including the certificate of incorporation and bylaws (or equivalent organizational and governing documents) of any Person, this Agreement shall govern as among the parties hereto.

Section 3.4 Specific Performance. Subject to Section 2.10, the parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 3.5 Governing Law. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 3.6 Submissions to Jurisdictions; Waiver of Jury Trials.

(a) Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to this Agreement or any of the obligations arising under or relating to this Agreement shall be brought and determined exclusively in the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any

32

Federal court of the United States of America sitting in the State of Delaware). Each party hereby further irrevocably waives any claim that the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware) lacks jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), that any such court lacks jurisdiction over such party.

(b) Each party irrevocably consents to the service of process in any legal action or proceeding brought with respect to this Agreement or any of the obligations arising under or relating to this Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices as provided in Section 3.12 of this Agreement, such service to become effective 10 days after such mailing. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby, that service of process was in any way invalid or ineffective. Subject to Section 3.6(c), the foregoing shall not limit the rights of any party to serve process in any other manner permitted by applicable law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

(c) Each of the parties hereto hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement or any of the obligations under or relating to this Agreement. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding with respect to this Agreement or any of the obligations arising under or relating to this Agreement in the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and hereby further irrevocably waives and agrees not to plead or claim that the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware) is not a convenient forum for any such suit, action or proceeding.

(d) The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

(e) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE

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PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.6(e).

Section 3.7 Obligations. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 3.8 Consents, Approvals and Actions.

(a) MD Holders. All actions required to be taken by, or approvals or consents of, the MD Stockholders or the MD Holders under this Agreement (including with respect to any amendments pursuant to Section 3.9), shall be taken by consent or approval by, or agreement of, MD or his permitted assignee; provided, that upon the occurrence and during the continuation of a Disabling Event, such approval or consent shall be taken by consent or approval by, or agreement of, the holders of a majority of Common Stock held by the MD Stockholders, and in each case, such consent, approval or agreement shall constitute the necessary action, approval or consent by the MD Stockholders or the MD Holders, as applicable.

(b) SLP Holders. All actions required to be taken by, or approvals or consents of, the SLP Stockholders or the SLP Holders under this Agreement (including with respect to any amendments pursuant to Section 3.9), shall be taken by consent or approval by, or agreement of, the holders of a majority of Common Stock held by the SLP Stockholders, and such consent, approval or agreement shall constitute the necessary action, approval or consent by the SLP Stockholders or the SLP Holders, as applicable.

(c) Transferee Holders. All actions required to be taken by, or approvals or consents of, the Transferee Holders under this Agreement (including with respect to any amendments pursuant to Section 3.9) shall be taken by consent or approval by, or agreement of, the holders of a majority of the outstanding Registrable Securities held by the Transferee Holders, taken together, at such time that provide such consent, approval or action in writing at such time.

Section 3.9 Amendment and Waiver.

(a) Any amendment, modification, supplement or waiver to or of any provision of this Agreement shall be in writing and shall require the prior written approval of the Company; provided, (i) that if any such amendment, modification, supplement or waiver adversely affects the MD Holders, it shall require the prior written consent of the holders of a majority of the Registrable Securities held by the MD Holders and their designated transferees or successors pursuant to Section 2.9 in the aggregate, (ii) that if any such amendment, modification, supplement or waiver adversely affects the SLP Holders, it shall require the prior written consent of the holders of a majority of the Registrable Securities held by the SLP Holders and their designated

34

transferees or successors pursuant to Section 2.9 in the aggregate and (iii) if the express terms of any such amendment, modification, supplement or waiver disproportionately and adversely affects a Holder (other than the Existing Holders), it shall require the prior written consent of the holders of a majority of the Registrable Securities held by such affected Holders and their designated transferees or successors pursuant to Section 2.9 in the aggregate; provided, that the immediately preceding proviso shall not apply with respect to (i) in the case of Transferee Holders, amendments that do not apply to Transferee Holders or (ii) amendments to reflect the addition of a new third-party holding Registrable Securities (other than a designated transferee of Registrable Securities as a party hereto pursuant to Section 2.9). Notwithstanding the foregoing, waivers only require written approval of the waiving party with respect to which such rights are applicable.

(b) Notwithstanding the foregoing, any addition of a designated transferee of Registrable Securities as a party hereto pursuant to Section 2.9 shall not constitute an amendment hereto and the applicable Joinder Agreement need be executed only by the Company and such transferee, recipient or additional Transferee Holder.

(c) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 3.10 Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.

Section 3.11 Third Party Beneficiaries. Except for Section 2.7 and Section 3.13 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein), this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

Section 3.12 Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (with written confirmation of transmission), e-mail (with written confirmation of transmission), nationally-recognized overnight courier, which shall be addressed:

(a) in the case of the Company, to its principal office to the attention of its General Counsel (email [REDACTED]), with a copy (which shall not constitute actual or constructive notice) to:

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Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Barbara L. Becker

     Saee M. Muzumdar

     Andrew Kaplan

Email: bbecker@gibsondunn.com

Email: smuzumdar@gibsondunn.com

Email: akaplan@gibsondunn.com;

(b) in the case of the Holders identified below, to the following respective addresses, e-mail addresses or facsimile numbers:

If to any of the SLP Holders, to:

c/o Silver Lake Partners

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention: Karen King

Facsimile: (650) 233-8125

E-mail: karen.king@silverlake.com

and

c/o Silver Lake Partners

55 Hudson Yards

550 West 34th Street

40th Floor

New York, NY 10001

Attention: Andrew J. Schader

Facsimile: (212) 981-3535

E-mail: andy.schader@silverlake.com

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Kenneth B. Wallach

                 Hui Lin

Facsimile: (212) 455-2502

Email: kwallach@stblaw.com

Email: hui.lin@stblaw.com

36

If to any of the MD Holders, to:

Michael S. Dell

c/o Dell Inc.

One Dell Way

Round Rock, TX 78682

Facsimile: (512) 283-1469

with a copy (which shall not constitute actual or constructive notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Steven A. Rosenblum

                 Andrew J. Nussbaum

                 Gordon S. Moodie

Facsimile: (212) 403-2000

Email: sarosenblum@wlrk.com

Email: ajnussbaum@wlrk.com

Email: gsmoodie@wlrk.com

and

MSD Capital, L.P.

645 Fifth Avenue

21st Floor

New York, NY 10022-5910

Attention: Marc R. Lisker

                 Marcello Liguori

Facsimile: (212) 303-1772

Email: mlisker@msdcapital.com

Email: mliguori@msdcapital.com

(c) in the case of any Transferee Holder, to the address, e-mail address or facsimile number of such Transferee Holder set forth in its Joinder Agreement (if applicable);

(d) in the case of any other Holder, to the address, e-mail address or facsimile number appearing in the books and records of the Company or in its Joinder Agreement (if applicable).

Any and all notices, designations, offers, acceptances or other communications shall be conclusively deemed to have been given, delivered or received (i) in the case of personal delivery, on the day of actual delivery thereof, (ii) in the case of facsimile or e-mail, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day and (iii) in the case of dispatch by nationally-recognized overnight courier, on the next Business Day following the disposition with such nationally-recognized overnight courier. By notice complying with the foregoing provisions of this Section 3.12, each party shall have the right to change its mailing address, e-mail address or facsimile number for the notices and communications to such party.

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Section 3.13 No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 3.14 No Partnership. Nothing in this Agreement and no actions taken by the parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose.

Section 3.15 Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects to be valid and enforceable.

Section 3.16 Counterparts. This Agreement may be executed in any number of counterparts (which delivery may be via facsimile transmission or e-mail if in .pdf format), each of which shall be deemed an original, but all of which together shall constitute a single instrument. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned has executed this Registration Rights Agreement or caused this Registration Rights Agreement to be signed by its officer thereunto duly authorized as of the date first written above.

COMPANY:

VMWARE, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

MD STOCKHOLDER / MD HOLDER:

MICHAEL S. DELL

MD STOCKHOLDER / MD HOLDER:

SUSAN LIEBERMAN DELL SEPARATE PROPERTY TRUST

By:
Name:
Title:

SLP STOCKHOLDER / SLP HOLDER:

SILVER LAKE PARTNERS V DE (AIV), L.P.

By:	Silver Lake Technology Associates V, L.P., its General Partner

By:	SLTA V (GP), L.L.C., its General Partner

By:	Silver Lake Group, L.L.C., its Managing Member

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SLP STOCKHOLDER / SLP HOLDER:

SILVER LAKE PARTNERS IV, L.P.

By:	Silver Lake Technology Associates IV, L.P., its General Partner

By:	SLTA IV (GP), L.L.C., its General Partner

By:	Silver Lake Group, L.L.C., its Managing Member

By:
Name:
Title:

SLP STOCKHOLDER / SLP HOLDER:

SILVER LAKE TECHNOLOGY INVESTORS IV, L.P.

By: Silver Lake Technology Associates IV, L.P., its General Partner

By: SLTA IV (GP), L.L.C., its General Partner

By: Silver Lake Group, L.L.C., its Managing Member

By:
Name:
Title:

SLP STOCKHOLDER / SLP HOLDER:

SILVER LAKE TECHNOLOGY INVESTORS V, L.P.

By:	Silver Lake Technology Associates V, L.P., its General Partner

By:	SLTA V (GP), L.L.C., its General Partner

[Signature Page to Registration Rights Agreement]

By:	Silver Lake Group, L.L.C., its Managing Member

By:
Name:
Title:

SLP STOCKHOLDER / SLP HOLDER:

SL SPV-2, L.P.

By:	SLTA SPV-2, L.P., its General Partner

By:	SLTA spv-2 (GP), L.L.C., its General Partner

By:	Silver Lake Group, L.L.C., its Managing Member

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit H

Form of Transition Services Agreement

EXHIBIT H

FINAL FORM

TRANSITION SERVICES AGREEMENT

between

DELL TECHNOLOGIES INC.

and

VMWARE, INC.

Dated as of                     , 2021

i

SCHEDULES AND EXHIBITS

Schedule 1	Transition Services and Fees
Schedule 2	Excluded Services
Schedule 3	Employee Transfers

Exhibit A	Form of Data Processing Addendum

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “TSA”), dated as of ___________, 2021 (the “Effective Date”) by and between Dell Technologies Inc., a Delaware corporation (“Dell”) and VMWare, Inc., a Delaware corporation (“VMware”). Dell and VMware are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Dell and VMware are parties to that certain Separation and Distribution Agreement, dated as of April 14, 2021 (the “Separation and Distribution Agreement”); and

WHEREAS, the Separation and Distribution Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties shall enter into this TSA to provide for certain services and other arrangements between Dell and/or the other members of the Dell Group, on the one hand, and VMware and/or the other members of the VMware Group, on the other hand, all as more fully described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Certain Defined Terms. Capitalized terms used but not defined in this TSA shall have the respective meanings ascribed to such terms in the Separation and Distribution Agreement. For purposes of this TSA the following capitalized terms have the following meanings:

“Change” has the meaning set forth in Section 5.1.

“Change Request” has the meaning set forth in Section 5.1.

“Consent” has the meaning set forth in Section 2.3.

“Data Processing Addendum” has the meaning set forth in Section 2.7(a).

“Data Protection Laws” has the meaning set forth in Section 2.7(a).

“Data Policies” has the meaning set forth in Section 2.7(a).

“Dell” has the meaning set forth in the preamble.

“Dell Business” means the businesses of the Dell Group (excluding, for the avoidance of doubt, the VMware Business).

“Dell Names and Marks” shall mean the Trademarks owned by Dell or any member of its Group as of the Effective Date, including Trademarks comprising or containing “DELL,” “EMC,” “BOOMI” and “SECUREWORKS,” together with all registrations, applications, and renewals therefor, all common-law rights related thereto, and the goodwill associated with any of the foregoing.

“Dell Transition Services” has the meaning set forth in Section 2.1(a).

“Dispute” has the meaning set forth in Section 3.3.

“Effective Date” has the meaning set forth in the preamble.

“Fees” has the meaning set forth in Section 6.1.

“Force Majeure Event” has the meaning set forth in Section 10.1.

“Intellectual Property” has the meaning set forth in the Separation and Distribution Agreement, but excluding trademarks, trade names, service marks, service names, trade dress rights, domain names, social media identifiers and similar designations of origin.

“IT Systems” means all hardware, computer systems, databases, microprocessors, networks, telecommunications systems and related infrastructure, websites, applications, APIs, software (whether in source code or in object code form), user interfaces, architectures, databases, data compilations and collections, devices and other information technology assets and equipment.

“Omitted Service” has the meaning set forth in Section 2.1(b).

“Party” and “Parties” have the meaning set forth in the preamble.

“Protected Data” has the meaning set forth in Section 2.7(a).

“Sales Taxes” has the meaning set forth in Section 6.4.

“Service Period” has the meaning set forth in Section 2.1(a).

“Service Provider” means a Party, its Affiliates and permitted subcontractors providing a Dell Transition Service or VMware Transition Service hereunder, as applicable.

“Service Recipient” means a Party or its designated Affiliates receiving a Dell Transition Service or VMware Transition Service hereunder, as applicable.

“Trademarks” means trademarks, service marks, trade dress, logos, corporate, trade or d/b/a names, domain names, URLs, email addresses, online, social and mobile media identifiers, locators or “handles,” including with Facebook, LinkedIn, Twitter and other platforms, and other source or business identifiers.

“Transition Plan” has the meaning set forth in Section 4.1.

“Transition Services” has the meaning set forth in Section 2.1(a).

“TSA” has the meaning set forth in the preamble.

“TSA Manager” has the meaning set forth in Section 3.2.

“TSA Term” has the meaning set forth in Section 7.1.

“VMware” has the meaning set forth in the preamble.

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“VMware Business” means the businesses of the VMware Group (excluding, for the avoidance of doubt, the Dell Business).

“VMware Names and Marks” means the Trademarks owned by VMware or any member of its Group as of the Effective Date, including Trademarks comprising or containing “VMware” and/or “VM”, together with all registrations, applications, and renewals therefor, all common-law rights related thereto, and the goodwill associated with any of the foregoing.

“VMware Transition Services” has the meaning set forth in Section 2.1(a).

ARTICLE II

PROVISION OF THE TRANSITION SERVICES

SECTION 2.1. Transition Services.

(a) Dell shall provide, or cause to be provided, (i) the services specified in Schedule 1(a) and (ii) any service, system, function or responsibility not specifically described in Schedule 1(a), but which is inherently required for the proper performance and delivery of a service under clause (i) (clauses (i) and (ii), collectively, the “Dell Transition Services”) and VMware shall provide, or cause to be provided, (x) the services specified in Schedule 1(b) and (y) any service, system, function or responsibility not specifically described in Schedule 1(a), but which is inherently required for the proper performance and delivery of a service under clause (x) (clauses (x) and (y), collectively, the “VMware Transition Services”, and together with the Dell Transition Services, the “Transition Services”), in each case for periods commencing on the Separation Date and ending on the expiration of the applicable period set forth in Schedule 1 with respect of each such Transition Service (as to each service and the period applicable thereto, the “Service Period”), unless such periods are earlier terminated in accordance with the terms of this TSA. The Service Providers shall be required to provide the Transition Services only to the Service Recipients.

(b) If (i) the applicable Service Provider provided a service, system, function or responsibility to the applicable Party or the VMware Business or Dell Business, as applicable, in the ordinary course during the 12 month period immediately prior to the Separation Date and such service is not set forth in Schedule 1 as of the Effective Date (each, an “Omitted Service”) and (ii) the applicable Service Recipient reasonably determines that it requires such Omitted Service in connection with the operation of the VMware Business or Dell Business, as applicable, then the Service Recipient shall have the right to request such Omitted Service and upon Service Provider’s consent, which shall not be unreasonably withheld, delayed or conditioned, such Omitted Service shall be added to Schedule 1. As soon as reasonably practicable following such addition of such Omitted Service, the Service Provider shall begin providing such Omitted Service to the Service Recipient. The Fees applicable to such Omitted Service shall be determined by written agreement of the Parties, with each Party negotiating the applicable Fees in good faith.

SECTION 2.2. Performance Standards. Each Service Provider shall use commercially reasonable efforts to provide, or cause to be provided, the Transition Services for which it is responsible in accordance with applicable Law and with substantially the same nature, quality, standard of care and service levels with which such Service Provider provided, or caused to be provided, such Transition Services to the Dell Business or the VMware Business, as the case may be, during the 12-month period prior to the Separation Date, and in any event, if such Service Provider provides similar Transition Services to itself, in a manner consistent with the manner in which it provides such Transition Services to itself or its Affiliates, in each case with reasonably appropriate modifications to the manner in which such Transition Services are provided to reflect that VMware is no longer owned by the Dell Group or that are otherwise agreed upon by the Parties. Except as required due to the natural growth or evolution of the Service Recipient or due to the transitioning, migration or wind-down of services, systems, functions or responsibilities or as otherwise specifically provided in Schedule 1, the Service Provider will not be required to provide any Transition Service in a volume or scope in excess of the historical volumes and scope of such

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Transition Services provided during the 12-month period prior to the Separation Date; provided, however, that in no event shall the Service Provider be required or obligated to provide any Transition Service in a volume or scope materially in excess of the historical volumes and scope of such Transition Services provided during the 12-month period prior to the Separation Date. Each Party acknowledges that COVID-19 has adversely affected standards, service levels and performance, as well as processes, relative to the historical performance of the Parties’ businesses, and each Service Recipient agrees that to the extent affected in connection with COVID-19, the Service Provider shall have no obligation to provide any Transition Services in a manner or at a level that is inconsistent with or exceeds the manner or level in or at which such Transition Services (or similar services) were provided during the 12-month period prior to the Separation Date to the extent affected in connection with COVID-19; provided, that such Service Provider shall treat the applicable Service Recipient substantially the same as it does itself and its other Affiliates (and the Dell Business where Dell is the Service Provider and the VMware Business where VMware is the Service Provider) with respect to the provision of the Transition Services or similar services. Notwithstanding anything to the contrary set forth in this TSA, but subject to Section 2.3, nothing in this TSA shall require a Service Provider to perform or cause to be performed any Transition Service to the extent the manner of such performance would constitute a violation of applicable Law or any existing Contract with a Third Party; provided that Service Provider shall use commercially reasonable efforts to, and provide reasonable assistance and support to Service Recipient to, develop an acceptable work-around or alternative arrangement with respect to such Contract.

SECTION 2.3. Consents. Each of the Parties shall use commercially reasonable efforts to obtain any required consents of the Third Party providers of any products or services under its own third-party agreements pertaining to any software, equipment, systems or other materials or associated services required in connection with performance or receipt of the Transition Services (each, a “Consent”); provided, that if such Party is unable to obtain a Consent to serve as a subcontractor or subprocessor under licenses or subscriptions that the Party holds for its own business, upon the other Party’s request, such Party shall introduce the other Party to the appropriate contacts at the applicable Third Party provider and provide reasonable assistance and support to the other Party (at such other Party’s sole cost and expense) in negotiating new licenses or Contracts between the other Party and such Third Party provider on substantially similar terms. Each Party shall provide reasonable cooperation to the other Party in connection with obtaining Consents. Any consent fees, license fees or other consideration required to obtain any consent, license or Contract contemplated by this Section 2.3 shall be borne by Service Recipient. If after using such commercially reasonable efforts, the Parties are unable to obtain the required consent, the Parties shall cooperate in good faith to reach agreement on an acceptable work-around or alternative arrangement.

SECTION 2.4. Nature of the Transition Services. Each of the Parties acknowledges and understands that the Transition Services are transitional in nature and are furnished by the Service Providers for the purpose of facilitating the Transactions and the operation of the Dell Business and VMware Business following the Separation Effective Time. Each of the Service Recipients acknowledges that it will use commercially reasonable efforts to transition the Transition Services it receives to its own internal organization or a Third Party as promptly as reasonably practicable. Upon the termination of any or all of the Transition Services in accordance with this TSA, the applicable Service Provider shall, subject to applicable Law and upon the reasonable request of the Service Recipient, cooperate with such Service Recipient to support any transfer of records, data, files and other information received or generated for the benefit of the Service Recipient in connection with the provision of such Transition Services.

SECTION 2.5. Means of Providing the Transition Services. Subject to the terms and conditions of this TSA, and without limiting the terms and conditions of Section 2.2 and Section 10.3, each Service Provider shall, in good faith, determine the means and resources (including personnel) used to provide the Transition Services for which it is responsible in accordance with its reasonable business judgment. Each Party shall comply with all

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applicable Laws. Dell shall comply with all reasonable policies and procedures of VMware with respect to the access to and security of its software, systems and information technology assets in connection with performing and receiving the Transition Services, as made available to Dell in advance (as may be updated in writing from time to time by VMware). VMware shall comply with all reasonable policies and procedures of Dell with respect to the access to and security of its software, systems and information technology assets in connection with performing and receiving the Transition Services, in place prior to the Separation Date and as made available to VMware in advance in writing (as may be updated in writing from time to time by Dell).

SECTION 2.6. Intellectual Property and Use of Retained Names.

(a) Without limiting, expanding or otherwise modifying the Parties’ respective rights under any other Ancillary Agreement, each Party hereby grants, and shall cause each member of its Group, to grant, to the other Party a royalty-free, fully paid up, non-exclusive, non-transferable, worldwide right and license or sub-license (as applicable), during the TSA Term, to use the Intellectual Property owned (or, subject to Section 2.3 and subject to any applicable Third Party Contracts, licensed) by such Party or its Subsidiaries, solely for the purpose of and only to the extent necessary for the other Party and its Affiliates to provide or receive the Transition Services, as applicable. Each Party may sublicense such license to its Affiliates and its and their respective suppliers, distributors, manufacturers and other vendors for the purpose of providing services to such Party and its Affiliates in the operation of their businesses, solely to the same extent, and not for the independent use of such Persons. Except as otherwise expressly provided in any other Ancillary Agreement, each Party shall retain all right, title and interest in and to its respective Intellectual Property, and no other license or other right, express or implied, is granted hereunder by either Party to its Intellectual Property. Upon the expiration or termination of this TSA or an applicable Transition Service, but without limiting any rights granted under any other Ancillary Agreement, each Party shall cease use of any corresponding Intellectual Property licensed pursuant to this Section 2.6.

(b) Effective as of the Effective Date, Dell, on behalf of the members of the Dell Group, hereby grants to VMware a worldwide, non-transferable, royalty free, paid-up and non-exclusive license, expiring on the date that is six months following the Effective Date, to use the Dell Names and Marks in connection with the VMware Business, solely to the extent, in the same manner and on the same materials that the VMware Business used the Dell Names and Marks as of the Effective Date. VMware may sublicense such license to other members of the VMware Group and to its and their service providers, distributors and resellers in connection with exercising VMware Group’s licensed rights above, but not for their independent use or benefit. VMware shall, and shall cause the other members of the VMware Group to, as promptly as practicable following the Effective Date, take all other commercially reasonable actions to cease all use of the Dell Names and Marks that is not permitted in or necessary to perform under any other agreement between the Parties existing as of the Effective Date (including, but not limited to, (i) the Technology Collaboration Agreement by and between VMware and EMC Corporation dated as of February 2, 2009 (as amended and as may be amended from time to time, and together with all statements of work thereunder, the “TCA”), (ii) the Master Transaction Agreement and (iii) the EMC Select Distributor Agreement for Software by and between VMware and EMC Corporation dated as of March 24, 2009 (as amended and as may be amended from time to time) and related agreements in various jurisdictions (collectively, the “Select Distributor Agreement”)). The Parties shall use commercially reasonable efforts to cooperate in good faith to prevent customer confusion after the Effective Date that Dell and VMware are still Affiliates, including as necessary, covering or removing the Dell Names and Marks from applicable VMware content and materials. Notwithstanding the foregoing, VMware has the right at all times after the Effective Date to use (A) plain-text, non-stylized versions of the Dell Names and Marks in a neutral, non-trademark manner to describe the history of the Parties’ relationship or otherwise as required by applicable Law and (B) the Dell Names and Marks in historical legal and business documents and internal materials not visible to the public.

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(c) Effective as of the Effective Date, VMware, on behalf of the members of the VMware Group, hereby grants to Dell a worldwide, non-transferable, royalty free, paid-up and non-exclusive license, expiring on the date that is six months following the Effective Date, to use the VMware Names and Marks in connection with the Dell Business, solely to the extent, in the same manner and on the same materials that the Dell Business used the VMware Names and Marks as of the Effective Date. Dell may sublicense such license to other members of the Dell Group and to its and their service providers, distributors and resellers in connection with exercising Dell Group’s licensed rights above, but not for their independent use or benefit. Dell shall, and shall cause the other members of the Dell Group to, as promptly as practicable following the Effective Date, take all other commercially reasonable actions to cease all use of the VMware Names and Marks that is not permitted in or necessary to perform under any other agreement between the Parties existing as of the Effective Date (including, but not limited to, the TCA, the Master Transaction Agreement and the Select Distributor Agreement). The Parties shall use commercially reasonable efforts to cooperate in good faith after the Effective Date that VMware and Dell are still Affiliates, including as necessary, covering or removing the VMware Names and Marks from applicable Dell content and materials. Notwithstanding the foregoing, Dell has the right at all times after the Effective Date to use (i) plain-text, non-stylized versions of the VMware Names and Marks in a neutral, non-trademark manner to describe the history of the Parties’ relationship or otherwise as required by applicable Law and (ii) the VMware Names and Marks in historical legal and business documents and internal materials not visible to the public.

(d) Notwithstanding the applicable expiration date of the licenses granted in Section 2.6(b) or Section 2.6(c), as applicable, if a Party uses commercially reasonable efforts to comply with its obligations set forth therein and substantially performs such obligations before such expiration date, the other Party shall not unreasonably withhold its consent to a request for a reasonable extension of such expiration date for such Party to complete performance of its obligations.

SECTION 2.7. Data Protection.

(a) In this Section 2.7, the term “Personal Data” shall mean any information relating to an identified or identifiable natural person or which is protected as personal data, personal information or personally identifiable information (or equivalent term) under applicable data protection and privacy Laws in the relevant jurisdiction (the “Data Protection Laws”). Notwithstanding Section 10.1, each Party shall, and shall use commercially reasonable efforts to procure that each of its respective Affiliates, comply with (i) any Data Protection Laws in all material respects that may apply in relation to any Personal Data processed in connection with this TSA (the “Protected Data”) and (ii) any reasonable data safeguards, data security policies and privacy policies provided by the other Party in advance in writing (the “Data Policies”). With respect to the Protected Data of any Service Recipient, unless otherwise expressly agreed in writing between the Parties, the Parties agree that the relevant Service Provider will be deemed a data processor and such Service Recipient a data controller of such Protected Data (within the meanings under applicable Data Protection Laws). Each Party will ensure that it will process the relevant Protected Data only in compliance with the terms and conditions of this TSA and the Data Processing Addendum between the Parties dated simultaneously herewith (the “Data Processing Addendum”).

SECTION 2.8. Export Control. The Transition Services are subject to the customs and export control Laws of the United States, may be rendered or performed either in the United States or in countries outside the United States, and may also be subject to the customs and export Laws of the countries in which the Transition Services are rendered or received including, without limitation, export licensing requirements, end user, end-use, and end-destination restrictions, prohibitions on dealings with sanctioned individuals and entities, including but not limited to persons on the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, or the U.S. Department of Commerce Denied Persons List and Entity List, as well as restrictions related to military end-users and military end-uses. The Parties acknowledge that export control and economic sanctions Laws may apply to the technology and Transition Services provided under this Agreement and agree to abide by the requirements of all such

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Laws that may apply to the sale, lease, use, import, export, re-export, or transfer of technology related to the Transition Services provided under this Agreement. The Parties further acknowledge and agree that failure to comply with applicable export control and economic sanctions Laws shall constitute grounds for termination or this Agreement and that the Parties shall not be obligated to provide any warranty service or technical support for technology that is sold, leased, used, imported, exported, re-exported, or transferred contrary to such Laws.

SECTION 2.9. Deletion and Return of Data.

(a) Upon the expiration or termination of this TSA, for whatever reason, each Party shall collaborate with the other Party to reasonably promptly, at the other Party’s option and expense, return a complete copy of or destroy (to the extent reasonably practicable) all confidential data of the other Party received pursuant to this TSA by secure file transfer in such format as mutually agreed by the Parties; provided that any confidential data of a Party that remains in possession of the other Party shall remain subject to the confidentiality obligations set forth in the Separation and Distribution Agreement. Except as provided in Section 2.10(b), the Parties shall each certify that all copies of the other Party’s data have been destroyed (to the extent reasonably practicable) or returned in compliance with this TSA within a reasonable time following the expiration or termination of this TSA. Notwithstanding anything to the contrary in the foregoing, the Parties’ treatment of Protected Data upon expiration or termination of the TSA is governed by the Data Processing Addendum.

(b) Each Party may retain a copy of the other Party’s data received pursuant to this TSA solely to the extent required by applicable Law and only for such period as required thereby, subject to the confidentiality obligations set forth in the Separation and Distribution Agreement and provided that such Party ensures that such data is only maintained as necessary for the purpose(s) specified in such Law requiring its storage and for no other purpose.

SECTION 2.10. Failure of Service Recipient. A Service Provider will be excused from its performance of a Transition Service:

(a) to the extent that the Service Recipient’s failure to adhere to the terms of this TSA prevents such Service Provider’s provision of such Transition Service or increases such Service Provider’s cost or burden in a material manner to provide such Transition Service;

(b) to the extent that the Service Recipient fails to provide instructions, data, information or access as may be reasonably requested by such Service Provider in order for it to perform, or cause to be performed, such Transition Service, and such Service Provider is prevented from providing such Transition Service as a result of such failure; or

(c) to the extent that the Service Recipient’s material breach of any term or condition of Section 2.8 as it relates to a Transition Service prevents such Service Provider’s provision of such Transition Service or increases such Service Provider’s cost or burden in a material manner to provide such Transition Service; provided that such Service Provider provides the Service Recipient notice of such failure or breach as soon as possible after such Service Provider becomes aware of (or has reasonable belief that) such failure or breach, describing in reasonable detail the nature of such failure or breach.

SECTION 2.11. Limitations. Notwithstanding any other provision of this TSA to the contrary:

(a) a Service Provider shall not have any obligation to advance funds to the Service Recipient;

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(b) a Service Provider shall not have any obligation to provide access to or implement IT Systems, processes, technologies, data, plans or initiatives developed, acquired or used by such Service Provider, in each case, except as expressly set forth in Schedule 1;

(c) a Service Provider shall not have any obligation to provide, or cause to be provided, any Transition Services for the benefit of any Person other than the Service Recipient and its Subsidiaries;

(d) a Service Provider shall not be required to provide under this TSA any services set forth in Schedule 2 or otherwise provided under the Ancillary Agreements or the Customer Support Agreement (as defined in Exhibit K of the Separation and Distribution Agreement) (collectively, the “Excluded Services”);

(e) except as expressly provided for in the Separation and Distribution Agreement, a Service Provider shall have no obligation (as part of or in connection with the Transition Services or otherwise) to prepare or deliver any filing, notification or report to any Governmental Authority or other Person on behalf of the Service Recipient or any of its Representatives;

(f) a Service Provider shall have no obligation to favor the Service Recipient’s or any of its Affiliates’ operation of their respective businesses over the Service Provider’s own business operations or those of its Affiliates; and

(g) the Service Recipient may not resell, license or otherwise permit the use by or for the benefit of any Third Party (other than its designated Affiliates) any Transition Services received hereunder.

SECTION 2.12. Employee Matters. Employee matters will be addressed in accordance with the terms and conditions set forth in Schedule 3 of this TSA.

ARTICLE III

MANAGEMENT AND CONTROL

SECTION 3.1. Cooperation. Each Service Recipient shall use commercially reasonable efforts to provide (a) all cooperation and assistance reasonably required by the applicable Service Provider or any of its Affiliates or subcontractors to enable such Service Provider to provide, or cause to be provided, the Transition Services for which it is responsible and (b) the applicable Service Provider reasonable access to its premises, telecommunications and computer equipment and IT Systems, and other facilities and equipment as reasonably necessary in order for such Service Provider to provide the Transition Services. In connection with the provision of the Transition Services, the Service Recipient will use commercially reasonable efforts to: (i) comply with any applicable policies, procedures, rules, practices and regulations (including those pertaining to safety, security, access and confidentiality) that are communicated to the Service Recipient by the Service Provider; (ii) ensure that its use of the Transition Services is in compliance with all terms and conditions imposed by any Third Party that provides software, equipment, systems or other products and services in connection with the Transition Services that are provided to the Service Recipient in writing by the Service Provider in advance; (iii) ensure that its use of the Transition Services is in compliance with all applicable Laws, including export controls, sanctions, and anti-corruption and anti-bribery laws; and (iv) promptly notify the Service Provider after Service Recipient becomes aware of any operational or system problem which will affect the provision of any Transition Services or negatively impact the Service Provider or its Affiliates in any material respect.

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SECTION 3.2. Governance. Each Party shall appoint a representative with responsibility for managing such Party’s obligations under this TSA (“TSA Manager”). The TSA Manager shall be a person of sufficient authority to be able to make decisions in the ordinary course under this TSA and to serve as an effective channel for escalations. The TSA Managers shall meet (in person or via telephone conference) on at least a weekly basis to discuss matters under this TSA. The TSA Managers will mutually agree on any additional operational governance that may be required to: (i) facilitate the effective and timely delivery of Transition Services; (ii) assist in the resolution of any operational issues or related disputes; and (iii) help ensure the effective communication, cooperation and information exchanges between the Parties. Any and all communications related to the Transition Services provided hereunder, other than those day-to-day communications and billings relating to the actual provision of the Transition Services, shall be communicated to the other Party through such Party’s TSA Manager (or their designees, as authorized in writing). A Party may designate a replacement for its TSA Manager by written notice to the other Party.

SECTION 3.3. Disputes. If a dispute, controversy or claim (“Dispute”) arises between the Parties relating to the interpretation or performance of this TSA during the term of this TSA, within five Business Days from a request from a Party in writing, the TSA Managers shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. If the TSA Managers are unable to resolve such Dispute within five Business Days from their initial meeting, such Dispute shall be resolved in accordance with Article XI of the Separation and Distribution Agreement.

ARTICLE IV

TRANSITION PLAN

SECTION 4.1. Contents. During the 60-day period after the Separation, the Parties shall work together to develop a plan for the transfer of each Transition Service to Dell or VMware, as applicable, or a successor provider (the “Transition Plan”). The Transition Plan shall be consistent with the terms of this TSA.

SECTION 4.2. Implementation. Dell and VMware shall use commercially reasonable efforts to provide cooperation and assistance (including legal and human resources assistance) required to facilitate the transfer of the Transition Services in accordance with the Transition Plan. The Parties shall discuss the implementation of the Transition Plan and any recommended adjustments thereto. To the extent that a delay occurs in the implementation of the Transition Plan, the Parties shall discuss the appropriate steps to be taken by to address the delay.

ARTICLE V

CHANGE PROCEDURES

SECTION 5.1. Changes. During the TSA Term, either Party may propose a change to a Transition Service or the addition of a new service (each change or addition a “Change” and each proposal a “Change Request”). If a Change Request proposed by a Service Recipient relates to a routine and minor matter, and can be implemented without additional expense or interruption to the Service Provider’s ordinary course of operations, such Service Provider shall promptly notify such Service Recipient and diligently perform, or cause to be performed the requested Change at no additional cost. If such Change Request relates to a more substantial matter or otherwise involves a non-de minimis additional cost, or in the case of a Change Request proposed by the Service Provider, the Parties will work collaboratively and in good faith to determine whether a Change should be implemented; provided, however, that neither Party is obligated to agree to a Change Request proposed by the other Party except as set forth in the immediately preceding sentence. Where a Party proposes a Change Request, the other Party may condition its agreement to the proposed Change Request subject to a reasonable adjustment in the applicable Fee for the affected Transition Service.

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SECTION 5.2. Documentation. If the Parties agree in writing to a Change then Schedule 1 shall be deemed to be amended accordingly. No Change shall take effect unless and until such Change is agreed to in writing by the Parties.

ARTICLE VI

FEES AND PAYMENT; RECORDS

SECTION 6.1. Fees. The fee for each Transition Service is set forth in Schedule 1 (collectively, the “Fees”). Except as expressly set forth in this Agreement, there shall be no charge or fees payable by a Service Recipient with respect to a Service Provider’s performance of the Transition Services.

(a) The Fee for each Transition Service during the Service Period is set forth in Schedule 1 under the column heading “Service Fee”. Subject to applicable Law, all Fees shall be limited to the Service Provider’s costs and shall not include any administrative fees, mark-up or surcharge.

(b) Each Fee shall terminate upon the earlier of (a) the expiration of the Service Period for the Transition Service for which such Fee is paid and (b) the date of earlier termination of the Transition Service for which such Fee is paid pursuant to Section 7.2. If any Transition Service expires or is terminated other than at the end of a month and the Fee for such Transition Service is a monthly fee, the full monthly Fee for the last month of such Transition Service will be payable to the Service Provider.

SECTION 6.2. Payment and Invoices. Each Party shall invoice the other Party for the applicable Fees payable hereunder on a monthly basis. Any amount to be paid or reimbursed by one Party to the other under this TSA shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefor and (other than in the case of invoices for Fees) setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount, except to the extent that Schedule 1 expressly requires payment of certain invoices on different terms.

SECTION 6.3. Expenses. Each Service Provider may invoice the applicable Service Recipient for all reasonable and documented pre-approved out-of-pocket expenses (including reasonable and documented pre-approved travel expenses) that arise directly out of, and are incurred by such Service Provider in connection with, the provision of the Transition Services it provides, and such Service Recipient shall promptly reimburse such Service Provider therefor.

SECTION 6.4. Taxes. The Fees do not include any Taxes. In addition to the Fees, each Service Recipient is responsible for the payment of all value added, goods and services, sales, use or similar Taxes chargeable with respect to the Transition Services it receives (“Sales Taxes”). For the avoidance of doubt, Sales Taxes exclude any Taxes based on the net income of the applicable Service Provider, which shall be borne solely by the applicable Service Provider. Any Sales Taxes will be separately stated on the invoice provided to the Service Recipient pursuant to Section 6.2. Each Service Provider shall be solely responsible for payment of all such Sales Taxes to the applicable Governmental Authority, and if the Service Provider receives a refund of Sales Taxes paid on behalf of the applicable Service Recipient, it shall remit to the Service Recipient the amount of such refund net of any Taxes incurred by Service Provider in connection with such refund. Each Service Provider shall also be solely responsible for timely withholding and remitting to the applicable Governmental Authority any employment, income or other Taxes required to be withheld in respect of its employees related to the sale, performance, provision or delivery of Transition Services. Notwithstanding the foregoing, in the case of all Sales Taxes, each Service Recipient shall not be obligated to pay such Sales Taxes if and to the extent that the Service Recipient has provided valid exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect and/or pay such Sales Taxes. Each Service Provider and Service Recipient will take all commercially reasonable efforts to minimize Sales Taxes, including but not limited to claiming exemptions where available.

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SECTION 6.5. Withholding. Dell, VMware and their respective Affiliates shall be entitled to withhold, or cause to be withheld, from any payment made pursuant to this TSA such amounts as are required to be withheld under applicable Tax Law and the sum payable by the Service Recipients shall be increased as necessary so that after any such withholding has been made (including such withholdings applicable to additional sums payable under this Section 6.5) the applicable Service Provider receives an amount equal to the sum it would have received had no such withholding been made. Each Service Provider will provide or cause to be provided to the relevant Service Recipient an Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8.

ARTICLE VII

TERM AND TERMINATION

SECTION 7.1. Term. The term of this TSA begins on the Separation Date and ends on the last day of the month in which the last of the Transition Services has been performed, as set forth in Schedule 1, unless terminated earlier pursuant to Section 7.2 (the “TSA Term”).

SECTION 7.2. Termination.

(a) VMware may terminate any Dell Transition Services for any or no reason, and Dell may terminate any VMware Transition Services for any or no reason, in each case by providing Dell or VMware, as applicable, not less than 30 days’ prior written notice (or such shorter period as may be specified in Schedule 1 with respect to a particular Transition Service) setting forth the termination date for such Transition Service; provided, that: (i) such Service Recipient shall remain liable to pay Service Provider all appropriate amounts under this Agreement or as set forth in applicable part of Schedule 1 up to and including the date of termination; (ii) following receipt of an invoice, such Service Recipient shall pay all costs and expenses incurred by the Service Provider in connection with early termination of such Transition Service up to the date of termination which have not otherwise been invoiced to such Service Recipient or recovered by Service Provider (including any Third Party breakage, early termination or any other fees that (A) would not have been incurred by the Service Provider but for such suspension or early termination and (B) were reasonably and necessarily incurred as a result of the Service Provider providing Transition Services to the Service Recipient); and (iii) to the extent that the Service Provider’s ability to provide a Transition Service is dependent on the continuation of, or described in Schedule 1 as linked or bundled with, the Transition Service to be terminated in accordance with Section 7.3, then the Parties will discuss in good faith how to ensure the continued provision of such other dependent Transition Service.

(b) If a Party materially breaches any of its obligations under this TSA, and does not cure such breach within 45 days after receiving written notice thereof from the non-breaching Party, then the parties shall escalate and use their reasonable best efforts to resolve such material breach pursuant to provisions of Section 3.3. Thereafter, the non-breaching Party may, at its option, terminate any Transition Service affected by such breach or this TSA in its entirety by providing written notice of termination to the other Party, which termination shall be effective immediately.

(c) In addition to the provisions of this Section 7.2, this TSA may be terminated as provided in Section 7.3 or Section 10.1.

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SECTION 7.3. Interdependencies. The Parties acknowledge and agree that there may be interdependencies among the Transition Services being provided under this TSA. Accordingly, upon the request of either Party, the Parties shall cooperate and act in good faith to determine (i) whether any such interdependencies exist with respect to the particular Transition Service that a Party is seeking to terminate pursuant to Section 7.2 and (ii) whether the Service Provider’s ability to provide a particular Transition Service in accordance with this TSA would be materially and adversely affected by such termination of another Transition Service. In the event that the Parties have determined that such interdependencies exist and such termination would materially and adversely affect the Service Provider’s ability to provide a particular Transition Service in accordance with this TSA, the Parties shall negotiate in good faith to amend Schedule 1 with respect to such impacted Transition Service prior to such termination, which amendment shall be consistent with the terms set forth in this TSA with respect to comparable Transition Services. If after such negotiation, the Parties are unable to agree on such amendment to address such interdependencies, the Service Provider’s obligation to provide such impacted Transition Service shall terminate automatically with such termination; provided that in such case Service Recipient may withdraw any early termination notice previously given pursuant to Section 7.2.

ARTICLE VIII

DISCLAIMER; LIMITATION OF LIABILITY

SECTION 8.1. DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS TSA OR THE SEPARATION AND DISTRIBUTION AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT THE TRANSITION SERVICES ARE PROVIDED ON AN “AS IS” BASIS, AND EACH SERVICE PROVIDER EXPRESSLY DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON INFRINGEMENT, AVAILABILITY, SECURITY, ACCURACY, FREEDOM FROM VIRUSES OR MALWARE, FUNCTIONALITY OR RELIABILITY, AND ALL WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING AND USAGE OF TRADE OR THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION.

SECTION 8.2. Limitation of Liability.

(a) Except in the event of a Party’s fraud, gross negligence, willful misconduct, breach of Section 2.8 or breach of its confidentiality obligations as incorporated pursuant to Section 10.7, a Party’s indemnification obligations pursuant to Section 9.1 or a Service Provider’s intentional abandonment of its obligation to provide a Transition Service in breach of this TSA, any liability of a Party arising from this TSA shall not exceed the aggregate Fees paid or to be paid to such Party under this TSA.

(b) Except in the event of a Party’s fraud, gross negligence, willful misconduct, in no event shall either Party or its Affiliates be liable for any special, consequential, punitive or exemplary losses or damages arising in any way out of this TSA (and in no event shall any such damages be measured based on a diminution in stock value); provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article IX solely to the extent such Liabilities are Finally Determined to be payable to a Third Party pursuant to any such Third Party Claim.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1. Indemnification Obligation. Each Party (the “Indemnifying Party”) agrees to protect, defend, hold harmless and indemnify the other Party and its directors, officers, employees and representatives (the “Indemnified Party”) from and against any and all Liabilities arising out of or resulting from: (a) the Indemnifying Party’s gross negligence or willful misconduct and (b) Liabilities to any Third Party arising out of relating to this Agreement (including the provision of services hereunder).

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SECTION 9.2. Indemnification Procedure. The indemnification procedures set forth in Section 9.3 (Procedures for Indemnification of Third Party Claims) and Section 9.4 (Procedures for Indemnification of Direct Claims) of the Separation and Distribution Agreement are incorporated by reference herein, mutatis mutandis.

ARTICLE X

GENERAL

SECTION 10.1. Force Majeure. Neither Party is liable to the other Party for any failure or delay in performing any obligation under this TSA (other than its payment obligations) to the extent resulting from a hurricane, earthquake, flood, fire, global pandemic (except for existing governmental regulations and restrictions relating to the COVID-19 pandemic), act of God, act of war, terrorism, riot, rebellion, revolution or civil disorders or other similar event beyond the reasonable control of such Party (each, a “Force Majeure Event”). As promptly as reasonably practicable after a failure or delay caused by Force Majeure Event commences, the non-performing Party will provide the other Party with notice thereof stating the date and extent of such failure or delay and the cause thereof. Following such written notice of a Force Majeure Event, the Parties will use reasonable efforts to consult with each other and assess such Force Majeure Event and any ways in which such Force Majeure Event may be avoided or mitigated. During the pendency of a Force Majeure Event, the non-performing Party will use its commercially reasonable efforts to resume its performance under this TSA as soon as reasonably practicable. If any Force Majeure Event lasts longer than 15 days, the Service Recipient may terminate the affected Transition Service immediately upon providing the non-performing Party written notice of such termination. For the avoidance of doubt, until the Force Majeure Event has been cured and the affected Transition Services have been restored to the levels required by this TSA, the Service Recipient may, in its sole discretion, option to pro-rate the fees to account for the period of time during which a degraded level of Transition Services were provided.

SECTION 10.2. Relationship of the Parties. Each Service Provider, in performance of this TSA, is acting as an independent contractor to the applicable Service Recipient, and not as a partner, joint venturer or agent. The Parties do not intend to create by this TSA an employer-employee relationship or create any joint venture or partnership between the Parties. Each Party retains direction and control over its personnel and the terms of their conditions of their employment, and the employees of one Party shall not be considered employees of the other Party. Neither Party shall be bound by any representation, act or omission of the other Party. Neither Party has any right, power or authority to create any obligation, express or implied, on behalf of the other Party. Each Party agrees to not hold itself out as having any authority or relationship contrary to this Section 10.2.

SECTION 10.3. Subcontracting. Each Service Provider may, subject to the terms of this TSA, use contractors, subcontractors, vendors or other Third Parties to provide the Transition Services for which it is responsible; provided, however, that any Contracts with such contractors, subcontractors, vendors or other third parties conform to the provisions set forth in this TSA, including in connection with quality, confidentiality, intellectual property and data protection. The Service Provider will remain responsible for the performance of each such contractor, subcontractor, vendor or other Third Party to the same extent as if such obligations were performed by such Service Provider’s employees. The Service Provider will be the sole point of contact regarding any subcontracted Transition Services, including with respect to payment.

SECTION 10.4. Survival. Article I, Section 2.10, Section 6.1, Section 6.4, Section 6.5, Article VIII, Article IX and this Article X and any provisions of this TSA that by their nature are necessary to survive the expiration or termination of this TSA shall survive the expiration or termination of this TSA.

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SECTION 10.5. Entire Agreement. This TSA (including the Schedules hereto), the Separation and Distribution Agreement (including the Exhibits and Schedules thereto), the Customer Support Agreement and the other Ancillary Agreements and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. In the event of any inconsistency between the provisions of the Separation and Distribution Agreement and any other Ancillary Agreement (including this TSA), the provisions of the Separation and Distribution Agreement shall prevail.

SECTION 10.6. Further Assurances. Each Party agrees to execute such additional instruments, Contracts and documents and to take such other actions as may be necessary to affect the purposes of this TSA.

SECTION 10.7. Incorporation of Separation and Distribution Agreement Provisions. Section 1.2 (Construction), Section 6.3 (Public Announcements), Article X (Exchange of Information; Confidentiality), Article XI (Dispute Resolution), Section 12.2 (Notices), Section 12.4 (Counterparts), Section 12.6 (Assignability), Section 12.7 (Third Party Beneficiaries), Section 12.9 (Governing Law; Jurisdiction), Section 12.10 (Waiver of Jury Trial), Section 12.11 (Specific Performance), Section 12.12 (Severability), Section 12.13 (Amendment; Waiver) and Section 12.14 (Conflicts) of the Separation and Distribution Agreement are incorporated by reference herein, mutatis mutandis.

The remainder of this page is intentionally left blank.

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IN WITNESS WHEREOF, the Parties have caused this TSA to be executed as of the date and year first written above by their respective officers thereunto duly authorized.

DELL TECHNOLOGIES INC.

By:
Name:
Title:

VMWARE, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Exhibit I

Form of Covenant not to Sue and Release Agreement

EXHIBIT I

FINAL FORM

COVENANT NOT TO SUE AND RELEASE

This COVENANT NOT TO SUE AND RELEASE (“Agreement”), effective as of [•], 2021 (“Effective Date”), is by and between Dell Technologies Inc., a Delaware corporation having an office at 176 South Street, Hopkinton, MA 01748-9103 (“Dell”) and VMware, Inc., a Delaware corporation having an office at 3401 Hillview Avenue, Palo Alto, CA 94304 (“VMware”). Dell and VMware are hereinafter referred to together as the “Parties” and individually as a “Party”.

WHEREAS, Dell is currently the indirect owner of a majority of the issued and outstanding common stock of VMware;

WHEREAS, the Parties have entered into that certain Separation and Distribution Agreement, dated as of April 14, 2021 (the “SDA”), pursuant to which the Parties will consummate a series of transactions to effectuate the separation of Dell and VMware on the Effective Date (the “Separation”);

WHEREAS, in connection with the Separation, the Parties are simultaneously entering into a Commercial Framework Agreement, dated as of the date hereof (the “Commercial Framework Agreement”); and

WHEREAS, in connection with the Separation and the Commercial Framework Agreement, the Parties desire to grant certain rights and perform certain obligations described below with respect to certain of their patents. Capitalized terms used herein have the meaning set forth in Article V.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

ARTICLE I

PATENT COVENANTS/RELEASES

Section 1.1 Dell Covenant. Dell, on behalf of itself and its current and future Controlled Affiliates (collectively, the “Dell Parties”), hereby covenants and agrees that none of the Dell Parties shall, at any time during the Term, bring, assert, pursue, maintain, or provide funding or advice in support of, any Action (or join as a party to any such Action to support any of the allegations in clauses (a)-(c) below) anywhere in the world against: (a) VMware or its current and future Controlled Affiliates (collectively, the “VMware Parties”), alleging that the making, having made, use, offer for sale, importation or sale of any of the VMware Parties’ Captured Products by the VMware Parties infringes, or induces or contributes to the infringement of, the Dell Patents; (b) current or future (both direct and indirect) customers of the VMware Parties (collectively, “VMware Customers”), alleging that the use of the VMware Parties’ Captured Products by the VMware Customers infringes, or induces or contributes to the infringement of, the Dell Patents; or (c) current or future channel partners, resellers, authorized VMware Customers, and other distributors of the VMware Parties’ Captured Products (collectively, “VMware Distributors”), alleging that such VMware Distributors’ distribution, use, offer for sale, importation or sale of the VMware Parties’ Captured Products, made pursuant to agreements between such VMware Distributors and the VMware Parties, infringes, or induces or contributes to the infringement of, the Dell Patents, whether such Captured Products are distributed, used, offered for sale, imported, or sold on a standalone basis or as part of a bundled, combination, or integrated solution or product suite.

Section 1.2 VMware Covenant. VMware, on behalf of the VMware Parties, hereby covenants and agrees that none of the VMware Parties shall, at any time during the Term, bring, assert, pursue, maintain, or provide funding or advice in support of, any Action (or join as a party to any such Action to support any of the allegations in clauses (a)-(c) below) anywhere in the world against: (a) any of the Dell Parties, alleging that the making, having made, use, offer for sale, importation or sale of any of the Dell Parties’ Captured Products by the Dell Parties infringes, or induces or contributes to the infringement of, the VMware Patents; (b) current or future (both direct and indirect) customers of the Dell Parties (collectively, “Dell Customers”), alleging that the use by the Dell Customers infringes, or induces or contributes to the infringement of, the VMware Patents; or (c) current or future channel partners, resellers, authorized Dell Customers, and other distributors of the Dell Parties’ Captured Products (collectively, “Dell Distributors”), alleging that such Dell Distributors’ distribution, use, offer for sale, importation or sale of the Dell Parties’ Captured Products, made pursuant to agreements between such Dell Distributors and the Dell Parties, infringes, or induces or contributes to the infringement of, the VMware Patents, whether such Captured Products are distributed, used, offered for sale, imported, or sold on a standalone basis or as part of a bundled, combination, or integrated solution or product suite.

Section 1.3 Additional Provisions on Patent Covenants.

(a) No Laundering. The covenants set forth in Section 1.1 and Section 1.2 are intended to cover only Captured Products and are not intended to cover patent laundering activities of Third Parties, i.e., any products that otherwise meet the definition of Captured Products are not covered by Section 1.1 or Section 1.2, as applicable, to the extent such products are manufactured by a Party on behalf of a Third Party, for resale to such Third Party, from designs licensed or received, in whole or in part, from such Third Party.

(b) Third Party Components. The Dell Parties’ covenants in Section 1.1 and the VMware Parties’ covenants in Section 1.2 cover the VMware Parties and the Dell Parties (and their respective Customers and Distributors, to the extent covered by such covenants), respectively, with respect to all Third Party products, services, systems, methods and components (including software) (collectively, “Third Party Components”) incorporated or embedded in any of VMware Parties’ or Dell Parties’ (as applicable) Captured Products, including the VMware Parties’ or Dell Parties’ acts of incorporating or embedding such Third Party Components into such Captured Products, whether infringement (or the inducement or contribution to the infringement) results from the Dell Parties’ or VMware Parties’ (or any of their respective Customers’ or Distributors’, as applicable) making, (subject to Section 1.3(a)) having made, use, offer for sale, importation or sale of the Third Party Component (i) itself as incorporated or embedded in any Captured Product, or (ii) as a combination with other portions of any Captured Product, when the Third Party Component is incorporated or embedded in the Captured Product.

(c) Third Party Reservations. Except to the extent consistent with the “have made” rights under Section 1.1 and Section 1.2, and without limiting the covenants under Section 1.1 and Section 1.2 with respect to Customers and Distributors, as applicable, with respect to Third Party Components, the Dell Parties and the VMware Parties reserve the right to bring an Action asserting infringement of the Dell Patents or VMware Patents, as applicable, against any Third Parties that make, have made, use, offer for sale, import or sell any (i) Third Party Components incorporated or embedded in any Captured Products or (ii) elements of any bundled, combination, or integrated solution or product suite that includes Captured Products (but not any Captured Products themselves).

Section 1.4 Releases.

(a) Pre-Separation. Dell, on behalf of the Dell Parties, hereby irrevocably releases, acquits and discharges: (i) the VMware Parties from any and all Actions, and any and all Losses resulting therefrom, that any Existing Products made, having been made, used, offered for sale, imported or sold by the VMware Parties at any time prior to the Effective Date infringed, induced or contributed to the infringement of, any of the Dell Patents; (ii) past and current VMware Customers from any and all Actions, and any and all Losses resulting therefrom, that any Existing Products used by such VMware Customers at any time prior to the Effective Date infringed, induced or contributed to the infringement of, any of the Dell Patents; and (iii) past and current VMware Distributors from any and all Actions, and any and all Losses resulting therefrom, that any Existing Products distributed, used, offered for sale, imported or sold by such VMware Distributors at any time prior to the Effective Date infringed, induced or contributed to the infringement of, any of the Dell Patents. VMware, on behalf of the VMware Parties, hereby irrevocably releases, acquits and discharges: (a) the Dell Parties from any and all Actions, and any and all Losses resulting therefrom, that any Existing Products made, having been made, used, offered for sale, imported or sold by the Dell Parties at any time prior to the Effective Date infringed, induced or contributed to the infringement of, any of the VMware Patents; (b) past and current Dell Customers from any and all Actions, and any and all Losses resulting therefrom, that any Existing Products used by such Dell Customers at any time prior to the Effective Date infringed, induced or contributed to the infringement of, any of the VMware Patents; and (c) past and current Dell Distributors from any and all Actions, and any and all Losses resulting therefrom, that any Existing Products distributed, used, offered for sale, imported or sold by such Dell Distributors at any time prior to the Effective Date infringed, induced or contributed to the infringement of, any of the VMware Patents. Each Party agrees that the above releases exhaust its and its current and future Controlled Affiliates’ released rights against the other Party’s, and its current and future Controlled Affiliates’, Distributors and Customers.

(b) During the Term. After expiration or termination of this Agreement, either Party or its current and future Controlled Affiliates may bring an Action for patent infringement against the other Party, its current and future Controlled Affiliates, and its and their Distributors and Customers, as applicable, except with respect to the activities that have been released under this Agreement. Effective immediately upon the making, having made, use, offer for sale, importation or sale of Captured Products under the covenants in Section 1.1 or Section 1.2, each Party, on behalf of itself and its current and future Controlled Affiliates, hereby irrevocably releases, acquits and discharges the other Party, its current and future Controlled Affiliates, and its and their Distributors and Customers, as applicable, from any and all Actions, and any and all Losses resulting therefrom, for any acts that occurred during the Term that were covered by the covenants in Section 1.1 or Section 1.2. Each Party agrees that the above releases exhaust its and its current and future Controlled Affiliates’ released rights against the other Party’s, and its current and future Controlled Affiliates’, Distributors and Customers. Further, each Party, on behalf of itself and its current and future Controlled Affiliates, hereby irrevocably waives the right to seek damages from the other Party or its current or future Controlled Affiliates and their Customers or Distributors for infringement of, in the case of the Dell Parties, the Dell Patents and, in the case of the VMware Parties, the VMware Patents, which infringement occurred during the Term, solely to the extent such infringement was covered by the covenants set forth in Section 1.1 or Section 1.2, as applicable.

(c) California Disclaimer. Each Party, on behalf of itself and its current and future Controlled Affiliates, having specific intent to release all potential claims and allegations described in this Section 1.4, whether known or unknown, hereby acknowledges and expressly and irrevocably waives the provisions of Section 1542 of the California Civil Code (and similar provisions in other jurisdictions), which provides: A

GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. Each Party, on behalf of itself and its current and future Controlled Affiliates, understands and agrees that Section 1542 (and similar provisions in other jurisdictions), if applicable herein, gives such Party (on behalf of itself and its current and future Controlled Affiliates) the right not to release existing claims of which it is not now aware and does not suspect to exist, unless it voluntarily chooses to waive such right. Even though such Party is aware of such right, such Party, on behalf of itself and its current and future Controlled Affiliates, nevertheless hereby voluntarily waives the right described in Section 1542 (and similar provisions in other jurisdictions) for any and all Actions, and any and all Losses resulting therefrom, that are covered by the releases set forth in this Section 1.4, and expressly waives any rights under any other statutes or common law principles of similar effect. If, contrary to the specific intent of a Party, any Actions, or any Losses resulting therefrom, released under this Section 1.4 are deemed to exist or survive despite the releases provided in this Section 1.4, each Party, on behalf of itself and its current and future Controlled Affiliates, hereby forever expressly and irrevocably waives entitlement to any and all such Actions, and any and all Losses resulting therefrom, and it is expressly agreed that the provisions of Section 1542 (and similar provisions in other jurisdictions) do not apply.

Section 1.5 No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring any (a) license to the other Party, including license rights by implication, estoppel or otherwise, to the Dell Patents or VMware Patents, or (b) licenses, covenants or other rights under any intellectual property rights other than the Dell Patents or VMware Patents expressly granted in this Agreement. Neither Party is required under this Agreement to furnish or disclose to the other Party any know-how, technical or other information.

Section 1.6 Infringement Suits. Neither Party shall have any obligation hereunder to maintain or to assert or enforce against any other Person any of the Dell Patents or VMware Patents, as applicable.

ARTICLE II

TERM AND TERMINATION

Section 2.1 Term. The term of this Agreement commences on the Effective Date and shall remain in full force and effect until the later of (a) three years from the Effective Date and (b) the expiration or termination of the Commercial Framework Agreement (the “Term”), unless the Parties agree in writing, in their sole discretion, to an earlier termination of this Agreement.

Section 2.2 No Termination for Breach; Specific Performance. Without limiting a Party’s other rights and remedies hereunder, neither Party has the right to terminate this Agreement due to a breach of this Agreement by the other Party, and a Party’s sole remedy for breach by the other Party of this Agreement is enforcement of its rights hereunder.

Section 2.3 Patent Challenge. During the Term, if a Party (or any of its current or future Controlled Affiliates) directly or indirectly initiates a challenge in writing (including by bringing any Action or joining as a party to an Action to support such a challenge) regarding the ownership, validity or enforceability of any of the Dell Patents or VMware Patents, as applicable, anywhere in the world, or directs or assists any other Person to do same (any such challenge, direction or assistance, a “Patent Challenge”), the Patents that are the subject of the Patent Challenge will be deemed excluded from the scope of the covenants set forth in Section 1.1 or Section 1.2 and the releases in Section 1.4, as applicable (such exclusion, a “Challenge Exclusion”), unless such Patent Challenge (a) is successfully withdrawn or terminated within thirty (30) days after notice from the other Party or (b) is brought in response to an allegation of patent infringement in an Action, as applicable: (i) brought by any Dell Party against any of the VMware Parties, the VMware Customers or the VMware Distributors, in each case solely to the extent such allegation relates to a product or service of any VMware Party; or (ii) brought by any VMware Party against any of the Dell Parties, the Dell Customers or the Dell Distributors, in each case solely to the extent such allegation relates to a product or service of any Dell Party. Any testimony, documents, or other materials required to be provided by a Party or its current or future Controlled Affiliates (or its or their Customers or Distributors) pursuant to a subpoena, court order or otherwise in any Action shall not cause a Challenge Exclusion if (x) such activities are in furtherance of a claim unrelated to a Patent Challenge or (y) such requirement is not the result of prior activities of such Party or its current or future Controlled Affiliates that constitute a Patent Challenge.

Section 2.4 Injunctive Relief. The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, which would make difficult the assessment of the monetary damage that a Party would sustain by the other Party’s breach of this Agreement. The Parties further agree that the non-breaching Party would suffer irreparable harm due to delay if, as a condition to obtaining an injunction, restraining order or other equitable remedy with respect to such breach, the non-breaching Party were required to participate in mediation or arbitration proceedings with the other Party or demonstrate that such non-breaching Party would suffer irreparable harm. It is accordingly agreed that the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in accordance therewith, and the non-breaching Party shall be entitled to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy) and agrees not to assert, and hereby waives, any defense to the effect that a remedy of injunctive relief or specific performance is unenforceable, invalid or contrary to law or that a remedy of monetary damages would provide an adequate remedy, this being in addition to any other remedy to which they are entitled at law or in equity, and each Party’s sole remedy for breach of this Agreement is enforcement of its rights under this Agreement.

Section 2.5 Survival. Sections 1.4, 2.4, this Section 2.5 and Articles III, IV (other than Section 4.1) and Article V shall survive any expiration or termination of this Agreement.

ARTICLE III

WARRANTY/DISCLAIMER

Section 3.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date neither it nor its Controlled Affiliates have, between the effective date of the SDA and the Effective Date: (a) accelerated the timing to make any product or service commercially available with the sole or primary purpose of including such product or service within the covenants set forth in Section 1.1 or Section 1.2, (b) delayed the prosecution, allowance or issuance of a pending patent application with the sole or primary purpose of excluding the prospective corresponding patent from the definition of Dell Patents or VMware Patents, as applicable, or (c) assigned or transferred any patents (or granted any exclusive license in any patents) to entities that are not Dell Parties or VMware Parties, respectively, with the sole or primary purpose of excluding the patents from the definition of Dell Patents or VMware Patents, as applicable. In the event a Party has violated the foregoing representation and warranty set forth in this Section, the affected products or services shall be excluded from the above covenants and/or the affected patents shall be included in the definition of Dell Patents or VMware Patents, as applicable. The representations and warranties of the Parties set forth in Article IV and Article V of the SDA shall apply to this Agreement, mutatis mutandis.

Section 3.2 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1, EACH PARTY ACKNOWLEDGES AND AGREES THAT THE COVENANTS GRANTED HEREUNDER ARE GRANTED ON AN “AS IS, WHERE IS” BASIS AND THAT NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PATENTS COVERED BY SUCH COVENANTS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OWNERSHIP, TITLE, ABSENCE OF LIENS, ENFORCEABILITY OR NON-INFRINGEMENT.

Section 3.3 Indemnity. The indemnification rights and obligations of the Parties and the limitation of liability set forth in Section 9.1(c), Section 9.2(c) and Section 9.10 of the SDA shall apply to this Agreement, mutatis mutandis.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1 Assignment.

(a) Neither this Agreement nor any obligation or right hereunder may be assigned, delegated or transferred by either Party, by operation of law or otherwise, without the prior written consent of the other Party in its sole discretion, except for an assignment to a successor entity or affiliate resulting from such Party’s internal corporate reorganization; provided that such Party or its applicable assignee or successor retains Control of all of the Controlled Affiliates that such Party controlled immediately prior to the consummation of such transaction. In the event of a permitted assignment, delegation or transfer of this Agreement, this Agreement shall inure to the benefit of and be binding upon the Parties. Any purported assignment, delegation or transfer of this Agreement in violation of this Section 4.1(a) shall be null and void ab initio.

(b) Subject to Section 4.1(c), either Party or its current or future Controlled Affiliates (as applicable, the “Assigning Party”) may assign, transfer or grant an Exclusive License under any of such Party’s or its Controlled Affiliates’ Patents (or any rights thereunder) to any other Person (including any Third Party) without the consent of the other Party. Subject to Section 4.1(c), each Party, on behalf of itself and its current and future Controlled Affiliates, hereby irrevocably agrees that, if any of the Dell Patents or VMware Patents, as applicable (or any rights thereunder), are assigned or transferred, or licensed pursuant to an Exclusive License, to any Third Party, such assignment, transfer or Exclusive License will not include the right to seek damages from the other Party or its Controlled Affiliates (or its or their respective Customers or Distributors) for past infringement of any applicable Patents, solely to the extent such infringement was covered by the covenants set forth in Section 1.1 or Section 1.2, as applicable (collectively, the “Released Damages”); provided that, if an express exclusion of the right to seek or collect damages for past infringement of patents is required by Law in any applicable jurisdiction in order to preclude the applicable Third Party from seeking to collect, or collecting, any and all such Released Damages, then the applicable Assigning Party shall ensure that such assignment, transfer or Exclusive License expressly excludes the right of such Third Party to seek or collect any and all Released Damages, and provided further that the Parties hereby agree that any such assignment, transfer or Exclusive License shall be automatically subject to the releases set forth in Section 1.4, whether or not such assignment, transfer or Exclusive License expressly excludes the right of the applicable Third Party to seek or collect Released Damages.

(c) Neither Dell nor any of its current or future Controlled Affiliates may, while SecureWorks is under Dell’s Control, sell, assign or transfer, or grant any Exclusive License with respect to, any of the Dell Patents (or any rights thereunder), to SecureWorks or any of its subsidiaries (any such transaction, a “SecureWorks Transfer”), except solely to the extent that such SecureWorks Transfer is made expressly in writing subject to the Dell Parties’ covenants set forth in Section 1.1 and the Dell Parties’ releases set forth in Section 1.4, and the Parties hereby agree that any such SecureWorks Transfer shall be subject to the Dell Parties’ covenants set forth in Section 1.1 and the Dell Parties’ releases set forth in Section 1.4 without the need for any further writing by the Parties or SecureWorks.

(d) During the Term, in the event that any of the Dell Parties or VMware Parties acquires new patents, businesses, products or services after the Effective Date, the rights and obligations of the acquiring Person under this Agreement shall not be extended to any such newly acquired patents, businesses, products or services. In the event that any of the Dell Parties or VMware Parties acquires any Third Party after the Effective Date: (i) such Third Party’s patents shall not be covered by the covenants set forth in Section 1.1 or Section 1.2, as applicable; (ii) such Third Party (as a future Controlled Affiliate of the acquiring Person) will be bound by the covenants set forth in Section 1.1 and Section 1.2, as applicable, solely with respect to Dell Patents or VMware Patents, as applicable; and (iii) such Third Party (as a future Controlled Affiliate of the acquiring Person) will receive the benefits of the covenants set forth in Section 1.1 or Section 1.2, as applicable, with respect to Captured Products, but not with respect to such Third Party’s products or services.

(e) In the event of a Change in Control of a Party, the other Party shall have the right to terminate this Agreement in its entirety upon notice to the Party undergoing such Change in Control.

(f) In the case of any assignment, transfer, or grant of Exclusive License with respect to a Party’s or its Controlled Affiliates’ Patents (or any rights thereunder), including any SecureWorks Transfer, any failure (i) by an applicable Assigning Party to expressly exclude from the applicable assignment, transfer, or grant of Exclusive License the right to seek or collect past damages in accordance with the terms and conditions of Section 4.1(b), or (ii) by any Dell Party to make any SecureWorks Transfer subject to the Dell Parties’ covenants set forth in Section 1.1 and the Dell Parties’ releases set forth in Section 1.4, in each case, will not render the applicable assignment, transfer, grant of Exclusive License, or SecureWorks Transfer null and void, but will constitute a breach by the applicable failing Party of its undertaking or obligation under this Agreement, for which the other Party may seek indemnification for any and all related Losses in accordance with the terms and conditions of Section 3.3. Without limiting the obligations of the Dell Parties set forth in Section 4.1(c), the Parties intend and agree that the covenants in Section 1.1 and Section 1.2 are not liens on or licenses to the Dell Patents or VMware Patents, and this Agreement is not intended to automatically “run with” any of the Dell Patents or VMware Patents if they are sold, transferred or Exclusively Licensed to any Person other than a current or future Controlled Affiliate.

Section 4.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Copies of executed counterparts transmitted by electronic signature (including by means of e-mail in .pdf format) shall be considered original executed counterparts for purposes of this Section 4.2.

Section 4.3 Disputes. The provisions of Section 11.3 of the SDA (but not any other provisions of Article XI of the SDA) shall apply to this Agreement, mutatis mutandis, including with respect to any dispute as to whether the filing of an Action by a Party or any of its Controlled Affiliates would violate any of the covenants set forth in Section 1.1 or Section 1.2 or the releases set forth in Section 1.4; provided that, upon the initiation of any such Action, the provisions of Section 2.4 and Section 4.4 of this Agreement shall govern, and the Parties shall no longer be required to comply with the procedures set forth in Section 11.3 of the SDA.

Section 4.4 Governing Law; Jurisdiction. This Agreement will be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance, and remedies. Each Party agrees that, subject to the following sentence, it shall bring any Action between the Parties or involving any member of the Dell Parties or the VMware Parties arising out of or related to this Agreement exclusively in the Delaware state or federal courts of competent jurisdiction (the “Chosen Courts”), and with respect to any such Action (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such claim in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (d) agrees that service of process or summons upon such Party in any such action, claim, or proceeding will be effective if notice is given in accordance with Section 4.6. This Section 4.4 shall not prohibit a Party from responding in the same court to any Action brought by a Party or its current or future Controlled Affiliates in breach of this Agreement.

Section 4.5 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.6 Notices. All notices or other communications under this Agreement will be in writing and deemed to be duly given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by e-mail (with written confirmation of receipt), or (c) one day following the day sent by a nationally recognized overnight courier (with written confirmation of receipt), to the following addresses:

if to Dell:

Dell Inc.

One Dell Way, RR1-33

Round Rock, TX 78682 Attention General Counsel

E-Mail: Dell_Legal_Notices@Dell.com

With a copy to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attn: Atif Azher and Lori Lesser

Email: aazher@stblaw.com and llesser@stblaw.com

if to VMware:

VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304 Attention: General Counsel

E-Mail: [REDACTED]

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn:    Barbara L. Becker

Saee Muzumdar

Andrew Kaplan

Email: bbecker@gibsondunn.com

smuzumdar@gibsondunn.com

akaplan@gibsondunn.com

Section 4.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 4.8 Amendment; Waiver. This Agreement may be amended, supplemented, or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any Party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any right, power or privilege hereunder, will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.9 Entire Agreement. This Agreement comprises the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments, and conversations with respect to such subject matter.

Section 4.10 Interpretation. In this Agreement, unless an express contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes every other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein; (e) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement and not to any particular article, section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term; (h) the headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to and including;” (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (k) the use of “current and future” with respect to “Controlled Affiliates” means, with respect to a Party, those Controlled Affiliates of such Party as of the Effective Date, as well as any Person that becomes a Controlled Affiliate of a Party during the Term; (l) the use of “current” in this Agreement means current as of the Effective Date; and (m) any consent required herein from a Party may be given or withheld in such Party’s sole discretion, unless otherwise indicated.

Section 4.11 Third Party Beneficiaries. The terms and conditions of Section 12.7 of the SDA shall apply to this Agreement, mutatis mutandis.

ARTICLE V

DEFINITIONS

Section 5.1 “Action” means any claim, action (judicial, administrative or otherwise), suit, countersuit, arbitration, inquiry, proceeding or investigation by any Person or any Governmental Authority or before any Governmental Authority (including the International Trade Commission or US Patent and Trademark Office or foreign equivalent) or any arbitration or mediation tribunal.

Section 5.2 “Agreement” has the meaning set forth in the Preamble.

Section 5.3 “Assigning Party” has the meaning set forth in Section 4.1(b).

Section 5.4 “Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday under the Laws of the State of New York or under the federal Laws of the United States of America.

Section 5.5 “Captured Products” means, when used in reference to a Party, all Existing Products and Future Version Products (but excluding New Products) of such Party and its current Controlled Affiliates.

Section 5.6 “Challenge Exclusion” has the meaning set forth in Section 2.3.

Section 5.7 “Change in Control” means, with respect to a Party, (a) the consummation by such Party of a consolidation, merger, amalgamation, share exchange, equity contribution, reorganization or other business combination or transaction (in one or a series of related transactions) involving such Party in which, immediately following such transaction, either (i) less than 50 percent of the directors of such Party were directors of such Party immediately prior to the consummation of such transaction or (ii) the holders (excluding the acquiror and persons acting with the acquiror) in such transaction) of the voting securities of such Party outstanding immediately prior to such transaction cease to hold at least 50% of the combined voting power of the securities of such Party or the surviving Person or any parent thereof outstanding immediately after such merger of consolidation); (b) the acquisition by a Person, or group of Persons acting in concert, of Control of such Party (including by means of merger, consolidation, business combination, share exchange or other reorganization in one or a series of related); provided that the entry into, or consummation of, a bona fide internal restructuring or reorganization of any kind by such Party shall not be deemed to be the acquisition of Control of such Party for purposes of this clause (b); or (c) the direct or indirect sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of such Party and its subsidiaries’ assets (determined on a consolidated basis) (including by means of merger, consolidation, other business combination, exclusive license of all rights, share exchange or other reorganization); provided that, in each case, any transaction solely between and among such Party and one or more of its wholly-owned subsidiaries shall not be considered a Change in Control hereunder, so long as such Party or its applicable wholly-owned subsidiary retains Control of all of the Controlled Affiliates that such Party controlled immediately prior to the consummation of such transaction.

Section 5.8 “Chosen Courts” has the meaning set forth in Section 4.4.

Section 5.9 “Commercial Framework Agreement” has the meaning set forth in the Recitals.

Section 5.10 “Control” means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of a majority of the voting securities of such Person or the right to nominate or appoint a majority of the directors of such Person; provided that the existence of any approval or consent rights shall not be taken into account for purposes of determining the existence of Control.

Section 5.11 “Controlled Affiliate” means, when used in reference to a Party, an entity that, directly or indirectly, through one or more intermediaries, is Controlled (or controlled by contract) by such Party; provided that SecureWorks shall not be deemed a Controlled Affiliate of Dell for purposes of this Agreement.

Section 5.12 “Customer” means, as context demands, a VMware Customer or a Dell Customer.

Section 5.13 “Dell” has the meaning set forth in the Preamble.

Section 5.14 “Dell Customers” has the meaning set forth in Section 1.2.

Section 5.15 “Dell Distributors” has the meaning set forth in Section 1.2.

Section 5.16 “Dell Parties” has the meaning set forth in Section 1.1.

Section 5.17 “Dell Patents” means all issued, abandoned or expired patents throughout the world that exist and are owned on the Effective Date by Dell or any of its current Controlled Affiliates; provided that any of the foregoing owned by SecureWorks shall not be included in Dell Patents.

Section 5.18 “Distributor” means, as context demands, a VMware Distributor or a Dell Distributor.

Section 5.19 “Effective Date” has the meaning set forth in the Preamble.

Section 5.20 “Exclusive License” means a license under any of the Dell Patents or the VMware Patents, as applicable, pursuant to which a Dell Party or a VMware Party, as applicable, grants to the applicable licensee all rights under the applicable Dell Patents or VMware Patents, which grant is tantamount to an assignment of such Dell Patents or VMware Patents to the licensee, and which confers standing to sue to enforce such Dell Patents or VMware patents solely on the applicable licensee.

Section 5.21 “Existing Products” means, when used in reference to a Party, the versions of the Party’s (and its current Controlled Affiliates’) products and services, whether or not customized for a particular environment or platform, that bear brands of the Party or its current Controlled Affiliates and that are or have been commercially available (as opposed to a beta or other version used primarily for testing and user feedback purposes prior to commercial availability) to Customers and/or Distributors on or prior to the Effective Date. A Party’s (or its current Controlled Affiliates’) branded product or service remains an Existing Product even if it is subsequently or jointly branded by a Distributor or Customer.

Section 5.22 “Future Version Product” means, when used in reference to a Party, all future versions of an Existing Product that bear brands of the Party or its current Controlled Affiliates and maintain substantially the same core functionality and substantially the same componentry of such Existing Product. Any future version of vSAN that is re-architected to run on non-VMware platforms, including, hypervisors, operating systems or container platforms, shall be considered to be a New Product; and integrating or bundling two or more Existing Products shall not, in and of itself, cause the integrated or bundled version to be excluded as a Future Version Product.

Section 5.23 “Governmental Authority” means any government, court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local, domestic, foreign or multinational.

Section 5.24 “Laws” means all U.S. and non-U.S. laws, statutes, ordinances, rules, regulations, declarations, decrees, directives, legislative enactments, executive orders, circulars and court (or other governmental, administrative or regulatory) orders.

Section 5.25 “Losses” means any and all liabilities, losses, obligations, damages, payments, costs, expenses and fees (including settlements, judgments, fines, penalties, and reasonable attorneys’ fees, court costs and other litigation expenses).

Section 5.26 “New Product” means any product or service, regardless of product or service name or brand, that is not an Existing Product or a Future Version Product.

Section 5.27 “Party” and “Parties” have the meanings set forth in the Preamble.

Section 5.28 “Patent Challenge” has the meaning set forth in Section 2.3.

Section 5.29 “Patents” means, as context demands, the Dell Patents or the VMware Patents.

Section 5.30 “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, or any other legal entity.

Section 5.31 “Released Damages” has the meaning set forth in Section 4.1(b).

Section 5.32 “SecureWorks” means SecureWorks, Inc.

Section 5.33 “SecureWorks Transfer” has the meaning set forth in Section 4.1(c).

Section 5.34 “Term” has the meaning set forth in Section 2.1.

Section 5.35 “Third Party” means a Person other than the Dell Parties or the VMware Parties.

Section 5.36 “Third Party Components” has the meaning set forth in Section 1.3(b).

Section 5.37 “VMware” has the meaning set forth in the Preamble.

Section 5.38 “VMware Customers” has the meaning set forth in Section 1.1.

Section 5.39 “VMware Distributors” has the meaning set forth in Section 1.1.

Section 5.40 “VMware Parties” has the meaning set forth in Section 1.1.

Section 5.41 “VMware Patents” means all issued, abandoned or expired patents throughout the world that exist and are owned on the Effective Date by VMware or any of its current Controlled Affiliates.

Section 5.42 “SDA” has the meaning set forth in the Recitals.

Section 5.43 “Separation” has the meaning set forth in the Recitals.

Remainder of page intentionally left blank.

WHEREFORE, the Parties have signed this Agreement by their duly authorized representatives as of the Effective Date.

DELL TECHNOLOGIES INC.	VMWARE, INC.

By:	By:
Title:	Title:

Signature page to Covenant Not to Sue and Release

Exhibit J

Form of Amendment and Termination of 2007 Intellectual Property Agreement

EXHIBIT J

FINAL FORM

AMENDMENT AND TERMINATION OF 2007 INTELLECTUAL PROPERTY AGREEMENT

This Amendment and Termination of 2007 Intellectual Property Agreement (this “Amendment and Termination Agreement”), effective as of [•], 2021 (“Effective Date”), is by and between EMC Corporation, a Massachusetts corporation having an office at 176 South Street, Hopkinton, MA 01748-9103 (“EMC”), and VMware, Inc., a Delaware corporation having an office at 3401 Hillview Avenue, Palo Alto, CA 94304 (“VMware”). EMC and VMware are hereinafter referred to together as the “Parties” and individually as a “Party”.

WHEREAS, Dell Technologies, Inc. (“Dell”) is currently the indirect owner of 80.6% of the issued and outstanding common stock of VMware, and the owner of 100% of the issued and outstanding common stock of EMC;

WHEREAS, Dell and VMware have entered into that certain Separation and Distribution Agreement, dated as of April 14, 2021 (the “SDA”), pursuant to which the parties will consummate a series of transactions to effect the separation of Dell and VMware, resulting in Dell no longer having any ownership interest in VMware (the “Separation”); and

WHEREAS, in light of the Separation, EMC and VMware desire to terminate that certain Intellectual Property Agreement dated as of August 13, 2007 between EMC and VMware (as amended by its terms from time to time, the “IPA”) as set forth below.

NOW, THEREFORE, the Parties agree as follows:

1.	Notwithstanding any terms or conditions to the contrary set forth in the IPA, EMC and VMware hereby agree to amend the IPA as of the Effective Date as follows:

Section 3.4 of the IPA is hereby deleted in its entirety and replaced with the following:

Survival. Sections 1.1(a)(ii)-(iv), 1.1(b)(ii)-(iv), 2.1-2.5, 3.3, 3.4, 4.1, 5.2-5.19, and Article VI shall survive any termination of this Agreement. For clarity, the Parties confirm that Section 1.1(a)(iv) and Section 1.1(b)(iv) do not grant (and were never intended to grant) to either Party a license to any EMC Patents or VMware Patents, as applicable.

2.

The Parties acknowledge and agree that, immediately upon the Effective Date of the SDA, EMC will cease to beneficially own twenty percent (20%) or more of the aggregate number of the then outstanding shares of common stock of VMware and, in accordance with Section 5.11.1 of the IPA, the definition of “EMC Licensed Products” in the IPA shall instead mean “(i) all EMC products in existence as of the date of termination of this Agreement and any updates, upgrades, and future versions of those products, and (ii) all EMC products under development as of the date of termination of this Agreement, and upon such termination, shall not include any other future EMC products” immediately upon the Effective Date of the SDA.

3.

Effective simultaneously with the amendments, acknowledgements and agreements set forth in Section 1 and Section 2 hereof, EMC and VMware hereby terminate the IPA in its entirety in accordance with Section 3.2(b) thereof.

IN WITNESS WHEREOF, the Parties have caused this Amendment and Termination Agreement to be executed as of the Effective Date by their duly authorized representatives.

EMC CORPORATION	VMWARE, INC.

By:	By:
Title: General Counsel	Title:

Signature Page to Termination of 2007 Intellectual Property Agreement

Exhibit K

Form of Commercial Framework Agreement

EXHIBIT K

FINAL FORM

COMMERCIAL FRAMEWORK AGREEMENT

between

DELL TECHNOLOGIES INC.

and

VMWARE, INC.

Dated as of                     , 2021

i

	8.3.	Termination of Covered Solutions SOWs	9

	8.4.	Other Termination Rights	9

	8.5.	Effect of Termination or Expiration	9

	8.6.	Survival	10

9.	Representations and Warranties		10

	9.1.	Mutual Representations and Warranties	10

	9.2.	Disclaimer	10

10.	Limitations of Liability		11

	10.1.	Exclusion of Damages	11

	10.2.	Applicability	11

11.	Intellectual Property and Data Privacy		11

	11.1.	Ownership	11

	11.2.	Data Protection	11

12.	Dispute Resolution		11

13.	Assignment		12

14.	General Terms		12

	14.1.	Notices	12

	14.2.	Compliance with Laws	12

	14.3.	Counterparts	12

	14.4.	Costs and Expenses	12

	14.5.	Third-Party Beneficiaries	13

	14.6.	Governing Law; Jurisdiction	13

	14.7.	Waiver of Jury Trial	13

	14.8.	Specific Performance	13

	14.9.	Severability	14

	14.10.	Amendment; Waiver	14

	14.11.	Entire Agreement	14

ii

SCHEDULES:

Schedule A	Existing Covered Solutions and In-Flight Covered Solutions
Schedule B	Strategic Solutions
Schedule C	Minimum Required Elements for a Covered Solutions SOW
Schedule D	Team Members
Schedule E	Notice Addresses

EXHIBITS:

Exhibit 1	Covered Solutions
Exhibit 2-A	DFS Amendment
Exhibit 2-B	DTS Agreement
Exhibit 3	Team Member Bonus Metrics
Exhibit 4	Annual Operating Plan
Exhibit 5	VMware Investments and Sales Incentives
Exhibit 6	Pricing
Exhibit 7	Governance
Exhibit 8	Mutual Non-Disclosure Agreement

SCHEDULES TO EXHIBITS:

Schedule 4.1	AOP Model
Schedule 4.2	Industry Growth Rate
Schedule 4.3	Field Bookings Report
Schedule 4.4	Field Bookings Reconciliation

iii

COMMERCIAL FRAMEWORK AGREEMENT

THIS COMMERCIAL FRAMEWORK AGREEMENT (together with all schedules and exhibits hereto, and as may be amended or modified from time to time, this “Agreement”), dated as of [•], 2021 (the “Effective Date”) is by and between Dell Technologies Inc., a Delaware corporation (“Dell”) and VMware, Inc., a Delaware corporation (“VMware”). Dell and VMware are hereinafter referred to together as the “Parties” and individually as a “Party.”

WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated as of April 14, 2021 (the “SDA”), Dell and VMware will consummate the Transactions (as defined in the SDA) in order to effect the separation of Dell and VMware;

WHEREAS, the Parties wish to formalize the commercial relationship between the Parties in order to maintain the mutual strategic advantage between Dell and VMware following the Transactions, and to affirm the Parties’ interest in continuing to collaborate on solutions and a go-to-market strategy (“GTM”);

WHEREAS, the Parties recognize that, with respect to certain technologies and GTM activities, the Parties’ respective products and services work better together to create advantages and value for customers; and

WHEREAS, the Parties recognize that it may be in the Parties’ continued mutual interests to pursue joint opportunities with respect to certain products and services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS; CONSTRUCTION

1.1.	Definitions. Capitalized terms used and not otherwise defined in this Agreement have the meanings given below.

“AOP” has the meaning set forth in Section 4.1.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday under the Laws of the State of New York or under the federal Laws of the United States of America.

“CEO” means chief executive officer.

“Change in Control” means, with respect to a Party, (a) the consummation by such Party of a consolidation, merger, amalgamation, share exchange, equity contribution, reorganization or other business combination or transaction (in one or a series of related transactions) involving such Party in which, immediately following such transaction, either (i) less than 50 percent of the directors of such Party were directors of such Party immediately prior to the consummation of such transaction or (ii) the holders (excluding the acquiror and persons acting with the acquiror) in such transaction) of the voting securities of such Party outstanding immediately prior to such transaction cease to hold at least 50% of the combined voting power of the securities of such Party or the surviving Person or any parent thereof outstanding immediately after such merger of consolidation); (b) the acquisition by a Person, or group of Persons acting in concert, of Control of such Party (including by means of merger, consolidation, business combination, share exchange or other reorganization in one or a series of related transactions) (provided, that the entry into, or consummation of, a bona fide internal restructuring or reorganization of any kind by such Party shall not be deemed to be the acquisition of Control of such Party for purposes of this clause (b)); or (c) the direct or indirect sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of such Party and its subsidiaries’ assets (determined on a consolidated basis) (including by means of merger, consolidation, other business combination, exclusive license of all rights, share exchange or other reorganization); provided, that in each case, any transaction solely between and among such Party and one or more of its wholly-owned subsidiaries shall not be considered a Change in Control hereunder. For purposes of this definition, “Control” means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of a majority of the voting securities of such Person or the right to nominate or appoint a majority of the directors of such Person; provided¸ however, that the existence of any approval or consent rights shall not be taken into account for purposes of determining the existence of Control.

“Chosen Courts” has the meaning set forth in Section 14.6.

“Covered Solution” means a project designed to accelerate the growth of an industry, product, service or platform or that may provide one or both Parties a strategic market opportunity benefiting mutual customers of the Parties that are the subject of a Covered Solutions SOW.

“Covered Solutions Executive” means the CEO or, if designated by the CEO, the COO of each Party, as applicable.

“Covered Solutions Review Activities” means the Parties’ respective obligations related to the review of Covered Solutions under this Agreement, including the Parties’ obligations (a) to review and update strategic plans and signed Covered Solutions SOWs, (b) to identify areas of potential collaboration and (c) to determine future collaboration projects, in each case in accordance with the terms and conditions in Exhibit 7.

“Covered Solutions SOW” means (a) any In-Flight Covered Solutions SOW that has been executed by the Parties, (b) any Future Covered Solutions SOW that has been executed by the Parties and (c) any Existing Covered Solutions SOW.

“Customer Support Agreement” has the meaning set forth in Section 4.6.

“DFS Agreement” means that certain Global Operating and Purchase Agreement by and between VMware, Inc. and Dell Financial Services, L.L.C. effective as of July 18, 2016, as amended by that certain Amendment No. 1 dated as of May 30, 2018.

“DTS Agreement” has the meaning set forth in Section 3.4(b).

“Existing Covered Solution” means each project listed in Schedule A designated as an “Existing Covered Solution.”

2

“Existing Covered Solutions SOW” means (a) an executed statement of work under the TCA that relates to an Existing Covered Solution or (b) any other written agreement executed by the Parties prior to the Effective Date that relates to an Existing Covered Solution.

“Fiscal Quarter” means a fiscal quarter of VMware or Dell as of the Effective Date, unless otherwise agreed by the Parties in writing and subject to Section 5.2.

“Fiscal Year” means a fiscal year of VMware or Dell as of the Effective Date, unless otherwise agreed by the Parties in writing and subject to Section 5.2.

“Future Covered Solutions SOW” means a written agreement of the Parties that relates to a Potential Covered Solution and includes the minimum elements identified in Section 3.2.

“Governmental Authority” means any government, court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local, domestic, foreign or multinational.

“GTM” has the meaning set forth in the Recitals.

“In-Flight Covered Solution” means each project designated as an “In-Flight Covered Solution” in Schedule A.

“In-Flight Covered Solutions SOW” means a written agreement of the Parties that relates to an In-Flight Covered Solution and includes the minimum elements identified in Section 3.2.

“Initial Term” has the meaning set forth in Section 8.1.

“Law” means all U.S. and non-U.S. laws (including common law), statutes, ordinances, rules, regulations, declarations, decrees, directives, codes, treaties, legislative enactments, executive orders, circulars and court (or other governmental, administrative or regulatory) orders issued, promulgated or entered into by or with any Governmental Authority.

“NDA” has the meaning set forth in Section 7.

“Obligations” means (a) all of the obligations of the Parties set forth in Section 3 and all of the obligations of the Parties to participate in Covered Solutions Review Activities (collectively, the “Product Obligations”), (b) all of the obligations of the Parties set forth in Section 4 (collectively, the “Sales Obligations”), and (c) all of the obligations of the Parties set forth in Section 5 (collectively, the “Pricing Obligations”), in each case, including any rights associated with the foregoing clauses (a), (b) and (c).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, or any other legal entity, including any Governmental Authority.

“Potential Covered Solution” means a Covered Solution identified by the Parties during the Term of the Agreement that is not an In-Flight Covered Solution or an Existing Covered Solution.

3

“Principles” means the Parties’ core goals in connection with this Agreement, namely: (a) continuing the Parties’ mutually beneficial preferred sales engagement with respect to the Parties’ respective GTM activities, (b) pursuing mutually beneficial Covered Solutions, and (c) continuing the Parties’ “Better Together” messaging, in each case subject to the terms and conditions of this Agreement.

“Renewal Term” has the meaning set forth in Section 8.1.

“Strategic Solutions” means the products and services listed on Schedule B, as such schedule may be updated from time to time during the Term in accordance with this Agreement.

“TCA” means the Technology Collaboration Agreement by and between VMware and EMC Corporation dated as of February 2, 2009, and to which Dell is bound as an affiliate of EMC Corporation (as amended and as may be amended from time to time, and together with all statements of work thereunder).

“Team Member” has the meaning set forth in Section 3.5.

“Team Member Bonus Metrics” has the meaning set forth in Section 3.5.

“Term” has the meaning set forth in Section 8.1.

“Unforeseen Circumstances” means a hurricane, earthquake, global pandemic (except for existing governmental regulations and restrictions relating to the Covid-19 pandemic), act of God, act of war, terrorism, riot, rebellion, revolution or civil disorders.

“VMware Board of Directors” means the board of directors of VMware.

“VMware Related Persons Transactions Committee” has the meaning set forth in the SDA.

1.2.	Construction. In this Agreement, unless a clear contrary intention appears:

(a)	references to this Agreement include the Schedules and Exhibits hereto, and references to the Covered Solutions SOWs include the attachments, exhibits and schedules thereto;

(b)

except where otherwise indicated, references in this Agreement (exclusive of the Schedules and Exhibits) to Sections, Schedules or Exhibits are to Sections of, Schedules to or Exhibits to, this Agreement (exclusive of the Schedules and Exhibits);

(c)	the singular number includes the plural number and vice versa;

(d)

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

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(e)	references to any gender includes any other gender;

(f)

reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein;

(g)

reference to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any applicable Law means that provision of such applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(h)

“herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement, as applicable, and not to any particular article, section or other provision hereof or thereof;

(i)	the word “or” is not exclusive;

(j)

references to and mentions of the word “including” (and with correlative meaning “include”) or the phrases “e.g.” or “such as” means including, without limiting the generality of, any description preceding such term;

(k)	the headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(l)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to and including;”

(m)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(n)	any consent required herein from a Party may be given or withheld in such Party’s sole discretion, unless otherwise indicated; and

(o)

this Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

2.	PURPOSE AND EFFECT OF THE AGREEMENT

2.1.	Purpose. This Agreement establishes the terms and conditions applicable to the Parties’ strategic commercial relationship and advancement of the Principles.

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2.2.

Conflicts; Order of Precedence. In the event of a conflict between the terms and conditions of any Schedule or Exhibit to this Agreement and the terms and conditions of this Agreement, the terms and conditions of the Schedule or Exhibit will govern. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any Covered Solutions SOW, the terms and conditions of the Covered Solutions SOW will govern; provided that, in the event of a conflict between the terms and conditions of any of Section 8.2, Section 8.4(c), Section 9.2, Section 10 or Section 13 on the one hand, and terms and conditions of any Covered Solutions SOW on the other hand, the terms and conditions of Section 8.2, Section 8.4(c), Section 9.2, Section 10 and Section 13 will govern; provided, further, that in the event any wind-down provision exists in a Covered Solutions SOW, such provision will remain in effect notwithstanding anything herein to the contrary. For the avoidance of doubt, Section 9.2 shall not limit any express representations or warranties set forth in a Covered Solutions SOW.

3.	PRODUCT, SERVICE, AND STRATEGIC COLLABORATIONS

3.1.

Covered Solutions. The Parties shall cooperate (a) to identify in good faith Potential Covered Solutions and (b) to negotiate diligently in good faith In-Flight Covered Solutions SOWs and Future Covered Solutions SOWs, in each case in accordance with the terms and conditions set forth in Exhibit 1.

3.2.

Covered Solutions SOWs. Each In-Flight Covered Solutions SOW and Future Covered Solutions SOW will address the elements set forth in Schedule C. Each In-Flight Covered Solutions SOW and Future Covered Solutions SOW will be effective when executed by an authorized representative of VMware and an authorized representative of Dell.

3.3.

Strategic Solutions. The Covered Solutions Executives shall review and agree on any applicable changes to the Strategic Solutions at least annually in accordance with the terms and conditions set forth in Exhibit 7, and the Parties shall update Schedule B accordingly, as applicable.

3.4.	Existing Strategic Collaborations.

(a)	The Parties shall enter into an amendment to the DFS Agreement in the form attached hereto as Exhibit 2-A.

(b)	The Parties shall enter into a contract formalizing the Parties’ relationship with respect to Dell Technologies Select, in the form attached hereto as Exhibit 2-B (the “DTS Agreement”).

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3.5.

Team Members. Each Party’s executives responsible for implementing the Principles on behalf of such Party are set forth on Schedule D (each such executive, a “Team Member”). Each Party may update the list of Team Members in Schedule D from time to time upon notice to the other Party, and the Parties shall review and update Schedule D in accordance with their terms and conditions set forth in Exhibit 3. Subject to applicable Law, a portion of each Team Member’s executive bonus shall be calculated in accordance with the terms and conditions set forth in Exhibit 3 (the “Team Member Bonus Metrics”), unless otherwise agreed by the Parties. The Parties shall amend and maintain each Team Member’s executive bonus structure in accordance with the terms and conditions set forth in Exhibit 3, as applicable.

3.6.	Other Collaborations. Except as expressly set forth in this Agreement, nothing in this Agreement limits the ability of either Party to collaborate or enter into any agreements with any third Person.

4.	SALES

4.1.

Annual Operating Plan. The Parties shall develop and update, no less frequently than annually, an annual operating plan in accordance with the terms and conditions set forth in Exhibit 4 (such annual operating plan, the “AOP”).

4.2.

Dell Sales. Dell shall use commercially reasonable efforts to meet the Overall Annual Bookings Target and the Strategic Solutions Annual Bookings Target, in each case as defined and determined in accordance with the terms and conditions set forth in Exhibit 4 and subject to the terms and conditions of Exhibit 5 (including Section 5 of Exhibit 5).

4.3.	Sales Incentives. The Parties shall implement sales incentives to support the AOP in accordance with the terms and conditions set forth in Exhibit 4.

4.4.

Dell Incentives. Dell shall design and implement incentive plans for Dell sales personnel in connection with achievement of the targets detailed in the applicable AOP, in accordance with the terms and conditions set forth in Exhibit 4.

4.5.

VMware Investments. VMware shall maintain investment levels in connection with achievement of the targets detailed in the applicable AOP, in accordance with the terms and conditions set forth in Exhibit 5.

4.6.

Customer Support. Regarding instances in which a customer is jointly using a VMware and a Dell product and each Party may have support services obligations to such customer, the Parties shall work in good faith to complete a Customer Support Agreement (“Customer Support Agreement”) by the Effective Date based upon each Party’s generally-available service offerings as well as any mutually agreed-upon new service offerings. By way of description and not limitation, such a Customer Support Agreement may include topics such as respective rights and obligations regarding support services delivery SLAs, appropriate access to knowledge base and service request-related systems and tools, and other topics the Parties deem appropriate. In consideration of the Principles, the Parties will discuss and evaluate creating new service offerings. Any cost of additional mutually agreed-upon service offerings is expected to be borne by the Party requesting the implementation of such offering.

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5.	PRICING

5.1.	Pricing. With respect to pricing, the Parties shall comply with the terms and conditions set forth in Exhibit 6.

5.2.	Fiscal Year. After the Effective Date, neither Party will change its respective fiscal year without the prior written consent of the other Party.

6.	GOVERNANCE AND UNFORESEEN CIRCUMSTANCES

6.1.	Governance Procedures. The Parties shall comply with the governance procedures set forth in Exhibit 7.

6.2.

Unforeseen Circumstances. To the extent performance by a Party of its obligations under this Agreement is prevented, hindered or delayed by Unforeseen Circumstances, such Party shall be excused for such non-performance, hindrance or delay solely as expressly set forth in this Agreement and solely for so long as such Unforeseen Circumstances continue; provided that: (a) such Unforeseen Circumstances are beyond the reasonable control of the applicable Party and could not be prevented by appropriate precautions; (b) such Party is diligently attempting to work around or mitigate the Unforeseen Circumstances; and (c) the Party claiming Unforeseen Circumstances shall promptly notify the other Party of the occurrence of Unforeseen Circumstances and describe the Unforeseen Circumstances in reasonable detail.

7.	CONFIDENTIALITY

7.1.	Mutual Non-Disclosure Agreement. The Parties shall comply with the terms and conditions of the Non-Disclosure Agreement set forth in Exhibit 8 (the “NDA”).

8.	TERM AND TERMINATION

8.1.

Term. This Agreement commences on the Effective Date and continue for five years (the “Initial Term”), and thereafter will automatically renew for additional one-year terms (each, a “Renewal Term,” and together with the Initial Term, the “Term”), unless earlier terminated in accordance with this Agreement. Either Party may terminate this Agreement by providing at least 180 days’ written notice to the other Party prior to the end of the Initial Term or the then-current Renewal Term. Subject to the termination rights set forth in Section 8.2 and Section 8.4(c), the term of any Covered Solutions SOW shall be expressly set forth in such Covered Solutions SOW, as applicable.

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8.2.

Termination for Cause. Either Party may terminate this Agreement or any category of Obligations (e.g., the Product Obligations), in each case, upon written notice to the other Party (including such Party’s Covered Solutions Executive) if such other Party (a) materially breaches an Obligation under this Agreement and fails to cure such breach within 30 days after receipt of notice of such breach by the non-breaching Party or (b) commits a series of non-material breaches under this Agreement that collectively constitute a material breach; provided that a Party’s right to terminate this Agreement for any breach of Section 7 or Section 13 is governed by Section 8.4(a). The cure period set forth in this Section 8.2 does not apply to, and will not prejudice, a specific right in another Section of this Agreement to terminate this Agreement or any Obligations. If either Party has the right to terminate this Agreement (or any portion thereof), such Party may also elect to terminate one or more Covered Solutions SOWs (or any portion thereof).

8.3.

Termination of Covered Solutions SOWs. Notwithstanding anything to the contrary in Section 8.2, a Covered Solutions SOW may be terminated in accordance with the terms of any such Covered Solutions SOW.

8.4.	Other Termination Rights.

(a)

Termination for Breaches of Confidentiality and Assignment Obligations. Either Party may terminate this Agreement immediately upon notice to the other Party in the event of (i) a material breach of such other Party’s obligations under Section 7 hereof or (ii) an attempted assignment, transfer or other action by such other Party in contravention of Section 13 hereof.

(b)

Termination for Deterioration of Financial Condition. Either Party may immediately terminate this Agreement upon written notice to the other Party: (i) upon the filing by or with respect to the other Party of a petition in bankruptcy or insolvency under the Laws of any jurisdiction; (ii) a final adjudication that the other Party is bankrupt or insolvent; (iii) the filing or making of any statement or admission that the other Party is unable to pay its debts as they become due or that it is insolvent; or (iv) the making of any assignment for the benefit of creditors or similar process.

(c)	Other VMware Termination Rights. VMware may terminate Covered Solutions SOWs and Obligations as expressly set forth in Section 4(c) and Section 4(d) of Exhibit 5.

(d)	Termination for Change in Control. Either Party may terminate this Agreement upon 60 days’ written notice in the event of a Change in Control of the other Party.

8.5.	Effect of Termination or Expiration.

(a)

Effect on Covered Solutions SOWs. Upon the termination or expiration of this Agreement, all Covered Solutions SOWs then in effect will continue in accordance with their terms, except where such Covered Solutions SOW (or portion thereof) has been earlier or simultaneously terminated in accordance with Section 8.2 or Section 4(c) of Exhibit 5 of this Agreement or in accordance with the terms and conditions of such Covered Solutions SOW.

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(b)

Upon the termination or expiration of this Agreement, except as set forth in Section 8.6, all rights and obligations of the Parties under this Agreement will immediately cease and terminate, and neither Party shall have any further obligation to the other Party with respect to this Agreement, except that VMware shall pay the VMware Investments (as defined in Exhibit 5) to Dell in accordance with the terms and conditions of Exhibit 5.

(c)

Expiration or termination of this Agreement or any Covered Solutions SOW will not act as a waiver of any breach of this Agreement and will not act as a release of either Party from any liability or obligation incurred under this Agreement through the effective date of such expiration or termination, including with respect to any fees or expenses that accrued on or before the effective date of such expiration or termination.

8.6.

Survival. The following provisions shall survive any termination or expiration of this Agreement: Section 1 (Definitions and Construction), Section 7 (Confidentiality), Section 8.5 (Effect of Termination), Section 8.6 (Survival), Section 9.2 (Representations and Warranties Disclaimer), Section 10 (Limitations of Liability), Section 11.1 (IP Ownership), Section 12 (Dispute Resolution) and Section 14 (General Terms), and any term in an Exhibit to this Agreement that expressly states it will survive the expiration or termination of the Agreement.

9.	REPRESENTATIONS AND WARRANTIES

9.1.

Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date: (i) it is duly incorporated and validly existing or registered as applicable under applicable Laws of the relevant jurisdiction; (ii) it has the full power and authority to execute, deliver, and perform under this Agreement; (iii) it has taken all requisite actions and obtained all consents, approvals, authorizations, and permits necessary for the execution, delivery and performance of its obligations under this Agreement; (iv) this Agreement constitutes a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms; and (v) the execution, delivery, and performance of this Agreement will not violate such Party’s articles of incorporation, any other agreements or obligations of such Party or, to the best of such Party’s knowledge, Laws applicable to such Party.

9.2.

Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES OR GIVES ANY EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF ANY KIND IN CONNECTION WITH THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY REPRESENTATIONS AND WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, NON-INFRINGEMENT, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY REPRESENTATION, WARRANTY, OR COVENANT BASED ON COURSE OF DEALING OR USAGE IN TRADE.

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10.	LIMITATIONS OF LIABILITY

10.1.

Exclusion of Damages. EXCEPT FOR A BREACH OF A PARTY’S OBLIGATIONS UNDER SECTION 7 (CONFIDENTIALITY) AND NOTWITHSTANDING ANY TERMS IN A COVERED SOLUTIONS SOW TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY COVERED SOLUTIONS SOW FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR DAMAGES BASED ON LOST REVENUE, LOST PROFITS, LOSS OF INCOME, OR LOSS OF BUSINESS ADVANTAGE DAMAGES, IN ALL CASES WHETHER OR NOT FORESEEABLE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2.

Applicability. THE LIMITATIONS OF LIABILITY STATED IN THIS SECTION 10 WILL APPLY REGARDLESS OF WHETHER A PARTY’S REMEDIES IN THIS AGREEMENT ARE DETERMINED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. THIS SECTION 10 DOES NOT LIMIT EITHER PARTY’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT.

11.	INTELLECTUAL PROPERTY AND DATA PRIVACY

11.1.

Ownership. Neither Party shall acquire any rights, title, or interest in or to any of the intellectual property of the other Party as a result of this Agreement. No rights or licenses to intellectual property are granted by either Party under this Agreement, whether by implication, estoppel or otherwise.

11.2.

Data Protection. If either Party determines it to be necessary, the Parties shall negotiate in good faith to execute into a data protection agreement governing the sharing of data between the Parties as of the Effective Date.

12.	DISPUTE RESOLUTION

12.1.

A dispute arising under this Agreement that is not resolved in the ordinary course of business shall be considered in person or by telephone by the Covered Solutions Executives within five Business Days after receipt of a notice from either Party specifying the details of the dispute to be escalated to the Covered Solutions Executives.

12.2.

If the Covered Solutions Executives are unable to resolve the dispute within 15 Business Days after escalation (or are unable to meet within such period), then either Party may pursue its rights and remedies under this Agreement, including by initiating judicial proceedings.

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12.3.	The foregoing shall not prevent or delay either Party from seeking equitable remedies available under Law.

12.4.

All negotiations, conferences, and discussions pursuant to this Section 12 shall be confidential and shall be treated as compromise and settlement negotiations and shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences, and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

13.	ASSIGNMENT

Neither Party shall assign (including by operation of law) any of its rights or obligations under this Agreement or any Covered Solutions SOW without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, a Party may freely assign this Agreement to a successor entity resulting from an internal corporate reorganization to a wholly owned affiliate of such Party. Any permitted assignee of this Agreement must assume the assigning Party’s obligations under this Agreement in writing. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Party’s permitted successors and assigns. Any attempted assignment or transfer in violation of this Section 13 will be null and void ab initio.

14.	GENERAL TERMS

14.1.

Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by e-mail (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), to the addresses of the Parties as set forth in Schedule E or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 14.1.

14.2.	Compliance with Laws. Each Party shall comply with the Laws applicable to it in connection with this Agreement.

14.3.

Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties thereto and delivered to the other Party. Copies of executed counterparts transmitted by electronic signature (including by means of e-mail in .pdf format) shall be considered original executed counterparts for purposes of this Section 14.3.

14.4.

Costs and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses of the Parties in connection with the Agreement shall be paid by the Party incurring such costs or expenses.

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14.5.

Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and their respective successors and permitted assigns and are not intended to confer upon any Person, except the Parties and their respective successors and permitted assigns, any rights or remedies hereunder; and there are no third-party beneficiaries of this Agreement; and this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

14.6.

Governing Law; Jurisdiction. This Agreement will be governed by and construed and interpreted in accordance with the internal Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance, and remedies. Except as set forth in Section 12, each Party agrees that it shall bring any action, claim, or proceeding between the Parties arising out of or related to this Agreement (exclusively in the Delaware Court of Chancery or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any appropriate state or federal court within the State of Delaware (the “Chosen Courts”)), and with respect to any such action, claim, or proceeding (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such claim in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process or summons upon such Party in any such action, claim, or proceeding will be effective if notice is given in accordance with Section 14.1.

14.7.

Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

14.8.

Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the provisions of Section 12, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement

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without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy) in the Chosen Courts and agrees not to assert and hereby waives any defense to the effect that a remedy of injunctive relief or specific performance is unenforceable, invalid or contrary to Law or that a remedy of monetary damages would provide an adequate remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

14.9.

Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

14.10.	Amendment; Waiver.

(a)

This Agreement may be amended, supplemented, or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving. Notwithstanding the foregoing, to the extent any such any amendment, supplement, modification or waiver by VMware or the VMware Board of Directors materially and adversely affects VMware, such amendment, supplement, modification or waiver by VMware or the VMware Board of Directors shall require the prior written consent of the VMware Related Persons Transactions Committee.

(b)

Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any Party. Except as provided in Section 14.10(a), no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any right, power or privilege hereunder, will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.11.

Entire Agreement. This Agreement and the Schedules, Exhibits and Annexes hereto and the specific agreements contemplated hereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

DELL TECHNOLOGIES INC

Name:
Title:

VMWARE, INC.

Name:
Title:

[Signature Page to Commercial Framework Agreement]

Exhibit L

Form of Governance Letter Amendment Agreement

Exhibit L

FINAL FORM

AMENDMENT TO LETTER AGREEMENT

[•], 2021

Reference is hereby made to that certain Letter Agreement (the “Letter Agreement”), dated as of July 1, 2018, by and between Dell Technologies Inc. (“Dell”) and VMware, Inc. ( “VMware”). This Amendment to Letter Agreement (the “Amendment”) is being entered into in connection with the consummation of the transactions contemplated by that certain Separation and Distribution Agreement, dated as of April 14, 2021, by and between Dell and VMware. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Letter Agreement.

1.	The penultimate paragraph of the Letter Agreement (for the avoidance of doubt, relating to termination) is deleted in its entirety and replaced with the following:

This letter agreement shall terminate on the earlier of (i) the 10 year anniversary of the date hereof and (ii) the date that the MSD Stockholders and the SLP Stockholders (each as defined in the Stockholders Agreement) no longer hold shares of Class A common stock of the Company. No provision of this Agreement may be amended, modified or waived except by a written instrument signed by Diamond and the Company; provided that any amendment, modification or waiver of this Agreement shall require the prior written approval of a special committee of the Board of Directors comprised solely of independent and disinterested directors. For purposes of this paragraph, the term “Stockholders Agreement” means that certain Stockholders Agreement of the Company dated as of [•], by and between the Company, the MSD Stockholders and the SLP Stockholders.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for any action arising out of or relating to this letter agreement and the transactions contemplated hereby.

This Amendment may be signed in one or more counterparts (including by fax or .pdf), which, when taken together, shall constitute one and the same instrument.

The parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

This Amendment shall be effective immediately upon the execution and delivery of this Amendment by the parties hereto.

[Signature Page Follows]

DELL TECHNOLOGIES INC.

By:
Name:
Title:

VMWARE, INC.

By:
Name:
Title:

[Signature Page to Amendment to Letter Agreement]